Filed Pursuant to Rule 424(b)(4)

Registration No. 333-256150

Registration No. 333-257002

PROSPECTUS

800,000 Shares

Presidio Property Trust, Inc.

800,000 Shares of 9.375% Series D Cumulative Redeemable Perpetual Preferred Stock

We are offering 800,000 shares of our 9.375% Series D Cumulative Redeemable Perpetual Preferred Stock, which we refer to as the Series D Preferred Stock.

Presidio Property Trust, Inc. is a Maryland corporation that invests primarily in commercial properties, such as office, industrial and retail properties, as well as in residential model home properties, in regionally dominant markets across the United States.

Dividends on the Series D Preferred Stock offered hereby are cumulative from the date they are issued and will be payable on the fifteenth day of each calendar month, when, as and if authorized by our Board of Directors and declared by us. Dividends will be payable out of amounts legally available therefor at a rate equal to 9.375% per annum per $25.00 of stated liquidation preference per share, or $2.34375 per share of Series D Preferred Stock per year.

Commencing on or after June 15, 2026, we may redeem, at our option, the Series D Preferred Stock, in whole or in part, at a cash redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the redemption date. Prior to June 15, 2026, upon a Change of Control, as defined in this prospectus, we may redeem, at our option, the Series D Preferred Stock, in whole or part, at a cash redemption price of $25.00 per share, plus any accumulated and unpaid dividends to, but not including the redemption date. The Series D Preferred Stock has no stated maturity, will not be subject to any sinking fund or other mandatory redemption, and will not be convertible into or exchangeable for any of our other securities.

Holders of the Series D Preferred Stock generally will have no voting rights except for certain limited voting rights in circumstances where dividends payable on the outstanding Series D Preferred Stock are in arrears for eighteen or more consecutive or non-consecutive monthly dividend periods.

We will be restricted in our ability to issue or create any class or series of stock ranking senior to the Series D Preferred Stock with respect to dividends or other distributions, so long as the Series D Preferred Stock is outstanding, unless holders of at least two-thirds of the then outstanding Series D Preferred Stock consent to the same. See “Description of the Series D Preferred Stock—Voting Rights.”

Prior to this offering, there has been no public market for our Series D Preferred Stock and no shares of our Series D Preferred Stock are outstanding. Shares of our Series D Preferred Stock commenced trading on The Nasdaq Capital Market (“Nasdaq”) under the symbol “SQFTP” on June 11, 2021.  Our Series A Common Stock is traded on Nasdaq under the symbol “SQFT.”

We are an internally managed, diversified real estate investment trust (“REIT”) as defined under the Internal Revenue Code of 1986, as amended (the “Code”). Shares of our stock are subject to limitations on ownership and transfer that are intended to assist us in qualifying as a REIT, among other purposes. Our charter generally prohibits any person or entity from actually, beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the aggregate outstanding shares of all classes and series of our capital stock. See the section entitled “Description of Capital Stock—Restrictions on Ownership and Transfer” included in this prospectus.

Investing in our Series D Preferred Stock involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus to read about factors that you should consider before investing in our Series D Preferred Stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$25.00	$20,000,000
Underwriting discount(1)	$2.00	$1,600,000
Proceeds, before expenses, to us	$23.00	$18,400,000

(1)

Does not include a non-accountable expense allowance equal to 1.0% of the gross proceeds of this offering payable to the Underwriters. See “Underwriting” beginning on page 120 for additional information regarding the compensation being paid to the Underwriters.

We have granted the Underwriters an option to purchase up to 120,000 additional shares of our Series D Preferred Stock for 45 days after the date of this prospectus to cover over-allotments, if any.

The Underwriters expects to deliver the shares of Series D Preferred Stock to purchasers on or about June 15, 2021 through the book-entry facilities of The Depository Trust Company.

Sole Book Running Manager
The Benchmark Company, LLC

Co- Managers
Aegis Capital Corp.	Colliers Securities LLC	Spartan Capital Securities, LLC

The date of this prospectus is June 10, 2021.

We have not, and the Underwriters and their affiliates and agents have not, authorized any person to provide any information or represent anything about us other than what is contained in this prospectus. None of the information on our website referred to in this prospectus is incorporated by reference herein. We do not, and the Underwriters and their affiliates and agents do not, take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. We are not, and the Underwriters and their affiliates and agents are not, making an offer to sell or soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. No action is being taken in any jurisdiction outside the United States to permit a public offering of the Series D Preferred Stock or possession or distribution of this prospectus in any such jurisdiction. Any person who comes into possession of this prospectus in jurisdictions outside the United States is required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus to that jurisdiction. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our Series D Preferred Stock. Our business, financial condition, results of operations, cash flows and prospects may have changed since that date.

-i-

INDUSTRY AND MARKET DATA

We use market data and industry forecasts throughout this prospectus and, in particular, in the section entitled “Business and Property.” Unless otherwise indicated, statements in this prospectus concerning our industry and the markets in which we operate, including our general expectations, competitive position, business opportunity and market size, growth and share, are based on information obtained from industry publications, government publications and third-party forecasts. The forecasts and projections are based upon industry surveys and the preparers’ experience in the industry. There can be no assurance that any of the projections will be achieved. We believe that the surveys and market research performed by others are reliable, but we have not independently verified this information. Accordingly, the accuracy and completeness of the information are not guaranteed.

-ii-

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before investing in our Series D  Preferred Stock. You should read carefully the more detailed information set forth in this prospectus, including the information under the heading “Risk Factors,” the historical financial statements, including the related notes, appearing elsewhere in this prospectus, and any free writing prospectus provided or approved by us prior to investing in our Series D Preferred Stock. Except where the context suggests otherwise, the terms “our company,” “we,” “us” and “our” refer to Presidio Property Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries.

Unless otherwise indicated, the information contained in this prospectus assumes (i) that the Series D Preferred Stock to be sold in the offering is sold at $25.00 per share and (ii) that the Underwriters do not exercise their option to purchase up to an additional 120,000 shares to cover overallotments, if any.

Our Company

We are an internally managed, diversified real estate investment trust (“REIT”). We invest in a multi-tenant portfolio of commercial real estate assets comprised of office, industrial, and retail properties and model homes leased back to the homebuilder located primarily in the western United States. As of March 31, 2021, the Company owned or had an equity interest in:

•	Nine office buildings and one industrial property (“Office/Industrial Properties”), which totals approximately 867,744 rentable square feet;

•	Three retail shopping centers (“Retail Properties”), which total approximately 110,552 rentable square feet; and

•	106 Model Homes (“Model Homes” or “Model Home Properties”) leased back on a triple-net basis to homebuilders that are owned by six affiliated limited partnerships and one wholly-owned corporation.

Our commercial portfolio is located primarily in North Dakota and Colorado, with two properties located in Southern California, and we are currently considering new commercial property acquisitions in a variety of additional markets across the United States. Our commercial property tenant base is highly diversified and consists of approximately 187 individual commercial tenants with an average remaining lease term of approximately 2.3 years as of March 31, 2021. As of March 31, 2021, one commercial tenant represented more than 5.0% of our annualized base rent, while our ten largest tenants represented approximately 28.83% of our annualized base rent. In addition, our commercial property tenant base has limited exposure to any single industry.

In addition, we also own interests, through our subsidiaries and affiliated limited partnerships, in model homes primarily located in Texas and Florida. As of March 31, 2021, there were 106 such model homes. We purchase model homes from established residential home builders and lease them back to the same home builders on a triple-net basis.

Our main objective is to maximize long-term stockholder value through the acquisition, management, leasing and selective redevelopment of high-quality office and industrial properties. We focus on regionally dominant markets across the United States which we believe have attractive growth dynamics driven in part by important economic factors such as strong office-using employment growth; net in-migration of a highly educated workforce; a large student population; the stability provided by healthcare systems, government or other large institutional employer presence; low rates of unemployment; and lower cost of living versus gateway markets. We seek to maximize returns through investments in markets with limited supply, high barriers to entry, and stable and growing employment drivers. Our model home portfolio supports the objective of maximizing stockholder value by focusing on purchasing new single-family model homes and leasing them back to experienced homebuilders.  We operate the model home portfolio in markets where we can diversify by geography, builder size, and model home purchase price.

Our co-founder, Chairman, President and Chief Executive Officer is Jack K. Heilbron, a 40-year veteran in real estate investing, including eight years with Excel Realty Trust, Inc. (“Excel REIT”), previously an NYSE-listed retail REIT, and one of its predecessor companies, The Investors Realty Trust (“IRT”), prior to founding our company. Together with our former Chief Financial Officer and Treasurer, Kenneth W. Elsberry, Mr. Heilbron founded both our company and Clover Income and Growth REIT, Inc. (“Clover REIT”), a private REIT focused on retail mixed-use properties. During Mr. Heilbron’s tenure at Excel REIT, IRT and Clover REIT, Mr. Heilbron oversaw the investment of substantial real estate assets and saw Clover REIT liquidate at a substantial gain to investors. Our model home division is led by Larry G. Dubose, a pioneer in the industry who has over 30 years of experience acquiring, financing, managing, and operating model home sale-leaseback transactions with builders throughout the nation. Our senior management team also includes Gary M. Katz, Adam Sragovicz, and Ed Bentzen, each of whom has approximately 20 years or more of diverse experience in various aspects of real estate, including both commercial and residential, management, acquisitions, finance and dispositions in privately-held and publicly traded companies. We believe this industry experience and depth of relationships provides us with a significant advantage in sourcing, evaluating, underwriting and managing our investments.

Our Current Portfolio

Our commercial portfolio currently consists of 13 properties located in Southern California, Colorado, and North Dakota, and 106 model home properties located in six states, with the majority located in Texas and Florida. This geographical clustering enables us to minimize operating costs and leverage efficiencies by managing a number of properties utilizing minimal overhead and staff.

Commercial Portfolio

As of March 31, 2021, our commercial real estate portfolio consisted of the following properties:

Property Location ($ in 000s)	Sq. Ft.	Date Acquired	Year Property Constructed	Purchase Price (1)	Occupancy	Percent Ownership	Mortgage Outstanding
Office/Industrial Properties:
Executive Office Park, Colorado Springs, CO (2)(5)	49,864	07/08	2000	10,126	97.7%	100%	2,968
Genesis Plaza, San Diego, CA (3)(5)	57,807	08/10	1989	10,000	74.7%	76.4%	6,249
Dakota Center, Fargo, ND	119,434	05/11	1982	9,575	86.0%	100%	9,844
Grand Pacific Center, Bismarck, ND	93,058	04/14	1976	5,350	74.2%	100%	3,709
Arapahoe Service Center II, Centennial, CO	79,023	12/14	2000	11,850	100%	100%	7,891
West Fargo Industrial, West Fargo, ND	150,030	08/15	1998/2005	7,900	82.0%	100%	4,234
300 N.P., West Fargo, ND	34,517	08/15	1922	3,850	72.8%	100%	2,263
One Park Centre, Westminster, CO	69,174	08/15	1983	9,150	84.8%	100%	6,358
Highland Court, Centennial, CO (2) (4)	93,536	08/15	1984	13,050	64.5%	84.5%	6,237
Shea Center II, Highlands Ranch, CO	121,301	12/15	2000	25,325	91.2%	100%	17,682
Total Office/Industrial Properties	867,744			$106,176	80%		$67,435

Retail Properties:
World Plaza, San Bernardino, CA	55,810	09/07	1974	7,650	100%	100%	5,777
Union Town Center, Colorado Springs, CO	44,042	12/14	2003	11,212	100%	100%	8,279
Research Parkway, Colorado Springs, CO	10,700	08/15	2003	2,850	100%	100%	1,747
Total Retail Properties	110,552			$21,712	100%		15,803
Total Commercial Properties	978,296			$127,888	82.4%		83,238

(1)

Prior to January 1, 2009, “Purchase Price” includes our acquisition related costs and expenses for the purchase of the property. After January 1, 2009, acquisition related costs and expenses were expensed when incurred.

(2)	These properties were held for sale as of March 31, 2021, and both were sold in May 2021.
(3)	Genesis Plaza is owned by two tenants-in-common, each of which 57% and 43%, respectively, and we beneficially own an aggregate of 76.4%.
(4)	Highland Court is owned by two tenants-in-common, each of which 60% and 40%, respectively, and we beneficially own an aggregate of 84.5%.
(5)	One of the four buildings that comprise this property was sold in December 2020. The remaining three buildings were sold in May 2021.

For additional information about annual base rent for our commercial properties, please see “Annualized Base Rent Per Square Foot for Last Three Years” in our “Business and Property” section.

Model Home Portfolio

Our model home division utilizes newly-built single family model homes as an investment vehicle. Our model home division purchases model homes from, and leases them back to, homebuilders as commercial tenants on a triple-net basis. These triple-net investments in which the commercial homebuilders bear the expenses of operations, maintenance, real estate taxes and insurance (in addition to defraying monthly mortgage payments), alleviate significant cost and risk normally associated with holding single family homes for speculative sale or for lease to residential tenants.

The following is a summary of our model home portfolio as of March 31, 2021:

				Current	Approximate
	No. of	Aggregate	Approximate %	Base Annual	of Aggregate
Geographic Region	Properties	Square Feet	of Square Feet	Rent	% Annual Rent
Southwest	91	273,227	87.8%	$2,635,404	84.8%
Southeast	11	25,120	8.1%	$292,140	9.4%
Midwest	2	6,602	2.1%	$99,276	3.2%
Northeast	2	6,153	2.0%	$80,844	2.6%
Total	106	311,102	100%	$3,107,664	100%

Our Investment Approach

Our Commercial Property Investment Approach

We acquire high-quality commercial properties in overlooked and/or underserved markets, where we believe we can create long-term stockholder value. Our potential commercial investments are extensively reviewed based on several characteristics, including:

•

Market Research. We invest in properties within regionally dominant markets that we believe to be overlooked. We analyze potential markets for the key indicators that we feel will provide us higher risk adjusted returns. These indicators may include a net in-migration of highly educated workers, business friendly governmental policies, large university populations, accessible healthcare systems and available housing. We believe this quantitative approach will result in property acquisitions in markets with substantially higher demand for high quality commercial real estate.

•

Real Estate Enhancement. We typically acquire properties where we believe market demand is such that values can be significantly enhanced through repositioning strategies, such as upgrading common areas and tenant spaces, re-tenanting and leasing vacant space. We expect that these strategies will increase rent and occupancy while enhancing long-term value.

•

Portfolio Management. We believe our target markets have benefited from substantial economic growth, which provides us with opportunities to achieve long-term value and ultimately sell properties and recycle capital into properties offering a higher risk-adjusted return. We have achieved substantial returns in the past from the operation, repositioning, and sale of properties. We continue to actively manage our properties to maximize the opportunity to recycle capital.

Our Model Home Property Investment Approach

Model homes are single-family homes constructed by builders for the purpose of showcasing floor plans, elevations, optional features, and workmanship when marketing the development where the homes are located. Each model home is designed to be held for a minimum lease term (usually three years), after which the model home is listed for sale at the estimated fair market value. Our model home business operates independently in Houston, Texas, with minimal time commitment by senior management.  We seek to purchase model homes, at a 5% to 10% discount, that have a likelihood of appreciation within the expected three-year term of the lease, and anticipate unlevered pro forma returns over 8% during our holding period and expected lease term. Our model home leaseback agreements are triple-net, requiring the homebuilder/tenant to pay all operating expenses. We seek model homes in a variety of locations, a variety of price ranges, and from a variety of builders and developers to diversify the risk from economic conditions that may adversely affect a particular development or location.

During the three months ended March 31, 2021, we disposed of 12 model homes for approximately $4.9 million and recognized a gain of approximately $0.4 million.  During the year ended December 31, 2020, we sold 46 model homes for approximately $18.1 million and recognized a gain of approximately $1.6 million. During the year ended December 31, 2019, we sold 41 model homes for approximately $14.6 million and recognized a gain of approximately $1.2 million.  We believe that our model home business provides incentives to builders by allowing them to redeploy capital, use sales proceeds to pay down lines of credit, accelerate their internal rate of return calculations, improve margins and inventory turnover, and provides diversification of their risk.

Our Growth Strategy

Our principal business objective is to provide attractive risk-adjusted returns to our stockholders through a combination of (i) sustainable and increasing rental income and cash flow that generates reliable, increasing dividends and (ii) potential long-term appreciation in the value of our properties and securities. Our primary strategy to achieve our business objective is to invest in, own and manage a diverse multi-tenant portfolio of high-quality commercial properties in promising regionally dominant markets, which we believe will drive higher tenant retention and occupancy.

Our Commercial Property Growth Strategy

We intend to grow our commercial portfolio by acquiring high-quality properties in our target markets. We may selectively invest in industrial, office, retail, triple net and other properties where we believe we can achieve higher risk-adjusted returns for our stockholders. We expect that our extensive broker and seller relationships will benefit our acquisition activities and help set us apart from competing buyers. In addition, we continue to actively manage our portfolio of commercial properties and continue to redeploy capital through the opportunistic sale of certain commercial properties.

We typically purchase properties at what we believe to be a discount to the replacement value of the property. We seek to enhance the value of these properties through active asset management where we believe we can increase occupancy and rent. We typically achieve this growth through value-added investments in these properties, such as common area renovations, enhancement of amenities, improved mechanical systems, and other value-enhancing investments. We generally will not invest in ground-up development as we believe our target markets’ rental rates are below those needed to justify new construction.

Our Model Home Growth Strategy

We intend to purchase model homes that are in the “move-up market” and in the first-time homebuyer market. The purchase of model homes will be from builders that have sufficient assets to fulfill their lease obligations and with model homes that offer a good opportunity for appreciation upon their sale. Sales proceeds from model homes will typically be reinvested to acquire new model homes.

Our Pipeline

Our pipeline is comprised of approximately 25 properties under review, with projected purchase prices of  between $5 and $25 million for each property.  Our pipeline's overall composition is 40% triple-net, 20% medical office, 15% model home, 15% necessity-based retail, and 10% industrial.

Our Competitive Strengths

We believe that our management team’s extensive public REIT and general real estate experience distinguishes us from many other public and private real estate companies. Specifically, our competitive strengths include, among others:

•

Experienced Senior Management Team. Our senior management team has over 75 combined years of experience with public-reporting companies, including real estate experience with a number of other publicly traded companies and institutional investors. We are the third REIT to be co-founded by our CEO, providing us with core real estate experience in addition to substantial public market experience. We have operated as a publicly-reporting company since 2009.

•

Investment Focus. We believe that our focus on attractive regionally dominant markets provides higher risk-adjusted returns than other public REITs and institutional investors which are focused on gateway markets and major metropolitan areas, as our target markets provide less competition resulting in higher initial returns and greater opportunities to enhance value through institutional quality asset management.

•

Nimble Management Execution. Our principal focus is on acquiring commercial properties offering immediate yield, combined with identifiable value-creation opportunities. We operate in niche geographies, targeting acquisitions valued at between $10 million and $30 million in order to limit competition from larger, better capitalized buyers focused on core markets. We continue to identify and execute these types and sizes of transactions efficiently, which we believe provides us an advantage over other institutional investors, including larger REITs that focus on larger properties or portfolios in more competitively marketed investment transactions.

•

Extensive Broker and Seller Relationships. Our senior management team has developed extensive broker and seller relationships, which remain vital to our acquisition efforts. Of our 11 acquisitions since 2014, eight of these transactions were procured either off-market or through brokers with whom we have a historical relationship. We expect these relationships, as well as our ability to establish such relationships in new markets, to provide valuable access to an acquisition pipeline.

Summary Risk Factors

An investment in shares of our Series D Preferred Stock involves a high degree of risk. You should carefully consider the matters discussed below and in the “Risk Factors” section beginning on page 11 of this prospectus prior to deciding whether to invest in our Series D Preferred Stock. If any of the following risks occur, our business, financial condition, results of operations, cash flows, cash available for distribution, ability to service our debt obligations and prospects could be materially and adversely affected. In that case, the market price of our Series D Preferred Stock could decline and you may lose some or all of your investment. Some of these risks include:

•	our business, financial condition, results of operations and cash flows are expected to be adversely affected by the recent COVID-19 pandemic and the impact could be material to us;

•	we face numerous risks associated with the real estate industry that could adversely affect our results of operations through decreased revenues or increased costs;

•	disruptions in the financial markets and uncertain economic conditions could adversely affect the value of our real estate investments;

•	our inability to sell a property at the time and on the terms we desire could limit our ability to realize a gain on our investments and pay distributions to our stockholders;

•	we may acquire properties in joint ventures, partnerships or through limited liability companies, which could limit our ability to control or liquidate such holdings;

•	we may acquire properties “as is,” which increases the risk that we will have to remedy defects or costs without recourse to the seller;

•	our model home business is substantially dependent on the supply and/or demand for single family homes;

•	a significant percentage of our properties are concentrated in a small number of states, which exposes our business to the effects of certain regional events and occurrences;

•

we currently are dependent on internal cash from our operations, financing and proceeds from property sales to fund future property acquisitions, meet our operational costs and pay dividends to our stockholders;

•	we depend on key personnel, and the loss of such persons could impair our ability to achieve our business objectives;

•	we may change our investment and business policies without stockholder consent, and such changes could increase our exposure to operational risks;

•

provisions of Maryland law may limit the ability of a third party to acquire control of us by requiring our Board of Directors or stockholders to approve proposals to acquire our company or effect a change in control;

•

our management faces certain conflicts of interest with respect to their other positions and/or interests outside of our company, which could hinder our ability to implement our business strategy and to generate returns to our stockholders;

•

we have significant outstanding indebtedness, which requires that we generate sufficient cash flow to satisfy the payment and other obligations under the terms of our debt and exposes us to the risk of default under the terms of our debt;

•	failure to qualify as a REIT could adversely affect our operations and our ability to pay distributions;

•	as a REIT, we may be subject to tax liabilities that reduce our cash flow;

•	the tax imposed on REITs engaging in “prohibited transactions” may limit our ability to engage in transactions that would be treated as sales for U.S. federal income tax purposes;

•	our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a significant return;

•	our Series D Preferred Stock is subordinate to our existing and future debt, and your interests could be diluted by the issuance of additional preferred stock and by other transactions;

•	as a holder of shares of the Series D Preferred Stock, you have extremely limited voting rights;

•

our cash available for distributions may not be sufficient to pay distributions on the Series D Preferred Stock at expected levels, and we cannot assure you of our ability to pay distributions in the future. We may use borrowed funds or funds from other sources to pay distributions, which may adversely impact our operations;

•	we may redeem the Series D Preferred Stock and you may not receive dividends that you anticipate if we do redeem the Series D Preferred Stock;

•

there is no established trading market for the Series D Preferred Stock, listing on Nasdaq does not guarantee a market for the Series D Preferred Stock and the market price and trading volume of the Series D Preferred Stock may fluctuate significantly;

•	the market price of the Series D Preferred Stock could be substantially affected by various factors;

•	a future issuance of stock could dilute the value of our Series D Preferred Stock.

Our REIT Status

We elected to be taxed as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2001. To continue to be taxed as a REIT, we must satisfy numerous organizational and operational requirements, including a requirement that we distribute at least 90% of our REIT taxable income to our stockholders, as defined in the Code and calculated on an annual basis. As a REIT, we are generally not subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even though we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income. For more information, please see “U.S. Federal Income Tax Considerations.”

Distribution Policy

We plan to distribute at least 90% of our annual REIT taxable income to our stockholders in order to maintain our status as a REIT.

We intend to declare quarterly distributions. To be able to pay such dividends, our goal is to generate cash distributions from operating cash flow and proceeds from the sale of properties. During 2020, 2019 and 2018, we declared distributions of approximately $1.0 million each year. However, we cannot provide any assurance as to the amount or timing of future distributions. For example, our distributions were suspended for the periods from the third quarter of 2017 through the third quarter of 2018 and from the second quarter of 2019 through the third quarter of 2020.

To the extent that we make distributions in excess of our earnings and profits, as computed for federal income tax purposes, these distributions will represent a return of capital, rather than a dividend, for federal income tax purposes. Distributions that are treated as a return of capital for federal income tax purposes generally will not be taxable as a dividend to a U.S. stockholder, but will reduce the stockholder’s basis in its shares (but not below zero) and therefore can result in the stockholder having a higher gain upon a subsequent sale of such shares. Return of capital distributions in excess of a stockholder’s basis generally will be treated as gain from the sale of such shares for federal income tax purposes.

We provide each of our stockholders a statement detailing distributions paid during the preceding year and their characterization as ordinary income, capital gain or return of capital. During the year ended December 31, 2020, all dividends were non-taxable as they were considered return of capital to the stockholders. During the year ended December 31, 2019, all dividends were taxable as they were considered capital gain to the stockholders.

Organizational Structure

The following chart summarizes our current ownership structure:

Corporate Information

We were incorporated in the State of California on September 28, 1999 under the name NetREIT, and in June 2010, we reincorporated as a Maryland corporation. In October 2017, we changed our name to “Presidio Property Trust, Inc.” Our executive offices are located at 4995 Murphy Canyon Road, Suite 300, San Diego, California 92123. Our telephone number is (760) 471-8536. We maintain an internet website at www.presidiopt.com. Information on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

The Offering

Shares of Series D Preferred Stock offered by us	800,000 shares

Option to purchase additional shares of Series D Preferred Stock	120,000 shares

Total Series D Preferred Stock to be outstanding after this offering	800,000 shares (920,000 shares if the Underwriters exercise their over-allotment option in full)

Offering Price	$25.00 per share of Series D Preferred Stock.

Dividends

Holders of the Series D Preferred Stock will be entitled to receive cumulative cash dividends at a rate of 9.375% per annum of the $25.00 per share liquidation preference (equivalent to $2.34375 per annum per share).

Dividends will be payable monthly on the 15th day of each month (each, a “dividend payment date”), provided that if any dividend payment date is not a business day, then the dividend that would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day without adjustment in the amount of the dividend.

Dividends will be payable to holders of record as they appear in our stock records for the Series D Preferred Stock at the close of business on the corresponding record date, which shall be the last day of the calendar month, whether or not a business day, immediately preceding the month in which the applicable dividend payment date falls (each, a “dividend record date”). As a result, holders of shares of Series D Preferred Stock will not be entitled to receive dividends on a dividend payment date if such shares were not issued and outstanding on the applicable dividend record date.

Any dividend payable on the Series D Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will accrue and be cumulative from the date of original issuance, which is expected to be  June 15, 2021. The dividend payable on July 15, 2021 will be paid to the persons who are the holders of record of the Series D Preferred Stock at the close of business on the corresponding record date, which will be June 30, 2021.

No Maturity, Sinking Fund or Mandatory Redemption

The Series D Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series D Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them. We are not required to set aside funds to redeem the Series D Preferred Stock.

Optional Redemption

The Series D Preferred Stock is not redeemable by us prior to June 15, 2026, except under circumstances intended to preserve our status as a REIT for federal or state income tax purposes, as set forth in our charter, and except as described below. On and after such date, we may, at our option, redeem the Series D Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the redemption date. Please see the section of this prospectus entitled “Description of the Series D Preferred Stock — Redemption — Optional Redemption.”

Special Optional Redemption

Prior to June 15, 2026, upon the occurrence of a Change of Control (as defined in this prospectus), we may, at our option, redeem the Series D Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the redemption date. Please see the section of this prospectus entitled “Description of the Series D Preferred Stock — Redemption — Special Optional Redemption.”

Liquidation Preference

If we liquidate, dissolve or wind up, holders of the Series D Preferred Stock will have the right to receive $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date of payment, before any payment is made to the holders of our common stock. Please see the section of this prospectus entitled “Description of the Series D Preferred Stock—Liquidation Preference.”

Ranking

The Series D Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, (a) senior to all classes or series of our common stock and to all other equity securities issued by us other than equity securities referred to in clauses (b) and (c); (b) on a parity with all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Series D Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; (c) junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series D Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and (d) effectively junior to all of our existing and future indebtedness (including indebtedness convertible into our common stock or preferred stock) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing subsidiaries and any future subsidiaries. Please see the section of this prospectus entitled “Description of the Series D Preferred Stock–Ranking.”

Limited Voting Rights

Holders of Series D Preferred Stock will generally have no voting rights. However, if we do not pay dividends on the Series D Preferred Stock for eighteen or more monthly dividend periods (whether or not consecutive), the holders of the Series D Preferred Stock (voting separately as a class with the holders of all other classes or series of our preferred stock we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election referred to below) will be entitled to vote for the election of two additional directors to serve on our Board of Directors until we pay, or declare and set apart funds for the payment of, all dividends that we owe on the Series D Preferred Stock, subject to certain limitations described in the section of this prospectus entitled “Description of the Series D Preferred Stock—Voting Rights.”

In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock (voting together as a class with all other series of parity preferred stock we may issue upon which like voting rights have been conferred and are exercisable) is required at any time for us to (i) authorize or issue any class or series of our stock ranking senior to the Series D Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation, dissolution or winding up or (ii) to amend any provision of our charter so as to materially and adversely affect any rights of the Series D Preferred Stock or to take certain other actions. Please see the section of this prospectus entitled “Description of the Series D Preferred Stock—Voting Rights.”

Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series D Preferred Stock are outstanding, we will use our best efforts to (i) make available on the Company’s investor webpage copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders of Series D Preferred Stock. We will use our best efforts to post on our website, mail or otherwise provide the information to the holders of the Series D Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.

Listing

We have been approved to list our Series D Preferred Stock on The Nasdaq Capital Market under the symbol “SQFTP” as of the date of this prospectus. Trading of shares of our Series D Preferred Stock commenced on June 11, 2021. No assurance can be given as to the liquidity of the trading market for the Series D Preferred Stock.

Use of proceeds

We estimate that the net proceeds of this offering, after deducting underwriting discounts and commissions and estimated expenses, will be approximately $17.8 million ($20.5 million if the Underwriters exercises their over-allotment option in full) based on a public offering price of $25.00 per share. We intend to use the net proceeds of this offering for general corporate and working capital purposes, including to potentially acquire additional properties.

Risk factors

Investing in our Series D Preferred Stock involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” section of this prospectus and other information included in this prospectus before investing in our Series D Preferred Stock.

A securities rating reflects only the view of a rating agency and is not a recommendation to buy, sell or hold the Series D Preferred Stock. Any rating may be subject to revision upward or downward or withdrawal at any time by a rating agency if such rating agency decides that circumstances warrant that change. Each rating should be evaluated independently of any other rating. No report of any rating agency is being incorporated herein by reference.

Transfer Agent	The registrar, transfer agent and dividend and redemption price disbursing agent in respect of the Series D Preferred Stock will be Direct Transfer, LLC.

Certain U.S. Federal Income Tax Considerations

For a discussion of the federal income tax consequences of purchasing, owning and disposing of the Series D Preferred Stock, please see the section entitled “U.S. Federal Income Tax Considerations.” You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the Series D Preferred Stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Book Entry and Form

The Series D Preferred Stock will be represented by one or more global certificates in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company (“DTC”).

Nasdaq Capital Market symbol	SQFTP

Summary Historical Financial Data

The following financial data should be read in conjunction with the financial statements and the related notes included elsewhere in this prospectus.

The following table sets forth summary financial and operating data for our company for the prior two fiscal years and for each of the three-month periods ended March 31, 2021 and 2020. The historical balance sheet information as of December 31, 2020 and 2019 and the combined statements of operations information for the years ended December 31, 2020 and 2019 have been derived from the historical audited combined financial statements included elsewhere in this prospectus. The unaudited historical balance sheet data information as of March 31, 2021 and the combined statements of operations for each of the three months ended March 31, 2021 and 2020 have been derived from the unaudited historical financial statements included elsewhere in this prospectus.

The information presented below should be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Certain Relationships and Related Party Transactions” and our financial statements and related notes, which are included elsewhere in this prospectus.

Presidio Property Trust, Inc. Historical Financial Data

	For the Three Months Ended		For the Year Ended
	March 31,		December 31,
	2021	2020	2020	2019
Operating Data:
Revenues:
Rental income	$5,477,223	$6,785,685	$23,444,119	$27,467,410
Fee and other income	191,531	243,466	907,673	1,173,701
Total revenue	5,668,754	7,029,151	24,351,792	28,641,111
Costs and expenses:
Rental operating costs	1,838,923	2,381,092	8,818,283	10,410,574
General and administrative	1,537,265	1,351,345	5,751,754	5,268,315
Depreciation and amortization	1,428,934	1,574,526	6,274,321	7,364,688
Impairment of real estate assets	300,000	—	1,730,851	—
Total costs and expenses	5,105,122	5,306,963	22,575,209	23,043,577
Other income (expense):
Interest expense-Series B preferred stock	—	—	—	(2,226,101)
Interest expense-mortgage notes	(1,305,021)	(1,687,776)	(6,097,834)	(7,337,423)
Interest expense-note payable	(279,373)	(866,070)	(2,715,233)	(1,086,122)
Interest and other income (expense), net	(32,785)	(6,995)	(20,636)	141,306
Gain on sales of real estate, net	(1,161,328)	(9,835)	1,245,460	6,319,272
Gain on extinguishment of government debt	10,000	—	451,785	—
Deferred offering costs	—	—	(530,639)	—
Acquisition costs	—	—	—	(24,269)
Income tax expense	(50,199)	(83,631)	(370,884)	(611,263)
Total other expense, net	(2,818,706)	(2,654,307)	(8,037,981)	(4,824,600)
Net (loss) income from continuing operations	(2,255,074)	(932,119)	(6,261,398)	772,934
Less: Income attributable to noncontrolling interests	(406,608)	(175,011)	(1,412,507)	(1,383,140)
Net income (loss) attributable to Presidio Property Trust, Inc. common stockholders	$(2,661,682)	$(1,107,130)	$(7,673,905)	$(610,206)
Balance Sheet Data (as of such date):
Real estate assets and lease intangibles, net	$145,348,147	$179,191,934	$166,253,967	$200,206,620
Total Assets	159,142,006	196,342,288	185,568,616	220,784,408
Mortgage notes payable, total net	108,685,181	127,123,545	120,029,696	142,392,992
Total Liabilities	114,307,506	140,930,691	135,446,035	164,163,220
Total stockholders’ equity before noncontrolling interest	31,223,202	38,073,664	34,883,679	39,180,794
Noncontrolling interest	13,611,298	17,337,933	15,238,902	17,440,394
Total Equity	44,834,500	55,411,597	50,122,581	56,621,188
Total Liabilities and Equity	159,142,006	196,342,288	185,568,616	220,784,408
Other Data:
Net cash provided by (used in) operating activities	(1,468,181)	(474,075)	3,693,417	3,790,936
Net cash provided by investing activities	18,909,556	20,123,712	27,677,840	11,981,047
Net cash (used in)/provided by financing activities	(21,996,911)	(21,058,233)	(30,221,615)	(15,156,923)
FFO(1)	634,178	622,318	378,110	1,687,821

(1)

The Company, and NAREIT, defines funds from operations, or FFO, a non-GAAP measure, as: Net income (calculated in accordance with GAAP), excluding: depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control. Impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the Company.  For a reconciliation of FFO to net loss attributable to Presidio Property Trust, Inc. common stockholders and a statement disclosing the reasons why our management believes that presentation of these ratios provides useful information to investors and, to the extent material, any additional purposes for which our management uses these ratios, see “Supplemental Information” on our Company website.

RISK FACTORS

Investing in our Series D Preferred Stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our Series D Preferred Stock. Any of the following circumstances could have a material adverse impact on our business, financial condition, liquidity, results of operations, cash available for distribution, ability to service our debt obligations and/or business prospects, which could cause you to lose some or all of your investment in our Series D Preferred Stock. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business, Properties and Operations

Our business, financial condition, results of operations and cash flows are expected to be adversely affected by the ongoing COVID-19 pandemic and the impact could be material to us.

The current outbreak of the novel coronavirus (COVID-19), and the resulting volatility it has created, has disrupted our business and we expect that the COVID-19 pandemic may significantly adversely impact our business, financial condition and results of operations going forward. Other potential pandemics or outbreaks could materially adversely affect our business, financial condition, results of operations and cash flows in the future. Further, the spread of the COVID-19 outbreak has caused severe disruptions in the U.S. and global economy and financial markets and may continue to potentially create widespread business continuity issues of an unknown magnitude and duration.

Since being reported in December 2019, COVID-19 has spread globally, including to every state in the United States. On March 11, 2020, the World Health Organization declared COVID-19 a pandemic, and on March 13, 2020, the United States declared a national emergency with respect to COVID-19.

The COVID-19 pandemic has had, and another pandemic in the future could have, repercussions across regional and global economies and financial markets. The global impact of the outbreak has been rapidly evolving and many countries, including the United States (including the states and cities of San Diego, California; Denver and Colorado Springs, Colorado; Fargo and Bismarck, North Dakota; and other metro regions, where we own and operate properties) may continue to institute quarantines, “shelter in place” mandates, including rules and restrictions on travel and the types of businesses that may continue to operate. As a result, the COVID-19 pandemic has and continues to negatively impact almost every industry, both inside and outside these metro regions, directly or indirectly and has created business continuity issues. For instance, a number of our commercial tenants have announced temporary closures of their offices or stores and requested temporary rent deferral or rent abatement during this pandemic. In addition, jurisdictions where we own and operate properties have implemented, or may implement, rent freezes, eviction freezes, or other similar restrictions. The full extent of the impacts on our business over the long term are largely uncertain and dependent on a number of factors beyond our control.

As a result of the effects of the COVID-19 pandemic, we have been and may continue to be impacted by one or more of the following:

•

a decrease in real estate rental revenue (our primary source of operating cash flow), as a result of temporary rent deferrals, rent abatements and/or rent reductions, rent freezes or declines impacting new and renewal rental rates on properties, longer lease-up periods for both anticipated and unanticipated vacancies (in part, due to “shelter-in-place” mandates), lower revenue recognized as a result of waiving late fees, as well as our tenants’ ability and willingness to pay rent, and our ability to continue to collect rents, on a timely basis or at all;

•

a complete or partial closure of one or more of our properties resulting from government or tenant action (as of May 10, 2021, none of our commercial tenants are operating on a limited basis pursuant to local government orders)

•

reductions in demand for commercial space and the inability to provide physical tours of our commercial spaces may result in our inability to renew leases, re-lease space as leases expire, or lease vacant space, particularly without concessions, or a decline in rental rates on new leases;

•

the inability of one or more major tenants to pay rent, or the bankruptcy or insolvency of one or more major tenants, may be increased due to a downturn in its business or a weakening of its financial condition as a result of shelter-in-place orders, phased re-opening of its business, or other pandemic related causes;

•	the inability to decrease certain fixed expenses at our properties despite decreased operations at such properties;

•	the inability of our third-party service providers to adequately perform their property management and/or leasing activities at our properties due to decreased on-site staff;

•

the effect of existing and future orders by governmental authorities in any of our markets, which might require homebuilders to cease operations for an uncertain or indefinite period of time, which could significantly affect new home orders and deliveries, and negatively impact their home sales revenue and ability to perform on their lease obligations to us in such markets;

•

difficulty accessing capital on attractive terms, or at all, and a severe disruption and instability in the global financial markets or deteriorations in credit and financing conditions, which may affect our access to capital and our commercial tenants’ ability to fund their business operations and meet their obligations to us;

•	the financial impact of the COVID-19 pandemic could negatively impact our future compliance with financial covenants of debt agreements;

•	a decline in the market value of real estate may result in the carrying value of certain real estate assets exceeding their fair value, which may require us to recognize an impairment to those assets;

•	future delays in the supply of products or services may negatively impact our ability to complete the renovations and lease-up of our buildings on schedule or for their original estimated cost;

•	a general decline in business activity and demand for real estate transactions could adversely affect our ability or desire to grow or change the complexion of our portfolio of properties;

•	our insurance may not cover loss of revenue or other expenses resulting from the pandemic and related shelter-in-place rules;

•

unanticipated costs and operating expenses and decreased anticipated revenue related to compliance with regulations, such as additional expenses related to staff working remotely, requirements to provide employees with additional mandatory paid time off and increased expenses related to sanitation measures performed at each of our properties, as well as additional expenses incurred to protect the welfare of our employees, such as expanded access to health services;

•	the potential for one or more members of our senior management team to become sick with COVID-19 and the loss of such services could adversely affect our business;

•	the increased vulnerability to cyber-attacks or cyber intrusions while employees are working remotely has the potential to disrupt our operations or cause material harm to our financial condition; and

•	complying with REIT requirements during a period of reduced cash flow could cause us to liquidate otherwise attractive investments or borrow funds on unfavorable conditions.

The significance, extent and duration of the impact of COVID-19 remains largely uncertain and dependent on future developments that cannot be accurately predicted at this time, such as the continued severity, duration, transmission rate and geographic spread of COVID-19, the extent and effectiveness of the containment measures taken, and the response of the overall economy, the financial markets and the population, once the current containment measures are lifted.

The rapid development and volatility of this situation precludes us from making any prediction as to the ultimate adverse impact of COVID-19. As a result, we cannot provide an estimate of the overall impact of the COVID-19 pandemic on our business or when, or if, we (or our tenants) will be able to resume fully normal operations. Nevertheless, COVID-19 presents material uncertainty and risk with respect to our business, financial performance and condition, operating results and cash flows.

The impact of COVID-19 may also exacerbate other risks discussed in this prospectus, any of which could have a material effect on us.

We face numerous risks associated with the real estate industry that could adversely affect our results of operations through decreased revenues or increased costs.

As a real estate company, we are subject to various changes in real estate conditions, and any negative trends in such real estate conditions may adversely affect our results of operations through decreased revenues or increased costs. These conditions include:

•

changes in national, regional and local economic conditions, which may be negatively impacted by concerns about inflation, deflation, government deficits, high unemployment rates, decreased consumer confidence and liquidity concerns, particularly in markets in which we have a high concentration of properties;

•

fluctuations in interest rates, which could adversely affect our ability to obtain financing on favorable terms or at all, and negatively impact the value of properties and the ability of prospective buyers to obtain financing for properties we intend to sell;

•	the inability of tenants to pay rent;

•

the existence and quality of the competition, such as the attractiveness of our properties as compared to our competitors’ properties based on considerations such as location, rental rates, amenities and safety record;

•	competition from other real estate investors with significant capital, including other real estate operating companies, publicly traded REITs and institutional investment funds;

•	increased operating costs, including increased real property taxes, maintenance, insurance and utilities costs;

•	weather conditions that may increase or decrease energy costs and other weather-related expenses;

•	oversupply of commercial space or a reduction in demand for real estate in the markets in which our properties are located;

•	changes in, or increased costs of compliance with, laws and/or governmental regulations, including those governing usage, zoning, the environment and taxes; and

•	civil unrest, acts of war, terrorist attacks and natural disasters, including earthquakes, wind and hail damage and floods, which may result in uninsured and underinsured losses.

Moreover, other factors may adversely affect our results of operations, including potential liability under environmental and other laws and other unforeseen events, many of which are discussed elsewhere in this prospectus. Any or all of these factors could materially adversely affect our results of operations through decreased revenues or increased costs.

Conditions in the financial markets could affect our ability to obtain financing on reasonable terms and have other adverse effects on our operations.

The financial markets could tighten with respect to secured real estate financing. Lenders with whom we typically deal may increase their credit spreads resulting in an increase in borrowing costs. Higher costs of mortgage financing may result in lower yields from our real estate investments, which may reduce our cash flow available for distribution to our stockholders. Reduced cash flow could also diminish our ability to purchase additional properties and thus decrease our diversification of real estate ownership.

Disruptions in the financial markets and uncertain economic conditions could adversely affect the value of our real estate investments.

Disruptions in the financial markets could adversely affect the value of our real estate investments. Such conditions could impact commercial real estate fundamentals and result in lower occupancy, lower rental rates, and declining values in our real estate portfolio and in the collateral securing our loan investments. As a result, the value of our property investments could decrease below the amounts paid for such investments, the value of collateral securing our loans could decrease below the outstanding principal amounts of such loans, and revenues from our properties could decrease due to fewer and/or delinquent tenants or lower rental rates. These factors may significantly harm our revenues, results of operations, financial condition, business prospects and our ability to make distributions to our stockholders.

A decrease in real estate values could negatively affect our ability to refinance our existing mortgage obligations or obtain larger mortgages.

A decrease in real estate values would decrease the principal amount of secured loans we can obtain on a specific property and our ability to refinance our existing mortgage loans, or obtain larger mortgage loans. In some circumstances, a decrease in the value of an existing property which secures a mortgage loan may require us to prepay or post additional security for that mortgage loan. This would occur where the lender’s initial appraised value of the property decreases below the value required to maintain a loan-to-value ratio specified in the mortgage loan agreement. Thus, any sustained period of depressed real estate prices would likely adversely affect our ability to finance our real estate investments.

We may be adversely affected by unfavorable economic changes in the geographic areas where our properties are located.

Adverse economic conditions in areas where properties securing or otherwise underlying our investments are located (including business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply or reduced demand) may have an adverse effect on the value of our real estate portfolio. The deterioration of any of these local conditions could hinder our ability to profitably operate a property and adversely affect the price and terms of a sale or other disposition of the property.

Competition for properties may limit the opportunities available to us and increase our acquisition costs, which could have a material adverse effect on our growth prospects and negatively impact our profitability.

The market for property acquisitions continues to be competitive, which may reduce suitable investment opportunities available to us and increase acquisition purchase prices. Competition for properties offering higher rates of returns may intensify if real estate investments become more attractive relative to other investments. In acquiring real properties, we may experience considerable competition from a field of other investors, including other REITs, private equity investors, institutional investment funds, and real estate investment programs. Many of these competitors are larger than we are and have access to greater financial resources and better access to lower costs of capital. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments. This competition may limit our ability to take advantage of attractive investment opportunities that are consistent with our objectives. Our inability to acquire desirable properties on favorable terms could adversely affect our growth prospects, financial condition, our profitability and our ability to pay dividends.

Our inability to sell a property at the time and on the terms we desire could limit our ability to realize a gain on our investments and pay distributions to our stockholders.

Generally, we seek to sell, exchange or otherwise dispose of our properties when we determine such action to be in our best interests. Many factors beyond our control affect the real estate market and could affect our ability to sell properties for the price, on the terms or within the time frame that we desire. These factors include general economic conditions, the availability of financing, interest rates, supply and demand, and tax considerations. Because real estate investments are relatively illiquid, we have a limited ability to vary our portfolio in response to changes in economic or other conditions. Therefore, our inability to sell properties at the time and on the terms we want could reduce our cash flow, affect our ability to service or reduce our debt obligations, and limit our ability to make distributions to our stockholders.

Lease default or termination by one of our major tenants could adversely impact our operations and our ability to pay dividends.

The success of our real estate investments depend on the financial stability of our tenants. A default or termination by a significant tenant (or a series of tenants) on its lease payments could cause us to lose the revenue associated with such lease and seek an alternative source of revenue to meet mortgage payments and prevent a foreclosure, if the property is subject to a mortgage. In the event of a significant tenant default or bankruptcy, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment. Additionally, we may be unable to lease the property for the rent previously received or sell the property without incurring a loss. These events could cause us to reduce the amount of distributions to our stockholders.

Our reliance on a key tenant for a significant portion of our annualized based rent exposes us to increased risk of tenant bankruptcies that could adversely affect our income and cash flow.

As of March 31, 2021, we received 7% of our combined annualized base rents from one tenant, Halliburton Energy Services, Inc. No other tenant represented more than 5% of our total annualized base rent.

If Halliburton Energy Services, Inc. experiences financial difficulties or files for bankruptcy protection, our operating results could be adversely affected. Bankruptcy filings by tenants or lease guarantors generally delay our efforts to collect pre-bankruptcy receivables and could ultimately preclude full collection of these sums.  If a tenant rejects a lease, we would have only a general unsecured claim for damages, which may be collectible only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims.

A property that becomes vacant could be difficult to sell or re-lease and could have a material adverse effect on our operations.

We expect portions of our properties to periodically become vacant by reason of lease expirations, terminations, or tenant defaults. If a tenant vacates a property, we may be unable to re-lease the property without incurring additional expenditures, or at all. If the vacancy continues for a long period of time, if the rental rates upon such re-lease are significantly lower than expected, or if our reserves for these purposes prove inadequate, we will experience a reduction in net income and may be required to reduce or eliminate distributions to our stockholders. In addition, because a property’s market value depends principally upon the value of the leases associated with that property, the resale value of a property with high or prolonged vacancies could suffer, which could further reduce our returns.

We may incur substantial costs in improving our properties.

In order to re-lease or sell a property, substantial renovations or remodeling could be required. For instance, we expect that some of our properties will be designed for use by a particular tenant or business. Upon default or termination of the lease by such a tenant, the property might not be marketable without substantial capital improvements. The cost of construction in connection with any renovations and the time it takes to complete such renovations may be affected by factors beyond our control, including material and labor shortages, general contractor and/or subcontractor defaults and delays, permitting issues, weather conditions, and changes in federal, state and local laws. If we experience cost overruns resulting from delays or other causes in any construction project, we may have to seek additional debt financing. Further, delays in construction will cause a delay in our receipt of revenues from that property and could adversely affect our ability to meet our debt service obligations.

Uninsured and/or underinsured losses may adversely affect returns to our stockholders.

Our policy is to obtain insurance coverage for each of our properties covering loss from liability, fire, and casualty in the amounts and under the terms we deem sufficient to insure our losses. Under tenant leases on our commercial properties, we require our tenants to obtain insurance to cover casualty losses and general liability in amounts and under terms customarily obtained for similar properties in the area. However, in certain areas, insurance to cover some losses, generally losses of a catastrophic nature such as earthquakes, floods, wind, hail, terrorism and wars, is either unavailable or cannot be obtained at a reasonable cost. Consequently, we may not have adequate coverage for such losses. If any of our properties incurs a casualty loss that is not fully insured, we could lose some or all of our investment in the property. In addition, other than any working capital reserve or other reserves we may establish, we likely would have no source of funding to repair or reconstruct any uninsured or underinsured property.

Since we are not required to maintain specific levels of cash reserves, we may have difficulty in the event of increased or unanticipated expenses.

We do not currently have, nor do we anticipate that we will establish in the future, a permanent reserve for maintenance and repairs, lease commissions, or tenant improvements of real estate properties. To the extent that existing expenses increase or unanticipated expenses arise and accumulated reserves are insufficient to meet such expenses, we would be required to obtain additional funds through borrowing or the sale of property. There can be no guarantee that such additional funds will be available on favorable terms, or at all.

We may have to extend credit to buyers of our properties and a default by such buyers could have a material adverse effect on our operations and our ability to pay dividends.

In order to sell a property, we may lend the buyer all or a portion of the purchase price. When we provide financing to a buyer, we bear the risk that the buyer may default or that we may not receive full payment for the property sold. Even in the absence of a buyer default, the distribution of the proceeds of the sale to our stockholders, or the reinvestment of the proceeds in other property, will be delayed until the promissory note or collateral we may accept upon a sale is actually paid, sold, refinanced or otherwise disposed.

We may be adversely affected by trends in office real estate.

In 2020, approximately 59% of our net operating income is from our office properties. Work from home, flexible work schedules, open workplaces, videoconferencing, and teleconferencing are becoming more common, particularly as a result of the COVID-19 pandemic. These practices may enable businesses to reduce their office space requirements. There is also an increasing trend among some businesses to utilize shared office spaces and co-working spaces. A continuation of the movement towards these practices could, over time, erode the overall demand for office space and, in turn, place downward pressure on occupancy, rental rates and property valuations.

We may acquire properties in joint ventures, partnerships or through limited liability companies, which could limit our ability to control or liquidate such holdings.

We may hold properties indirectly with others as co-owners (a co-tenancy interest) or indirectly through an intermediary entity such as a joint venture, partnership or limited liability company. Also, we may on occasion purchase an interest in a long-term leasehold estate or we may enter into a sale-leaseback financing transaction (see risk factor titled “In a sale-leaseback transaction, we are at risk that our seller/lessee will default, which could impair our operations and limit our ability to pay dividends.”). Such ownership structures allow us to hold a more valuable property with a smaller investment, but may reduce our ability to control such properties. In addition, if our co-owner in such arrangements experiences financial difficulties or is otherwise unable or unwilling to fulfill its obligations, we may be forced to find a new co-owner on less favorable terms or lose our interest in such property if no co-owner can be found.

As a general partner or member in DownREIT entities, we could be responsible for all liabilities of such entities.

We own three of our properties indirectly through limited liability companies and limited partnerships under a DownREIT structure. In a DownREIT structure, as well as some joint ventures or other investments we may make, we may utilize a limited liability company or a limited partnership as the holder of our real estate investment. We currently own a portion of these interests as a member, general partner and/or limited partner and in the future may acquire all or a greater interest in such entity. As a sole member or general partner, we are or would be potentially liable for all of the liabilities of the entities, even if we do not have rights of management or control over its operations. Therefore, our liability could far exceed the amount or value of investment we initially made, or then had, in such entities.

Our ability to operate a property may be limited by contract, which could prevent us from obtaining the maximum value from such properties.

Some of our properties will likely be contiguous to other parcels of real property, for example, comprising part of the same shopping center development. In some cases, there could exist significant covenants, conditions and restrictions, known as CC&Rs, relating to such property and any improvements or easements related to that property. The CC&Rs would restrict our operation of that property and could adversely affect the value of such property, either of which could adversely affect our operating costs and reduce the amount of funds that we have available to pay dividends.

We may acquire properties “as is,” which increases the risk that we will have to remedy defects or costs without recourse to the seller.

We may acquire real estate properties “as is,” with only limited representations and warranties from the seller regarding matters affecting the condition, use and ownership of the property. If defects in the property or other matters adversely affecting the property are discovered post-closing, we may not be able to pursue a claim for any or all damages against the seller. Therefore, we could lose some or all of our invested capital in the property as well as rental income. Such a situation could negatively affect our financial condition and results of operations.

In a sale-leaseback transaction, we are at risk that our seller/lessee will default, which could impair our operations and limit our ability to pay dividends.

In our model homes business we frequently lease model home properties back to the seller or homebuilder for a certain period of time. Our ability to meet any mortgage payments is subject to the seller/lessee’s ability to pay its rent and other lease obligations, such as triple net expenses, on a timely basis. A default by the seller/lessee or other premature termination of its leaseback agreement with us and our subsequent inability to release the property could cause us to suffer losses and adversely affect our financial condition and ability to pay dividends.

Our model home business is substantially dependent on the supply and/or demand for single family homes.

Any significant decrease in the supply and/or demand for single family homes could have an adverse effect on our business. Reductions in the number of model home properties built by homebuilders due to fewer planned unit developments, rising construction costs or other factors affecting supply could reduce the number of acquisition opportunities available to us. The level of demand for single family homes may be impacted by a variety of factors including changes in population density, the health of local, regional and national economies, mortgage rates, and the demand and use of model homes in newly developed communities by homebuilders and developers.

We may be unable to acquire and/or manage additional model homes at competitive prices or at all.

Model homes generally have a short life before becoming residential homes and there are a limited number of model homes at any given time. In addition, as each model home is unique, we need to expend resources to complete our due diligence and underwriting process on many individual model homes, thereby increasing our acquisition costs and possibly reducing the amount that we are able to pay for a particular property. Accordingly, our plan to grow our model home business by acquiring additional model homes to lease back to home builders may not succeed.

There are a limited number of model homes and competition to buy these properties may be significant.

We plan to acquire model homes to lease back to home builders when we identify attractive opportunities and have financing available to complete such acquisitions. We may face competition for acquisition opportunities from other investors. We may be unable to acquire a desired property because of competition from other well capitalized real estate investors, including private investment funds and others. Competition from other real estate investors may also significantly increase the purchase price we must pay to acquire properties.

A significant percentage of our properties are concentrated in a small number of states, which exposes our business to the effects of certain regional events and occurrences.

Our commercial properties are currently located in Southern California, Colorado and North Dakota. Our model home portfolio consists of properties currently located in six states, although a significant concentration of our model homes are located in two states. As of March 31, 2021, approximately 96% of our model homes were located in Texas and Florida with approximately 86% located in Texas. This concentration of properties in a limited number of markets may expose us to risks of adverse economic developments that are greater than if our portfolio were more geographically diverse. These economic developments include regional economic downturns and potentially higher local property, sales and income taxes in the geographic markets in which we are concentrated. In addition, our properties are subject to the effects of adverse acts of nature, such as winter storms, hurricanes, hailstorms, strong winds, earthquakes and tornadoes, which may cause damage, such as flooding, to our properties. Additionally, we cannot assure you that the amount of casualty insurance we maintain would entirely cover damages caused by any such event, or in the case of our model homes portfolio or commercial triple net leases, that the insurance maintained by our tenants would entirely cover damages caused by any such event.

As a result of our geographic concentration of properties, we will face a greater risk of a negative impact on our revenues in the event these areas are more severely impacted by adverse economic and competitive conditions and extreme weather than other areas in the United States.

We may be required under applicable accounting principles and standards to make impairment charges against one or more of our properties.

Under current accounting standards, requirements, and principles, we are required to periodically evaluate our real estate investments for impairment based on a number of indicators. Impairment indicators include real estate markets, leasing rates, occupancy levels, mortgage loan status, and other factors which affect the value of a particular property. For example, a tenant’s default under a lease, the upcoming termination of a long-term lease, the pending maturity of a mortgage loan secured by a property, and the unavailability of replacement financing are all impairment indicators. The presence of any of these indicators may require us to make a material impairment charge against the property so affected. If we determine an impairment has occurred, we are required to make an adjustment to the net carrying value of the property which could have a material adverse effect on our results of operations and financial condition for the period in which the impairment charge is recorded.

Discovery of toxic mold on our properties may adversely affect our results of operation.

Litigation and concern about indoor exposure to certain types of toxic molds have been increasing as the public becomes more aware that exposure to mold can cause a variety of health effects and symptoms, including allergic reactions. Toxic molds can be found almost anywhere; when excessive moisture accumulates in buildings or on building materials, mold growth will often occur, particularly if the moisture remains undiscovered or unaddressed. We attempt to acquire properties where there is no toxic mold or where there has not been any proceeding or litigation with respect to the presence of toxic mold. However, we cannot provide assurances that toxic mold will not exist on any of our properties or will not subsequently develop. The presence of toxic mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property. In addition, the presence of toxic mold could expose us to liability from our tenants, employees of our tenants, and others if property damage or health concerns arise.

Our long-term growth may depend on obtaining additional equity capital.

Historically, we relied on cash from the sale of our equity securities to fund the implementation of our business plan, including property acquisitions and building our staff and internal management and administrative capabilities. We terminated our Series A Common Stock private placement on December 31, 2011 and closed on a preferred stock financing in August 2014, which financing was repaid in September 2020. Our continued ability to fund real estate investments, our operations, and payment of dividends to our stockholders will likely be dependent upon our obtaining additional capital through the additional sales of our equity and/or debt securities. Without additional capital, we may not be able to grow our asset base to a size that is sufficient to support our planned growth, current operations, or to pay dividends to our stockholders at rates or at the levels required to maintain our REIT status (see risk factor titled “We may be forced to borrow funds on a short-term basis, to sell assets or to issue securities to meet the REIT minimum distribution or other requirements or for working capital purposes.”). There is no assurance as to when and under what terms we could successfully obtain additional funding through the sale of our equity and/or debt securities. Our access to additional equity or debt capital depends on a number of factors, including general market conditions, the market’s perception of our growth potential, our expected future earnings, and our debt levels. If we are unable to obtain such additional equity capital, it could have an adverse impact on our growth aspects and the market price of our outstanding securities.

We currently are dependent on internal cash from our operations, financing and proceeds from property sales to fund future property acquisitions, meet our operational costs and pay dividends to our stockholders.

To the extent the cash we receive from our real estate investments and re-financing of existing properties is not sufficient to pay our costs of operations, our acquisition of additional properties, or our payment of dividends to our stockholders, we would be required to seek capital through additional measures. We may incur additional debt or issue additional preferred and common stock for various purposes, including, without limitation, to fund future acquisitions and operational needs. Other measures of generating or preserving capital could include decreasing our operational costs through reductions in personnel or facilities, reducing or suspending our acquisition of real estate, and reducing or suspending dividends to our stockholders.

Reducing or suspending our property acquisition program would prevent us from fully implementing our business plan and reaching our investment objectives. Reducing or suspending the payment of dividends to our stockholders would decrease our stockholders’ return on their investment and possibly prevent us from satisfying the minimum distribution or other requirements of the REIT provisions (see risk factor titled “We may be forced to borrow funds on a short-term basis, to sell assets or to issue securities to meet the REIT minimum distribution requirement or for working capital purposes.”). Any of these measures would likely have a substantial adverse effect on our financial condition, the value of our common stock, and our ability to raise additional capital.

There can be no assurance that distributions will be paid, maintained or increased over time.

There are many factors that can affect the availability and timing of cash distributions to our stockholders. Distributions are expected to be based upon our FFO, financial condition, cash flows and liquidity, debt service requirements and capital or other expenditure requirements for our properties, and any distributions will be authorized at the sole discretion of our Board of Directors, and their form, timing and amount, if any, will be affected by many factors, such as our ability to acquire profitable real estate investments and successfully manage our real estate properties and our operating expenses. Other factors may be beyond our control. We can therefore provide no assurance that we will be able to pay or maintain distributions or that distributions will increase over time. For example, our distributions were suspended for the periods from the third quarter of 2017 through the third quarter of 2018 and for the final three quarters of 2019 through the third quarter of 2020. If we do not have sufficient cash available for distributions, we may need to fund the shortage out of working capital or borrow to provide funds for such distributions, which would reduce the amount of proceeds available for real estate investments and increase our future interest costs. Our inability to pay distributions, or to pay distributions at expected levels, could result in a decrease in the per share trading price of our Series A Common Stock or Series D Preferred Stock.

If we are unable to find suitable investments, we may not be able to achieve our investment objectives or continue to pay distributions.

Our ability to achieve our investment objectives and to pay distributions on a regular basis is dependent upon our acquisition of suitable property investments and obtaining satisfactory financing arrangements. We cannot be sure that our management will be successful in finding suitable properties on financially attractive terms. If our management is unable to find such investments, we will hold the proceeds available for investment in an interest-bearing account or invest the proceeds in short-term, investment-grade investments. Holding such short-term investments will prevent us from making the long-term investments necessary to generate operating income to pay distributions. As a result, we will need to raise additional capital to continue to pay distributions until such time as suitable property investments become available (see risk factor titled “We may be forced to borrow funds on a short-term basis, to sell assets or to issue securities to meet the REIT minimum distribution or other requirements or for working capital purposes.”). In the event that we are unable to do so, our ability to pay distributions to our stockholders will be adversely affected.

We depend on key personnel, and the loss of such persons could impair our ability to achieve our business objectives.

Our success substantially depends upon the continued contributions of certain key personnel in evaluating and securing investments, selecting tenants and arranging financing. Our key personnel include Jack K. Heilbron, our Chief Executive Officer and President, and Larry G. Dubose, CFO of our Company and of NetREIT Dubose, and CEO of Dubose Advisors and NetREIT Advisors, each of whom would be difficult to replace. If either of these individuals or any of the other members of our management team were to leave, the implementation of our investment strategies could be delayed or hindered, and our operating results could suffer.

We also believe that our future success depends, in large part, upon our ability to hire and retain skilled and experienced managerial and operational personnel. Competition for skilled and experienced professionals has intensified, and we cannot assure our stockholders that we will be successful in attracting and retaining such personnel.

We rely on third-party property managers to manage our properties and brokers or agents to lease our properties.

We rely on various third-party property managers to manage most of our properties and local brokers or agents to lease vacant space. These third-party property managers have significant decision-making authority with respect to the management of our properties. Although we are significantly engaged with our third-party property managers, our ability to direct and control how our properties are managed on a day-to-day basis may be limited. Major issues encountered by our property managers, broker or leasing agents could adversely impact the operation and profitability of our properties and, consequently, our financial condition, results of operations, cash flows, cash available for distributions and our ability to service our debt obligations.

We may change our investment and business policies without stockholder consent, and such changes could increase our exposure to operational risks.

Our Board of Directors may change our investment and business policies, including our policies with respect to investments, acquisitions, growth, operations, indebtedness, capitalization and distributions, at any time without the consent of our stockholders. Although our independent directors review our investment policies at least annually to determine that the policies we are following are in the best interests of our company and stockholders, a change in such policies could result in our making investments different from, and possibly riskier than, investments made in the past. A change in our investment policies may, among other things, increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could materially affect our ability to achieve our investment objectives.

If we are deemed to be an investment company under the Investment Company Act, our stockholders’ investment return may be reduced.

We are not registered as an investment company under the Investment Company Act of 1940, as amended (“Investment Company Act”), based on exceptions we believe are available to us. If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things, limitations on capital structure, restrictions on specified investments, prohibitions on transactions with affiliates, and compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

Provisions of Maryland law may limit the ability of a third party to acquire control of us by requiring our Board of Directors or stockholders to approve proposals to acquire our company or effect a change in control.

Certain provisions of the Maryland General Corporation Law (“MGCL”) may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide our stockholders with the opportunity to realize a premium over the then-prevailing market price of their shares of common stock, including:

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“business combination” provisions that, subject to certain exceptions and limitations, prohibit certain business combinations between a Maryland corporation and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding voting stock or an affiliate or associate of ours who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding shares of stock) or an affiliate of any interested stockholder for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes two super-majority stockholder voting requirements on these combinations, unless, among other conditions, our common stockholders receive a minimum price, as defined in the MGCL, for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares of stock; and

•

“control share” provisions that provide that, subject to certain exceptions, holders of “control shares” (defined as voting shares that, when aggregated with all other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding shares owned by the acquirer, by our officers or by our employees who are also directors of our company.

By resolution, our Board of Directors has exempted business combinations between us and any other person, provided that the business combination is first approved by our Board of Directors (including a majority of our directors who are not affiliates or associates of such person). We cannot assure you that our Board of Directors will not amend or repeal this resolution in the future. In addition, pursuant to a provision in our bylaws we have opted out of the control share provisions of the MGCL.

In addition, the “unsolicited takeover” provisions of Title 3, Subtitle 8 of the MGCL permit our Board of Directors, without stockholder approval and regardless of what is provided in our charter or bylaws, to implement certain takeover defenses, including adopting a classified board or increasing the vote required to remove a director. Such takeover defenses may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide our common stockholders with the opportunity to realize a premium over the then-current market price.

Our Board of Directors may approve the issuance of stock, including preferred stock, with terms that may discourage a third party from acquiring us.

Our charter permits our Board of Directors, without any action by our stockholders, to authorize the issuance of stock in one or more classes or series. Our Board of Directors may also classify or reclassify any unissued preferred stock and set or change the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of any such stock, which rights may be superior to those of our common stock. Thus, our Board of Directors could authorize the issuance of shares of a class or series of stock with terms and conditions which could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our outstanding common stock might receive a premium for their shares over the then current market price of our common stock.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

Our charter eliminates the liability of our directors and officers to us and our stockholders for money damages to the maximum extent permitted under Maryland law. Under current Maryland law and our charter, our directors and officers will not have any liability to us or our stockholders for money damages other than liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty by the director or officer that was established by a final judgment and is material to the cause of action adjudicated.

Our charter authorizes us and our bylaws obligate us to indemnify each of our directors or officers who is or is threatened to be made a party to, or witness in, a proceeding by reason of his or her service in those or certain other capacities, to the maximum extent permitted by Maryland law, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former director or officer of us or serving in such other capacities. In addition, we may be obligated to pay or reimburse the expenses incurred by our present and former directors and officers without requiring a preliminary determination of their ultimate entitlement to indemnification. As a result, we and our stockholders may have more limited rights to recover money damages from our directors and officers than might otherwise exist absent these provisions in our charter and bylaws or that might exist with other companies, which could limit your recourse in the event of actions that are not in our or your best interests.

Our management faces certain conflicts of interest with respect to their other positions and/or interests outside of our company, which could hinder our ability to implement our business strategy and to generate returns to our stockholders.

We rely on our management, including Mr. Heilbron, our Chief Executive Officer and President, for implementation of our investment policies and our day-to-day operations. Although the majority of his business time is spent working for our company, Mr. Heilbron engages in other investment and business activities in which we have no economic interest. His responsibilities to these other entities could result in action or inaction that is detrimental to our business, which could harm the implementation of our business strategy. He may face conflicts of interest in allocating his time among us and his other business ventures and in meeting his obligations to us and those other entities. His determinations in these situations may be more favorable to other entities than to us.

Possible future transactions with our management or their affiliates could create a conflict of interest, which could result in actions that are not in the long-term best interest of our stockholders.

Under prescribed circumstances, we may enter into transactions with affiliates of our management, including the borrowing and lending of funds, the purchase and sale of properties and joint investments. Currently, our policy is not to enter into any transaction involving sales or purchases of properties or joint investments with management or their affiliates, or to borrow from or lend money to such persons. However, our policies in each of these regards may change in the future.

We face system security risks as we depend on automated processes and the Internet.

We are increasingly dependent on automated information technology processes. While we attempt to mitigate this risk through offsite backup procedures and contracted data centers that include, in some cases, redundant operations, we could be severely impacted by a catastrophic occurrence, such as a natural disaster or a terrorist attack.

In addition, an increasing portion of our business operations are conducted over the Internet, putting us at risk from cybersecurity attacks, including attempts to make unauthorized transfers of funds, gain unauthorized access to our confidential data or information technology systems, viruses, ransomware, and other electronic security breaches. Such cyber-attacks may involve more sophisticated security threats that could impact day-to-day operations. While we employ a number of measures to prevent, detect and mitigate these threats, there is no guarantee such efforts will be successful at preventing a cyber-attack. Cybersecurity incidents could compromise confidential information of our tenants, employees and vendors and cause system failures and disruptions of operations.

Risks Related to Our Indebtedness

We have significant outstanding indebtedness, which requires that we generate sufficient cash flow to satisfy the payment and other obligations under the terms of our debt and exposes us to the risk of default under the terms of our debt.

Our total gross indebtedness as of March 31, 2021 was approximately $109.6 million. We may incur additional debt for various purposes, including, without limitation, to fund future acquisitions and operational needs.

The terms of our outstanding indebtedness provide for significant principal and interest payments. Our ability to meet these and other ongoing payment obligations of our debt depends on our ability to generate significant cash flow in the future. Our ability to generate cash flow, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors, as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that capital will be available to us, in amounts sufficient to enable us to meet our payment obligations under our loan agreements and to fund our other liquidity needs. If we are not able to generate sufficient cash flow to service these obligations, we may need to refinance or restructure our debt, sell unencumbered assets subject to defeasance or yield maintenance costs (which we may be limited in doing in light of the relatively illiquid nature of our properties), reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet these payment obligations, which could materially and adversely affect our liquidity. Our outstanding indebtedness, and the limitations imposed on us by the agreements that govern our outstanding indebtedness, could have significant adverse consequences, including the following:

•	make it more difficult for us to satisfy our obligations;

•	limit our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements, or to carry out other aspects of our business plan;

•	limit our ability to refinance our indebtedness at maturity or impose refinancing terms that may be less favorable than the terms of the original indebtedness;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on obligations under our outstanding indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures and other general corporate requirements, or adversely affect our ability to meet REIT distribution requirements imposed by the Code;

•	cause us to violate restrictive covenants in the documents that govern our indebtedness, which would entitle our lenders to charge default rates of interest and/or accelerate our debt obligations;

•	cause us to default on our obligations, causing lenders or mortgagees to foreclose on properties that secure our loans and receive an assignment of our rents and leases;

•	force us to dispose of one or more of our properties, possibly on unfavorable terms or in violation of certain covenants to which we may be subject;

•

limit our ability to make material acquisitions or take advantage of business opportunities that may arise and limit our flexibility in planning for, or reacting to, changes in our business and industry, thereby limiting our ability to compete effectively or operate successfully; and

•	cause us to not have sufficient cash flow to pay dividends to our stockholders or place restrictions on the payment of dividends to our stockholders.

If any one of these events was to occur, our business, results of operations and financial condition would be materially adversely affected.

Mortgage indebtedness and other borrowings increase our operational risks.

Loans obtained to fund property acquisitions will generally be secured by mortgages on our properties. The more we borrow, the higher our fixed debt payment obligations will be and the greater the risk that we will not be able to timely meet these payment obligations. At March 31, 2021, excluding our model home properties, we had a total of approximately $83.2 million of secured financing on our properties. If we are unable to make our debt payments as required, due to a decrease in rental or other revenues or an increase in our other costs, a lender could charge us a default rate of interest and/or foreclose on the property or properties securing its debt. This could cause an adverse effect on our results of operations and/or cause us to lose part or all of our investment, adversely affecting our financial condition by lowering the value of our real estate portfolio.

Lenders often require restrictive covenants relating to our operations, which adversely affects our flexibility and may affect our ability to achieve our investment objectives.

Some of our mortgage loans impose restrictions that affect our distribution and operating policies, our ability to incur additional debt and our ability to resell interests in properties. A number of loan documents contain covenants requiring us to maintain cash reserves or letters of credit under certain circumstances and limiting our ability to further mortgage the property, discontinue certain insurance coverage, replace the property manager, or terminate certain operating or lease agreements related to the property. Such restrictions may limit our ability to achieve our investment objectives.

Financing arrangements involving balloon payment obligations may adversely affect our ability to pay distributions.

Some of our mortgage loans, including the Polar Note (as defined herein), require us to make a lump-sum or “balloon” payment at maturity. We may finance more properties that we acquire in this manner. Our ability to make a balloon payment at maturity could be uncertain and may depend upon our ability to obtain additional financing, to refinance the debt or to sell the property. When the balloon payment is due, we may not be able to refinance debt on favorable terms or sell the property at a price that would cover the balloon payment. The effect of a refinancing or sale could affect the rate of return to stockholders and the value of our common stock.

In addition, making a balloon payment may leave us with insufficient cash to pay the distributions that are required to maintain our qualification as a REIT. At March 31, 2021, excluding our model homes business, we have one mortgage that require a balloon payment in 2021. The model homes division pays off the balance of its mortgages using proceeds from the sale of the underlying homes. Any deficiency in the sale proceeds would have to be paid from existing cash, reducing the amount available for distributions and operations.

Risks Related to our Status as a REIT and Related Federal Income Tax Matters

Failure to qualify as a REIT could adversely affect our operations and our ability to pay distributions.

We elected to be taxed as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2001. We believe that we have been organized and have operated in a manner that has allowed us to qualify for taxation as a REIT for federal income tax purposes commencing with such taxable year, and we expect to operate in a manner that will allow us to continue to qualify as a REIT for federal income tax purposes. However, the federal income tax laws governing REITs are extremely complex, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Qualifying as a REIT requires us to meet various tests regarding the nature of our assets and our income, the ownership of our outstanding stock, and the amount of our distributions on an ongoing basis. While we intend to continue to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, including the tax treatment of certain investments and dispositions, and the possibility of future changes in our circumstances, no assurance can be given that we will qualify for any particular year. If we lose our REIT qualification, we would be subject to federal corporate income taxation on our taxable income, and we could also be subject to increased state and local taxes. Additionally, we would not be allowed a deduction for distributions paid to stockholders. Moreover, unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified. The income tax consequences could be substantial and would reduce our cash available for distribution to stockholders and investments in additional real estate. We could also be required to borrow funds or liquidate some investments in order to pay the applicable tax. If we fail to qualify as a REIT, we would not be required to make distributions to our stockholders.

As a REIT, we may be subject to tax liabilities that reduce our cash flow.

Even if we continue to qualify as a REIT for federal income tax purposes, we may be subject to federal, state and local taxes on our income or property, including the following:

•

To continue to qualify as a REIT, we must distribute annually at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and excluding net capital gains) to our stockholders. If we satisfy the distribution requirement but distribute less than 100% of our REIT taxable income (determined without regard to the dividends paid deduction and including net capital gains), we will be subject to corporate income tax on the undistributed income.

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We will be subject to a 4% nondeductible excise tax on the amount, if any, by which the distributions that we pay in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income, and 100% of our undistributed income from prior years.

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If we have net income from the sale of foreclosure property that we hold primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we must pay a tax on that income at the highest corporate income tax rate.

•

If we sell a property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, our gain will be subject to the 100% “prohibited transaction” tax.

•	We may be subject to state and local taxes on our income or property, either directly or indirectly because of the taxation of entities through which we indirectly own our assets.

•	Our subsidiaries that are “taxable REIT subsidiaries” will generally be required to pay federal corporate income tax on their earnings.

Our ownership of taxable REIT subsidiaries is subject to certain restrictions, and we will be required to pay a 100% penalty tax on certain income or deductions if our transactions with our taxable REIT subsidiaries are not conducted on arm’s length terms.

We own and may acquire direct or indirect interests in one or more entities that have elected or will elect, together with us, to be treated as our taxable REIT subsidiaries. A taxable REIT subsidiary is a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to U.S. federal income tax as a regular C corporation. In addition, a 100% excise tax will be imposed on certain transactions between a taxable REIT subsidiary and its parent REIT that are not conducted on an arm’s length basis.

A REIT’s ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset tests applicable to REITs. Not more than 25% of the value of our total assets could be represented by securities, including securities of taxable REIT subsidiaries, other than those securities includable in the 75% asset test. Further, for taxable years beginning after December 31, 2017, not more than 20% of the value of our total assets may be represented by securities of taxable REIT subsidiaries. We anticipate that the aggregate value of the stock and other securities of any taxable REIT subsidiaries that we own will be less than 20% of the value of our total assets, and we will monitor the value of these investments to ensure compliance with applicable asset test limitations. In addition, we intend to structure our transactions with any taxable REIT subsidiaries that we own to ensure that they are entered into on arm’s length terms to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with these limitations or avoid application of the 100% excise tax discussed above.

We may be forced to borrow funds on a short-term basis, to sell assets or to issue securities to meet the REIT minimum distribution or other requirements or for working capital purposes.

To qualify as a REIT, we must continually satisfy tests concerning, among other things, the nature and diversification of our assets, the sources of our income and the amounts we distribute to our stockholders. In order to maintain our REIT status or avoid the payment of income and excise taxes, we may need to borrow funds on a short-term basis to meet the REIT distribution requirements, even if the then-prevailing market conditions are not favorable for these borrowings. To qualify as a REIT, in general, we must distribute to our stockholders at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and excluding net capital gains) each year. We have and intend to continue to make distributions to our stockholders. However, our ability to make distributions may be adversely affected by the risk factors described elsewhere in this prospectus. In the event of a decline in our operating results and financial performance or in the value of our asset portfolio, we may not have cash sufficient for distribution. Therefore, to preserve our REIT status or avoid taxation, we may need to borrow funds, sell assets or issue additional securities, even if the then-prevailing market conditions are not favorable. Moreover, we may be required to liquidate or forgo otherwise attractive investments in order to satisfy the REIT asset and income tests or to qualify under certain statutory relief provisions. If we are compelled to liquidate our investments to meet any of these asset, income or distribution tests, or to repay obligations to our lenders, we may be unable to comply with one or more of the requirements applicable to REITs or may be subject to a 100% tax on any resulting gain if such sales constitute prohibited transactions.

In addition, we require a minimum amount of cash to fund our daily operations. Due to the REIT distribution requirements, we may be forced to make distributions when we otherwise would use the cash to fund our working capital needs. Therefore, we may be forced to borrow funds, to sell assets or to issue additional securities at certain times for our working capital needs.

The tax imposed on REITs engaging in “prohibited transactions” may limit our ability to engage in transactions that would be treated as sales for U.S. federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% penalty tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Although we do not intend to hold any properties that would be characterized as held for sale to customers in the ordinary course of our business unless a sale or disposition qualifies under certain statutory safe harbors, such characterization is a factual determination and no guarantee can be given that the Internal Revenue Service (“IRS”) would agree with our characterization of our properties or that we will always be able to make use of the available safe harbors.

Legislative or other actions affecting REITs could have a negative effect on our investors or us.

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. Changes to the tax laws, with or without retroactive application, could adversely affect our investors or us. We cannot predict how changes in the tax laws might affect our investors or us. New legislation, Treasury Regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify as a REIT, the federal income tax consequences of such qualification, or the federal income tax consequences of an investment in us. Also, the law relating to the tax treatment of other entities, or an investment in other entities, could change, making an investment in such other entities more attractive relative to an investment in a REIT.

The stock ownership limit imposed by the Code for REITs and our charter may discourage a takeover that could otherwise result in a premium price for our stockholders.

In order for us to maintain our qualification as a REIT, no more than 50% in value of our outstanding stock may be beneficially owned, directly or indirectly, by five or fewer individuals (including certain types of entities) at any time during the last half of each taxable year. To ensure that we do not fail to qualify as a REIT under this test, our charter restricts ownership by one person or entity to no more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the aggregate outstanding shares of all classes and series of our capital stock. This restriction may have the effect of delaying, deferring or preventing a change in control, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock.

Dividends payable by REITs generally are taxed at the higher ordinary income rate, which could reduce the net cash received by stockholders and may be detrimental to our ability to raise additional funds through any future sale of our common stock.

Income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts and estates is generally subject to tax at reduced rates. However, dividends payable by REITs to its stockholders generally are not eligible for the reduced rates for qualified dividends and are taxed at ordinary income rates (but, U.S. stockholders that are individuals, trusts and estates generally may deduct 20% of ordinary dividends from a REIT for taxable years beginning after December 31, 2017 and before January 1, 2026). Although these rules do not adversely affect the taxation of REITs or dividends payable by REITs, to the extent that the reduced rates continue to apply to regular corporate qualified dividends, investors that are individuals, trusts and estates may perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could materially and adversely affect the value of the shares of REITs, including the per share trading price of our common stock, and could be detrimental to our ability to raise additional funds through the future sale of our common stock.

Tax-exempt stockholders will be taxed on our distributions to the extent such distributions are unrelated business taxable income.

Generally, neither ordinary nor capital gain distributions should constitute unrelated business taxable income (“UBTI”) to tax-exempt entities, such as employee pension benefit trusts and individual retirement accounts. Our payment of distributions to a tax-exempt stockholder will constitute UBTI, however, if the tax-exempt stockholder has incurred debt to acquire its shares. Therefore, tax-exempt stockholders are not assured all dividends received will be tax-free.

Risks Related to Legal and Regulatory Requirements

Costs of complying with governmental laws and regulations may reduce our net income and the cash available for distributions to our stockholders.

Our properties are subject to various local, state and federal regulatory requirements, including those addressing zoning, environmental and land use, access for disabled persons, and air and water quality. These laws and regulations may impose restrictions on the manner in which our properties may be used or business may be operated, and compliance with these standards may require us to make unexpected expenditures, some of which could be substantial. Additionally, we could be subject to liability in the form of fines, penalties or damages for noncompliance, and any enforcement actions could reduce the value of a property. Any material expenditures, penalties, or decrease in property value would adversely affect our operating income and our ability to pay dividends to our stockholders.

The costs of complying with environmental regulatory requirements, of remediating any contaminated property, or of defending against claims of environmental liability could adversely affect our operating results.

Under various federal, state and local environmental laws, ordinances and regulations, an owner or operator of real property is responsible for the cost of removal or remediation of hazardous or toxic substances on its property. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated.

For instance, federal regulations require us to identify and warn, via signs and labels, of potential hazards posed by workplace exposure to installed asbestos-containing materials (“ACMs”), and potential ACMs on our properties. Federal, state, and local laws and regulations also govern the removal, encapsulation, disturbance, handling and disposal of ACMs and potential ACMs, when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a property. There are or may be ACMs at certain of our properties. As a result, we may face liability for a release of ACMs and may be subject to personal injury lawsuits by workers and others exposed to ACMs at our properties. Additionally, the value of any of our properties containing ACMs and potential ACMs may be decreased.

Although we have not been notified by any governmental authority and are not otherwise aware of any material noncompliance, liability or claim relating to hazardous substances in connection with our properties, we may be found noncompliant in the future. Environmental laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of any hazardous substances. Therefore, we may be liable for the costs of removing or remediating contamination of which we had no knowledge. Additionally, future laws or regulations could impose an unanticipated material environmental liability on any of the properties that we purchase.

The presence of contamination, or our failure to properly remediate contamination of our properties, may adversely affect the ability of our tenants to operate the contaminated property, may subject us to liability to third parties, and may inhibit our ability to sell or rent such property or borrow money using such property as collateral. Any of these occurrences would adversely affect our operating income.

Compliance with the Americans with Disabilities Act may require us to make unintended expenditures that could adversely impact our results of operations.

Our properties are generally required to comply with the Americans with Disabilities Act of 1990, or the ADA. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities,” but generally requires that buildings be made accessible to people with disabilities. Compliance with ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants. The parties to whom we lease properties are obligated by law to comply with the ADA provisions, and we believe that these parties may be obligated to cover costs associated with compliance. If required changes to our properties involve greater expenditures than anticipated, or if the changes must be made on a more accelerated basis than anticipated, our tenants may to be able to cover the costs and we could be required to expend our own funds to comply with the provisions of the ADA. Any funds used for ADA compliance will reduce our net income and the amount of cash available for distributions to our stockholders.

Our property taxes could increase due to property tax rate changes, reassessments or changes in property tax laws, which would adversely impact our cash flows.

We are required to pay property taxes for our properties, which could increase as property tax rates increase or as our properties are assessed or reassessed by taxing authorities. In California, under current law, reassessment occurs primarily as a result of a “change in ownership”. A potential reassessment may take a considerable amount of time, during which the property taxing authorities make a determination of the occurrence of a “change of ownership”, as well as the actual reassessed value. In addition, from time to time, there have been proposals to base property taxes on commercial properties on their current market value, without any limit based on purchase price. If any similar proposal were adopted, the property taxes we pay could increase substantially. In California, pursuant to an existing state law commonly referred to as Proposition 13, properties are reassessed to market value only at the time of change in ownership or completion of construction, and thereafter, annual property reassessments are limited to 2% of previously assessed values. As a result, Proposition 13 generally results in significant below-market assessed values over time. From time to time, including recently, lawmakers and political coalitions have initiated efforts to repeal or amend Proposition 13 to eliminate its application to commercial and industrial properties. If successful, a repeal of Proposition 13 could substantially increase the assessed values and property taxes for our properties in California.

Our ability to attract and retain qualified members of our Board of Directors may be impacted due to new state laws, including recently enacted quotas related to gender and underrepresented communities .

In September 2019, California enacted SB 826 requiring public companies headquartered in California with outstanding shares listed on a major United States stock exchange to maintain minimum female representation on their boards of directors as follows:  by the end of 2019, at least one woman on its board; by the end of 2021, public company boards with five members will be required to have at least two female directors, and public company boards with six or more members will be required to have at least three female directors. In September 2020, California enacted AB 979, which will require every public company with securities listed on a major U.S. stock exchange and that has its principal executive office in California, as listed on its Annual Report on Form 10-K to have at least one director from an underrepresented community on its board of directors by the end of the 2021 calendar year and upwards of three directors from an underrepresented community on its board of directors by the end of the 2022 calendar year. Failure to achieve designated minimum levels in a timely manner exposes such companies to costly financial penalties and reputational harm. We cannot assure that we will be able to recruit, attract and/or retain qualified members of the board and meet quotas related to gender and underrepresented communities as a result of the California legislations (should they not be repealed before the compliance deadlines), which may cause certain investors to divest their holdings in our stock and expose us to penalties and/or reputational harm.

Risks Related to this Offering and an Investment in Our Company Generally

Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a significant return.

Our management will have broad discretion over the use of proceeds from this offering. The net proceeds from this offering will be used primarily for general corporate and working capital purposes, including to potentially acquire additional properties. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our Series D Preferred Stock. The failure of our management to use these funds effectively could have a material adverse effect on our business, cause the market price of our Series D Preferred Stock to decline and potentially impair the operation and expansion of our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing instruments and U.S. government securities. These investments may not yield a favorable return to our stockholders.

Our Series D Preferred Stock is subordinate to our existing and future debt, and your interests could be diluted by the issuance of additional preferred stock and by other transactions.

The Series D Preferred Stock will rank junior to all of our existing and future debt and to other non-equity claims on us and our assets available to satisfy claims against us, including claims in bankruptcy, liquidation or similar proceedings. Our future debt may include restrictions on our ability to pay distributions to preferred stockholders. Our charter currently authorizes the issuance of up to 1,000,000 shares of preferred stock in one or more classes or series. As of immediately prior to consummation of this offering, there will be 920,000 shares of Series D Preferred Stock authorized under our charter, none of which will be outstanding prior to the completion of this offering. Subject to limitations prescribed by Maryland law and our charter, our Board of Directors is authorized to issue, from our authorized but unissued shares of stock, preferred stock in such classes or series as our Board of Directors may determine and to establish from time to time the number of shares of preferred stock to be included in any such class or series. The issuance of additional shares of Series D Preferred Stock or another series of preferred stock designated as ranking on parity with the Series D Preferred Stock would dilute the interests of the holders of shares of the Series D Preferred Stock, and the issuance of shares of any class or series of our stock expressly designated as ranking senior to the Series D Preferred Stock or the incurrence of additional indebtedness could affect our ability to pay distributions on, redeem or pay the liquidation preference on the Series D Preferred Stock. The Series D Preferred Stock do not contain any terms relating to or limiting our indebtedness or affording the holders of shares of the Series D Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets, that might adversely affect the holders of shares of the Series D Preferred Stock, so long as the rights, preferences, privileges or voting power of the Series D Preferred Stock or the holders thereof are not materially and adversely affected.

As a holder of shares of the Series D Preferred Stock, you have extremely limited voting rights.

Your voting rights as a holder of shares of the Series D Preferred Stock will be limited. Our shares of common stock are the only class of our securities carrying full voting rights. Voting rights for holders of shares of the Series D Preferred Stock exist primarily with respect to adverse changes in the terms of the Series D Preferred Stock and the creation of additional classes or series of preferred shares that are senior to the Series D Preferred Stock. Other than these limited voting rights described in this prospectus, holders of shares of the Series D Preferred Stock will not have any voting rights. See “Description of the Series D Preferred Stock—Voting Rights” in this prospectus.

Our cash available for distributions may not be sufficient to pay distributions on the Series D Preferred Stock at expected levels, and we cannot assure you of our ability to pay distributions in the future. We may use borrowed funds or funds from other sources to pay distributions, which may adversely impact our operations.

We intend to pay regular monthly distributions to holders of our Series D Preferred Stock. Distributions declared by us will be authorized by our Board of Directors in its sole discretion out of assets legally available for distribution and will depend upon a number of factors, including our earnings, our financial condition, restrictions under applicable law, our need to comply with the terms of our existing financing arrangements, the capital requirements of our company and other factors as our Board of Directors may deem relevant from time to time. We may be required to fund distributions from working capital, proceeds of this offering or a sale of assets to the extent distributions exceed earnings or cash flows from operations. Funding distributions from working capital would restrict our operations. If we are required to sell assets to fund distributions, such asset sales may occur at a time or in a manner that is not consistent with our disposition strategy. If we borrow to fund distributions, our leverage ratios and future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been. We may not be able to pay distributions in the future. In addition, some of our distributions may be considered a return of capital for income tax purposes. If we decide to make distributions in excess of our current and accumulated earnings and profits, such distributions would generally be considered a return of capital for federal income tax purposes to the extent of the holder’s adjusted tax basis in its shares. A return of capital is not taxable, but it has the effect of reducing the holder’s adjusted tax basis in its investment. If distributions exceed the adjusted tax basis of a holder’s shares, they will be treated as gain from the sale or exchange of such stock.

We could be prevented from paying cash dividends on the Series D Preferred Stock due to prescribed legal requirements.

Holders of shares of Series D Preferred Stock will not receive dividends on such shares unless authorized by our Board of Directors and declared by us. Under Maryland law, cash dividends on stock may only be paid if, after giving effect to the dividends, our total assets exceed our total liabilities and we are able to pay our indebtedness as it becomes due in the ordinary course of business. Unless we operate profitably, our ability to pay cash dividends on the Series D Preferred Stock may be negatively impacted. Our business may not generate sufficient cash flow from operations to enable us to pay dividends on the Series D Preferred Stock when payable. Further, even if we meet the applicable solvency tests under Maryland law to pay cash dividends on the Series D Preferred Stock described above, we may not have sufficient cash to pay dividends on the Series D Preferred Stock.

Furthermore, no dividends on Series D Preferred Stock shall be authorized by our Board of Directors or paid, declared or set aside for payment by us at any time when the authorization, payment, declaration or setting aside for payment would be unlawful under Maryland law or any other applicable law. See “Description of the Series D Preferred Stock — Dividends.”

We may redeem the Series D Preferred Stock and you may not receive dividends that you anticipate if we redeem the Series D Preferred Stock.

On or after June 15, 2026, we may, at our option, redeem the Series D Preferred Stock, in whole or in part, at any time or from time to time. Also, upon the occurrence of a Change of Control, we may, at our option, redeem the Series D Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred. We may have an incentive to redeem the Series D Preferred Stock voluntarily if market conditions allow us to issue other preferred stock or debt securities at a rate that is lower than the dividend rate on the Series D Preferred Stock. If we redeem the Series D Preferred Stock, from and after the redemption date, dividends will cease to accrue on shares of Series D Preferred Stock, the shares of Series D Preferred Stock shall no longer be deemed outstanding and all rights as a holder of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

Holders of shares of the Series D Preferred Stock should not expect us to redeem the Series D Preferred Stock on or after the date they become redeemable at our option.

The Series D Preferred Stock will be a perpetual equity security. This means that it will have no maturity or mandatory redemption date and will not be redeemable at the option of the holders. The Series D Preferred Stock may be redeemed only by us at our option either in whole or in part, from time to time, at any time on or after June 15, 2026, or within 120 days following the occurrence of a Change of Control. Any decision we may make at any time to propose a redemption of the Series D Preferred Stock will depend upon, among other things, our evaluation of our capital position, the composition of our stockholders’ equity and general market conditions at that time.

The Series D Preferred Stock is not convertible into shares of our common stock, and investors will not realize a corresponding upside if the price of the common stock increases.

The Series D Preferred Stock is not convertible into shares of our common stock and earns dividends at a fixed rate. Accordingly, an increase in market price of our common stock will not necessarily result in an increase in the market price of our Series D Preferred Stock. The market value of the Series D Preferred Stock may depend more on dividend and interest rates for other preferred stock, commercial paper and other investment alternatives and our actual and perceived ability to pay dividends on, and in the event of dissolution satisfy the liquidation preference with respect to, the Series D Preferred Stock.

The Change of Control right may make it more difficult for a party to acquire us or discourage a party from acquiring us.

The Change of Control right (as defined under “Description of the Series D Preferred Stock — Special Optional Redemption”) may have the effect of discouraging a third party from making an acquisition proposal for us or of delaying, deferring or preventing certain of our change of control transactions under circumstances that otherwise could provide the holders of our Series D Preferred Stock with the opportunity to realize a premium over the then-current market price of such equity securities or that stockholders may otherwise believe is in their best interests.

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for certain actions, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with the Company.

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (c) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (d) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. This forum selection provision in our bylaws may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or any our directors, officers or other employees.

There is no established trading market for the Series D Preferred Stock, listing on Nasdaq does not guarantee a market for the Series D Preferred Stock and the market price and trading volume of the Series D Preferred Stock may fluctuate significantly.

The Series D Preferred Stock is a new issue of securities with no trading market. Our application to list the Series D Preferred Stock on Nasdaq has been approved and shares of our Series D Preferred Stock commenced trading on Nasdaq on June 11, 2021. However, an active and liquid trading market to sell the Series D Preferred Stock may not develop after the issuance of the Series D Preferred Stock offered hereby or, even if it develops, may not be sustained. The initial public offering price for our Series D Preferred Stock has been determined by negotiation between us and the Underwriters. The price at which shares of our Series D Preferred Stock trade after the completion of this offering may be lower than the price at which the Underwriters sell them in this offering. Because the Series D Preferred Stock has no stated maturity date, investors seeking liquidity may be limited to selling their shares in the secondary market. If an active trading market does not develop, the market price and liquidity of the Series D Preferred Stock may be adversely affected. Even if an active public market does develop, we cannot guarantee you that the market price for the Series D Preferred Stock will equal or exceed the price you pay for your Series D Preferred Stock.

The market determines the trading price for the Series D Preferred Stock and may be influenced by many factors, including our history of paying distributions on the Series D Preferred Stock, variations in our financial results, the market for similar securities, investors’ perception of us, our issuance of additional preferred equity or indebtedness and general economic, industry, interest rate and market conditions. Because the Series D Preferred Stock carries a fixed distribution rate, its value in the secondary market will be influenced by changes in interest rates and will tend to move inversely to such changes. In particular, an increase in market interest rates may result in higher yields on other financial instruments and may lead purchasers of Series D Preferred Stock to demand a higher yield on the price paid for the Series D Preferred Stock, which could adversely affect the market price of the Series D Preferred Stock.

If the Series D Preferred Stock is delisted, the ability to transfer or sell shares of the Series D Preferred Stock may be limited and the market value of the Series D Preferred Stock will likely be materially adversely affected.

The Series D Preferred Stock does not contain provisions that are intended to protect investors if the Series D Preferred Stock is delisted from Nasdaq. If the Series D Preferred Stock is delisted from Nasdaq, investors’ ability to transfer or sell shares of the Series D Preferred Stock will be limited and the market value of the Series D Preferred Stock will likely be materially adversely affected. Moreover, since the Series D Preferred Stock has no stated maturity date, investors may be forced to hold shares of the Series D Preferred Stock indefinitely while receiving stated dividends thereon when, as and if authorized by our Board of Directors and paid by us with no assurance as to ever receiving the liquidation value thereof.

Market interest rates may have an effect on the value of the Series D Preferred Stock.

One of the factors that will influence the price of the Series D Preferred Stock will be the distribution yield on the Series D Preferred Stock (as a percentage of the market price of the Series D Preferred Stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of the Series D Preferred Stock to expect a higher distribution yield (and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution payments). Thus, higher market interest rates could cause the market price of the Series D Preferred Stock to decrease and reduce the amount of funds that are available and may be used to make distribution payments.

In the event of a liquidation, you may not receive the full amount of your liquidation preference.

In the event of our liquidation, the proceeds will be used first to repay indebtedness and then to pay holders of shares of the Series D Preferred Stock and any other class or series of our stock ranking senior to or on parity with the Series D Preferred Stock as to liquidation the amount of each holder’s liquidation preference and accrued and unpaid distributions through the date of payment. In the event we have insufficient funds to make payments in full to holders of the shares of the Series D Preferred Stock and any other class or series of our stock ranking senior to or on parity with the Series D Preferred Stock as to liquidation, such funds will be distributed ratably among such holders and such holders may not realize the full amount of their liquidation preference.

We are generally restricted from issuing shares of other series of preferred stock that rank senior the Series D Preferred Stock as to dividend rights or rights to the distribution of assets upon our liquidation, dissolution or winding up, but may do so with the requisite consent of the holders of the Series D Preferred Stock; and, further, no such consent is required for an increase in the number of shares of Series D Preferred Stock or the issuance of additional shares of Series D Preferred Stock or series of preferred stock ranking pari passu with the Series D Preferred Stock.

We are allowed to issue shares of other series of preferred stock that rank senior to the Series D Preferred Stock as to dividend payments and rights upon our liquidation, dissolution or winding up of our affairs, only with the approval of the holders of at least two-thirds of the outstanding Series D Preferred Stock. However, we are allowed to increase the number of shares of Series D Preferred Stock or additional series of preferred stock that would rank equally to the Series D Preferred Stock as to dividend payments and rights upon our liquidation or winding up of our affairs without first obtaining the approval of the holders of our Series D Preferred Stock. The issuance of additional shares of Series D Preferred Stock or additional series of preferred stock could have the effect of reducing the amounts available to the Series D Preferred Stock upon our liquidation or dissolution or the winding up of our affairs. It also may reduce dividend payments on the Series D Preferred Stock if we do not have sufficient funds to pay dividends on all outstanding shares of Series D Preferred Stock and other classes or series of stock with equal or senior priority with respect to dividends. Future issuances and sales of senior or pari passu preferred stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for the Series D Preferred Stock and our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

The market price of the Series D Preferred Stock could be substantially affected by various factors.

The market price of the Series D Preferred Stock could be subject to wide fluctuations in response to numerous factors. The price of the Series D Preferred Stock that will prevail in the market after this offering may be higher or lower than the offering price depending on many factors, some of which are beyond our control and may not be directly related to our operating performance.

These factors include, but are not limited to, the following:

•	prevailing interest rates, increases in which may have an adverse effect on the market price of the Series D Preferred Stock;

•	trading prices of similar securities;

•	our history of timely dividend payments;

•	the annual yield from dividends on the Series D Preferred Stock as compared to yields on other financial instruments;

•	general economic and financial market conditions;

•	government action or regulation;

•	the financial condition, performance and prospects of us and our competitors;

•	changes in financial estimates or recommendations by securities analysts with respect to us or our competitors in our industry;

•	our issuance of additional preferred equity or debt securities; and

•	actual or anticipated variations in quarterly operating results of us and our competitors.

As a result of these and other factors, investors who purchase the Series D Preferred Stock in this offering may experience a decrease, which could be substantial and rapid, in the market price of the Series D Preferred Stock, including decreases unrelated to our operating performance or prospects.

The market price and trading volume of our Series D Preferred Stock may be volatile following this offering, and you could experience a loss if you sell your shares.

Even if an active trading market develops for our Series D Preferred Stock, the market price of our Series D Preferred Stock may be volatile. In addition, the trading volume in our Series D Preferred Stock may fluctuate and cause significant price variations to occur. If the market price of our Series D Preferred Stock declines significantly, you may be unable to sell your shares at or above the public offering price. We cannot assure you that the market price of our Series D Preferred Stock will not fluctuate or decline significantly in the future.

Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our Series D Preferred Stock include:

•

actual or anticipated variations in our quarterly results of operations or distributions, including as a result of the recent COVID-19 pandemic and its impact on our business, financial condition, results of operations and cash flows;

•	changes in our FFO, earnings estimates or recommendations by securities analysts;

•	publication of research reports about us or the real estate industry generally;

•	the extent of investor interest;

•	publication of research reports about us or the real estate industry;

•	increases in market interest rates that lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	the reputation of REITs generally and the reputation of REITs with portfolios similar to ours;

•	the attractiveness of the securities of REITs in comparison to securities issued by other entities (including securities issued by other real estate companies);

•	adverse market reaction to any additional debt that we incur or acquisitions that we make in the future;

•	additions or departures of key management personnel;

•	future issuances by us of our common stock or other equity securities;

•	actions by institutional or activist stockholders;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors presented in this prospectus; and

•	general market and economic conditions.

If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our Series D Preferred Stock could decline.

A large volume of sales of shares of our Series D Preferred Stock could further decrease the prevailing market price of such shares and could impair our ability to raise additional capital through the sale of equity securities in the future. Even if sales of a substantial number of shares of our Series D Preferred Stock are not effectuated, the perception of the possibility of these sales could depress the market price for such shares and have a negative effect on our ability to raise capital in the future.

Upon completion of this offering, we will have 800,000 shares of Series D Preferred Stock outstanding, or 920,000 shares if the Underwriters exercises in full their option to purchase additional shares.  If our stockholders sell substantial amounts of our Series D Preferred Stock in the public market following this offering, the market price of our Series D Preferred Stock could decrease significantly. The perception in the public market that our stockholders might sell shares of Series D Preferred Stock could also depress our market price. A decline in the price of shares of our Series D Preferred Stock might impede our ability to raise capital through the issuance of additional shares of our Series D Preferred Stock or other equity securities and could result in a decline in the value of the shares of our Series D Preferred Stock purchased in this offering.

The Series D Preferred Stock has not been rated.

The Series D Preferred Stock has not been rated by any nationally recognized statistical rating organization, which may negatively affect its market value and your ability to sell such shares. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect the market price of the Series D Preferred Stock. In addition, we may elect in the future to obtain a rating of the Series D Preferred Stock, which could adversely impact the market price of the Series D Preferred Stock. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward, placed on negative outlook or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision or withdrawal of a rating could have an adverse effect on the market price of the Series D Preferred Stock.

Broad market fluctuations could negatively impact the market price of our Series D Preferred Stock.

Stock market price and volume fluctuations could affect the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performance. These fluctuations could reduce the market price of our Series D Preferred Stock. Furthermore, our results of operations and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations. Either of these factors could lead to a material decline in the market price of our Series D Preferred Stock.

The market price of our Series D Preferred Stock could be adversely affected by our level of cash distributions.

The market’s perception of our growth potential and our current and potential future cash distributions, whether from operations, sales or refinancings, as well as the real estate market value of the underlying assets, may cause our Series D Preferred Stock to trade at prices that differ from our net asset value per share. If we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our Series D Preferred Stock. Our failure to meet the market’s expectations with regard to future earnings and cash distributions likely would adversely affect the market price of our Series D Preferred Stock.

Our historical performance may not be indicative of our future results or an investment in our Series D Preferred Stock.

We have presented in this prospectus under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Prospectus Summary—Summary Historical Financial Data” certain information relating to the summary consolidated financial data of our company and our properties. When considering this information, you should bear in mind that our historical results are not indicative of the future results that you should expect from us or any investment in our securities.

Future offerings of debt, which would be senior to our Series D Preferred Stock upon liquidation, and any preferred equity securities that may be issued and be senior to our Series D Preferred Stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our Series D Preferred Stock.

In the future, we may seek additional capital and commence offerings of debt or preferred equity securities, including medium-term notes, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. Future shares of preferred stock, if issued, could have a preference on liquidating distributions or dividend payments that could limit our ability to pay a dividend or make another distribution to the holders of our Series D Preferred. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, and consequently, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

A future issuance of stock could dilute the value of our Series D Preferred Stock.

We may sell additional shares of Series D Preferred Stock, or securities convertible into or exchangeable for such shares, in subsequent public or private offerings. Upon completion of this offering, there will be 9,508,363 shares of our Series A Common Stock and 800,000 shares of our Series D Preferred Stock issued and outstanding. Those shares outstanding do not include the potential issuance, as of the date of this prospectus, of approximately 616,000 shares of our Series A Common Stock that will be available for future issuance under our 2017 Incentive Award Plan as of the completion of this offering or an additional 120,000 shares of our Series D Preferred Stock should the Underwriters exercise their overallotment option in full. Future issuance of any new shares could cause further dilution in the value of our outstanding shares of Series D Preferred Stock. We cannot predict the size of future issuances of our Series D Preferred Stock, or securities convertible into or exchangeable for such shares, or the effect, if any, that future issuances and sales of shares of our Series A Common Stock or Series D Preferred Stock will have on the market price of our Series D Preferred Stock. Sales of substantial amounts of our Series D Preferred Stock, or the perception that such sales could occur, may adversely affect prevailing market prices of our Series D Preferred Stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws that involve risks and uncertainties, many of which are beyond our control. Our actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in this prospectus, including in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business and Property” and “Certain Relationships and Related Transactions.” Forward-looking statements relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, financial condition, liquidity, capital resources, cash flows, results of operations and other financial and operating information. When used in this prospectus, the words “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “should,” “project,” “plan,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Important factors that may cause actual results to differ from projections include, but are not limited to:

•

the potential adverse effects of the COVID-19 pandemic and ensuing economic turmoil on our financial condition, results of operations, cash flows and performance, particularly our ability to collect rent, on the financial condition, results of operations, cash flows and performance of our tenants, and on the global economy and financial markets

•	adverse economic conditions in the real estate market and overall financial market fluctuations (including, without limitation, as a result of the current COVID-19 pandemic);

•	inherent risks associated with real estate investments and with the real estate industry;

•	significant competition may decrease or prevent increases in our properties' occupancy and rental rates and may reduce the value of our properties;

•	a decrease in demand for commercial space and/or an increase in operating costs;

•

failure by any major tenant (or a substantial number of tenants) to make rental payments to us because of a deterioration of its financial condition, an early termination of its lease, a non-renewal of its lease, or a renewal of its lease on terms less favorable to us;

•	challenging economic conditions facing us and our tenants may have a material adverse effect on our financial condition and results of operations;

•	our failure to generate sufficient cash to service or retire our debt obligations in a timely manner;

•	our inability to borrow or raise sufficient capital to maintain or expand our real estate investment portfolio;

•	adverse changes in the real estate financing markets, including potential increases in interest rates and/or borrowing costs;

•	potential losses, including from adverse weather conditions, natural disasters and title claims, may not be covered by insurance;

•

inability to complete acquisitions or dispositions and, even if these transactions are completed, failure to successfully operate acquired properties or sell properties without incurring significant defeasance costs;

•	our reliance on third-party property managers to manage a substantial number of our properties and brokers and/or agents to lease our properties;

•	decrease in supply and/or demand for single family homes, inability to acquire additional model homes, and increased competition to buy such properties;

•	failure to continue to qualify as a REIT;

•	adverse results of any legal proceedings;

•	changes in laws, rules and regulations affecting our business; and

•	additional factors discussed under the sections captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business and Property.”

The forward-looking statements contained in this prospectus are based on historical performance and management’s current plans, estimates and expectations in light of information currently available to us and are subject to uncertainty and changes in circumstances. There can be no assurance that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to the factors, risks and uncertainties described above, changes in global, regional or local political, economic, business, competitive, market, regulatory and other factors described in “Risk Factors,” many of which are beyond our control. We believe that these factors include those described in “Risk Factors” or in our periodic filings with the SEC. Should one or more of these risks or uncertainties materialize or should any of our assumptions prove to be incorrect, our actual results may vary in material respects from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable securities laws.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering, after deducting estimated underwriting discounts and commissions and offering expenses, will be approximately $17.8 million, or approximately $20.5 million if the Underwriters exercises their option to purchase additional shares of Series D Preferred Stock from us in full, based on a public offering price of $25.00 per share.

We intend to use the net proceeds for general corporate and working capital purposes, including to potentially acquire additional properties.

DISTRIBUTION POLICY

We intend to operate in a manner that will allow us to continue to qualify as a REIT for federal income tax purposes. U.S. federal income tax law requires that a REIT distribute annually at least 90% of its net taxable income, excluding net capital gains, and that it pay regular U.S. federal corporate income tax on any undistributed net taxable income, including net capital gains. In addition, a REIT is required to pay a 4% nondeductible excise tax on the amount, if any, by which the distributions that it makes in a calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years. For more information, please see “U.S. Federal Income Tax Considerations.”

We have paid distributions to our stockholders at least quarterly since the first quarter we commenced operations on April 1, 1999 through the second quarter of 2017 and declared distributions in the fourth quarter of 2018 and the first quarter of 2019, which were paid in the first quarter of 2019 and third quarter of 2019, respectively. To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we generally intend to continue making regular quarterly distributions to holders of our common stock. Although we anticipate making quarterly distributions to our stockholders over time, our Board of Directors has the sole discretion to determine the timing, form (including cash and shares of our common stock at the election of each of our stockholders) and amount of any distributions to our stockholders. As such, we cannot provide any assurance as to the amount or timing of future distributions.

To the extent that we make distributions in excess of our earnings and profits, as computed for federal income tax purposes, these distributions will represent a return of capital, rather than a dividend, for federal income tax purposes. Distributions that are treated as a return of capital for federal income tax purposes generally will not be taxable as a dividend to a U.S. stockholder, but will reduce the stockholder’s basis in its shares (but not below zero) and therefore can result in the stockholder having a higher gain upon a subsequent sale of such shares. Return of capital distributions in excess of a stockholder’s basis generally will be treated as gain from the sale of such shares for federal income tax purposes.

To the extent that in respect of any calendar year, cash available for distribution is less than our taxable income, we could be required to fund distributions from working capital, sell assets or borrow funds to make cash distributions or make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. In addition, we could be required to utilize the net proceeds of this offering to fund our quarterly distributions, which would reduce the amount of cash that we have available for investing and other purposes. For more information, see “U.S. Federal Income Tax Considerations—Taxation of Our Company—Annual Distribution Requirements.”

Our charter allows us to issue preferred stock that could have a preference over our common stock with respect to distributions. We may issue additional preferred stock for various purposes, including, without limitation, to fund future acquisition and development activities and operational needs. The distribution preference on any issued preferred stock could limit our ability to make distributions to the holders of our common stock.

Distributions made by us will be authorized and determined by our Board of Directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law and other factors described below. We cannot assure you that our distributions will be made or sustained or that our Board of Directors will not change our distribution policy in the future. Any distributions that we pay in the future will depend upon our actual results of operations, economic conditions, debt service requirements, capital expenditures and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including our revenue, operating expenses, interest expense and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, see “Risk Factors.”

The following is a summary of distributions declared per share for the three months ended March 31, 2021 and for the years ended December 31, 2020, 2019 and 2018:

	2021	2020	2019	2018
Quarter Ended	Distributions Declared	Distributions Declared	Distributions Declared	Distributions Declared
March 31	$0.101	$—	$—	$—
June 30		—	0.12	—
September 30		—	—	—
December 31		0.10	—	0.12
Total	$0.101	$0.10	$0.12	$0.12

The Company declared a $0.10 cash dividend which was paid on November 30, 2020 of approximately $1.0 million. During each of the years ended December 31, 2019 and December 31, 2018, respectively, we declared a cash distribution of approximately $1.1 million, or $0.12 per share. As we reported a net taxable gain for the year ended December 31, 2019, the cash distributions paid were reported as a distribution of taxable earnings and a return of capital. During the year ended December 31, 2020, all dividends were non-taxable as they were considered return of capital to the stockholders.

CAPITALIZATION

The following table sets forth the historical combined cash and cash equivalents and capitalization of Presidio Property Trust, Inc. as of March 31, 2021 as follows:

●	on an actual basis;

●

on an adjusted basis, reflecting the issuance of 800,000 shares of Series D Preferred Stock offered by this prospectus, at $25.00 per share, assuming net proceeds of approximately$17.8 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, but not giving effect to the exercise of the over-allotment option.

You should read this table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes appearing elsewhere in this prospectus.

	As of December 31, 2020	As of March 31, 2021
	Historical	Historical	As adjusted (1)
Cash and cash equivalents	$11,540,917	$6,985,381	$24,787,920
Debt:
Mortgage notes payable, net	120,029,696	108,685,181	108,685,181
Note payable, net	7,500,086	--	--
Total Debt	$127,529,782	$108,685,181	$108,685,181
Equity:
Preferred Stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued and outstanding actual; no shares issued and outstanding as adjusted; 800,000 shares issued and outstanding as adjusted (liquidation preference $25.00 per share)	--	--	8,000
Series A Common Stock, $0.01 par value per share; 100,000,000 shares authorized, actual, and as adjusted; 9,508,363 shares issued and outstanding, actual; 9,508,363 shares issued and outstanding, as adjusted	95,038	95,038	95,038
Additional paid-in capital	156,463,146	156,463,146	174,257,685
Dividends in excess of accumulated losses	(121,674,505	(125,334,982)	(125,334,982)
Total stockholders’ equity before noncontrolling interest	34,883,679	31,223,202	49,025,741
Noncontrolling interest	15,238,902	13,611,298	13,611,298
Total equity	50,122,581	44,834,500	62,637,039
Total Capitalization	$177,652,363	$153,519,681	$171,322,220

(1)	Does not include the exercise of the underwriters’ option to purchase up to 120,000 additional shares of our Series D Preferred Stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this prospectus. In addition to historical data, this discussion contains forward-looking statements about our business, results of operations, cash flows, financial condition and prospects based on current expectations that involve risks, uncertainties and assumptions. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those in this discussion as a result of various factors, including, but not limited to, those discussed under “Risk Factors” in this prospectus.

Overview

We operate as an internally managed diversified real estate investment trust, or REIT.  We invest in a multi-tenant portfolio of commercial real estate assets comprised of office, industrial, and retail properties and model homes leased back to the homebuilder located primarily in the western United States. As of March 31, 2020, including properties held for sale, the Company owned or had an equity interest in:

•	Nine office buildings and one industrial property (“Office/Industrial Properties”), which totals approximately 867,744 rentable square feet;

•	Three retail shopping centers (“Retail Properties”), which total approximately 110,552 rentable square feet; and

•	106 Model Homes (“Model Homes” or “Model Home Properties”) leased back on a triple-net basis to homebuilders that are owned by six affiliated limited partnerships and one wholly-owned corporation.

Our office, industrial and retail properties are located primarily in Colorado, with four properties located in North Dakota and two in California. While geographical clustering of real estate enables us to reduce our operating costs through economies of scale by servicing a number of properties with less staff, it makes us susceptible to changing market conditions in these discrete geographic areas, including those that have developed as a result of COVID-19. We do not develop properties but acquire properties that are stabilized or that we anticipate will be stabilized within two or three years of acquisition. We consider a property to be stabilized once it has achieved an 80% occupancy rate for a full year as of January 1 of such year or has been operating for three years.

Most of our office and retail properties are leased to a variety of tenants ranging from small businesses to large public companies, many of which are not investment grade. We have in the past entered into, and intend in the future to enter into, purchase agreements for real estate having net leases that require the tenant to pay all of the operating expense or pay increases in operating expenses over specific base years. Most of our office leases are for terms of three to five years with annual rental increases. Our model homes are typically leased back for two to three years to the home builder on a triple net lease. Under a triple net lease, the tenant is required to pay all operating, maintenance and insurance costs and real estate taxes with respect to the leased property.

We seek to diversify our portfolio by commercial real estate segments to reduce the adverse effect of a single under-performing segment, geographic market and/or tenant. We further supplement this at the tenant level through our credit review process, which varies by tenant class. For example, our commercial and industrial tenants tend to be corporations or individual owned businesses. In these cases, we typically obtain financial records, including financial statements and tax returns (depending on the circumstance), and run credit reports for any prospective tenant to support our decision to enter into a rental arrangement. We also typically obtain security deposits from these commercial tenants. Our Model Home commercial tenants are well-known homebuilders with established credit histories. These tenants are subjected to financial review and analysis prior to us entering into a sales-leaseback transaction.

Outlook

On March 11, 2020, the World Health Organization declared COVID-19, a respiratory illness caused by the novel coronavirus, a pandemic, and on March 13, 2020, the United States declared a national emergency with respect to COVID-19. The COVID-19 pandemic caused state and local governments within our areas of business operations to institute quarantines, “shelter-in-place” mandates, including rules and restrictions on travel and the types of businesses that may continue to operate. While certain areas have re-opened, others have seen an increase in the number of cases reported, prompting local government to enforce further restrictions. We continue to monitor our operations and government recommendations.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law to provide widespread emergency relief for the economy and to provide aid to corporations. The CARES Act includes several significant provisions related to taxes, refundable payroll tax credits and deferment of social security payments.

On December 27, 2020, the Coronavirus Response and Relief Supplemental Appropriations Act of 2021 was signed into law to provide further relief for the economy and to provide aid to corporations. We continue to evaluate the relief options for us and our tenants available under the CARES Act, as well as other emergency relief initiatives and stimulus packages instituted by the federal government. A number of the relief options contain restrictions on future business activities, including ability to repurchase shares and pay dividends, that require careful evaluation and consideration. We will continue to assess these options, and any subsequent legislation or other relief packages, including the accompanying restrictions on our business, as the effects of the pandemic continue to evolve.

The effects of the COVID-19 pandemic did not significantly impact our operating results during the first quarter of 2021. We continue to monitor and communicate with our tenants to assess their needs and ability to pay rent. We have negotiated lease amendments with certain tenants who have demonstrated financial distress caused by the COVID-19 pandemic, which have included or may include rent deferral, temporary rent abatement, or reduced rental rates and/or lease extension periods, however no new negotiations were initiated during the first quarter of 2021. While these amendments have affected our short-term cash flows, we do not believe they represent a change in the valuation of our assets for the properties affected and have not significantly affected our results of operations. Given the longevity of this pandemic, the COVID-19 outbreak may materially affect our financial condition and results of operations going forward, including, but not limited to, real estate rental revenues, credit losses, leasing activity, and potentially the valuation of our real estate assets. We expect that we may have additional rent deferrals, abatements, and credit losses from our commercial tenants during the remainder of 2021 which may have a material impact on our real estate rental revenue and cash collections. We also expect that the effects of the COVID-19 pandemic will impact our ability to lease up available commercial space. Our business operations and activities in many regions may be subject to future quarantines, "shelter-in-place" rules, and various other restrictions for the foreseeable future. Due to the uncertainty of the future impacts of the COVID-19 pandemic, the extent of the financial impact cannot be reasonably estimated at this time. For more information, see “Risk Factors” included elsewhere in this prospectus and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed with the SEC on May 10, 2021 and in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 30, 2021.

We have taken steps to best protect the health and safety of our employees globally. Our daily execution has evolved largely into a virtual model, but we believe we have been successful in maintaining our ability to effectively communicate with and service our tenants during the pandemic period.

It is not possible to project U.S. economic growth, but economic conditions could have a material effect on our business, financial condition and results of operations.

Significant Transactions during the three months ended March 31, 2021 and 2020

During the three months ended March 31, 2021, the Company disposed of the following properties:

•	Waterman Plaza, which was sold on January 28, 2021 for approximately $3.5 million and the Company recognized a loss of approximately $0.2 million.

•	Garden Gateway, which was sold on February 19, 2021 for approximately $11.2 million and the Company recognized a loss of approximately $1.4 million

During the three months ended March 31, 2021, the Company disposed of 12 model homes for approximately $4.9 million and recognized a gain of approximately $0.4 million.

During the three months ended March 31, 2021, the Company did not acquire any properties or model home.

During the three months ended March 31, 2020, the Company disposed of the following properties:

•	Centennial Tech Center, which was sold on February 5, 2020 for approximately $15.0 million and the Company recognized a loss of approximately $0.9 million.

•	Union Terrace, which was sold on March 13, 2020 for approximately $11.3 million and the Company recognized a gain of approximately $0.69 million.

During the three months ended March 31, 2020, the Company acquired 10 model homes for approximately $3.6 million. The purchase price was paid through cash payments of approximately $1.1 million and mortgage notes of approximately $2.5 million.

During the three months ended March 31, 2020, the Company disposed of 8 model homes for approximately $2.8 million and recognized a gain of approximately $0.2 million.

Significant Transactions during the years ended December 31, 2020 and 2019

Acquisitions

•

We acquired 28 Model Home Properties and leased them back to the homebuilders under triple net leases during the year ended December 31, 2020. The purchase price for the properties was $10.2 million. The purchase price consisted of cash payments of $3.1 million and mortgage notes of $7.1 million.

•

We acquired 33 Model Home Properties and leased them back to the homebuilders under triple net leases during the year ended December 31, 2019. The purchase price for the properties was $13.0 million. The purchase price consisted of cash payments of $3.9 million and mortgage notes of $9.1 million.

Dispositions

We review our portfolio of investment properties for value appreciation potential on an ongoing basis and dispose of any properties that no longer satisfy our requirements in this regard, taking into account tax and other considerations. The proceeds from any such property sale, after repayment of any associated mortgage, are available for investing in properties that we believe will have a greater likelihood of future price appreciation.

During year ended December 31, 2020 we disposed of the following properties:

•	Centennial Tech Center, which was sold on February 5, 2020 for approximately $15.0 million, and we recognized a loss of approximately $913,000.

•	Union Terrace, which was sold on March 13, 2020 for approximately $11.3 million, and we recognized a gain of approximately $688,000.

•	One of four Executive Office Park buildings, which was sold on December 2, 2020 for approximately $2.3 million, and we recognized a loss of approximately $75,000

•	During the year ended December 31, 2020, we disposed of 46 model homes for approximately $18.1 million and recognized a gain of approximately $1.6 million.

During year ended December 31, 2019 we disposed of the following properties:

•	Morena Office Center, which was sold on January 15, 2019 for approximately $5.6 million, and we recognized a gain of approximately $700,000.

•	Nightingale land, which was sold on May 8, 2019 for approximately $875,000, and we recognized a loss of approximately $93,000.

•

On July 1, 2019, NetREIT Genesis, LLC sold a 43% tenants-in-common interest in Genesis Plaza (“TIC Interest”) for $5.6 million to a newly formed entity, NetREIT Genesis II, LLC, in which NetREIT Casa Grande LP is the sole member. NetREIT Casa Grande LP owned and sold Morena Office Center on January 15, 2020. The sale of the TIC Interest was structured as a 1031 exchange and included $2.9 million in cash and assumption of debt. The Company remains a guarantor of the debt and NetREIT Genesis, LLC and NetREIT Genesis II, LLC are jointly and severally liable for the debt securing Genesis Plaza, the financial terms and conditions of which remain materially unchanged

•	The Presidio office building, which was sold on July 31, 2019 for approximately $12.3 million, and we recognized a gain of approximately $4.5 million.

•	During the year ended December 31, 2019, we disposed of 41 model homes for approximately $14.6 million and recognized a gain of approximately $1.2 million.

Credit Market Environment

According to NAREIT, the National Association of Real Estate Investment Trusts, REITs have largely been resilient during the pandemic as overall leverage ratios were at or near the lowest on record. REITs also lengthened the maturities of their debts to reduce risks of having to refinance during adverse market conditions. REITs maintain high levels of liquidity, both on balance sheet through holdings of cash and securities and also through committed lines of credit. With REIT operating performance stabilizing during the third quarter of 2020, and interest rates remaining low, REITs with concentrations in non-social distancing sectors may be poised for faster recovery in 2021.

Our ability to execute our business strategies, and in particular to make new investments, is highly dependent upon our ability to procure external financing. Our principal sources of external financing include the issuance of our equity securities and mortgages secured by properties. The market for mortgages has remained strong, and interest rates remain relatively low compared to historical rates, decreasing approximately 1.5% during 2020 for refinanced mortgages. We continue to obtain mortgages from the commercial mortgage-backed securities (“CMBS”) market, life insurance companies and regional banks. Although these lenders are currently optimistic about the outlook of the credit markets, the potential impact of new regulations and market volatility remain a concern. Even though we have been successful in procuring equity financing and secured mortgages financing, we cannot be assured that we will be successful at doing so in the future.

Management’s Evaluation of Results of Operations

Our management team’s evaluation of operating results includes an assessment of our ability to generate cash flow necessary to pay operating expenses, general and administrative expenses, debt service, and to fund distributions to our stockholders, including dividends. As a result, our management team’s assessment of operating results gives less emphasis to the effects of unrealized gains and losses and other non-cash charges, such as depreciation and amortization and impairment charges, which may cause fluctuations in net income for comparable periods but have no impact on cash flows. Our management team’s evaluation of our potential for generating cash flow includes on-going assessments of our existing portfolio of properties, our non-stabilized properties, long-term sustainability of our real estate portfolio, our future operating cash flow from anticipated acquisitions, and the proceeds from the sales of our real estate assets.

In addition, our management team evaluates our portfolio and individual properties’ results of operations with a primary focus on increasing and enhancing the value, quality and quantity of properties in our real estate holdings. Our management team focuses its efforts on improving underperforming assets through re-leasing efforts, including negotiation of lease renewals and rental rates. Properties that have reached goals in occupancy and rental rates are evaluated for potential added value appreciation and, if lacking such potential, are sold with the equity reinvested in properties that have better potential without foregoing cash flow. Our ability to increase assets under management is affected by our ability to raise borrowings and/or capital, coupled with our ability to identify appropriate investments.

The discussions of our results of operations in this prospectus are largely based on our consolidated results of operations for the three months ended March 31, 2020 and the year ended December 31, 2020. Although the COVID-19 pandemic did not significantly impact our operating results for the three months ended March 31, 2021, we expect that the effects of the COVID-19 pandemic may significantly adversely affect our business, financial condition, results of operations and cash flows in future periods, including but not limited to, real estate rental revenues, credit losses, and leasing activity, depending on the duration and magnitude of the COVID-19 pandemic and ensuing economic turmoil, as well as numerous factors, many of which are outside of our control, as discussed under “Risk Factors.”

Our results of operations for the three months ended March 31, 2021 are not indicative of those expected in future periods, as we expect that rental income, interest expense, rental operating expense, general and depreciation and amortization will increase in future periods as a result of the assets acquired from the proceeds of this offering, subject to numerous factors, including those outlined in the section “Risk Factors”.

Critical Accounting Policies

As a company primarily involved in owning income generating real estate assets, management considers the following accounting policies critical as they reflect our more significant judgments and estimates used in the preparation of our financial statements and because they are important for understanding and evaluating our reported financial results. These judgments affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Real Estate Assets and Lease Intangibles

Land, buildings and improvements are recorded at cost, including tenant improvements and lease acquisition costs (including leasing commissions, space planning fees, and legal fees). We capitalize any expenditure that replaces, improves, or otherwise extends the economic life of an asset, while ordinary repairs and maintenance are expensed as incurred. We allocate the purchase price of acquired properties between the acquired tangible assets and liabilities (consisting of land, building, tenant improvements, land purchase options, and long-term debt) and identified intangible assets and liabilities (including the value of above-market and below-market leases, the value of in-place leases, unamortized lease origination costs and tenant relationships), based in each case on their respective fair values.

We allocate the purchase price to tangible assets of an acquired property based on the estimated fair values of those tangible assets assuming the building was vacant. Estimates of fair value for land, building and building improvements are based on many factors including, but not limited to, comparisons to other properties sold in the same geographic area and independent third-party valuations. We also consider information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair values of the tangible and intangible assets and liabilities acquired.

The value allocated to acquired lease intangibles is based on management’s evaluation of the specific characteristics of each tenant’s lease. Characteristics considered by management in allocating these values include the nature and extent of the existing business relationships with the tenant, growth prospects for developing new business with the tenant, the remaining term of the lease and the tenant’s credit quality, among other factors.

The value allocable to the above-market or below-market market component of an acquired in-place lease is determined based upon the present value (using a market discount rate) of the difference between (i) the contractual rents to be paid pursuant to the lease over its remaining term, and (ii) management’s estimate of rents that would be paid using fair market rates over the remaining term of the lease.

The value of in-place leases and unamortized lease origination costs are amortized to expense over the remaining term of the respective leases, which range from less than a year to ten years. The amount allocated to acquire in-place leases is determined based on management’s assessment of lost revenue and costs incurred for the period required to lease the “assumed vacant” property to the occupancy level when purchased. The amount allocated to unamortized lease origination costs is determined by what we would have paid to a third party to secure a new tenant reduced by the expired term of the respective lease.

Real Estate Held for Sale and Discontinued Operations

Real estate sold during the current period is classified as “real estate held for sale” for all prior periods presented in the accompanying condensed consolidated financial statements. Mortgage notes payable related to the real estate sold during the current period is classified as “notes payable related to real estate held for sale” for all prior periods presented in the accompanying condensed consolidated financial statements. Additionally, we record the operating results related to real estate that has been disposed of as discontinued operations for all periods presented if the operations have been eliminated and represent a strategic shift and we will not have any significant continuing involvement in the operations of the property following the sale.

Impairment of Real Estate Assets

We review the carrying value of each property to determine if circumstances that indicate impairment in the carrying value of the investment exist or that depreciation periods should be modified. If circumstances support the possibility of impairment, we prepare a projection of the undiscounted future cash flows, without interest charges, of the specific property and determine if the investment in such property is recoverable. If impairment is indicated, the carrying value of the property is written down to its estimated fair value based on our best estimate of the property’s discounted future cash flows.

Goodwill and Intangible Assets

Intangible assets, including goodwill and lease intangibles, are comprised of finite-lived and indefinite-lived assets. Lease intangibles represents the allocation of a portion of the purchase price of a property acquisition representing the estimated value of in-place leases, unamortized lease origination costs, tenant relationships and land purchase options.

Intangible assets that are not deemed to have an indefinite useful life are amortized over their estimated useful lives. Indefinite-lived assets are not amortized.

We test for impairment of goodwill and other definite and indefinite lived assets at least annually, and more frequently as circumstances warrant. Impairment is recognized only if the carrying amount of the intangible asset is considered to be unrecoverable from its undiscounted cash flows and is measured as the difference between the carrying amount and the estimated fair value of the asset.

Sales of Real Estate Assets

Generally, our sales of real estate would be considered a sale of a nonfinancial asset as defined by ASC 610-20. If we determine we do not have a controlling financial interest in the entity that holds the asset and the arrangement meets the criteria to be accounted for as a contract, we would derecognize the asset and recognize a gain or loss on the sale of the real estate when control of the underlying asset transfers to the buyer.

Gains relating to transactions which do not meet the criteria for full accrual method of accounting are deferred and recognized when the full accrual method of accounting criteria are met or by using the installment or deposit methods of profit recognition, as appropriate in the circumstances.

Revenue Recognition

We recognize minimum rent, including rental abatements, lease incentives and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related leases when collectability is reasonably assured and record amounts expected to be received in later years as deferred rent receivable. If the lease provides for tenant improvements, we determine whether the tenant improvements, for accounting purposes, are owned by the tenant or by us. When we are the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements, any tenant improvement allowance (including amounts that the tenant can take in the form of cash or a credit against its rent) that is funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. Tenant improvement ownership is determined based on various factors including, but not limited to:

•	whether the lease stipulates how a tenant improvement allowance may be spent;

•	whether the amount of a tenant improvement allowance is in excess of market rates;

•	whether the tenant or landlord retains legal title to the improvements at the end of the lease term;

•	whether the tenant improvements are unique to the tenant or general-purpose in nature; and

•	whether the tenant improvements are expected to have any residual value at the end of the lease.

We record property operating expense reimbursements due from tenants for common area maintenance, real estate taxes, and other recoverable costs in the period the related expenses are incurred.

We make estimates of the collectability of our tenant receivables related to base rents, including deferred rent receivable, expense reimbursements and other revenue or income. We specifically analyze accounts receivable, deferred rent receivable, historical bad debts, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In addition, with respect to tenants in bankruptcy, management makes estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectability of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. When a tenant is in bankruptcy, we will record a bad debt reserve for the tenant’s receivable balance and generally will not recognize subsequent rental revenue until cash is received or until the tenant is no longer in bankruptcy and has the ability to make rental payments.

Sales of real estate are recognized generally upon the transfer of control, which usually occurs when the real estate is legally sold. The application of these criteria can be complex and required us to make assumptions. We believe the relevant criteria were met for all real estate sold during the periods presented.

Income Taxes

We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, for federal income tax purposes. To maintain our qualification as a REIT, we are required to distribute at least 90% of our REIT taxable income to our stockholders and meet the various other requirements imposed by the Code relating to such matters as operating results, asset holdings, distribution levels and diversity of stock ownership. Provided we maintain our qualification for taxation as a REIT, we are generally not subject to corporate level income tax on the earnings distributed currently to our stockholders that we derive from our REIT qualifying activities. If we fail to maintain our qualification as a REIT in any taxable year, and are unable to avail ourselves of certain savings provisions set forth in the Code, all of our taxable income would be subject to federal income tax at regular corporate rates including any applicable alternative minimum tax. We are subject to certain state and local income taxes.

We, together with one of our entities, have elected to treat such subsidiaries as taxable REIT subsidiaries (a “TRS”) for federal income tax purposes. Certain activities that we undertake must be conducted by a TRS, such as non-customary services for our tenants and holding assets that we cannot hold directly. A TRS is subject to federal and state income taxes.

Fair Value Measurements

Certain assets and liabilities are required to be carried at fair value, or if long-lived assets are deemed to be impaired, to be adjusted to reflect this condition. The guidance requires disclosure of fair values calculated under each level of inputs within the following hierarchy:

Level 1—Quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2—Inputs other than quoted process that are observable for the asset or liability, either directly or indirectly.

Level 3—Unobservable inputs for the asset or liability.

Fair value is defined as the price at which an asset or liability is exchanged between market participants in an orderly transaction at the reporting date. Our cash equivalents, mortgage notes receivable, accounts receivable and payables and accrued liabilities all approximate fair value due to their short-term nature. Management believes that the recorded and fair values of notes payable are approximately the same as of March 31, 2021 and December 31, 2020 and 2019.

Depreciation and Amortization

The Company records depreciation and amortization expense using the straight-line method over the useful lives of the respective assets. The cost of buildings are depreciated over estimated useful lives of 39 years, the costs of improvements are amortized over the shorter of the estimated life of the asset or term of the tenant lease (which range from 1 to 10 years), the costs associated with acquired tenant intangibles over the remaining lease term and the cost of furniture, fixtures and equipment are depreciated over 4 to 5 years.

Results of Operations for the Three Months Ended March 31, 2021 and 2020

Our results of operations for the three months ended March 31, 2021 and 2020 are not indicative of those expected in future periods as we expect that rental income, interest expense, rental operating expense and depreciation and amortization will fluctuate in future periods as a result of anticipated dispositions and growth through future acquisitions of real estate related investments. Although the COVID-19 pandemic did not significantly impact our operating results for the three months ended March 31, 2021, we expect that the effects of the COVID-19 pandemic may significantly adversely affect our business, financial condition, results of operations and cash flows going forward, including but not limited to, real estate rental revenues, credit losses, and leasing activity, in ways that may vary widely depending on the duration and magnitude of the COVID‑19 pandemic and ensuing economic turmoil, as well as numerous factors, many of which are outside of our control, as discussed under “Risk Factors.”

Revenues. Total revenues were $5.67 million for the three months ended March 31, 2021 compared to $7.03 million for the same period in 2020, a decrease of approximately $1.36 million or 19.3%, which is primarily due to a net decrease in rental income related to the sale of three properties in 2020 and two properties during the first quarter of 2021. The decrease in rental income is also attributed to COVID-19 related tenant workouts, which included rent abatements and deferrals that are being recognized over the remaining lease term.

Rental Operating Costs. Rental operating costs decreased by $0.54 million to $1.84 million for the three months ended March 31, 2021, compared to $2.38 million for the same period in 2020. Rental operating costs as a percentage of total revenue also decreased to 32.4% as compared to 33.9% for the three months ended March 31, 2021 and 2020, respectively. The overall decrease in rental operating costs for the three months ended March 31, 2021 as compared to 2020 is due to the sale of three properties in 2020 and two properties during the quarter ended March 31, 2021, as well as the mix of properties held to include a higher percentage of model homes period over period, which have significantly lower operating costs.

General and Administrative Expenses. General & Administrative (“G&A”) expenses for the three months ended March 31, 2021 and 2020 totaled approximately $1.5 million and $1.3 million, respectively.  These expenses increased by approximately $0.2 million for the three months ended March 31, 2021 compared to the same period in 2020, primarily due to increased payroll related costs and stock compensation expenses.  G&A expenses as a percentage of total revenue was 27.1% and 19.2% for three months ended March 31, 2021 and 2020, respectively.

Depreciation and Amortization. Depreciation and amortization expense was $1.43 million for the three months ended March 31, 2021, compared to $1.57 million for the same period in 2020, representing a decrease of $0.14 million or 9%. The decrease in depreciation and amortization expense in 2021 compared to the same period in 2020 is primarily due to the sale of three properties in 2020 and two properties during the three months ended March 31, 2021, and the classification of three additional commercial properties as held for sale subsequent to March 31, 2020, upon which the Company ceased depreciation.

Asset Impairments. We review the carrying value of each of our real estate properties quarterly to determine if circumstances indicate an impairment in the carrying value of these investments exists. The Company recognize impairment of $0.3 million, related to the potential sale or our Highland Court property, in the Condensed Consolidated Statements of Operations during the three months ended March 31, 2021.  Management considered the impact of COVID-19 on all other remaining assets as of March 31, 2021 and determined that there were no other indicators of impairment had occurred as of that date.

Interest Expense - mortgage notes. Interest expense, including amortization of deferred finance charges was $1.31 million for the three months ended March 31, 2021 compared to $1.69 million for the same period in 2020, a decrease of $0.38 million or 22.5%. The decrease in mortgage interest expense relates to the decreased number of commercial properties owned in 2021 compared to 2020 and the related mortgage debt. The weighted average interest rate on our outstanding debt was 3.9% and 4.6% as of March 31, 2021 and 2020, respectively.

Interest expense - note payable. On September 17, 2019, the Company executed a Promissory Note pursuant to which Polar Multi-Strategy Master Fund (“Polar”), extended a loan in the principal amount of $14.0 million to the Company (the "Polar Note"). The Polar Note boar interest at a fixed rate of 8% per annum and required monthly interest-only payments. Interest expense, including amortization of the deferred offering costs and Original Issue Discount of $1.4 million, totaled $0.3 million  and $0.9 million for the three months ended March 31, 2021 and 2020, respectively.  The Polar Note was paid in full during the three months ended March 31, 2021.

Loss on Sale of Real Estate Assets, net. The change in gain or loss on the sale of real estate assets is dependent on the mix of properties sold and the market conditions at the time of the sale. See "Significant Transactions in 2021 and 2020" above for further detail.

Income allocated to non-controlling interests. Income allocated to non-controlling interests for the three months ended March 31, 2021 and 2020 totaled approximately $0.4 million and $0.2 million.

Results of Operations for the Years Ended December 31, 2021 and 2020

Revenues.  Total revenue was $24.4 million for the year ended December 31, 2020, compared to $28.6 million for the same period in 2019, a decrease of $4.3 million or 15%. The decrease in rental income reported in 2020 compared to 2019 is directly related to the sale of two properties during the first quarter of 2020 and two properties in 2019. The decrease in rental income is also attributable to the decrease in occupancy to 84.1% as of December 31, 2020 compared to 84.5% for the same period in 2019.

Rental Operating Costs.  Rental operating costs were $8.8 million for the year ended December 31, 2020 compared to $10.4 million for the same period in 2019, a decrease of $1.6 million or 15%. Rental operating costs as a percentage of total revenue was 36.2% and 36.3% for the years ended December 31, 2020 and 2019, respectively. The decrease in rental operating costs as a percentage of total revenue for the years ended December 31, 2020 compared to 2019 is due to the mix of properties held to include a higher percentage of model homes period over period, which have significantly lower operating costs.

General and Administrative. General and administrative (“G&A”) expenses were $5.8 million for the year ended December 31, 2020, compared to $5.3 million for the same period in 2019, representing an increase of approximately $0.5 million or 9%. As a percentage of total revenue, our general and administrative costs was 23.6% and 18.4% for the years ended December 31, 2020 and 2019, respectively. The increase in G&A expense for the years ended December 31, 2020 compared to 2019 is due to the timing of vesting of non-cash stock compensation expense primarily for stock granted to new employees and officers, as well as due to the decrease in revenue related to early 2019 and early 2020 property sales.

Depreciation and Amortization. Depreciation and amortization expenses were $6.3 million for the year ended December 31, 2020, compared to $7.4 million for the same period in 2019, representing a decrease of $1.1 million or 15%. The decrease in depreciation costs is associated with the properties sold in 2020 and 2019.

Asset Impairments. We review the carrying value of each of our real estate properties annually to determine if circumstances indicate an impairment in the carrying value of these investments exists. During 2020, we recognized a non-cash impairment charge of $1.3 million on the Waterman Plaza property and $0.4 million on Highland Court. This impairment charges reflect management’s revised estimate of the fair market value based on sales comparable of like property in the same geographical area as well as an evaluation of future cash flows or an executed purchase sale agreement. There were no impairment charges during 2019.

Interest Expense-Series B Preferred Stock. The Series B preferred stock issued in August 2014 included a mandatory redemption and therefore, is treated as a liability for financial reporting purposes. The dividends paid and the amortization of the deferred offering costs are considered interest expense for reporting purposes under generally accepted accounting principles (“GAAP”). Dividends paid totaled $1.9 million for the year ended December 31, 2019. The decrease is primarily due to the redemption of all the outstanding Series B preferred stock on September 17, 2019. The amortization of the deferred offering costs was approximately $0.1 million for the year ended December 31, 2019, and was included in interest expense-Series B preferred stock in the accompanying financial statements. The deferred offering costs were fully amortized and all of the outstanding Series B preferred stock was redeemed and no longer outstanding as of and for the year ended December 31, 2019.  There was no such interest expense in 2020.

Interest Expense-mortgage notes. Interest expense related to the mortgage notes, including amortization of deferred finance charges, decreased by approximately $1.2 million, or 16%, to approximately $6.1 million for the year ended December 31, 2020 compared to $7.3 million for the same period in 2019. The decrease in interest expense relates to the decreased number of commercial properties owned in 2020 compared to 2019 and the related decrease in debt. The weighted average interest rate on our outstanding mortgage debt decreased to 3.9% at December 31, 2020 from 4.6% at December 31, 2019.

Interest Expense-note payable. On September 17, 2019 the Company executed a Promissory Note pursuant to which Polar Multi-Strategy Master Fund (“Polar”), executed a loan in the principal amount of $14.0 million to the Company (the “Polar Note”). The Polar Note bears interest at a fixed rate of 8% per annum and requires monthly interest-only payments. The final payment due at maturity, March 31, 2021 upon extension of the Polar Note in September 2020, includes payment of the outstanding principal and accrued and unpaid interest. The Company used the proceeds of the Polar Note to redeem all of the outstanding shares of the 14% Series B Preferred Stock. For the year ended December 31, 2020, interest expense related to the Polar Note was approximately $2.7 million, which includes accretion of original issue discount (“OID”) of approximately $1.0 million and amortization of deferred financing cost of approximately $0.9 million. As of December 31, 2020, the Polar Note payable was $7.5 million, net of unamortized deferred financing cost of $0.2 million.

Gain on Sale of Real Estate Assets. For the year ended December 31, 2020, the decrease in gain on sale relates to the mix and type of properties sold. See Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Significant Transactions in 2020 and 2019 above for further detail.

Gain on Extinguishment of Government Debt. On April 30, 2020, the Company received a Paycheck Protection Program ("PPP") loan of $0.5 million from the Small Business Administration ("SBA") which provided additional economic relief during the COVID-19 pandemic. The PPP loan, less $10,000 related to the Economic Injury Disaster Loan ("EIDL") received on April 22, 2020, was forgiven by the SBA as of December 31, 2020 and was fully forgiven in January 2021 upon repeal of the EIDL holdback requirements. No similar government assistance was received in fiscal 2019.

Deferred Offering Costs. For the year ended December 31, 2020, the Company recorded $0.5 million in legal, accounting and filing related expenses upon completion of our initial public offering. No such similar costs were recorded during the year ended December 31, 2019.

Income Tax Expense. For the year ended December 31, 2020, the income tax expense decreased by $0.2 million to $0.4 million for the year ended December 31, 2020 compared to $0.6 million for the year ended December 31, 2019. The decreased income tax expense in 2020 is primarily due federal and state taxes for capital gains from the sale of model homes held by the taxable REIT subsidiary, which has decreased from prior year.

Income allocated to non-controlling interests. Income allocated to non-controlling interests for the year ended December 31, 2020 and 2019 totaled $1.4 million.

Liquidity and Capital Resources

Overview

As the local and global economies have weakened as a result of COVID-19, ensuring adequate liquidity is critical. We believe we have access to adequate resources to meet the needs of our existing operations and working capital, to the extent we are not funded by cash provided by operating activities. However, we expect the COVID-19 pandemic may adversely impact our future operating cash flows due to the inability of some of our tenants to pay their rent on time or at all. We have negotiated lease amendments with certain tenants who have demonstrated financial distress caused by the COVID-19 pandemic, which included rent deferral, temporary rent abatement, or reduced rental rates and/or lease extensions and has affected our short-term liquidity. The COVID-19 pandemic may also make financing more difficult to obtain for us and for prospective buyers of our properties, resulting in difficulty in selling assets within our expected timeframe, or for our expected sales price.

Our anticipated future sources of liquidity may include existing cash and cash equivalents, cash flows from operations, refinancing of existing mortgages, future real estate sales, new borrowings, financial aid from government programs instituted as a result of COVID-19, and the sale of equity or debt securities. Our cash and restricted cash at March 31, 2021 was approximately $7.0 million.  Our future capital needs include paying down existing borrowings, maintaining our existing properties, funding tenant improvements, paying lease commissions (to the extent they are not covered by lender-held reserve deposits), and the payment of dividends to our stockholders. We also are actively seeking investments that are likely to produce income and achieve long term gains in order to pay dividends to our stockholders. To ensure that we can effectively execute these objectives, we routinely review our liquidity requirements and continually evaluate all potential sources of liquidity. We currently do not have a revolving line of credit but have been working to obtain such a line of credit.

Our short-term liquidity needs include paying our current operating costs, satisfying the debt service requirements of our existing mortgages, completing tenant improvements, paying leasing commissions, and funding dividends to stockholders.  Principal payments due on our mortgage notes payables, during the last nine months of 2021, total approximately $11.3 million, of which $4.4 million is related to model home properties, and approximately $5.8 million is related to our World Plaza property ("World Plaza"), the loan for which contains an additional one-year extension feature.  Management expects that the loan World Plaza, which is scheduled to sell to an unrelated third party in the second quarter of 2021, will be paid in full within the one-year extension period.  Management also expects certain model home properties will be sold, and that the underlying mortgage notes will be paid off with sales proceeds while other mortgage notes will be refinanced.  Additional principal payments will be made with cash flows from ongoing operations.

We plan to sell certain commercial properties or refinance a significant portion of the mortgage notes payable in the event the commercial property securing the respective mortgage note is not sold on or before maturity. We believe that the cash flow from our existing portfolio, distributions from joint ventures in Model Home Partnerships and property sales during 2021 will be sufficient to fund our near-term operating costs, capital expenditures and future dividends that may be paid to stockholders. If our cash flow from operating activities is not sufficient to fund our short-term liquidity needs, we plan to fund a portion of these needs from additional borrowings of secured or unsecured indebtedness, from real estate sales, issuance of debt instruments, additional investors, or we will reduce the rate of dividends to the stockholders. During the three months ended March 31, 2021 the Company paid a cash dividend of approximately $1.0 million or $0.101 per share.  The Company intends to continue to pay dividends to our stockholders on a quarterly basis going forward, but there can be no guarantee the Board of Directors will approve any future dividends.

Our long-term liquidity needs include proceeds necessary to grow and maintain our portfolio of investments. We believe that the potential financing capital available to us in the future is sufficient to fund our long-term liquidity needs. We are continually reviewing our existing portfolio to determine which properties have met our short- and long-term goals and reinvesting the proceeds in properties with better potential to increase performance. We expect to obtain additional cash in connection with refinancing of maturing mortgages and assumption of existing debt collateralized by some or all of our real property in the future to meet our long-term liquidity needs. If we are unable to arrange a line of credit, borrow on properties, issue debt instruments, privately place securities or sell securities to the public we may not be able to acquire additional properties to meet our long-term objectives.

Cash, Cash Equivalents and Restricted Cash

At March 31, 2021 and December 31, 2020, we had approximately $7.0 million and $11.5 million in cash equivalents, respectively, and $4.0 million and $4.2 million of restricted cash, respectively. Our cash equivalents and restricted cash consist of invested cash, cash in our operating accounts and cash held in bank accounts at third party institutions. During 2021 and 2020, we did not experience any loss or lack of access to our cash or cash equivalents. Approximately $1.9 million of our cash balance is restricted and intended for capital expenditures on existing properties (net of deposits held in reserve accounts by our lenders). We intend to use the remainder of our existing cash and cash equivalents for reduction of principal debt, general corporate purposes or dividends to our stockholders.

Secured Debt

As of March 31, 2021, the Company had one variable-rate mortgage note payable on a commercial property with a principal amount of $5.8 million and fixed-rate mortgage notes payable in the aggregate principal amount of $83.2 million, collateralized by a total of 13 commercial properties with loan terms at issuance ranging from 3 to 22 years. The weighted-average interest rate on these mortgage notes payable as of March 31, 2021 was approximately 4.38%, and our debt to estimated market value of these properties was approximately 61.2%.

As of March 31, 2021, the Company had 102 fixed-rate mortgage notes payable related to model homes in the aggregate principal amount of $26.3 million, collateralized by a total of 102 Model Homes. These loans generally have a term at issuance of three to five years. As of March 31, 2021, the average loan balance per home outstanding and the weighted-average interest rate on these mortgage loans are approximately $258,000 and 3.5%, respectively. Our debt to estimated market value on these properties is approximately 60.3%. The Company has guaranteed between 25% - 100% of these mortgage loans.

We have been able to refinance maturing mortgages to extend maturity dates and we have not experienced any notable difficulties financing our acquisitions.

Cash Flows for the Three Months Ended March 31, 2021 and 2020

Operating Activities: Net cash used by operating activities for the three months ended March 31, 2021 increased by approximately $1.0 million to approximately $1.5 million from $0.5 million for the three months ended March 31, 2020. The increase in net cash used in operating activities is mainly due to changes in net income, which fluctuates based on timing of receipt and payment, as well as an increase in non-cash addbacks such as straight-line rent.

Investing Activities: Net cash provided by investing activities for the three months ended March 31, 2021 was approximately $18.9 million compared to approximately $20.1 million during the same period in 2020. The change from each period was primarily related to the mix of gross proceeds from the sale of office buildings and Model Homes sold in each period.

We currently project that we could spend up to $1.9 million (net of deposits held in reserve accounts by lenders) on capital improvements, tenant improvements and leasing costs for properties within our portfolio on an annual basis. Capital expenditures may fluctuate in any given period subject to the nature, extent, and timing of improvements required to the properties. We may spend more on capital expenditures in the future due to rising construction costs. Tenant improvements and leasing costs may also fluctuate in any given year depending upon factors such as the property, the term of the lease, the type of lease, the involvement of external leasing agents and overall market conditions.

Financing Activities: Net cash used in financing activities during the three months ended March 31, 2021 was $22.0 million compared to $21.1 million for the same period in 2020 and was primarily due to the following activities for the three months ended March 31, 2021:

•	Net increase in dividends paid to stockholders of $1.0 million; and

•	Net increase in repayment of the Polar Note of $2.5 million; offset by

•	Net increase in proceeds from mortgage notes of $1.7 million; and

•	Net decrease in repayment of mortgage notes payable of $2.6 million.

Cash Flows for the Years Ended December 31, 2020 and 2019

Operating Activities: Net cash provided by operating activities for the years ended December 31, 2020 and 2019 decreased by $0.1 million to approximately $3.7 million from $3.8 million. The decrease in net cash provided by operating activities is primarily due to a decrease in working capital of $0.1 million year over year.

Investing Activities: Net cash provided by investing activities for the year ended December 31, 2020 increased $15.7 million to approximately $27.7 million compared to $12.0 million for the same period in 2019. During the year ended December 31, 2020, the Company received gross proceeds from the sale of three office buildings for approximately $46.7 million, and sales of 46 Model Homes for approximately $18.1 million, which was offset by the purchase of 28 Model Homes for approximately $10.2 million. During the year ended December 31, 2019, the Company received gross proceeds from the sale of two office buildings for approximately $17.9 million, sale of land for $875,000 and sales of 41 Model Homes for approximately $14.6 million, which was offset by the purchase of 33 Model Homes for approximately $13.0 million and capital expenditures of approximately $6.4 million primarily related to tenant improvements for the new Chuze Fitness tenant at World Plaza.

We currently project that we could spend up to $1.8 million (net of deposits held in reserve accounts by lenders) on capital improvements, tenant improvements and leasing costs for properties within our portfolio on an annual basis. Capital expenditures may fluctuate in any given period subject to the nature, extent, and timing of improvements required to the properties. We may spend more on capital expenditures in the future due to rising construction costs and the anticipated increase in property acquisitions. Tenant improvements and leasing costs may also fluctuate in any given year depending upon factors such as the property, the term of the lease, the type of lease, the involvement of external leasing agents and overall market conditions.

Financing Activities: Net cash used in financing activities during the year ended December 31, 2020 was $30.2 million compared to $15.2 million for the same period in 2019. The increase of $15.0 million in net cash used in financing activities is primarily due to the following activities for the year ended December 31, 2020:

•	Increase in mortgage notes payable of $13.6 million;

•	Increased distributions to noncontrolling interests of $2.7 million;

•	Net increase in corporate debt repayments of $1.3 million; offset by

•	An increase in proceeds from the sale of common stock of $2.0 million; and

•	A decrease in dividend cash payments of $1.2 million.

Off-Balance Sheet Arrangements

As of March 31, 2021, we do not have any off-balance sheet arrangements or obligations, including contingent obligations.

Inflation

Substantially all of our office leases provide for real estate tax and operating expense escalations. In addition, most of the leases provide for fixed annual rent increases. We believe that inflationary increases may be at least partially offset by these contractual rent increases and expense escalations.

BUSINESS AND PROPERTY

You should read the following discussion in conjunction with the sections of this prospectus entitled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus.

Overview

We are an internally managed, diversified real estate investment trust (“REIT”). We invest in a multi-tenant portfolio of commercial real estate assets comprised of office, industrial, and retail properties and model homes leased back to the homebuilder located primarily in the western United States. As of March 31, 2021, the Company owned or had an equity interest in:

•	Nine office buildings and one industrial property (“Office/Industrial Properties”), which totals approximately 867,744 rentable square feet;

•	Three retail shopping centers (“Retail Properties”), which total approximately 110,552 rentable square feet; and

•	106 Model Homes (“Model Homes” or “Model Home Properties”) leased back on a triple-net basis to homebuilders that are owned by six affiliated limited partnerships and one wholly-owned corporation.

Our commercial portfolio are located primarily in North Dakota and Colorado, with two properties located in Southern California, and we are currently considering new commercial property acquisitions in a variety of additional markets across the United States. Our commercial property tenant base is highly diversified and consists of approximately 187 individual commercial tenants with an average remaining lease term of approximately 2.3 years as of March 31, 2021. As of March 31, 2021, one commercial tenant represented more than 5.0% of our annualized base rent, while our ten largest tenants represented approximately 28.83% of our annualized base rent. In addition, our commercial property tenant base has limited exposure to any single industry.

In addition, we also own interests, through our subsidiaries and affiliated limited partnerships, in model homes primarily located in Texas and Florida. As of March 31, 2021, there were 106 such model homes. We purchase model homes from established residential home builders and lease them back to the same home builders on a triple-net basis.

Our main objective is to maximize long-term stockholder value through the acquisition, management, leasing and selective redevelopment of high-quality office and industrial properties. We focus on regionally dominant markets across the United States which we believe have attractive growth dynamics driven in part by important economic factors such as strong office-using employment growth; net in-migration of a highly educated workforce; a large student population; the stability provided by healthcare systems, government or other large institutional employer presence; low rates of unemployment; and lower cost of living versus gateway markets. We seek to maximize returns through investments in markets with limited supply, high barriers to entry, and stable and growing employment drivers. Our model home portfolio supports the objective of maximizing stockholder value by focusing on purchasing new single-family model homes and leasing them back to experienced homebuilders.  We operate the model home portfolio in markets where we can diversify by geography, builder size, and model home purchase price.

Our co-founder, Chairman, President and Chief Executive Officer is Jack K. Heilbron, a 40-year veteran in real estate investing, including eight years with Excel Realty Trust, Inc. (“Excel REIT”), previously an NYSE-listed retail REIT, and one of its predecessor companies, The Investors Realty Trust (“IRT”), prior to founding our company. Together with our former Chief Financial Officer and Treasurer, Kenneth W. Elsberry, Mr. Heilbron founded both our company and Clover Income and Growth REIT, Inc. (“Clover REIT”), a private REIT focused on retail mixed-use properties. During Mr. Heilbron’s tenure at Excel REIT, IRT and Clover REIT, Mr. Heilbron oversaw the investment of substantial real estate assets and saw Clover REIT liquidate at a substantial gain to investors. Our model home division is led by Larry G. Dubose, a pioneer in the industry who has over 30 years of experience acquiring, financing, managing, and operating model home sale-leaseback transactions with builders throughout the nation. Our senior management team also includes Gary M. Katz, Adam Sragovicz and Ed Bentzen, each of whom has approximately 20 years or more of diverse experience in various aspects of real estate, including both commercial and residential, management, acquisitions, finance and dispositions in privately-held and publicly traded companies. We believe this industry experience and depth of relationships provides us with a significant advantage in sourcing, evaluating, underwriting and managing our investments.

Our Portfolio

Our commercial portfolio currently consists of 13 properties located in Southern California, Colorado, and North Dakota, and 106 model home properties located in six states, with the majority located in Texas and Florida. This geographical clustering enables us to minimize operating costs and leverage efficiencies by managing a number of properties utilizing minimal overhead and staff.

Our policy is to obtain insurance coverage for each of our properties covering loss from liability, fire, and casualty in the amounts and under the terms we deem sufficient to insure our losses. Under tenant leases on our commercial and retail properties, we require our tenants to obtain insurance to cover casualty losses and general liability in amounts and under terms customarily obtained for similar properties in the area.

Commercial Portfolio

As of March 31, 2021, our commercial real estate portfolio consisted of the following properties:

Property Location ($ in 000s)	Sq. Ft.	Date Acquired	Year Property Constructed	Purchase Price (1)	Occupancy	Percent Ownership	Mortgage Outstanding
Office/Industrial Properties:
Executive Office Park, Colorado Springs, CO (2)(5)	49,864	07/08	2000	10,126	97.7%	100%	2,968
Genesis Plaza, San Diego, CA (3)	57,807	08/10	1989	10,000	74.7%	76.4%	6,249
Dakota Center, Fargo, ND	119,434	05/11	1982	9,575	86.0%	100%	9,844
Grand Pacific Center, Bismarck, ND	93,058	04/14	1976	5,350	74.2%	100%	3,709
Arapahoe Service Center II, Centennial, CO	79,023	12/14	2000	11,850	100%	100%	7,891
West Fargo Industrial, West Fargo, ND	150,030	08/15	1998/2005	7,900	82.0%	100%	4,234
300 N.P., West Fargo, ND	34,517	08/15	1922	3,850	72.8%	100%	2,263
One Park Centre, Westminster, CO	69,174	08/15	1983	9,150	84.8%	100%	6,358
Highland Court, Centennial, CO (2) (4)	93,536	08/15	1984	13,050	64.5%	84.5%	6,237
Shea Center II, Highlands Ranch, CO	121,301	12/15	2000	25,325	91.2%	100%	17,682
Total Office/Industrial Properties	867,744			$106,176	80%		$67,435

Retail Properties:
World Plaza, San Bernardino, CA	55,810	09/07	1974	7,650	100%	100%	5,777
Union Town Center, Colorado Springs, CO	44,042	12/14	2003	11,212	100%	100%	8,279
Research Parkway, Colorado Springs, CO	10,700	08/15	2003	2,850	100%	100%	1,747
Total Retail Properties	110,552			$21,712	100%		15,803
Total Commercial Properties	978,296			$127,888	82.4%		83,238

(1)

Prior to January 1, 2009, “Purchase Price” includes our acquisition related costs and expenses for the purchase of the property. After January 1, 2009, acquisition related costs and expenses were expensed when incurred.

(2)	These properties were held for sale as of March 31, 2021, and both were sold in May 2021.

(3)	Genesis Plaza is owned by two tenants-in-common, each of which 57% and 43%, respectively, and we beneficially own an aggregate of 76.4%.
(4)	Highland Court is owned by two tenants-in-common, each of which 60% and 40%, respectively, and we beneficially own an aggregate of 84.5%.
(5)	One of the four buildings that comprise this property was sold in December 2020. The remaining three buildings were sold in May 2021.

The following tables show a list of commercial properties owned by the Company grouped by state and geographic region as of March 31, 2021:

		Aggregate		Current	Approximate %
	No. of	Square	Approximate %	Base Annual	of Aggregate
State	Properties	Feet	of Square Feet	Rent	Annual Rent
California	2	113,617	11.6%	$1,884,590	14.9%
Colorado	7	467,640	47.8%	7,764,044	61.4%
North Dakota	4	397,039	40.6%	2,997,621	23.7%
Total	13	978,296	100.0%	$12,646,255	100%

Model Home Portfolio

Our model home division utilizes a newly-built single family model home as an investment vehicle. This division purchases model homes and leases them back to the homebuilders as commercial tenants. These triple-net investments alleviate a significant amount of the risk normally associated with holding single family homes for speculative sale or for lease to residential tenants.

As of March 31, 2021, our model home portfolio had a net book value of approximately $39.9 million, and is summarized as follows:

Region	No. of Properties	Aggregate Square Feet	Approximate % of Aggregate Square Feet	Current Annual Base Rent	Approximate % of Aggregate Annual Rent	Purchase Price	Current Mortgage Balance
Southwest	91	273,227	87.8%	$2,635,404	84.8%	$34,300,302	$22,770,938
Southeast	11	25,120	8.1%	292,140	9.4%	3,629,262	2,232,828
Midwest	2	6,602	2.1%	99,276	3.02%	1,103,000	707,396
Northeast	2	6,153	2.0%	80,844	2.6%	898,250	621,510
Total	106	311,102	100%	$3,107,664	100%	$39,931,178	$26,332,672

Description of Our Commercial Properties

California Properties

•

Genesis Plaza is a four-story office building located in the Kearny Mesa submarket of San Diego. The property is situated on Interstate 15 with excellent visibility and signage opportunity for tenants. Additionally, the property is one of the few in Kearny Mesa to provide underground parking. Genesis Plaza’s rent roll includes several national and regional tenants. We renovated the common areas to improve its desirability to today’s tenants.

•

Waterman Plaza is a retail center located in San Bernardino in Southern California’s Inland Empire region. The center is anchored by a national retailer and has an undeveloped outparcel available for sale or lease. The property is located near a large industrial park which provides a large daytime customer base. This property was sold on January 28, 2021 for approximately $3.5 million and the Company recognized a loss of approximately $0.2 million

•

World Plaza is a retail/office project located in San Bernardino in Southern California’s Inland Empire region. The property is situated at a major intersection with a high traffic count. We initially acquired the leasehold interest, then several years later unified the ownership by acquiring the underlying land, which increased the overall value. As of March 31, 2021, this property is available for sale.

Colorado Properties

•

Arapahoe Service Center II is a one-story flex/office property located in Denver’s Southeast submarket, a location popular with technology firms. Although the property was fully leased upon acquisition, the property had entered into foreclosure and we purchased it from the lender. We subsequently negotiated a lease buy-out from one of the tenants and expanded the adjacent tenant, resulting in additional revenue from the buy-out fee and a long-term lease extension while retaining 100% occupancy.

•

Executive Office Park is located in Colorado Springs’ desirable North I-25 submarket and now consists of three, two-story multi-tenant office buildings – each situated on its own condominium parcel. The property is unique and attracts tenants desiring a more “residential” feel, rather than a typical concrete, steel and glass office building. The property has proven to be attractive to a diverse group of tenants, including financial planning firms, real estate agencies and the like.  As of March 31, 2021, this property is available for sale.

•

Garden Gateway is located in Colorado Springs and consists of two single-story office/flex buildings and a two-story office building. Originally constructed as a corporate campus, it was repositioned for multi-tenant occupancy by the previous owner. The property is situated fronting a major thoroughfare surrounded by a mix of office, industrial, and retail uses, and can accommodate tenants requiring between 1,500 square feet and 25,000 square feet. This property was sold on February 19, 2021 for approximately $11.2 million and the Company recognized a loss of approximately $1.4 million.

•

Highland Court is a two-story office building located in the Denver Technology Center, one of Denver’s most desirable submarkets. When we acquired the property it was well maintained due to significant capital investment from its long history of institutional ownership. This asset met our criteria due to its strong in-place cash flow coupled with future upside from below-market leases signed during the economic downturn, which we expect to increase as the leases are renewed. This property is currently available for sale.

•

One Park Centre is a four-story office building located in Westminster, a suburb north of Denver. Similar to many of our acquisitions, when we acquired this property it had strong in-place cash flow with several leases at below-market rent. To add further value, we are renovating the common areas to create a more modern environment desired by today’s tenants. The property’s location caters to local businesses preferring to locate near employee housing rather than commuting to Denver’s other employment centers.

•

Research Parkway is a multi-tenant retail shop building consisting of 10,700 square feet and can accommodate five tenants. This property is located in the upscale Briargate community in Colorado Springs, Colorado, and is immediately adjacent to the Union Town Center retail property, which we acquired in a separate transaction.

•

Shea Center II is a four-story, Class “A” office building located in Denver’s Highlands Ranch community. This location just south of Highway 470 west of Denver with new walkable amenities across the street is attractive to tenants living in upscale Highlands Ranch and other nearby suburbs. The long-term occupancy is stable with a large Fortune 500 tenant leasing an entire floor on a long-term lease.

•

Union Town Center is located in the upscale Briargate area of Colorado Springs and is anchored by a major national grocer (which owns its own building), with the tenant base consisting mostly of convenience and food uses, which are typically less impacted by online retailing. The center was previously owned by out-of-town private investors who focused on maintaining cash flow, and most of the leases were below-market at the time of acquisition. We have been able to maintain high occupancy while renewing existing leases at increased rents.

North Dakota Properties

•

Dakota Center is a six-story office building located in the heart of the dynamic Downtown Fargo submarket. We were attracted to Fargo because of its strong economic drivers, including proximity to three universities, economic diversity, low unemployment, and limited competition. In May 2011, we acquired the property for $9.6 million and at a going-in cap rate of 14%. At the time of acquisition, 78% of the property was leased to a major national bank under a lease expiring in December 2012, and the property had 98% occupancy. The bank occupied only a small portion of the property and subleased other portions to multiple tenants. We invested $3.1 million in constructing tenant improvements and renovating the common areas and parking lot. Upon expiration of the lease, we were able to secure new leases with five former subtenants, including the national bank, resulting in 100% occupancy through 2017. In 2016, upon stabilization of the rent roll, the cap rate compressed from 14% to 8% and the property appraised in excess of $16 million, an increase in value of approximately 67% over our purchase price.

•

Grand Pacific Center is a six-story office building located in Downtown Bismarck. Based on the region’s strong economic drivers and our prior success repositioning Dakota Center in Fargo, this property was acquired with the intent to perform a similar common area renovation, which is expected to result in higher market rents and solidify Grand Pacific Center as the foremost office building in the submarket. We also increased potential cash flow by structuring new leases to require the tenants to pay a portion of operating expense increases.

•

West Fargo is a multi-tenant industrial campus located in West Fargo consisting of the three projects. The campus is located in an established industrial area near the major east-west thoroughfares of Interstate 94 and Main Avenue. This asset met our acquisition criteria due to its strong in-place cash flow plus potential for upside by raising rents to market.

•	Main Avenue consists of two buildings. This project accommodates mid-sized tenants requiring loading docks and ample truck access.

•

10th Street is a multi-tenant industrial park that can accommodate approximately 11 tenants and consists of three buildings. The property is situated in an industrial area near Interstate 94 in West Fargo, North Dakota, and consists of 53,000 square feet.

•

13th Street is a multi-tenant industrial park that can accommodate approximately six tenants and consists of two buildings. This project caters to small tenants. The property is situated in an industrial area near Interstate 94 in West Fargo, North Dakota, and consists of 15,000 square feet.

•

300 N.P. is a historic mixed-use building located in Downtown Fargo of which we own the multi-tenant office portion of this property. Originally constructed in 1923 for a farm equipment manufacturer, the building was renovated in 2004 as an office/residential condominium. We acquired the property due to its strong in-place cash flow at below-market rents with further upside achievable by leasing vacant space.

Description of Our Model Home Operations

Our model home division utilizes a newly-built single family model home as an investment vehicle. This division purchases model homes and leases them back to the homebuilders as commercial tenants. These triple-net investments alleviate a significant amount of the risk normally associated with holding single family homes for speculative sale or for lease to residential tenants.

NetREIT Dubose Model Home REIT, Inc. (“NetREIT Dubose”) is engaged in the business of acquiring model homes from third party homebuilders in sale-leaseback transactions whereby a homebuilder sells the Model Home to NetREIT Dubose and leases back the Model Home under a triple net lease (“NNN”) for use in marketing its residential development. Our Model Home business was started in March 2010 through the acquisition of certain assets and rights from Dubose Model Homes USA. Subsequent to its formation, NetREIT Dubose raised $10.6 million pursuant to a private placement of its common stock (the private placement terminated on December 31, 2013). As of March 31, 2021, the Company has a net investment of $2.6 million in NetREIT Dubose through the purchase of common stock. We owned approximately 27.2% of NetREIT Dubose as of March 31, 2021.

We operate six limited partnerships in connection with NetREIT Dubose: Dubose Model Home Investors #202, LP (“DMHI #202”), Dubose Model Home Investors #203, LP (“DMHI #203”), Dubose Model Home Investors #204, LP (“DMHI #204”), Dubose Model Home Investors #205, LP (“DMHI #205”) and NetREIT Dubose Model Home REIT, LP and in May 2020, we formed a new limited partnership, Dubose Model Home Investors #206, LP (“DMHI #206”), to raise $5 million. These limited partnerships typically raise private equity funds in order to invest in model home properties and then lease them back to the homebuilders. As of December 31, 2020, we own:

•	10.3% of DMHI #202, which raised $2.9 million, and was formed to raise up to $5.0 million through the sale of partnership units.

•	2.3% of DMHI #203, which raised $4.4 million, and was formed to raise up to $5.0 million through the sale of partnership units.

•	3.6% of DMHI #204, which raised $2.8 million, and was formed to raise up to $5.0 million through the sale of partnership units.

•

4.0% of DMHI #205, which has raised $2.5 million, and was formed in 2019 to raise up to $5.0 million through the sale of partnership units. This partnership continues to raise capital through the sale of additional limited partnership units.

•

12.1% of DMHI #206, which has raised $0.8 million, and was formed in 2020 to raise up to $5.0 million through the sale of partnership units. This partnership continues to raise capital through the sale of additional limited partnership units.

•	NetREIT Dubose, which owns 100% of NetREIT Dubose Model Home REIT, LP.

•	100% of NetREIT Model Homes, Inc.

We provide management services to our limited partnerships through our wholly-owned subsidiaries, NetREIT Advisors, LLC (“NetREIT Advisors”) and Dubose Advisors LLC (“Dubose Advisors”), which we refer to collectively as the Advisors. For their services, each of the Advisors receives ongoing management fees, acquisition fees and has the right to receive certain other fees when a partnership sells or otherwise disposes of a model home. NetREIT Advisors manages NetREIT Dubose and NetREIT Model Homes, Inc. and Dubose Advisors manages DMHI #202, DMHI #203, DMHI #204, DMHI #205 and DMHI #206.

Top Ten Tenants Physical Occupancy Table

The following table sets forth certain information with respect to our top ten tenants, each of which has a single lease with us, as of March 31, 2021.

Tenant	Number of Leases	Annualized Base Rent	% of Total Annualized Base Rent
Halliburton Energy Services, Inc.	1	$922,084	7.3%
Finastra USA Corporation	1	630,576	5.0%
MasTec North America, Inc.	1	361,190	2.9%
Rachas, Inc.	1	269,508	2.1%
Presidio Property Trust, Inc.	1	264,544	2.1%
Nova Financial & Investment Corporation	1	257,324	2.0%
Republic Indemnity of America	1	247,738	2.0%
Meissner Jacquet Real Estate Management Group, Inc.	1	240,240	1.9%
Fredrikson & Byron P.A.	1	234,999	1.9%
Briotix, LP	2	218,103	1.7%
		$3,646,307	28.9%

Commercial properties:

Expiration Year	Number of Leases Expiring	Square Footage	Annual Rental From Lease	Percent of Total
2021	43	168,788	$2,995,717	23.7%
2022	49	208,408	3,201,333	25.3%
2023	38	139,795	2,340,366	18.5%
2024	22	66,265	1,142,435	9.0%
2025	19	78,508	1,491,056	11.8%
Thereafter	16	135,996	1,475,348	11.7%
Totals	187	797,760	$12,646,255	100%

Model home properties:

Expiration Year (1)	Number of Leases Expiring	Square Footage	Annual Rental From Lease	Percent of Total
2021	81	232,668	$2,455,644	79.0%
2022	25	78,434	652,020	21.0%
	106	311,102	$3,107,664	100.0%

(1)	These leases are subject to extensions by the home builder depending on sales of the total development. All model homes are sold at the end of the lease period.

Physical Occupancy Table for Last Three Years

The following table presents the percentage occupancy as of December 31 for each of our current commercial properties owned for each of the last three years and as of March 31, 2021.

	Date	Percentage Occupancy as of the Year Ended December 31,
	Acquired	2018	2019	2020	As March 31, 2021
Office/ Industrial Properties:
Garden Gateway Plaza (1) (3)	3/7	68.10%	76.40%	76.40%
Executive Office Park (1)	7/8	99.90%	100.00%	97.70%	97.72%
Genesis Plaza	8/10	58.30%	78.50%	74.70%	74.69%
Dakota Center	5/11	98.20%	86.00%	86.00%	72.30%
Grand Pacific Center	3/14	72.60%	71.80%	74.20%	68.84%
Arapahoe Center	12/14	100.00%	100.00%	100.00%	100.00%
West Fargo Industrial	8/15	75.90%	77.10%	82.00%	85.59%
300 N.P.	8/15	82.30%	73.00%	72.80%	69.92%
Highland Court (1)	8/15	78.50%	70.10%	64.50%	56.32%
One Park Centre	8/15	72.70%	79.10%	84.80%	84.83%
Shea Center II	12/15	88.20%	90.90%	91.20%	91.19%
Retail Properties:
World Plaza (1)	9/7	22.60%	100.00%	100.00%	100.00%
Waterman Plaza (1) (2)	8/8	100.00%	90.70%	85.90%
Union Town Center	12/14	100.00%	100.00%	100.00%	100.00%
Research Parkway	8/15	100.00%	100.00%	100.00%	100.0%

(1)	Property held for sale as of December 31, 2020.
(2)	Waterman Plaza was sold on January 28, 2021.
(3)	Garden Gateway was sold on February 19, 2021.

Annualized Base Rent Per Square Foot for Last Three Years

The following table presents the average effective annual rent per square foot for each of our commercial properties owned as of December 31 of each of the last three years.

Annualized Base Rent per Square Foot (1)

For the Years Ended December 31,

	2018	2019	2020	Annualized Base Rent (2)	Net Rentable Square Feet
Office/ Industrial Properties:
Garden Gateway Plaza (4)	$10.60	$12.62	$13.45	$1,181,359	115,052
Executive Office Park (3)(4)	$12.34	$13.29	$13.65	$665,157	49,864
Genesis Plaza	$20.62	$28.15	$22.97	$991,675	57,807
Dakota Center	$14.21	$12.87	$13.24	$1,359,446	119,434
Grand Pacific Center	$14.29	$13.97	$13.71	$947,046	93,058
Arapahoe Center	$14.22	$14.69	$15.18	$1,199,886	79,023
West Fargo Industrial	$6.78	$6.65	$6.77	$833,121	150,030
300 N.P.	$16.51	$13.67	$14.86	$373,428	34,517
Highland Court (4)	$24.59	$19.33	$22.33	$1,347,278	93,536
One Park Centre	$20.27	$19.51	$21.85	$1,281,907	69,174
Shea Center II	$18.53	$18.47	$19.24	$2,128,507	121,301
Retail Properties:
World Plaza (4)	$4.64	$13.63	$9.93	$554,074	55,810
Waterman Plaza (4)	$18.88	$16.30	$12.42	$225,932	21,170
Union Town Center	$24.91	$25.63	$23.73	$1,045,321	44,042
Research Parkway	$22.07	$22.58	$29.09	$311,250	10,700

(1)	Annualized Base Rent divided by the percentage occupied divided by rentable square feet.
(2)	Annualized Base Rent is based upon actual rents due as of December 31, 2019, determined using GAAP including CAM reimbursements.
(3)	We sold one of four buildings in this property on December 2, 2020.
(4)	Property held for sale as of December 31, 2020.

Use of Leverage

On September 17, 2019 the Company executed a Promissory Note pursuant to which Polar Multi-Strategy Master Fund (“Polar”), issued a loan in the principal amount of $14.0 million to the Company ("Polar Note"). The Polar Note bears interest at a fixed rate of 8% per annum and requires monthly interest-only payments. On September 1, 2020, we extended the maturity of the Polar Note from October 1, 2020 to March 31, 2021 ("Maturity"), at which time the entire outstanding principal balance of $7.7 million as of December 31, 2020 and accrued and unpaid interest will be due and payable. On September 30, 2020, we paid a renewal fee of 4% on the unpaid principal balance, which is being amortized through the Maturity date. The Company used the proceeds of the Polar Note to redeem all of the outstanding shares of the Series B Preferred Stock. During March 2021, prior to Maturity, the Polar Note was paid in full, from available cash on hand.

We use mortgage loans secured by our individual properties in order to maximize the return for our stockholders. Typically, these loans are for terms ranging from five to ten years. Currently, the majority of our mortgage loans are structured as non-recourse to us with limited exceptions that would cause a recourse event only upon occurrence of certain fraud, misconduct, environmental, or bankruptcy events. Non-recourse financing limits our exposure to the amount of equity invested in each property pledged as collateral thereby protecting the equity in our other assets. We can provide no assurance that the non-recourse financing will be available to us in the future on terms that are acceptable to us, or at all and there may be circumstances where lenders have recourse to our other assets. To a lesser extent, we use recourse financing. At March 31, 2021, $36.0 million of our total debt of $109.6 million was recourse to the Company, of which $26.3 million related to the model homes properties.

We have used both fixed and variable interest rate debt to finance our properties. Wherever possible, we prefer to obtain fixed rate mortgage financing as it provides better cost predictability. As of March 31, 2021, we had one mortgage loan which include variable interest rate provisions.

Principal payments due on our mortgage notes payables, during the last nine months of 2021, will total approximately $11.3 million, of which $4.4 million is related to model home properties, and approximately $5.8 million is related to our World Plaza property ("World Plaza"), the loan for which contains an additional one-year extension feature. Management expects that the loan World Plaza, which is scheduled to sell to an unrelated third party in the second quarter of 2021, will be paid in full within the one-year extension period. Management also expects certain model home properties will be sold, and that the underlying mortgage notes will be paid off with sales proceeds while other mortgage notes will be refinanced. Additional principal payments will be made with cash flows from ongoing operations.

Our short-term liquidity needs include satisfying the debt service requirements of our existing mortgages. If our cash flow from operating activities is not sufficient to fund our short-term liquidity needs, we will fund a portion of these needs from additional borrowings of secured or unsecured indebtedness, from real estate sales, from sales of equity or debt securities, or we will reduce the rate of distribution to the stockholders.

Our mortgage obligations consist of the following:

		Principal as of
		March 31,	December 31,	Loan	Interest
Mortgage note property	Notes	2021	2020	Type	Rate (1)	Maturity
Waterman Plaza	(2)	$—	$3,207,952	Variable	—	—
World Plaza	(3) (4)	5,776,741	5,802,568	Variable	2.91%	7/5/2021
Garden Gateway Plaza	(2)	—	5,861,523	Fixed	5.00%	8/5/2021
300 N.P.		2,263,143	2,273,478	Fixed	4.95%	6/11/2022
Highland Court	(3)	6,236,527	6,274,815	Fixed	3.82%	9/1/2022
Dakota Center		9,843,880	9,900,279	Fixed	4.74%	7/6/2024
Research Parkway		1,746,886	1,760,432	Fixed	3.94%	1/5/2025
Arapahoe Service Center		7,891,395	7,932,255	Fixed	4.34%	1/5/2025
Union Town Center		8,279,408	8,315,550	Fixed	4.28%	1/5/2025
One Park Centre		6,357,531	6,385,166	Fixed	4.77%	9/5/2025
Genesis Plaza		6,248,822	6,276,273	Fixed	4.71%	9/6/2025
Shea Center II		17,681,769	17,727,500	Fixed	4.92%	1/5/2026
Executive Office Park	(3)	2,967,746	2,985,998	Fixed	4.83%	6/1/2027
West Fargo Industrial		4,234,489	4,262,718	Fixed	3.27%	8/5/2029
Grand Pacific Center	(5)	3,708,966	3,738,142	Fixed	4.02%	8/1/2037
Subtotal, Presidio Property Trust, Inc. Properties		$83,237,303	$92,704,649

Model Home mortgage notes	(3)	26,332,673	28,083,356	Fixed	(6)	2021 - 2023
Mortgage Notes Payable		$109,569,976	$120,788,005
Unamortized loan costs		(884,795)	(758,309)
Mortgage Notes Payable, net		$108,685,181	$120,029,696

(1)	Interest rates as of March 31, 2021.

(2)	Waterman Plaza and Garden Gateway Plaza were sold during the first quarter of 2021.

(3)	Properties held for sale as of March 31, 2021. There were 16 model homes included as real estate assets held for sale.

(4)	Interest on this loan is ABR plus 0.75% and LIBOR plus 2.75%. For the three months ended March 31, 2021, the weighted average interest rate was 2.88% per annum.

(5)	Interest rate is subject to reset on September 1, 2023.

(6)	Each model home has a stand-alone mortgage note at interest rates ranging from 2.50% to 5.63% per annum at March 31, 2021.

The Company believes that it is in compliance with all material conditions and covenants of its mortgage notes payable.

Scheduled principal payments of mortgage notes payable were as follows as of March 31, 2021:

	Presidio Property	Model
	Trust, Inc.	Homes	Total Principal
Years ending December 31:	Notes Payable	Notes Payable	Payments
2021	$6,945,593	$4,401,258	$11,346,851
2022	9,780,330	11,526,092	21,306,422
2023	1,493,749	4,695,187	6,188,936
2024	10,448,812	5,710,136	16,158,948
2025	28,874,478	—	28,874,478
Thereafter	25,694,340	—	25,694,340
Total	$83,237,302	$26,332,673	$109,569,975

Property Management

We, through our wholly-owned subsidiary, NTR Property Management, Inc., are the primary property manager for all of our properties. We subcontract with third-party property management companies in all markets except Denver to render on-site management services.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Although our primary objective is to maximize long-term stockholder value through the acquisition, management, leasing and selective redevelopment of high-quality commercial properties, we may also invest in common and preferred equity securities and debt securities of other REITs. We may acquire securities of other REITs where management believes that yields on such investments would exceed the risk-adjusted return on our target properties, consistent with our REIT qualification requirements. We believe that such a securities portfolio may provide us with an attractive opportunity for liquidity and additional income potential and serves as a proxy for real estate when suitable acquisitions are not available. We may purchase securities on margin when the interest and dividend yields exceed our cost of capital, and we may use derivative instruments to mitigate interest rate risk. Under normal market conditions, we seek to limit the market value of the portfolio from time to time to approximately 10% of the greater of the total value of our assets or the total market value of our stock. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer. We do not intend that our investments in securities will require us to register as an investment company under the Investment Company Act, and we would intend to divest such securities before any such registration would be required.

Investments in Other Securities

Other than as described above, we do not intend to invest in any additional securities such as bonds, preferred stocks or common stock, other than short-term, investment-grade securities as part of a money market fund or for short-term cash management purposes.

Our Investment Approach

Our Commercial Property Investment Approach

We acquire high-quality commercial properties in overlooked and/or underserved markets, where we believe we can create long-term stockholder value. Our potential commercial investments are extensively reviewed based on several characteristics, including:

•

Market Research. We invest in properties within regionally dominant markets that we believe to be overlooked. We extensively analyze potential markets for the key indicators that we feel will provide us higher risk adjusted returns. These indicators may include a net in-migration of highly educated workers, business friendly governmental policies, large university populations, extensive healthcare systems and available housing. We believe this extensive research will result in property acquisitions in markets with substantially higher demand for high quality commercial real estate.

•

Real Estate Enhancement. We typically acquire properties where we believe market demand is such that values can be significantly enhanced through repositioning strategies such as upgrading common areas and tenant spaces, re-tenanting and leasing vacant space. We expect that these strategies will increase rent and occupancy while enhancing long-term value.

•

Portfolio Management. We believe our target markets have benefited from substantial economic growth, which provides us with opportunities to achieve long-term value and ultimately sell properties and recycle capital into properties offering a higher risk-adjusted return. Since 2015, we have been selectively selling retail properties and redeploying the capital into other commercial properties. We have achieved substantial returns in the past from the operation, repositioning, and sale of properties. We seek to continue to actively manage our properties in the future to maximize the opportunity to recycle capital.

Our Model Home Property Investment Approach

Model homes are single-family homes constructed by builders for the purpose of showcasing floor plans, elevations, optional features, and workmanship when marketing the development where the homes are located. Each model home is designed to be held for a minimum lease term (usually three years), after which the model home is listed for sale at the estimated fair market value. Our model home business operates independently in Houston, Texas, with minimal time commitment by senior management.  We seek to purchase model homes, at a 5% to 10% discount, that have a likelihood of appreciation within the expected three-year term of the lease, and anticipate unlevered proforma returns over 8% during our holding period and lease term. Our model home leaseback agreements are triple-net, requiring the homebuilder/tenant to pay all operating expenses. We seek model homes in a variety of locations, a variety of price ranges, and from a variety of builders and developers to diversify the risk from economic conditions that may adversely affect a particular development or location.

During the three months ended March 31, 2021, we disposed of 12 model homes for approximately $4.9 million and recognized a gain of approximately $0.4 million.  During the year ended December 31, 2020, we sold 46 model homes for approximately $18.1 million and recognized a gain of approximately $1.6 million. During the year ended December 31, 2019, we sold 41 model homes for approximately $14.6 million and recognized a gain of approximately $1.2 million.  We believe that our model home business provides incentives to builders by allowing them to redeploy capital, use sales proceeds to pay down lines of credit, accelerate their internal rate of return calculations, improve margins and inventory turnover, and provides diversification of their risk.

Our Growth Strategy

Our principal business objective is to provide attractive risk-adjusted returns to our stockholders through a combination of (i) sustainable and increasing rental income and cash flow that generates reliable, increasing dividends and (ii) potential long-term appreciation in the value of our properties and common stock. Our primary strategies to achieve our business objectives are to invest in, own and manage a diverse multi-tenant portfolio of high-quality commercial properties in attractive regionally dominant markets, which we believe will drive high tenant retention and occupancy.

We intend to grow our commercial portfolio by acquiring high-quality properties in our target markets. In addition to our commercial properties, we may also selectively invest in other properties such as model homes and other property types where we believe we can achieve high risk-adjusted returns for our stockholders. We also expect that our extensive broker and seller relationships will benefit our acquisition activities and help set us apart from competing buyers. In addition, we intend to actively manage our existing portfolio of commercial properties and model homes and continue to redeploy capital through the opportunistic sale of non-core assets (including retail properties) into additional commercial properties.

Our Commercial Property Growth Strategy

We typically purchase commercial properties at what we believe to be a discount to the replacement value of the property. We seek to enhance the value of these properties through active asset management where we believe we can increase occupancy and rent. We typically achieve this growth through value-added investments in these properties, such as common area renovations, enhancement of amenities, improved mechanical systems, and other value-enhancing investments. We generally will not invest in ground-up development as we believe our target markets’ rental rates are below those needed to justify new construction.

Our Model Home Growth Strategy

We intend to purchase model homes that are in the “move-up market” and in the first-time homebuyer market. The purchases of model homes are expected to be from homebuilders that have sufficient assets and resources to fulfill their obligations under the lease and with model homes that offer a good opportunity for appreciation upon the sale of the model home. Sales proceeds from model homes will typically be reinvested and used to acquire new model homes.

Competition

We compete with a number of other real estate investors, many of whom own similar properties in the same geographical markets. Competitors include other REITs, pension funds, insurance companies, investment funds and companies, partnerships and developers. Many of these competitors have substantially greater financial resources than we do and may be able to accept more risk than we can prudently manage, including risks with respect to the creditworthiness of a tenant or the geographic location of its investments. In addition, many of these competitors have capital structures that allow them to make investments at higher prices than what we can prudently offer while still generating a return to their investors that is commensurate with the return we are seeking to provide our investors. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose potential tenants and we may be pressured to reduce our rental rates below those we currently charge or to offer more substantial rent abatements, tenant improvements, early termination rights or below-market renewal options in order to retain tenants when our tenants’ leases expire. The concentration of our properties in Southern California, Colorado and North Dakota makes us susceptible to local market conditions in these areas.

To be successful, we must be able to continue to respond quickly and effectively to changes in local and regional economic conditions by adjusting rental rates of our properties as appropriate. If we are unable to respond quickly and effectively, our financial condition, results of operations, cash flow, and ability to satisfy our debt service obligations and pay dividends may be adversely affected.

Our REIT Status

We elected to be taxed as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2001. To continue to be taxed as a REIT, we must satisfy numerous organizational and operational requirements, including a requirement that we distribute at least 90% of our REIT taxable income to our stockholders, as defined in the Code and calculated on an annual basis. As a REIT, we are generally not subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even though we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income. For more information, please see “U.S. Federal Income Tax Considerations.”

Distribution Policy

We plan to distribute at least 90% of our annual REIT taxable income to our stockholders in order to maintain our status as a REIT.

We intend to declare quarterly distributions. However, we cannot provide any assurance as to the amount or timing of future distributions. Our goal is to generate cash distributions from operating cash flow and proceeds from the sale of properties. During the three months ended March 31, 2021, we paid a cash dividend of approximately $1.0 million or $0.101 per share. During the three months ended March 31, 2020 we paid no cash dividend. During 2018 and 2019, we declared distributions of approximately $1.1 million each year.

To the extent that we make distributions in excess of our earnings and profits, as computed for federal income tax purposes, these distributions will represent a return of capital, rather than a dividend, for federal income tax purposes. Distributions that are treated as a return of capital for federal income tax purposes generally will not be taxable as a dividend to a U.S. stockholder, but will reduce the stockholder’s basis in its shares (but not below zero) and therefore can result in the stockholder having a higher gain upon a subsequent sale of such shares. Return of capital distributions in excess of a stockholder’s basis generally will be treated as gain from the sale of such shares for federal income tax purposes.

We provide each of our stockholders a statement detailing the distributions paid during the preceding year and their characterization as ordinary income, capital gain or return of capital. For the years ended December 31, 2019 and 2018, distributions were reported as a distribution of taxable earnings and a return of capital to the stockholders.

Dividend Reinvestment Plan

The Company had adopted a distribution reinvestment plan that allowed stockholders to have dividends or other distributions otherwise distributable to them invested in additional shares of Company common stock. The Company registered 3,000,000 of common stock pursuant to the dividend reinvestment plan. The purchase price per share is 95% of the price the Company was formerly selling its shares for $10.00 per share. No sales commission or dealer manager fee will be paid on shares sold through the dividend reinvestment plan. The Company may amend, suspend or terminate the dividend reinvestment plan at any time. Any such amendment, suspension or termination will be effective upon a designated dividend record date and notice of such amendment, suspension or termination will be sent to all participants at least 30 days prior to such record date. The dividend reinvestment plan became effective on January 23, 2012, was suspended on December 7, 2019 and adopted on  October 6, 2020 in connection with our IPO, updated to reflect a change in transfer agent and registrar. No dividend reinvestments were made for the year ended December 31, 2020. As of December 31, 2020, approximately $17.4 million or 1,834,147 shares of common stock have been issued under the dividend reinvestment plan to date. No shares were issued under the DRIP during the three months ended March 31, 2021.

Corporate Structure

We were incorporated in the State of California on September 28, 1999, and in August 2010, we reincorporated as a Maryland corporation. In October 2017, we changed our name from “NetREIT, Inc.” to “Presidio Property Trust, Inc.” We have approximately 9.6 million shares of Series A Common Stock outstanding with approximately 4,600 stockholders, none of which owned more than 5.0% of the outstanding shares. Through Presidio Property Trust, Inc., its subsidiaries and its partnerships, we own 15 properties in fee interest and have partial interests in two properties through our investments in limited partnerships and limited liability companies in which we serve as the general partner and member, respectively. Each of the limited partnerships and limited liability companies is referred to as a “DownREIT.” In each DownREIT, we have the right, through put and call options, to require our co-investors to exchange their interests for shares of our common stock at a stated price after a defined period (generally five years from the date they first invested in the entity’s real property), the occurrence of a specified event or a combination thereof. Our model homes business is conducted through our wholly-owned subsidiary, NetREIT Model Homes, Inc., NetREIT Dubose Model Home REIT, Inc., and six limited partnerships, DMHI #202, DMHI #203, DMHI #204, DMHI #205, DMHI #206 and NetREIT Dubose Model Home REIT, LP.

Offices and Employees

Our executive offices are situated in approximately 9,224 square feet of space located at 4995 Murphy Canyon Road, San Diego, CA 92123.

We have a total of 20 full-time employees.

Regulation

Our management continually reviews our investment activity and monitors the proportion of our portfolio that is placed in various investments in order to prevent us from coming within the application of the Investment Company Act. If at any time the character of our investments could cause us to be deemed an investment company for purposes of the Investment Company Act, we would be required to comply with the operating restrictions of the Investment Company Act, which are generally inconsistent with our normal operations. As such, we work to ensure that we are not deemed to be an “investment company.”

Various environmental laws govern certain aspects of the ongoing operation of our properties. Such environmental laws include those regulating the existence of asbestos-containing materials in buildings, management of surfaces with lead-based paint (and notices to residents about the lead-based paint) and waste-management activities. Our failure to comply with such requirements could subject us to government enforcement action and/or claims for damages by a private party.

To date, we have not experienced a material effect on our capital expenditures, earnings, or competitive position as a result of a lack of compliance with federal, state and local environmental protection regulations. All of our proposed acquisitions are inspected prior to such acquisition. These inspections are conducted by qualified environmental consultants, and we review in detail their reports prior to our acquisition of any property. Nevertheless, it is possible that our environmental assessments will not reveal all environmental liabilities, or that some material environmental liabilities exist of which we are unaware. In some cases, we may be required to abandon otherwise economically attractive acquisitions because the costs of removal or control of hazardous materials are considered to be prohibitive or we are unwilling to accept the potential risks involved. We do not believe we will be required to engage in any large-scale abatement at any of our current properties. We believe that through professional environmental inspections and testing for asbestos, lead paint and other hazardous materials, coupled with a relatively conservative posture toward accepting known environmental risk, we minimize our exposure to potential liability associated with environmental hazards.

We are unaware of any environmental hazards at any of our current properties that, individually or in the aggregate, may have a material adverse impact on our operations or financial position. We have not been notified by any governmental authority, and we are not otherwise aware of any material non-compliance, liability, or claim relating to environmental liabilities in connection with any of our properties. We do not believe that the cost of continued compliance with applicable environmental laws and regulations will have a material adverse effect on us, our financial condition or our results of operations. Future environmental laws, regulations, or ordinances, however, may require additional remediation of existing conditions that are not currently actionable. Also, if more stringent requirements are imposed on us in the future, the costs of compliance could have a material adverse effect on us and our financial condition.

Legal Proceedings

We are subject to various legal proceedings and claims that arise in the ordinary course of business. While the resolution of these matters cannot be predicted with certainty, management believes the final outcome of such matters will not have a material adverse effect on our financial position, results of operation or liquidity.

MANAGEMENT

Our Directors, Executive Officers and Key Employees

The following sets forth certain information with respect to our executive officers, key employees and directors as of the date of this prospectus:

Name	Age	Position
Executive Officers
Jack K. Heilbron	70	Chief Executive Officer and President, Chairman of the Board
Larry G. Dubose	71	Director, CFO and Director of NetREIT Dubose, and CEO of Dubose Advisors and NetREIT Advisors
Adam Sragovicz	52	Chief Financial Officer

Key Employees
Gary M. Katz	57	Senior Vice President, Asset Management
Ed Bentzen	44	Chief Accounting Officer

Non-Employee Directors
Jennifer A. Barnes	41	Independent Director
David T. Bruen	76	Lead Independent Director
James R. Durfey	70	Independent Director
Sumner J. Rollings	72	Independent Director

Set forth below is information concerning our executive officers, key employees and directors identified above. Our Board of Directors currently consists of six directors, who are expected to be subject to re-election at our next annual meeting of stockholders. Our executive officers were appointed by the Board of Directors to serve in their current roles. Each executive officer is appointed for such term as may be prescribed by the Board of Directors and until a successor has been chosen and qualified or until such officer’s death, resignation or removal.

Executive Officers

Jack K. Heilbron

Mr. Heilbron has served as a director and our Chief Executive Officer and President since our inception. Mr. Heilbron also has served as Chairman, CEO and President of NetREIT Dubose since its inception, and has served as CEO and/or President of NetREIT Advisors, LLC, Dubose Advisors, LLC, and NTR Property Management, Inc. since their inceptions, all of which are Company affiliated entities. Mr. Heilbron was a founding officer, director, and stockholder of the former CI Holding Group, Inc. and of its subsidiary corporations (Centurion Counsel, Inc., Bishop Crown Investment Research Inc., PIM Financial Securities Inc., Centurion Institutional Services Inc. and CHG Properties, Inc.) and currently serves as Chairman and CEO of Centurion Counsel, Inc., a licensed investment advisor. He also served as a director of the Centurion Counsel Funds, an investment company registered under the Investment Company Act of 1940, from 2001 until 2005. From 1994 until its dissolution in 1999, Mr. Heilbron served as the Chairman and/or director of Clover Income and Growth REIT. Mr. Heilbron graduated with a B.S. degree in Business Administration from California Polytechnic College, San Luis Obispo, California. Based on his experience as a director and his experience with other REITs, the Nominating and Corporate Governance Committee determined that Mr. Heilbron is qualified to serve on the Board of Directors.

Larry G. Dubose

Mr. Dubose has served as a director since 2005 and was our Chair of the Audit Committee until 2010. In connection with our entering into a management agreement with Dubose Model Homes, USA, Mr. Dubose became an employee of our Company in 2010 and has served as Chief Financial Officer, Treasurer, and a director of NetREIT Dubose since its inception. He has also served as Chief Executive Officer and/or President of NetREIT Advisors, LLC, one of our wholly-owned subsidiaries, since its inception. From 2008 to 2010, Mr. Dubose was President of Dubose Model Homes, USA, a residential real estate investment company headquartered in Houston, Texas that he founded in 1985, a position he also held until 2004. Prior to forming that company, Mr. Dubose served as Vice President and CFO of a full service real estate brokerage company in Houston for six years. From 1973 to 1976, he served as a staff accountant with PricewaterhouseCoopers f/k/a Price Waterhouse. Mr. Dubose graduated with a B.A. degree in Accounting from Lamar University in 1973. Although not active at present, Mr. Dubose is a Certified Public Accountant in the State of Texas. He also holds a real estate brokerage license. Based on his experience in real estate and his extensive financial background, the Nominating and Corporate Governance Committee determined that Mr. Dubose is qualified to serve on the Board of Directors.

Adam Sragovicz

Mr. Sragovicz is our Chief Financial Officer, a position he has held since January 11, 2018. He previously served as our Senior Vice President, Finance since May 2017. Before joining us, Mr. Sragovicz served as Treasurer of Encore Capital Group from 2011 to 2017, where he was responsible for global capital raising, foreign exchange risk management and cash management. Mr. Sragovicz has also held capital markets, finance, and treasury management positions with KPMG, Union Bank of California / MUFG and Bank of America Merrill Lynch. Mr. Sragovicz is the Director of the Yale Alumni Schools Committee in San Diego and previously sat on the board of Congregation Adat Yeshurun. Mr. Sragovicz is a graduate of Yale University with a Bachelor of Arts degree in Soviet and Eastern European Studies, with a concentration in Economics.

Key Employees

Gary M. Katz

Mr. Katz joined us as Senior Vice President, Asset Management in 2010. He has worked in the commercial real estate industry for over 30 years and has held positions with Legacy Partners, Lincoln Property Company, Kemper Real Estate Management Company, Bedford Properties, and Meyer Investment Properties. Prior to joining us, Mr. Katz served in senior acquisition, leasing, asset management, and development roles for Westcore Properties from 2001 to 2009 and was responsible for real estate transactions throughout the western United States. Mr. Katz is actively involved with NAIOP, a commercial real estate education and advocacy organization. He was a member of the NAIOP Corporate (National) Board, formerly served as president of the San Diego Chapter and currently serves on the Board of Directors and as Treasurer of the San Diego Chapter. He also sits on the San Diego Charitable Real Estate Foundation’s Board of Directors. Mr. Katz holds a Bachelor of Arts degree in Economics from University of California San Diego.

Ed Bentzen

Mr. Bentzen joined the Company as Chief Accounting Officer in March 2021. Prior to joining the Company, Mr. Bentzen served as Chief Financial Officer and Chief Operations Officer for Crystal View Capital Management in 2020, as a Chief Financial Officer / Finance consultant for various clients (including real estate development companies) from 2018 to 2020, and as Chief Financial Officer for The Parking REIT (formerly MVP REIT and MVP REIT II) from 2016 to 2018. Prior to these roles, Mr. Bentzen held senior and/or accounting roles at Western Funding, Inc., Vestin Group, Inc., and a local CPA firm in Las Vegas, Nevada. In addition, Mr. Bentzen worked as a Senior Internal Auditor at Ameristar Casinos, Inc. (formerly Nasdaq: ASCA). He holds a Bachelor of Science degree in Hotel Administration, with an emphasis in Gaming, and a Master of Science degree in Accountancy, from University of Nevada, Las Vegas, and is licensed as a Certified Internal Auditor (inactive).

Non-Employee Directors

Jennifer A. Barnes

Ms. Barnes has served as a director and as a member of the Audit Committee since February 28, 2020 and a member of the Nominating and Corporate Governance Committee since October 2018.Ms. Barnes currently serves as CEO of Optima Office, Inc., an accounting and HR services company that she founded in October 2018. From September 2012 to September 2018, she served as CEO of Pro Back Office, LLC, a company that she co-founded. Ms. Barnes has also held a number of controller and director of accounting positions at privately held for-profit and non-profit companies. She currently serves on the boards of the Better Business Bureau of the Pacific Southwest and the San Diego chapter of Junior Achievement. Ms. Barnes received a Bachelor of Science in Finance and Marketing from University of Arizona and an Executive M.B.A. from San Diego State University. Based on her extensive experience in accounting and personnel matters, the Nominating and Corporate Governance Committee determined that Ms. Barnes is qualified to serve on the Board of Directors.

David T. Bruen

Mr. Bruen has served as our Lead Independent Director since May 2020 and Chair of our Audit Committee since February 2020. Mr. Bruen joined our Board of Directors in 2008 and has served as a member of the Audit Committee since 2010 until his appointment as Chair in 2020. Mr. Bruen retired in 2008 from San Diego National Bank after six years as a senior commercial lending officer. During the previous 17 years, Mr. Bruen was in commercial lending for mid-size businesses in San Diego County for First Interstate Bank, Wells Fargo Bank, Mellon 1st Business Bank, and San Diego National Bank. He is a Life Member of the Holiday Bowl Committee and has been a member of the Presidents Association for Palomar College, Financial Executives International, the San Diego MIT Enterprise Forum, and the Association for Corporate Growth. Mr. Bruen is a graduate of San Diego State University and has an M.B.A. from the University of Southern California. Based on his experience with banks, educational background, and his achievements in the community, the Nominating and Corporate Governance Committee determined that Mr. Bruen is qualified to serve on the Board of Directors.

James R. Durfey

Mr. Durfey has served as a director, as a member of the Compensation Committee, and as a member of the Nominating and Corporate Governance Committee since December 2019. Effective December 31, 2020, Mr. Durfey was appointed to serve as Chair of the Nominating and Corporate Governance Committee. Mr. Durfey retired in 2017 from American Assets Trust, Inc. (NYSE: AAT), a publicly traded REIT, where he served as Vice President, Office Properties, since 2004. During his tenure at AAT, Mr. Durfey supervised property management and leasing of Class A office buildings, assisted in the acquisition and/or development of office buildings, and worked with AAT’s board in developing corporate investment strategies. From 1996 to 2004, Mr. Durfey was Vice President of Trammell Crow Company and General Manager of the Century Plaza Towers and the ABC Entertainment Center. From 1980 to 1996, Mr. Durfey held various senior roles at Homart Development Company, which was the commercial real estate subsidiary of Sears, Roebuck and Company. Mr. Durfey received his Bachelor of Science degree in Business Management from Indiana University and is a licensed real estate broker in California. Based on his extensive experience in various facets of commercial real estate and with a publicly traded REIT, the Nominating and Corporate Governance Committee determined that Mr. Durfey is qualified to serve on the Board of Directors.

Sumner J. Rollings

Mr. Rollings has served as a director since 2001, is a member of the Audit Committee, and in December 2020 was appointed Chair of the Compensation Committee. He also previously served as Chair of the Nominating and Corporate Governance Committee. From 2001 to 2014, Mr. Rollings owned and operated the Wagon Wheel Restaurant as the Chief Executive Officer of Rolling Wheel Restaurant, Inc., in Escondido, California. From 1999 to 2001, Mr. Rollings served as sales executive for Joseph Webb Foods of Vista, California and from 1985 to 1999, as sales executive for Alliant Food Service Sales. Mr. Rollings also served as a director of the Centurion Counsel Funds, an investment company registered under the Investment Company Act of 1940, from March 2001 until 2005. Based on his experience owning and operating a business and having served as a director on another board, the Nominating and Corporate Governance Committee determined that Mr. Rollings is qualified to serve on the Board of Directors.

Board of Directors

Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors consists of six directors, and a majority of the members of our Board of Directors are independent, as required by the applicable rules of Nasdaq. The directors have limited discretion to increase or decrease the size of the Board of Directors.

Board Independence

Our Board of Directors has determined that each of our current directors and nominees, except for Messrs. Heilbron and Dubose, has no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is “independent” within the meaning of the listing standards of Nasdaq (“Nasdaq Rules”) and our director independence standards. Messrs. Heilbron and Dubose are Named Executive Officers (as defined herein) of the Company. The Board of Directors established and employed the following categorical standards (which are at least as restrictive as “independent” standards of the Nasdaq Rules) in determining whether a relationship is material and thus would disqualify such director from being independent:

•	The director is, or has been within the last three years, our employee or an employee of any of our subsidiaries;

•	An immediate family member of the director is, or has been within the last three years, our executive officer or an executive officer of any of our subsidiaries;

•

The director (or an immediate family member of the director) received during any 12-month period within the last three years, more than $120,000 in direct compensation from us and/or any of our subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

The director was affiliated with or employed within the last three years by our present or former external auditor or an immediate family member of the director was affiliated with or employed in a professional capacity by our present or former external auditor and worked on our audit within the last three years;

•

The director (or an immediate family member of the director) is, or has been within the last three years, employed as an executive officer of another company where any of our executives serve or served on that company’s compensation committee;

•

The director, or an immediate family member of the director, is currently a controlling stockholder, partner or executive officer of another company that made payments to, or received payments from us or any of our subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $200,000, or 5% of such other company’s consolidated gross revenues; or

•

The director (or an immediate family member of the director) was, within the last three years, an officer, director or trustee of a charitable organization where our (or an affiliated charitable foundation’s) annual discretionary charitable contributions to the charitable organization exceeded the greater of $200,000 or 5% of that organization’s consolidated gross revenues.

An “affiliate” includes any person beneficially owning in excess of 10% of the voting power of, or a general partner or managing member of, a company.

Committees of the Board of Directors

The Board of Directors has adopted a charter for the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The Board of Directors may, from time to time, establish certain other committees to facilitate our management. The committee charters are posted on our website at www.presidiopt.com and will be provided without charge upon request to the Corporate Secretary, Presidio Property Trust, Inc., 4995 Murphy Canyon Road, Suite 300, San Diego, CA 92123. The information contained on our website is not incorporated by reference into and does not form a part of this prospectus or the registration statement of which it forms a part. The table below indicates the members and Chair of each committee.

	Audit	Compensation	Nominating and Corporate Governance
Jennifer A. Barnes	x*		x
David T. Bruen	Chair*
James R. Durfey		x	Chair
Sumner J. Rollings	x	Chair

*	Financial expert

Nominating and Corporate Governance Committee

Through the beginning of December 2020, the Nominating and Corporate Governance Committee was comprised of Ms. Ong (Chair), Ms. Bullard, and Mr. Durfey, each of whom was or is “independent” within the meaning of the Nasdaq Rules and our director independence standards. Effective December 31, 2020, Mr. Durfey assumed the position of Chair, Ms. Barnes was appointed to serve, and Ms. Ong and Ms. Bullard stepped down from their roles on the Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee met three times during 2020. The Nominating and Corporate Governance Committee’s principal responsibilities include:

•	Reviewing the purpose, structure and membership of the committees of the Board of Directors;

•	Reviewing the succession planning for our executive management;

•	Assisting the Board of Directors in developing and implementing our corporate governance guidelines;

•	Considering questions of possible conflicts of interest of the Board of Directors, as such questions arise;

•	Determining the size, needs and composition of the Board of Directors and its committees;

•	Monitoring a process to evaluate and assess the effectiveness of the Board of Directors; and

•	Recommending nominees to the full Board of Directors.

Compensation Committee

Through the beginning of December 2020, the Compensation Committee was comprised of Ms. Bullard (Chair), Mr. Durfey, Ms. Ong, and Mr. Rollings, each of whom was or is “independent” within the meaning of the Nasdaq Rules and our director independence standards. As of December 9, 2020, Mr. Rollings assumed the position of Chair and Ms. Bullard and Ms. Ong stepped down from their roles on the Compensation Committee. The Compensation Committee met five times during 2020. The Compensation Committee’s principal responsibilities include:

•

reviewing and approving the corporate goals and objectives with respect to the compensation of our Chief Executive Officer and evaluating our Chief Executive Officer’s performance in light of these goals and objectives and, based upon this evaluation (either alone or, if directed by the Board of Directors, in conjunction with a majority of the independent directors on the Board of Directors), setting our Chief Executive Officer’s compensation (our Chief Executive Officer may not be present during voting deliberations on his compensation);

•	reviewing and setting or recommending to the Board of Directors the compensation of our executive officers other than the Chief Executive Officer;

•	reviewing and providing oversight of our compensation philosophy and composition of our peer company community used for market comparisons;

•	reviewing and approving or recommending to the Board of Directors our incentive compensation and equity-based plans and arrangements;

•	performing a periodic evaluation of the Compensation Committee’s performance in fulfilling its duties and responsibilities under the Compensation Committee charter;

•	reviewing and recommending to the Board of Directors the compensation of our non-employee directors;

•

to the extent that we are required to include a Compensation Discussion and Analysis (“CD&A”) in our Annual Report on Form 10-K or annual proxy statement, reviewing and discussing with management our CD&A and considering whether to recommend to our Board of Directors that our CD&A be included in the appropriate filing;

•	preparing the annual Compensation Committee Report;

•	reporting regularly to the Board of Directors regarding the activities of the Compensation Committee; and

•	annually reviewing and reassessing our Compensation Committee charter and submitting any recommended changes to the Board of Directors for its approval.

The Compensation Committee may also delegate any or all of its responsibilities to a subcommittee of the Compensation Committee and/or delegate the authority to grant stock or other equity rights to one or more officers of our company in a manner that is in accordance with applicable law.

Audit Committee

The Audit Committee is comprised of Mr. Bruen (Chair), Ms. Barnes and Mr. Rollings, each of whom is “independent” within the meaning of the Nasdaq Rules, our director independence standards and the audit committee requirements of the SEC. The Board of Directors has determined that Mr. Bruen and Ms. Barnes each qualify as an “audit committee financial expert,” as defined by the SEC and that each member of the Audit Committee is “financially literate” under the Nasdaq Rules. The Audit Committee met five times during 2020.

The Audit Committee’s main function is to oversee our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee also shares responsibility for performing risk assessment. The Audit Committee is responsible for discussing with management the guidelines, policies and processes relied upon and used by management to assess and manage our exposure to risk.

The Audit Committee ensures that procedures have been established for the receipt, retention and treatment of complaints from our employees on accounting, internal accounting controls or auditing matters, as well as for the confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters or other potentially material risks.

The Audit Committee’s principal responsibilities include:

•	Assisting the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and reporting practices;

•	Reviewing and monitoring compliance with our code of ethics and conduct;

•	The ultimate authority over the appointment, retention, compensation, oversight and evaluation of the work of our independent registered public accounting firm;

•	Preparing the report that the SEC requires in our annual proxy statement; and

•	The selection, approval and engagement of our independent registered public accounting firm, including approving any special assignments given to the independent accounting firm and reviewing:

•	The independence of the independent registered public accounting firm;

•	Any audit and non-audit services to be performed by the independent registered public accounting firm;

•	Our guidelines and policies with respect to risk assessment and risk management; and

•	Our compliance with legal and regulatory requirements.

In determining whether to appoint or reappoint the independent registered public accounting firm as our independent auditor, the Audit Committee takes into consideration a number of factors, including audit fees, the expertise of the lead audit partner with respect to real estate and, specifically REITs, the length of time the firm has been engaged by us, the quality of the Audit Committee’s ongoing discussions with its independent registered public accounting firm and an assessment of the professional qualifications, external data relating to audit quality and performance, including recent Public Company Accounting Oversight Board reports relating to our independent registered public accounting firm and past performance of the firm’s lead audit partner responsible for our audit. The Audit Committee has also been involved in the selection of the lead audit partner.

Board of Directors Leadership Structure and Role in Risk Oversight

We believe the chosen Board of Directors leadership structure is the most appropriate for our size and business. Since our inception, Mr. Heilbron has served as both Chairman of the Board and Chief Executive Officer. We also have a Lead Independent Director, currently, Mr. Bruen, Chair of the Audit Committee. As Lead Independent Director, Mr. Bruen is able to monitor and address any compliance issues, improprieties, or ethical considerations, including anonymous submissions by company employees.

The Board of Directors believes the combined role of Chairman and Chief Executive Officer, together with a Lead Independent Director, is in our best interest because it provides the appropriate balance between strategic development and independent oversight of management.

Code of Ethics and Conduct

The Board of Directors has adopted a Code of Ethics and Conduct (“Ethics Code”) for us that applies to all of our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer. The Ethics Code is posted under the “Company” section of our web site at www.presidiopt.com. To the extent required by applicable SEC rules, we intend to post any future amendments to or waivers from the Ethics Code promptly following the date of such amendment or waiver on our website at www.presidiopt.com. Information on, or accessible through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

Corporate Governance Guidelines

Our Board of Directors has adopted corporate governance guidelines to serve as a flexible framework within which our Board of Directors and its committees operate. These guidelines cover a number of areas including the size and composition of our Board of Directors, Board of Directors membership criteria and director qualifications, director responsibilities, Board of Directors agenda, roles of the Chairman of the Board and Chief Executive Officer, meetings of independent directors, committee responsibilities and assignments, Board of Directors member access to management and independent advisors, director compensation, director orientation and continuing education and management succession planning. Our Nominating and Corporate Governance Committee will review our corporate governance guidelines from time to time as it deems appropriate and, if necessary, recommend changes to our Board of Directors. Our corporate governance guidelines are available on our website at www.presidiopt.com. Information on, or accessible through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

Limitation of Liabilities and Indemnification of Directors and Officers

For a discussion of our indemnification arrangements for our directors and officers, see “Certain Relationships and Related Party Transactions—Indemnification of Our Directors and Officers in Our Charter and Bylaws” and “Certain Relationships and Related Party Transactions—Indemnification Agreements.”

Executive and Director Compensation

For a discussion of our director compensation arrangements, see “Executive and Director Compensation—Director Compensation.”

EXECUTIVE AND DIRECTOR COMPENSATION

Overview of Compensation Program

The Compensation Committee is responsible for establishing, implementing and continually monitoring adherence with our compensation philosophy. The Compensation Committee ensures that the total compensation paid is fair, reasonable, and competitive. The following narrative explains our compensation philosophy, objectives, policies, and practices with respect to our named executive officers to whom we refer to collectively as our “Named Executive Officers,” as determined in accordance with applicable SEC rules. The Compensation Committee currently does not utilize compensation consultants for executive or director compensation.

Compensation Objectives, Philosophy and Risk Assessment

The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by us and that aligns executives’ interests with those of the stockholders by rewarding performance above established goals with the ultimate objective of improving stockholder value. Together with the Chief Executive Officer, the Compensation Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain employees in key positions with superior ability, experience and leadership capability and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, the Compensation Committee believes that executive compensation packages provided to our employees, including our Named Executive Officers, should include both cash and share-based compensation that rewards performance measured against established goals.

The Compensation Committee believes that measures such as growth in assets and number of properties, rental income, and FFO play an important part in setting compensation; however, the Compensation Committee also recognizes that often outside forces beyond the control of management, such as economic conditions, capital market conditions, changing retail and real estate markets, and other factors, may contribute to less favorable near-term results. The Compensation Committee also strives to assess whether management is making appropriate strategic decisions that will allow us to succeed over the long term and build long-term stockholder value. These may include ensuring that we have the appropriate leasing and acquisition pipelines to ensure a future stream of recurring and increasing revenues, assessing our risks associated with real estate markets and tenant credit, managing our debt maturities, and determining whether our staffing and general and administrative expense is appropriate given our projected operating requirements.

We believe that our compensation programs do not encourage unnecessary or excessive risk taking that could have a material adverse effect on our Company. In establishing and reviewing our compensation program, the Compensation Committee considers whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Base salaries are fixed in amount and thus do not encourage risk taking. In addition, the annual bonus program appropriately balances risk and the desire to focus on goals important to our success without putting undue emphasis on any particular performance measure or encouraging unnecessary or excessive risk taking. Furthermore, a significant portion of the compensation provided to our Named Executive Officers may be in the form of equity awards that are important to help further align executives’ interests with those of our stockholders. These awards do not encourage unnecessary or excessive risk taking since the ultimate value of the awards is tied to the value of our stock, and grants are subject to vesting or retention schedules to help ensure that executives have significant value tied to our long-term stock performance.

Say on Pay

In reviewing our compensation objectives and practices for 2020, the Compensation Committee and the Named Executive Officers were aware of the results of the 2019 “say-on-pay” vote to approve our executive compensation practices, and the “say-on-pay frequency” vote to review such compensation every three years, which we viewed as generally supportive of our compensation philosophy and practices. We included the “say-on-pay” proposal in the proxy statement for the 2019 annual meeting held on May 23, 2019, which was re-convened on July 24, 2019. The “say-on-pay” proposal was approved at the annual meeting in which approximately 84% of the votes cast on such proposal voted to approve our executive compensation practices. Stockholders also approved the “say-on-pay” frequency proposal in which approximately 61% of the votes cast voted for a three-year frequency. The next “say-on-pay” and “say-on-pay frequency” vote will take place in 2022.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes direct compensation decisions with respect to the compensation of Mr. Heilbron, our Chairman, President and Chief Executive Officer, and establishes the general parameters within which it establishes the compensation for our other Named Executive Officers and senior management team. The Compensation Committee may also review equity awards to other officers and employees. Our Chief Executive Officer is not present for any deliberations or decisions on his own compensation.

The Chief Executive Officer reviews the performance of our other Named Executive Officers and senior management team annually and makes recommendations with respect to salary adjustments, bonuses and equity award amounts for such individuals. The Compensation Committee may choose to exercise its discretion in modifying any recommended adjustment or award.

Total Compensation

Total annual compensation consists of base salary, cash incentives, and long-term equity incentive compensation in the form of restricted stock. In setting the total annual compensation for our Named Executive Officers, information on the performance of each Named Executive Officer for the prior year and market data covering peer group salaries are utilized. This evaluation is comprised of both a quantitative assessment as well as a qualitative assessment. The target levels for the total annual compensation of our Named Executive Officers and senior management team are less than the average of the peer group, primarily due to our size and status as a nontraded REIT. We believe that this approach contemplates both the quantitative and qualitative elements of each position and rewards performance. In addition, this approach allows our skilled and talented executives to guide and lead our business and supports a “pay for performance” culture.

Annual Cash Compensation

Base Salary

Each of our Named Executive Officers receives a base salary to compensate him for services performed during the year. When determining the base salary for each of our Named Executive Officers, the market levels of similar positions, discounted for size, at the peer group companies, the performance of the Named Executive Officer, the experience of the Named Executive Officer in his position, and the other components of compensation and total compensation are considered. The Named Executive Officers are eligible for annual increases in their base salaries.

Annual Non-Equity Compensation

A significant portion of each Named Executive Officer’s compensation is in the form of an annual cash bonus. For 2020 (after the Company’s stock started publicly trading), Named Executive Officers could elect to receive all or a portion of their annual cash bonus in the form of stock that immediately vested equal to approximately two times cash. The annual bonuses are primarily based upon quantifiable company and executive performance objectives. This practice is consistent with our compensation objective of supporting a performance-based environment. An annual determination is made as to the appropriate weight between company-wide and executive specific goals based upon an assessment of the appropriate balance. Each year, the Compensation Committee sets for the Chief Executive Officer a threshold and target bonus that may be awarded to him if the threshold goals are achieved. No specific target bonus was established for Mr. Dubose for 2020 and his bonus was determined at the discretion of the Chief Executive Officer.

For 2020, the Compensation Committee established the following goals for Mr. Heilbron and set a target cash bonus of 70% of his base salary:

2020 Goals	Percentage of Target Bonus
IPO	50%
Reduce and/or retire Polar Note	30%
Achieve MFFO	15%
Development of strategic goals / targets	5%
100%

The Compensation Committee awarded Mr. Heilbron a $50,000 cash bonus (of which Mr. Heilbron elected to accept $15,000 in cash and the balance in the form of equity, approximately two times $35,000 in stock) for his 2020 performance. In addition, Mr. Heilbron was granted 17,500 shares of stock for 2020.

Long-Term Incentive Compensation

We grant long-term equity incentive awards to our Named Executive Officers as part of our overall compensation package. These awards are consistent with our policies of fostering a performance-based environment and aligning the interests of our senior management with the financial interests of our stockholders. When determining the amount of long-term equity incentive awards to be granted, the following factors are considered: our business performance, using metrics such as MFFO and performance of real estate assets (including, but not limited to, occupancy, same-store property net operating income growth and leasing spreads); the individual responsibilities and performance of each executive, such as how he performed relative to his delineated goals; strategic accomplishment, such as identifying strategic direction for us, and market factors, such as navigating the current economic climate and the strength of the balance sheet and debt maturities.

We compensate our Named Executive Officers through grants of shares. These shares vested equally over a three-year period for more recent grants (and over a ten-year period for certain grants made earlier) for all officers. The aggregate value of the long-term incentive compensation granted is based upon established goals including an assessment of MFFO as compared to budgeted or targeted goals; the identification of strategic initiatives, their execution and the anticipated long-term benefits to stockholders. Distributions are paid on the entire grant, regardless of vesting.

Equity compensation is awarded to our Chief Executive Officer by the Compensation Committee and to other Named Executive Officers based primarily on the strategic initiatives and performance during the applicable fiscal year. The stock awards granted to our Named Executive Officers during 2020 are reflected in the Outstanding Equity Awards at Fiscal Year End table below. On January 4, 2021, Mr. Heilbron was granted 35,000 shares of stock; Mr. Dubose was granted 25,974 shares of stock; Mr. Sragovicz was granted 19,480 shares of stock; and Mr. Katz was granted 19,480 shares of stock. All such stock granted vests in equal installments over three years.

Perquisites and Other Personal Benefits

We provide our Named Executive Officers with perquisites and other personal benefits, including payment of premiums for an additional life insurance policy, and for Mr. Heilbron, an auto allowance and payment of country club dues, that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the Named Executive Officers.

We maintain a 401(k) retirement savings plan for all employees on the same basis, which provides matching contributions at the rate of 100% of the employee’s contributions up to 4% of their salary. In 2020, employees could contribute up to $19,500 of their salary and a catch-up contribution of up to $6,500 for employees aged 50 and older, subject to annual limits under the Code. Named executive officers are also eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability and accidental death and dismemberment insurance, in each case, on the same basis as other employees.

Summary Compensation Table

The following table sets forth information concerning the compensation earned by our Named Executive Officers for the fiscal years ended December 31, 2020 and 2019.

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Jack K. Heilbron	2020	$375,137	$218,662	—	$87,837	$681,636
Chairman of the Board, President and CEO	2019	$350,595	$120,300	$115,000	$49,571	$635,466

Larry G. Dubose	2020	$150,000	$165,912	$15,000	$34,678	$365,590
President, NetREIT Advisors, LLC and	2019	$90,000	$56,454	$135,000	$33,387	$314,841
Dubose Advisors, LLC; CFO, NetREIT Dubose Model Home REIT, Inc.; and Director
Adam Sragovicz	2020	$265,447	$81,748	$50,000	$28,864	$426,059
Chief Financial Officer	2019	$248,081	$273,975	$52,500	$26,752	$601,308

Gary M. Katz	2020	$265,447	$131,782	—	$24,825	$422,054
SVP, Asset Management	2019	$248,081	$61,275	$40,000	$23,567	$372,923

(1)

The amounts shown represent the aggregate grant date fair value of awards granted during each fiscal year shown, computed in accordance with FASB ASC Topic 718. This does not represent the compensation expense recognized for the fiscal years shown for financial statement reporting purposes. The value of non-vested shares granted in 2020 and 2019 was calculated based on the offering price of the shares in the most recent private placement offering, adjusted for stock dividends since granted and assumed selling costs, as well as with periodic adjustments based on comparable market valuations, which management believes approximated fair market value as of the date of grant (well before the shares of the Company’s stock started publicly trading in October 2020). The value of stock received in lieu of approximately two times cash bonus is reported based on the closing price of the Company’s stock on date of issuance.

(2)

Bonuses shown for 2020 were paid as follows: The cash component of bonuses were paid in December 2020 and/or January 2021 (unless there was an election to defer payment); each Named Executive Officers elected to accept all or a portion of his cash bonus earned in the form of stock equivalent to approximately two times cash and such stock, which vested immediately, was issued in January 2021 and is shown as part of the amount in the Stock Awards column. Mr. Heilbron elected to defer $15,000 of his $50,000 cash bonus that he was awarded. Bonuses shown for 2019 were paid in January 2020. For 2019, Mr. Heilbron was awarded a bonus of $246,000, of which $115,000 was received in 2020 and the balance of $131,000 was waived or forfeited by Mr. Heilbron.

(3)	The following table sets forth the components of All Other Compensation included above (and excludes unlimited paid time off, which is only available to our executives):

Name	Year	Distributions Received on Stock	Matching Contributions to 401(k) Plan	Group Term Life Insurance Payments	Auto Allowance	Country Club	Medical Premiums	Total of Other Compensation
Jack K. Heilbron	2020	$4,071	$19,605	$17,104	$7,148	$20,536	$19,373	$87,837
	2019	$5,855	$11,200	$17,626	$7,191	$7,699	—	$49,571
Larry G. Dubose	2020	$1,592	$8,060	$1,026	$12,000	—	$12,000	$34,678
	2019	$2,612	$6,466	$1,509	$12,000	—	$10,800	$33,387
Adam Sragovicz	2020	$1,648	$13,518	$1,698	—	—	$12,000	$28,864
	2019	$4,403	$9,923	$1,626	—	—	$10,800	$26,752
Gary M. Katz	2020	$509	$10,618	$1,698	—	—	$12,000	$24,825
	2019	$1,718	$9,923	$1,626	—	—	$10,300	$23,567

Employment Agreement

On October 18, 2017, we entered into a new employment agreement with Mr. Heilbron, which superseded his January 19, 2011 employment agreement. Pursuant to his employment agreement, Mr. Heilbron’s initial annual base salary was $333,900, subject to increase in the discretion of the Board or the Compensation Committee. Mr. Heilbron is also eligible to earn an annual bonus pursuant to our bonus plan for senior executives based on the achievement of targets and other objectives established by the Board or the Compensation   Committee for each fiscal   year.    The employment   agreement   provides that Mr. Heilbron’s target annual bonus is up to 100% of his base salary. Mr. Heilbron is eligible to participate in all other incentive plans, savings and retirement plans, welfare benefit plans, practices, policies and programs, in each case, that are generally applicable to our senior executives. We also provide to Mr. Heilbron: (a) a supplemental life insurance policy on Mr. Heilbron’s life on terms and conditions agreed to between us and Mr. Heilbron, (b) use of an automobile at our expense, selected by our agreement with Mr. Heilbron, and (c) club dues for membership at a country club of Mr. Heilbron’s choosing.

Mr. Heilbron’s employment agreement provides that if his employment is terminated by us without “cause” or by Mr. Heilbron for “good reason” (each as defined in the employment agreement), then, subject to his execution and non-revocation of a release of claims, he will be entitled to receive the following payments

•

a lump-sum cash payment in an amount equal to the average of the annual bonuses received by Mr. Heilbron during the immediately preceding two years, payable within 10 days following the release effective date;

•

for up to 12 months following Mr. Heilbron’s termination of employment, healthcare benefits for Mr. Heilbron and his eligible dependents which are substantially the same and at the same cost as the benefits provided to our currently active employees; and

•

100% of the outstanding and unvested restricted stock and other equity awards granted to Mr. Heilbron under our equity incentive plans (other than performance-based vesting awards, if any) will become immediately vested and exercisable in full, effective as of the date of termination.

The employment agreement contains confidentiality covenants by Mr. Heilbron which apply indefinitely and non-competition covenants by Mr. Heilbron which apply during the term of his employment. The foregoing severance provisions under Mr. Heilbron’s employment agreement are substantially the same as the severance benefits to which he was entitled under his previous employment agreement.

Outstanding Equity Awards at Fiscal Year End

The following table shows information regarding restricted stock awards held by our Named Executive Officers on the last day of our fiscal year ended December 31, 2020.

	Stock Awards
Name	Grant Date	Number of Shares or Units that have not Vested (3)	Market Value of Shares or Units that have not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights that have not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights that have not Vested
Jack K. Heilbron	1/02/2013 (1)	1,163	$4,419	—	—
	1/02/2014 (1)	1,745	$6,631	—	—
	1/02/2015 (1)	3,256	$12,373	—	—
	1/04/2016 (1)	4,070	$15,466	—	—
	1/03/2017 (1)	4,800	$18,240	—	—
	1/01/2018 (1)	9,008	$34,230	—	—
	1/01/2019 (2)	5,000	$19,000	—	—
	1/02/2020 (2)	11,667	$44,335	—	—
Larry G. Dubose	1/02/2013 (1)	872	$3,314	—	—
	1/02/2014 (1)	1,047	$3,979	—	—
	1/04/2016 (1)	2,180	$8,284	—	—
	1/03/2017 (1)	2,625	$9,975	—	—
	1/01/2019 (2)	2,346	$8,915	—	—
	1/02/2020 (2)	6,850	$26,030	—	—
Adam Sragovicz	1/01/2019 (2)	11,388	$43,274	—	—
	1/02/2020 (2)	5,094	$19,357	—	—
Gary M. Katz	1/01/2019 (2)	2,547	$9,679	—	—
	1/01/2020 (2)	2,547	$9,679	—	—

(1)

Represents an award of shares of stock, of which 1/10th of the stock award will vest on December 31 of the year in which the award is granted and an additional 1/10th of the stock award will vest on each anniversary of such date thereafter, subject to the Named Executive Officer’s continued employment.

(2)

Represents an award of shares of stock, of which 1/3rd of the stock award will vest on December 31 of the year in which the award is granted and an additional 1/3rd of the stock award will vest on each anniversary of such date thereafter, subject to the Named Executive Officer’s continued employment.

(3)	Represents the number of unvested shares of stock as of December 31, 2020.

(4)

Market value has been calculated by multiplying the closing market price of our common stock at March 26, 2021 of $3.80 per share by the outstanding share of stock awards for each Named Executive Officer.

Director Compensation

We compensate the directors with cash compensation and awards of stock. We do not have a written policy regarding director compensation. Our Compensation Committee meets at least annually to review, and determine and approve, as appropriate, director compensation for the next fiscal year, including cash and equity compensation, reimbursement for travel and related expenses, and similar matters. The Compensation Committee may also meet during the year, as appropriate, to discuss compensation matters such as grants of stock to our directors in connection with their services as chairs of Board of Directors committees, and related matters. If a director is also an employee of our Company, such director is not paid separate compensation for services rendered as a director.

The Compensation Committee recommended (and the Board of Directors approved) the restoration of the cash stipend of $10,000 for the first three quarters of 2020. For the fiscal year ending December 31, 2020, the Company paid director compensation as follows:

Name (1)	Fees earned or Paid in Cash (2)	Stock Awards (3)	All Other Compensation (4)	Total

William H. Allen (5)	$10,000	$30,660	$670	$41,330
Jennifer A. Barnes (6)	$38,000	$25,550	$350	$63,900
David T. Bruen	$38,000	$25,550	$2,533	$66,083
Shirley Y. Bullard (5)	$38,000	$25,550	$2,204	$65,754
James R. Durfey	$38,000	$25,550	$350	$63,900
Kenneth W. Elsberry (5)	$38,000	$25,550	$5,224	$68,774
Laureen E. Ong (5)	$38,000	$25,550	$506	$64,056
Sumner J. Rollings	$38,000	$25,550	$2,575	$66,125

(1)

Messrs. Heilbron and Dubose are not included in this table as they are employees and do not receive compensation for their services as a director. Compensation paid for the services they provide to us as a director or consultant are reflected in the Summary Compensation Table. Mr. William H. Allen resigned effective February 14, 2020 and did not receive any cash compensation as a director. However, Mr. Allen did receive a one-time consulting fee in cash of $10,000 and an annual grant of stock in the first quarter of 2020, both of which are reflected above. In addition, the Board of Directors approved the accelerated vesting of certain stock at year-end 2020.

(2)

Each non-employee director received a cash stipend of $10,000 for each Board of Directors meeting attended in the first three fiscal quarters in 2020; the cash stipend was reduced temporarily to $8,000 for the fourth fiscal quarter of 2020. Amounts do not include reasonable out-of-pocket expenses (i.e., airfare, hotel, car rental, etc.) incurred by directors for which we reimburse in connection with attendance at Board of Directors and committee meetings. No such expenses were incurred by any non-employee director in 2020.

(3)

The amounts shown represent the aggregate grant date fair value of awards made during 2020, computed in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions used to determine the fair value of these awards, see Note 12 our financial statements appearing elsewhere in this prospectus. The stock awards vest annually in equal installments over a three-year period.

(4)	Amount represents distributions received in 2020 from unvested shares of our common stock held by each non-employee director.
(5)	Mr. Allen resigned from the Board of Directors effective February 14, 2020, and Ms. Bullard, Mr. Elsberry, and Ms. Ong resigned from the Board of Directors effective December 30, 2020.
(6)	Mr. Barnes joined the Board of Directors effective February 28, 2020.

As of December 31, 2020, our current non-employee directors held the following shares of unvested restricted stock:

Name	Shares
Jennifer A. Barnes	2,334
David T. Bruen	3,376
James R. Durfey	2,334
Sumner J. Rollings	3,376

Equity Plans

2017 Incentive Award Plan

Effective as of October 18, 2017, we adopted the 2017 Incentive Award Plan (the “2017 Plan”), under which we may grant cash and equity incentive awards to eligible service providers in order to motivate, attract and retain the talent for which we compete.

Eligibility and Administration. Our employees, consultants and directors (including employees, consultants and directors of our subsidiaries) are eligible to receive awards under the 2017 Plan. The 2017 Plan will be administered by the Board with respect to awards to non-employee directors and by the Compensation Committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the “plan administrator”), subject to certain limitations that may be imposed under the Code, Section 16 of the Exchange Act and/or stock exchange rules, as applicable. The plan administrator will have the authority to administer the 2017 Plan, including the authority to select award recipients, determine the nature and amount of each award, and determine the terms and conditions of each award. The plan administrator will also have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2017 Plan, subject to its express terms and conditions.

Size of Share Reserve; Limitations on Awards. The total number of shares reserved for issuance pursuant to awards under the 2017 Plan is 1,100,000 shares, which may be issued as shares of our Series A or our Series C Common Stock, as determined by the plan administrator, provided that, since the date on which the Series A Common Stock became publicly listed, we have and intend to issue only shares of Series A Common Stock under the 2017 Plan.  Shares that are potentially deliverable under an award that expires or is canceled, forfeited, settled for cash or otherwise terminated without delivery of such shares will, to the extent of such expiration, cancellation, forfeiture, cash settlement or termination, again be available for new grants under the 2017 Plan, and shares withheld by us in payment of the exercise price or taxes relating to any award will again be available for new grants under the 2017 Plan. However, the following shares may not be used again for grant under the 2017 Plan: (a) previously owned shares tendered by a participant to satisfy exercise price or tax withholding obligations associated with an award; and (b) shares purchased on the open market with the cash proceeds from the exercise of options. The total number of shares reserved for issuance under the 2017 Plan will not be adjusted for the reverse stock split.

To the extent permitted under applicable securities exchange rules without stockholder approval, awards granted under the 2017 Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity awards in the context of a corporate acquisition or merger will not reduce the shares authorized for grant under the 2017 Plan.

The maximum number of shares of our common stock that may be subject to one or more awards granted to any one participant pursuant to the 2017 Plan during any calendar year is 1,100,000 shares and the maximum amount that may be paid under a cash award pursuant to the 2017 Plan to any one participant during any calendar year period is $5,000,000. The individual award limit under the 2017 Plan will not be adjusted for the reverse stock split.

The plan administrator may establish compensation for our non-employee directors in accordance with the 2017 Plan, including the terms, conditions and amounts of all such compensation. However, subject to certain exceptions, the sum of any cash compensation and the value of awards granted to a non-employee director as compensation for services as a non-employee director during any calendar year may not exceed $500,000, increased to $800,000 for the non-employee director’s initial year of service.

Awards. The 2017 Plan provides for the grant of stock options, restricted stock, performance bonuses, dividend equivalents, stock payments, restricted stock units (“RSUs”), performance shares, other incentive awards and stock appreciation rights (“SARs”). All awards under the 2017 Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards will be settled in shares of our common stock or cash, as determined by the plan administrator.

Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant, except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

Restricted Stock Units. RSUs are contractual promises to deliver shares of our common stock (or the fair market value of such shares in cash) in the future, which may also remain forfeitable unless and until specified vesting conditions are met. RSUs generally may not be sold or transferred until vesting conditions are removed or expire. The shares underlying RSUs will not be issued until the RSUs have vested, and recipients of RSUs generally will have no voting or dividend rights prior to the time the RSUs are settled in shares, unless the RSU includes a dividend equivalent right (in which case the holder may be entitled to dividend equivalent payments under certain circumstances). Delivery of the shares underlying the RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. On the settlement date or dates, we will issue to the participant one unrestricted, fully transferable share of our common stock (or the fair market value of one such share in cash) for each vested and nonforfeited RSU.

Restricted Stock. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified vesting conditions are met. Vesting conditions applicable to restricted stock may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine. In general, restricted stock may not be sold or otherwise transferred until all restrictions are removed or expire.

Stock Appreciation Rights. SARs entitle their holder, upon exercise, to receive an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions. SARs under the 2017 Plan will be settled in cash or shares of common stock, or in a combination of both, as determined by the administrator.

Performance Shares. Performance shares are contractual rights to receive a range of shares of our common stock in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Conditions applicable to performance shares may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

Stock Payments. Stock payments are awards of fully vested shares of our common stock that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards.

Other Incentive Awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. Other incentive awards may be linked to any one or more specific performance criteria determined by the plan administrator.

Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend payments dates during the period between a specified date and the date such award terminates or expires, as determined by the plan administrator.

Performance Bonus Awards. Performance bonus awards are cash bonus awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals.

Certain Transactions. The plan administrator has broad discretion to take action under the 2017 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2017 Plan and outstanding awards. In the event of a “change in control,” to the extent that the surviving entity declines to assume or substitute outstanding awards or it is otherwise determined that awards will not be assumed or substituted, the plan administrator shall cause the awards to become fully vested and exercisable in connection with the transaction.

Claw-Back Provisions, Transferability, and Participant Payments. All awards will be subject to the provisions of any claw-back policy implemented by us to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2017 Plan are generally non-transferable prior to vesting, and are exercisable only by the participant, unless otherwise provided by the plan administrator. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2017 Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Plan Amendment and Termination. The Board may amend or terminate the 2017 Plan at any time, subject to certain exceptions. In addition, no amendment, suspension or termination of the 2017 Plan may, without the consent of the affected participant, impair any rights or obligations under any previously-granted award, unless the award itself otherwise expressly so provides. If not earlier terminated by the Board, the 2017 Plan will terminate in October 2027.

Additional REIT Restrictions. The 2017 Plan provides that no participant will be granted, become vested in the right to receive or acquire or be permitted to acquire, or will have any right to acquire, shares under an award if such acquisition would be prohibited by the restrictions on ownership and transfer of our stock contained in our charter or would impair our status as a REIT.

Securities Laws. The 2017 Plan is intended to conform to all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder, including, without limitation, Rule 16b-3. The 2017 Plan will be administered, and awards will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.

Federal Income Tax Consequences. The material federal income tax consequences of the 2017 Plan under current federal income tax law are summarized in the following discussion, which deals with the general tax principles applicable to the 2017 Plan. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Foreign, state and local tax laws, and employment, estate and gift tax considerations are not discussed due to the fact that they may vary depending on individual circumstances and from locality to locality.

Stock Options and SARs. A 2017 Plan participant generally will not recognize taxable income and we generally will not be entitled to a tax deduction upon the grant of a stock option or SAR. Only non-qualified stock options may be granted under the 2017 Plan. Upon exercising an option when the fair market value of our stock is higher than the exercise price of the option, a 2017 Plan participant generally will recognize taxable income at ordinary income tax rates equal to the excess of the fair market value of the stock on the date of exercise over the purchase price, and we (or our subsidiaries, if any) generally will be entitled to a corresponding tax deduction for compensation expense, in the amount equal to the amount by which the fair market value of the shares purchased exceeds the purchase price for the shares. Upon a subsequent sale or other disposition of the option shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

Upon exercising or settling an SAR, a 2017 Plan participant will recognize taxable income at ordinary income tax rates, and we should be entitled to a corresponding tax deduction for compensation expense, in the amount paid or value of the shares issued upon exercise or settlement. Payments in shares will be valued at the fair market value of the shares at the time of the payment, and upon the subsequent disposition of the shares the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

Restricted Stock and RSUs. A 2017 Plan participant generally will not recognize taxable income at ordinary income tax rates and we generally will not be entitled to a tax deduction upon the grant of restricted stock or RSUs. Upon the termination of restrictions on restricted stock or the payment of RSUs, the participant will recognize taxable income at ordinary income tax rates, and we should be entitled to a corresponding tax deduction for compensation expense, in the amount paid to the participant or the amount by which the then fair market value of the shares received by the participant exceeds the amount, if any, paid for them. Upon the subsequent disposition of any shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares. However, a 2017 Plan participant granted restricted stock that is subject to forfeiture or repurchase through a vesting schedule such that it is subject to a “risk of forfeiture” (as defined in Section 83 of the Code) may, subject to our consent, make an election under Section 83(b) of the Code to recognize taxable income at ordinary income tax rates, at the time of the grant, in an amount equal to the fair market value of the shares of common stock on the date of grant, less the amount paid, if any, for such shares. We will be entitled to a corresponding tax deduction for compensation, in the amount recognized as taxable income by the participant. If a timely Section 83(b) election is made, the participant will not recognize any additional ordinary income on the termination of restrictions on restricted stock, and we will not be entitled to any additional tax deduction.

Other Stock or Cash Based Awards. A 2017 Plan participant will not recognize taxable income and we will not be entitled to a tax deduction upon the grant of other stock or cash based awards until cash or shares are paid or distributed to the participant. At that time, any cash payments or the fair market value of shares that the participant receives will be taxable to the participant at ordinary income tax rates and we should be entitled to a corresponding tax deduction for compensation expense. Payments in shares will be valued at the fair market value of the shares at the time of the payment, and upon the subsequent disposition of the shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

1999 Flexible Incentive Plan

We established the 1999 Flexible Incentive Plan (the “1999 Plan”) for the purpose of attracting and retaining employees. No additional awards have been granted under the 1999 Plan since October 2017.

Share Reserve. The 1999 Plan provided that the maximum number of shares to be issued under the 1999 Plan would be an amount equal to 10% of the Company’s issued and outstanding common stock at such time; the aggregate number of common stock that may be issued under the 2017 Plan is 1,100,000 shares. At December 31, 2020, approximately 651,000 restricted shares of common stock had been issued under the 1999 Plan and approximately 312,000 shares of Restricted Stock (as defined in the 2017 Plan) had been issued under such Plan.

Awards. The 1999 Plan provides that our administrator may grant or issue stock options, restricted stock, performance awards, dividend equivalents, stock appreciation rights, phantom stock awards or any combination thereof. The administrator considers each award grant subjectively, considering factors such as the individual performance of the recipient and the anticipated contribution of the recipient to the attainment of our long-term goals. Each award is set forth in a separate agreement with the person receiving the award and indicates the type, terms and conditions of the award. To date, only restricted stock has been issued under the 1999 Plan.

Restricted stock may be granted to participants and made subject to such restrictions as may be determined by the administrator. Typically, restricted stock may be repurchased by us at the original purchase price or, if no cash consideration was paid for such stock, forfeited for no consideration if the conditions or restrictions are not met, and the restricted stock may not be sold or otherwise transferred to third parties until restrictions are removed or expire. Recipients of restricted stock, unlike recipients of options, may have voting rights and may receive dividends, if any, prior to when the restrictions lapse.

Administration. Our Board of Directors administers the 1999 Plan. Subject to the terms and conditions of the 1999 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the type or types of awards to be granted to each person, determine the number of awards to grant, determine the number of shares to be subject to such awards, and the terms and conditions of such awards, and make all other determinations and decisions and to take all other actions necessary or advisable for the administration of the 1999 Plan. The plan administrator is also authorized to prescribe, amend and rescind rules relating to administration of the 1999 Plan, subject to certain restrictions.

Eligibility. Awards under the 1999 Plan may be granted to individuals who are then our employees, consultants and members of our Board of Directors and our subsidiaries.

Corporate Transactions. In the event of a corporate transaction where the acquirer does not assume awards granted under the 1999 Plan, awards issued under the 1999 Plan will be subject to accelerated vesting such that 100% of the awards will become vested and exercisable or payable. Under the 1999 Plan, a corporate transaction is generally defined as any recapitalization, merger, consolidation or conversion involving our company or any exchange of securities involving the common stock, provided that a primary issuance of shares of common stock shall not be deemed to be a corporate transaction.

Amendment and Termination of the 1999 Plan. Our Board of Directors may terminate, amend or modify the 1999 Plan.

Securities Laws. The 1999 Plan is intended to conform to all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder, including, without limitation, Rule 16b-3. The 1999 Plan will be administered, and awards will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.

Federal Income Tax Consequences. The material federal income tax consequences of the 1999 Plan under current federal income tax law are summarized in the following discussion, which deals with the general tax principles applicable to the 1999 Plan. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Foreign, state and local tax laws, and employment, estate and gift tax considerations are not discussed due to the fact that they may vary depending on individual circumstances and from locality to locality.

A 1999 Plan participant generally will not recognize taxable income at ordinary income tax rates and we generally will not be entitled to a tax deduction upon the grant of restricted stock. Upon the termination of restrictions on restricted stock, the participant will recognize taxable income at ordinary income tax rates, and we should be entitled to a corresponding tax deduction for compensation expense, in the amount paid to the participant or the amount by which the then fair market value of the shares received by the participant exceeds the amount, if any, paid for them. Upon the subsequent disposition of any shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares. However, a 1999 Plan participant granted restricted stock that is subject to forfeiture or repurchase through a vesting schedule such that it is subject to a “risk of forfeiture” (as defined in Section 83 of the Code) may make an election under Section 83(b) of the Code to recognize taxable income at ordinary income tax rates, at the time of the grant, in an amount equal to the fair market value of the shares of common stock on the date of grant, less the amount paid, if any, for such shares. We will be entitled to a corresponding tax deduction for compensation, in the amount recognized as taxable income by the participant. If a timely Section 83(b) election is made, the participant will not recognize any additional ordinary income on the termination of restrictions on restricted stock, and we will not be entitled to any additional tax deduction.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	—

Equity compensation plans not approved by security holders	—	—	1,310,000	(1)

Total	—	—	1,310,000

(1)

Of these securities: (i) 616,000 shares of common stock remain available for future issuance under the 2017 Plan, and (ii) 694,000 shares of common stock remain available for future issuance under the 1999 Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In the last two fiscal years, there have been no transactions in which we were or are to be a party in which the amount involved exceeded the lesser of $120,000 or 1% of our total assets at the end of our last completed fiscal year and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Our Audit Committee reviews and approves all related party transactions that management has determined are required to be disclosed in the audited financial statements.

Indemnification of Our Directors and Officers in Our Charter and Bylaws

Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served any of our predecessors in any of the capacities described above and any employee or agent of us or any of our predecessors. For more information about indemnification under Maryland law and our governing documents, see “Certain Provisions of Maryland Law and Our Charter and Bylaws—Limitation of Liability and Indemnification of Directors and Officers.”

Indemnification Agreements

We have entered into indemnification agreements with each of our Named Executive Officers and directors whereby we agree to indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and leverage and other policies. These policies may be amended and revised from time to time at the discretion of our Board of Directors without notice to or a vote of our stockholders.

Investment Policies

Investment in Real Estate or Interests in Real Estate

Our investment objectives are to increase cash flow from operations, achieve sustainable long-term growth and maximize stockholder value to allow for stable dividends and stock appreciation. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of our properties and our acquisition and other strategic objectives, see “Business and Property.”

We intend to continue to acquire high-quality commercial properties in overlooked and/or underserved markets, where we believe we can create long-term stockholder value. Future investment activities will be focused on our target markets, but will not be limited to any specific geographic area, product type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market or submarket, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment or development activities in a manner that is consistent with our qualification as a REIT for U.S. federal income tax purposes. We do not have a specific policy to acquire assets primarily for capital gain or primarily for income. In addition, we may purchase or lease income-producing commercial and other types of properties for long-term investment, expand and improve the properties we presently own or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.

We participate with third parties in property ownership, through limited liability partnerships or other types of co-ownership, and we may engage in such activities in the future if we determine that doing so would be the most effective means of owning or acquiring properties. We do not expect, however, to enter into limited liability partnership or other partnership arrangement to make an investment that would not otherwise meet our investment policies. We also may acquire real estate or interests in real estate in exchange for the issuance of common stock, preferred stock or options to purchase stock.

Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these investments. Principal and interest on our debt will have a priority over any dividends with respect to our common stock. Investments are also subject to our policy not to be required to register as an investment company under the Investment Company Act.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the asset tests and gross income tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. We do not currently have any policy limiting the types of entities in which we may invest or the proportion of assets to be so invested, whether through acquisition of an entity’s common stock, limited liability or partnership interests, interests in another REIT or entry into a joint venture. As of March 31, 2021, our investment in marketable securities totaled approximately $20,000, and we also held interests in two joint ventures. Our investment in marketable securities as of December 31, 2020 was approximately $83,000. We have no current plans to make additional investments in entities that are not engaged in real estate activities. Our investment objectives are to maximize the cash flow of our investments, acquire investments with growth potential and provide cash distributions and long-term capital appreciation to our stockholders through increases in the value of our company.

Investment in Other Securities

Other than as described above, we do not intend to invest in any additional securities such as real estate mortgages, bonds, preferred stocks or common stock.

Financing and Leverage Policies

We expect to employ leverage in our capital structure in amounts determined from time to time by our Board of Directors. Although our Board of Directors has not adopted a policy that limits the total amount of indebtedness that we may incur, it will consider a number of factors in evaluating our level of indebtedness from time to time, as well as the amount of such indebtedness that will be either fixed or variable rate. Our charter and bylaws that will be in effect following this offering will not limit the amount or percentage of indebtedness that we may incur nor will they restrict the form in which our indebtedness will be taken (including recourse or non-recourse debt, cross collateralized debt, etc.). Our Board of Directors may from time to time modify our debt policy in light of the then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general market conditions for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors.

To the extent our Board of Directors determines to obtain additional capital, we may, without stockholder approval, issue debt or equity securities, retain earnings (subject to the REIT distribution requirements for U.S. federal income tax purposes) or pursue a combination of these methods.

Lending Policies

Except with respect to related party transactions, we do not have a policy limiting our ability to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties in which the provision of that financing will increase the value to be received by us for the property sold. We may also make loans to joint ventures in which we participate. However, we do not intend to engage in significant lending activities. Any loan that we make will be consistent with our qualification as a REIT for U.S. federal income tax purposes.

Policies with Respect to Issuing and Underwriting Securities

We have authority to, and may, offer common stock, preferred stock or options to purchase stock in exchange for property. Our charter authorizes our Board of Directors to classify and reclassify any unissued shares of our preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to dividends or upon liquidation, or have voting rights and other rights that differ from the rights of the common stock, and authorizes us to issue the newly classified shares in any manner and on such terms and for such consideration, it deems appropriate, including in exchange for property. These actions may be taken without the approval of holders of our common stock unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded. See “Description of Capital Stock.” We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and do not intend to do so.

Reporting Policies

We intend to make available to our stockholders our annual reports, including our audited financial statements. We are subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we are required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Policies with Respect to Conflicts of Interest

We have adopted certain policies designed to eliminate or minimize certain potential conflicts of interest. Specifically, we adopted the Ethics Code that generally prohibits conflicts of interest between us and our personnel and directors. Our Ethics Code generally limits our employees and officers from competing with our company or taking for themselves opportunities that are discovered through use of property or information of or position with our company. Waivers of our Ethics Code may be granted by an executive officer for personnel and by the Board of Directors or a committee of the Board for Directors for officers. However, we cannot assure you these policies or provisions of law will always succeed in eliminating the influence of such conflicts. If they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Interested Director and Officer Transactions

Pursuant to the MGCL, a contract or other transaction between us and a director, or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest, is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, if:

•

the fact of the common directorship or interest is disclosed or known to our Board of Directors or a committee of our Board, and our Board or committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum; or

•

the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation or other entity; or

•	the contract or transaction is fair and reasonable to us.

We have adopted a policy requiring all contracts and transactions between us or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, to be approved by the affirmative vote of a majority of the disinterested directors, even if less than a quorum. Where appropriate, in the judgment of the disinterested directors, our Board of Directors may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although our Board of Directors will have no obligation to do so.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information as of the date of this prospectus relating to the beneficial ownership of shares of our common stock by (1) each of our Named Executive Officer named in the Summary Compensation Table, (2) each of our directors and (3) all of our current executive officers and directors as a group. We are not aware of any persons who beneficially own more than 5% of our outstanding shares of common stock. The table also reflects the beneficial ownership of shares of our common stock assuming completion of the sale of all of the shares in this offering. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. The address of each person is c/o Presidio Property Trust, Inc., 4995 Murphy Canyon Road, Suite 300, San Diego, CA 92123 unless otherwise indicated herein.

Name of Beneficial Owner	Number of Shares of Series A Common Stock		% of Total Outstanding Shares Before the Offering (1)	% of Total Outstanding Shares Following the Offering
Jennifer A. Barnes	1,167	(2)	*	*
David T. Bruen	21,953	(3)	*	*
Larry G. Dubose	73,320	(4)	*	*
James R. Durfey	1,167	(5)	*	*
Jack K. Heilbron	130,660	(6)	1.37%	1.37%
Gary M. Katz	59,173	(7)	*	*
Sumner J. Rollings	34,337	(8)	*	*
Adam Sragovicz	22,890	(9)	*	*
All current directors and executive officers as a group (8 people)	568,663		5.98%	5.98%

*	Less than 1%.
(1)	Assumes 9,508,363 shares of unrestricted Series A Common Stock, $0.01 par value per share (“Series A Common Stock”), of the Company issued and outstanding as of March 31, 2021.
(2)	Does not include 10,450 shares are unvested stock that are scheduled to become fully vested by December 31, 2023.
(3)	Does not include 13,465 shares of unvested stock that are scheduled to become fully vested by December 31, 2023.
(4)	Does not include 41,894 shares of unvested stock that are scheduled to become fully vested by December 31, 2026.
(5)	Does not include 10,450 shares are unvested stock that are scheduled to become fully vested by December 31, 2023.
(6)

Of these shares: (i) 5,792 shares are held by Puppy Toes, Inc. and its subsidiaries (including Centurion Counsel, Inc.), of which Mr. Heilbron is the controlling shareholder, (ii) 10,007 shares are held by Mr. Heilbron’s spouse, and (iii) does not included 75,709 shares are unvested stock that are scheduled to become fully vested by December 31, 2027.

(7)	Does not include 24,574 shares of unvested stock that are scheduled to become fully vested by December 31, 2023.
(8)	Of these shares: (i) 2,677 shares are held by Mr. Rollings’ spouse, and (ii) does not include 11,492 shares are unvested stock that are scheduled to become fully vested by December 31, 2023.
(9)	Does not include 35,962 shares of unvested stock that are scheduled to become fully vested by December 31, 2023.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our stock does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and to our second amended and restated bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part, and to the MGCL. See “Where You Can Find More Information.”

General

Our charter authorizes us to issue up to 110,001,000 shares of stock, consisting of (i) 109,001,000 shares of common stock, $0.01 par value per share, of which 100,000,000 are classified as shares of Series A Common Stock, 1,000 are classified as shares of Series B Common Stock and 9,000,000 are classified as shares of Series C Common Stock, and (ii) 1,000,000 shares of preferred stock, $0.01 par value per share, of which 920,000 will be classified and designated as shares of Series D Preferred Stock prior to the consummation of this offering. Immediately prior to the completion of this offering, there will be approximately 9,508,363 shares of Series A Common Stock issued and outstanding and no shares of any other class or series of stock will be issued and outstanding. Immediately following completion of this offering, there will be approximately 9,508,363 shares of Series A Common Stock issued and outstanding, 800,000 shares of Series D Preferred Stock issued and outstanding (920,000 shares if the Underwriters exercise their over-allotment option in full), and no shares of any other class or series of stock will be issued and outstanding. Under Maryland law, a stockholder generally is not liable for a corporation’s debts or obligations solely as a result of his, her or its status as a stockholder.

Common Stock

All outstanding shares of our Series A Common Stock are duly authorized, validly issued, fully paid and nonassessable. Subject to the restrictions on ownership and transfer of our stock discussed below under the caption “—Restrictions on Ownership and Transfer” and the voting rights of holders of outstanding shares of any other class or series of our stock, holders of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors, and, except as provided with respect to any other class or series of our stock, the holders of shares of our common stock possess exclusive voting power. Directors are elected by a plurality of the votes cast at the meeting in which directors are being elected. Under our charter, voting for the election of directors will be cumulative if, prior to commencement of the voting, a stockholder gives us notice of his, her or its intention to cumulate votes. If any stockholder gives such a notice, then every stockholder will be entitled to such rights, in which case, each stockholder may cumulate his, her or its total votes and cast all of his, her or its votes for any one or a combination of director nominees. In cumulative voting, the total votes entitled to be cast by a stockholder equals the number of director nominees multiplied by the number of shares of common stock that such stockholder is entitled to vote.

Holders of our common stock are entitled to receive dividends or other distributions as and when authorized by our Board of Directors and declared by us out of assets legally available for the payment of dividends. Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of outstanding shares of any other class or series of our stock having liquidation preferences senior to our common stock, if any, the holders of our common stock will be entitled to share ratably in our remaining assets legally available for distribution. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. There are no sinking fund provisions applicable to the common stock. Holders of our Series A Common Stock generally have no appraisal rights under the MGCL as long as the shares are listed on a national securities exchange. All shares of our common stock have equal dividend and liquidation rights. The rights, powers, preferences and privileges of holders of our common stock are subject to those of the holders of any shares of our preferred stock or any other class or series of stock that we may authorize and issue in the future and to the restrictions on ownership and transfer of our stock described below under the caption “—Restrictions on Ownership and Transfer.”

Under the MGCL, a Maryland corporation generally cannot amend its charter, consolidate, merge, convert, sell all or substantially all of its assets, engage in a share exchange or dissolve unless the action is advised by its Board of Directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. As permitted by Maryland law, our charter provides that a merger, consolidation, share exchange, dissolution or sale of substantially all of our assets may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. In addition, because many of our operating assets are held by our subsidiaries, these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Power to Reclassify and Issue Stock

Our charter authorizes our Board of Directors to classify and reclassify any unissued shares of our preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to dividends or upon liquidation, or have voting rights and other rights that differ from the rights of the common stock, and authorizes us to issue the newly classified shares. Before authorizing the issuance of shares of any new class or series, our Board of Directors must set, subject to the provisions in our charter relating to the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series of stock. These actions may be taken without the approval of holders of our common stock unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded.

We believe that the power of our Board of Directors to authorize us to issue additional authorized but unissued shares of common stock or preferred stock and to classify or reclassify unissued shares of preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT for U.S. federal income tax purposes, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our stock that are intended to, among other purposes, assist us in complying with these requirements and qualifying as a REIT. Subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or by number of shares, whichever is more restrictive) of our aggregate outstanding shares of common stock, which we refer to as the “common stock ownership limit,” or 9.8% in value of our aggregate outstanding shares of stock, which we refer to as the “aggregate stock ownership limit.” We refer to the common stock ownership limit and the aggregate stock ownership limit, collectively, as the “ownership limit.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our aggregate outstanding shares of common stock or 9.8% of our aggregate outstanding shares of stock, or the acquisition of an interest in an entity that owns our stock, could, nevertheless, cause the acquirer or another individual or entity to own our stock in excess of the ownership limit.

Our Board of Directors may, upon receipt of such representations and undertakings reasonably necessary to make such a determination, and in its sole discretion, prospectively or retroactively, establish a different limit on ownership, or an excepted holder limit, for a particular stockholder if the stockholder’s ownership in excess of the ownership limit would not result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT. As a condition of granting a waiver of the ownership limit or creating an excepted holder limit, our Board of Directors may, but is not required to, require an opinion of counsel or a ruling from the IRS, in either case in form and substance satisfactory to our Board of Directors in its sole discretion, as it may deem necessary or advisable to determine or ensure our status as a REIT and may impose such other conditions or restrictions as it deems appropriate.

Our Board of Directors may increase the ownership limit from time to time.

Our charter also prohibits:

•

any person from beneficially or constructively owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and

•

subject to certain exceptions relating to transactions through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system, any person from transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limit or any of the other restrictions on ownership and transfer of our stock, and any person who is the intended transferee of shares of our stock that are transferred to a trust for the benefit of one or more charitable beneficiaries described below, must give immediate written notice of such an event or, in the case of a proposed or attempted transfer, give at least 15 days’ prior written notice to us and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. The provisions of our charter relating to the restrictions on ownership and transfer of our stock will not apply if the Board of Directors determines that it is no longer in our best interests to continue to qualify as a REIT and, upon receipt of a recommendation to that effect from the Board of Directors, the holders of shares of common stock, by a vote of a majority of the votes entitled to be cast on the matter, determine that we shall revoke or otherwise terminate our REIT election. The holders of shares of common stock, upon receipt of a recommendation from the Board of Directors, may also determine that compliance with any of the restrictions set forth above is no longer required in order for us to qualify as a REIT and cause us to amend the charter to remove any such restriction or limitation.

Any attempted transfer of our stock that, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void. Any attempted transfer of our stock that, if effective, would result in a violation of the ownership limit (or other limit established by our charter or our Board of Directors), our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or our otherwise failing to qualify as a REIT will cause the number of shares causing the violation (rounded to the nearest whole share) to be transferred automatically to a trust for the benefit of a charitable beneficiary, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be effective as of the close of business on the business day before the date of the attempted transfer or other event that resulted in a transfer to the trust. If the transfer to the trust as described above would not be effective, for any reason, to prevent a violation of the applicable restrictions on ownership and transfer of our stock, then the attempted transfer that, if effective, would have resulted in a violation of the ownership limit (or other limit established by our charter or our Board of Directors), our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or our otherwise failing to qualify as a REIT will be null and void.

Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of our stock held in the trust and will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares of our stock held in the trust. The trustee of the trust will exercise all voting rights and receive all dividends and other distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any dividend or other distribution paid before we discover that the shares have been transferred to a trustee as described above must be repaid by the recipient to the trustee upon demand and any dividend or other distribution authorized but unpaid must be paid when due to the trustee. Subject to Maryland law, effective as of the date that the shares have been transferred to the trustee, the trustee will have the authority, at the trustee’s sole discretion, (i) to rescind as void any vote cast by a proposed transferee before our discovery that the shares have been transferred to the trustee and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee may not rescind or recast the vote.

Within 20 days of receiving notice from us of a transfer of shares to the trust, the trustee must sell the shares to a person, designated by the trustee who would be permitted to own the shares without violating the ownership limit or the other restrictions on ownership and transfer of our stock in our charter. Upon such sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the proposed transferee an amount equal to the lesser of:

•

the price paid by the proposed transferee for the shares (or, if the proposed transferee did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the market price (as such term is defined in the charter) of the shares on the day of the event that resulted in the transfer of such shares to the trust); and

•	the price per share received by the trustee from the sale or other disposition of the shares held in the trust.

Any net proceeds in excess of the amount payable to the proposed transferee must be immediately paid to the charitable beneficiary. If the shares are sold by the proposed transferee before we discover that they have been transferred to the trust, the shares will be deemed to have been sold on behalf of the trust and the proposed transferee must pay to the trustee, upon demand, the amount, if any, that the proposed transferee received in excess of the amount that the proposed transferee would have received had the shares been sold by the trustee.

Shares of our stock held in the trust will be deemed to be offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift); and

•	the market price on the date we accept, or our designee accepts, such offer.

We may accept the offer until the trustee has otherwise sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee must distribute the net proceeds of the sale to the proposed transferee and distribute any dividends or other distributions held by the trustee with respect to the shares to the charitable beneficiary.

Every person who beneficially owns of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice stating the person’s name and address, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person’s beneficial ownership on our status as a REIT and to ensure compliance with the aggregate stock ownership limit. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner must disclose to us in writing such information as we may request, in good faith, in order to determine our status as a REIT or to comply, or determine our compliance, with the requirements of any governmental or taxing authority and to ensure compliance with the aggregate stock ownership limit.

If our Board of Directors authorizes any of our shares to be represented by certificates, the certificates will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer of our stock could delay, defer or prevent a transaction or a change of control of us that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common and preferred stock is Direct Transfer, LLC.

DESCRIPTION OF THE SERIES D PREFERRED STOCK

The description of certain terms of the 9.375% Series D Cumulative Redeemable Perpetual Preferred Stock in this prospectus does not purport to be complete and is in all respects subject to, and qualified in its entirety by references to the relevant provisions of our charter, including each Articles Supplementary establishing the terms of our Series D Preferred Stock, our second amended and restated bylaws and the MGCL. Copies of our charter, including each Articles Supplementary for the Series D Preferred Stock, and bylaws are incorporated by reference or will be filed as exhibits to the registration statement of which this prospectus is a part, or our other filings with the Commission.

General

Immediately prior to consummation of this offering, we will have 920,000 shares of Series D Preferred Stock authorized under our charter and no shares outstanding. The Series D Preferred Stock offered hereby, when issued, delivered and paid for in accordance with the terms of our underwriting agreement, will be fully paid and nonassessable. Our Board of Directors may, without the approval of holders of the Series D Preferred Stock or our common stock, classify and designate shares of any class or series of preferred stock ranking junior to or on parity with the Series D Preferred Stock or designate additional shares of the Series D Preferred Stock and authorize the issuance of such shares. Designation of preferred stock ranking senior to the Series D Preferred Stock will require approval of the holders of Series D Preferred Stock, as described below in “Voting Rights.”

The registrar, transfer agent and dividend and redemption price disbursing agent in respect of the Series D Preferred Stock is Direct Transfer, LLC.

Listing

Our Series D Preferred Stock has been approved for listing on The Nasdaq Capital Market under the symbol “SQFTP” as of the date of this prospectus and shares of our Series D Preferred Stock commenced trading on The Nasdaq Capital Market on June 11, 2021.

No Maturity, Sinking Fund or Mandatory Redemption

The Series D Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series D Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them. We are not required to set aside funds to redeem the Series D Preferred Stock.

Ranking

The Series D Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:

•	senior to all classes or series of our common stock and to all other equity securities issued by us other than equity securities referred to in the next two bullet points below;

•

on a parity with all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Series D Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up;

•

junior to all equity securities issued by us with terms specifically providing for ranking senior to the Series D Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up (please see the section entitled “Voting Rights” below); and

•

effectively junior to all our existing and future indebtedness (including indebtedness convertible into our common stock or preferred stock) and to any indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing subsidiaries.

Dividends

Holders of shares of the Series D Preferred Stock are entitled to receive, when, as and if authorized by the Board of Directors and declared by us, out of funds of the Company legally available for the payment of dividends, cumulative cash dividends at the rate of 9.375% of the $25.00 per share liquidation preference per annum (equivalent to $2.34375 per annum per share). Dividends on the Series D Preferred Stock shall be payable monthly on the 15th day of each month; provided that if any dividend payment date is not a business day, as defined in the Articles Supplementary, then the dividend that would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. Any dividend payable on the Series D Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stock records for the Series D Preferred Stock at the close of business on the applicable record date, which shall be the last day of the calendar month, whether or not a business day, immediately preceding the month in which the applicable dividend payment date falls. As a result, holders of shares of Series D Preferred Stock will not be entitled to receive dividends on a dividend payment date if such shares were not issued and outstanding on the applicable dividend record date.

Dividends will accrue and be cumulative from the date of original issuance, which is expected to be June 15, 2021. The dividend payable on July 15, 2021 will be paid to the persons who are the holders of record of the Series D Preferred Stock at the close of business on the corresponding record date, which will be June 30, 2021.

No dividends on shares of Series D Preferred Stock shall be authorized by our Board of Directors or paid or set apart for payment by us at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

Notwithstanding the foregoing, dividends on the Series D Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are authorized by our Board of Directors. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series D Preferred Stock that may be in arrears, and holders of the Series D Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series D Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.

Future distributions on our common stock and preferred stock, including the Series D Preferred Stock will be at the discretion of our Board of Directors and will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, any debt service requirements, applicable law and any other factors our Board of Directors deems relevant. Accordingly, we cannot guarantee that we will be able to make cash distributions on our preferred stock or what the actual distributions will be for any future period.

Unless full cumulative dividends on all shares of Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no dividends (other than in shares of common stock or in shares of any class or series of preferred stock that we may issue ranking junior to the Series D Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up) shall be declared and paid or declared and set apart for payment upon shares of our common stock or preferred stock that we may issue ranking junior to, or on a parity with, the Series D Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up. Nor shall any other distribution be declared and made upon shares of our common stock or preferred stock that we may issue ranking junior to, or on a parity with, the Series D Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up. Also, any shares of our common stock or preferred stock that we may issue ranking junior to or on a parity with the Series D Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any such shares) by us (except (x) by conversion into or exchange for our other stock that we may issue ranking junior to the Series D Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up and (y) for transfers, redemptions or purchases made pursuant to the ownership and transfer restrictions contained in our charter).

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series D Preferred Stock and the shares of any other series of preferred stock that we may issue ranking on a parity as to the payment of dividends with the Series D Preferred Stock, all dividends declared upon the Series D Preferred Stock and any other class or series of preferred stock that we may issue ranking on a parity as to the payment of dividends with the Series D Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series D Preferred Stock and such other class or series of preferred stock that we may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series D Preferred Stock and such other series of preferred stock that we may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series D Preferred Stock that may be in arrears.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series D Preferred Stock will be entitled to be paid out of the assets we have legally available for distribution to our stockholders, subject to the preferential rights of the holders of any class or series of our stock we may issue ranking senior to the Series D Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of our common stock or any other class or series of our stock we may issue that ranks junior to the Series D Preferred Stock as to liquidation rights.

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series D Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our stock that we may issue ranking on a parity with the Series D Preferred Stock in the distribution of assets, then the holders of the Series D Preferred Stock and all other such classes or series of stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

We will use commercially reasonable efforts to provide written notice of any such liquidation, dissolution or winding up no fewer than 10 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preferred Stock will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other entity with or into us, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, shall not be deemed a liquidation, dissolution or winding up of us (although such events may give rise to the special optional redemption to the extent described below).

Redemption

The Series D Preferred Stock is not redeemable by us prior to June 15, 2026, except under circumstances intended to preserve our status as a REIT for federal and/or state income tax purposes and except as described below under “—Special Optional Redemption.”

Optional Redemption.

On and after June 15, 2026, we may, at our option, upon not less than 10 days’ written notice, redeem the Series D Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption.

Special Optional Redemption.

Upon the occurrence of a Change of Control, we may, at our option, upon not less than 10 days’ written notice, redeem the Series D Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date.

A “Change of Control” is deemed to occur when, after the original issuance date of the Series D Preferred Stock, the following have occurred and are continuing:

●

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

●

following the closing of any transaction referred to above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE American or Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq.

Redemption Procedures.

In the event we elect to redeem Series D Preferred Stock, the notice of redemption will be mailed to each holder of record of Series D Preferred Stock called for redemption at such holder’s address as it appears on our stock transfer records, not less than 10 days prior to the redemption date, and will state the following:

●	the redemption date;

●	the number of shares of Series D Preferred Stock to be redeemed;

●	the redemption price;

●	the place or places where certificates (if any) for the Series D Preferred Stock are to be surrendered for payment of the redemption price;

●	that dividends on the shares to be redeemed will cease to accumulate on the redemption date;

●	whether such redemption is being made pursuant to the provisions described above under “—Optional Redemption” or “—Special Optional Redemption”; and

●	if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control.

If less than all of the Series D Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series D Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series D Preferred Stock except as to the holder to whom notice was defective or not given.

Holders of Series D Preferred Stock to be redeemed shall surrender the Series D Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender. If notice of redemption of any shares of Series D Preferred Stock has been given and if we have irrevocably set apart the funds necessary for redemption in trust for the benefit of the holders of the shares of Series D Preferred Stock so called for redemption, then from and after the redemption date (unless default shall be made by us in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accrue on those shares of Series D Preferred Stock, those shares of Series D Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption. If any redemption date is not a business day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accrue on the amount payable for the period from and after that redemption date to that next business day. If less than all of the outstanding Series D Preferred Stock is to be redeemed, the Series D Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method we determine that will not result in the automatic transfer of any shares of Series D Preferred Stock to a charitable trust pursuant to the ownership and transfer restrictions contained in our charter.

In connection with any redemption of Series D Preferred Stock, we shall pay, in cash, any accumulated and unpaid dividends to, but not including, the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each holder of Series D Preferred Stock at the close of business on such dividend record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series D Preferred Stock to be redeemed.

No shares of Series D Preferred Stock shall be redeemed unless full cumulative dividends on all shares of Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods unless all outstanding shares of Series D Preferred Stock are simultaneously redeemed. We shall not otherwise purchase or acquire directly or indirectly any shares of Series D Preferred Stock (except by exchanging it for our stock ranking junior to the Series D Preferred Stock as to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up); provided, however, that the foregoing shall not prevent the purchase by us of shares transferred to a charitable trust pursuant to the ownership and transfer restrictions contained in our charter or the purchase or acquisition by us of shares of Series D Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Stock.

Subject to applicable law, we may purchase shares of Series D Preferred Stock in the open market, by tender or by private agreement. Any shares of Series D Preferred Stock that have been redeemed or otherwise acquired by us, will, after such redemption or acquisition, have the status of authorized but unissued shares of Series D Preferred Stock, until such shares are reclassified and designated by the Board of Directors in accordance with the provisions of our charter.

Voting Rights

Holders of the Series D Preferred Stock do not have any voting rights, except as set forth below.

On each matter on which holders of Series D Preferred Stock are entitled to vote, each share of Series D Preferred Stock will entitle the holder thereof to one vote. In instances described below where holders of Series D Preferred Stock vote with holders of any other class or series of our preferred stock as a single class on any matter, the Series D Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends) represented by their respective shares.

Whenever dividends on any shares of Series D Preferred Stock are in arrears for eighteen or more monthly dividend periods, whether or not consecutive, the number of directors constituting our Board of Directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of our preferred stock we may issue upon which like voting rights have been conferred and are exercisable and with which the Series D Preferred Stock is entitled to vote as a class with respect to the election of those two directors) and the holders of Series D Preferred Stock (voting separately as a class with all other classes or series of preferred stock we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors (the “preferred stock directors”) at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding shares of Series D Preferred Stock or by the holders of any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election of those two preferred stock directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders), and at each subsequent annual meeting until all dividends accumulated on the Series D Preferred Stock for all past dividend periods and the then current dividend period have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment. In that case, the right of holders of the Series D Preferred Stock to elect any directors will cease and, unless there are other classes or series of our preferred stock upon which like voting rights have been conferred and are exercisable, any preferred stock directors elected by holders of the Series D Preferred Stock shall immediately resign and the number of directors constituting the Board of Directors shall be reduced accordingly. In no event shall the holders of Series D Preferred Stock be entitled under these voting rights to elect a preferred stock director that would cause us to fail to satisfy a requirement relating to director independence of any national securities exchange or quotation system on which any class or series of our stock is listed or quoted. For the avoidance of doubt, in no event shall the total number of preferred stock directors elected by holders of the Series D Preferred Stock (voting separately as a class with all other classes or series of preferred stock we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election of such directors) under these voting rights exceed two.

If a special meeting is not called by us within 30 days after request from the holders of Series D Preferred Stock as described above, then the holders of record of at least 25% of the outstanding Series D Preferred Stock may designate a holder to call the meeting at our expense and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of stockholders and shall be held at the place designated by the holder calling such meeting.

If, at any time when the voting rights conferred upon the Series D Preferred Stock are exercisable, any vacancy in the office of a preferred stock director shall occur, then such vacancy may be filled only by a written consent of the remaining preferred stock director, or if none remains in office, by vote of the holders of record of the outstanding Series D Preferred Stock and any other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election of the preferred stock directors. Any preferred stock director elected or appointed may be removed only by the affirmative vote of holders of the outstanding Series D Preferred Stock and any other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable and which classes or series of preferred stock are entitled to vote as a class with the Series D Preferred Stock in the election of the preferred stock directors, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series D Preferred Stock and any such other classes or series of preferred stock, and may not be removed by the holders of the common stock.

So long as any shares of Series D Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the votes entitled to be cast by the holders of the Series D Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a class with all other classes or series of parity preferred stock that we may issue upon which like voting rights have been conferred and are exercisable), (a) authorize or create, or increase the number of authorized or issued shares of any class or series of stock ranking senior to the Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) unless redeeming all Series D Preferred Stock in connection with such action, amend, alter or repeal any provision of our charter, including by way of a merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Stock (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in clause (b), so long as the Series D Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, we may not be the surviving entity, the occurrence of any such Event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of the Series D Preferred Stock and, provided further, that any increase in the number of the authorized shares of preferred stock, including the Series D Preferred Stock, or the creation or issuance of any additional shares of Series D Preferred Stock or other class or series of the preferred stock that we may issue, or any increase in the number of authorized shares of such class or series, in each case ranking on a parity with or junior to the Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

Notwithstanding the above, if any Event set forth above materially and adversely affects any right, preference, privilege or voting power of the Series D Preferred Stock but not all series of parity Preferred Stock that the Corporation may issue upon which like voting rights have been conferred and are exercisable, the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series D Preferred Stock and all such other similarly affected series, outstanding at the time (voting together as a class), given in person or by proxy, either in writing or at a meeting, shall be required in lieu of the vote or consent that would otherwise be required as described the above.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series D Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

Except as expressly stated in the charter, the Series D Preferred Stock do not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series D Preferred Stock are outstanding, we will use our best efforts to (i) make available on our corporate investor webpage, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders of Series D Preferred Stock. We will use our best efforts to post to our website, mail or otherwise provide the information to the holders of the Series D Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.

No Conversion Rights

The Series D Preferred Stock is not convertible into our common stock or any other security.

No Preemptive Rights

No holders of the Series D Preferred Stock will, as holders of Series D Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or any other security.

Ownership and Transfer Restrictions

The Series D Preferred Stock is subject to the ownership and transfer restrictions in our charter. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Change of Control

Provisions in our charter, including the Articles Supplementary establishing the terms of the Series D Preferred Stock, and bylaws may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt, which is opposed by management and the Board of Directors.

Book-Entry Procedures

DTC acts as securities depository for our outstanding Series D Preferred Stock. With respect to the Series D Preferred Stock offered hereunder, we will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of shares of Series D Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the shares of Series D Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Series D Preferred Stock will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in shares of the Series D Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series D Preferred Stock.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, including the underwriters, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase shares of Series D Preferred Stock within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the Series D Preferred Stock on DTC’s records. You will be considered to be the “beneficial owner” of the Series D Preferred Stock. Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts shares of Series D Preferred Stock are credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series D Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security, such as you, desires to take any action that a holder is entitled to take under our charter (including the Articles Supplementary designating the Series D Preferred Stock), DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Any redemption notices with respect to the Series D Preferred Stock will be sent to Cede & Co. If less than all of the outstanding shares of Series D Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of shares of Series D Preferred Stock in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the shares of Series D Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the shares of Series D Preferred Stock are credited to on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends on the Series D Preferred Stock are made directly to DTC’s nominee (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Series D Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series D Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series D Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series D Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures

Initial settlement for the Series D Preferred Stock will be made in immediately available funds. Secondary market trading among DTC’s participants occurs in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

The Series D Preferred Stock has not been rated

The Series D Preferred Stock has not been rated by any nationally recognized statistical rating organization, which may negatively affect its market value and your ability to sell such shares. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect the market price of the Series D Preferred Stock. In addition, we may elect in the future to obtain a rating of the Series D Preferred Stock, which could adversely impact the market price of the Series D Preferred Stock. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward, placed on negative outlook or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision or withdrawal of a rating could have an adverse effect on the market price of the Series D Preferred Stock.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and to our second amended and restated bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part, and to the MGCL. See “Where You Can Find More Information.”

Election and Removal of Directors

Our charter and bylaws provide that the number of our directors may be established by a majority of our entire Board of Directors but may not be fewer than six nor more than eleven, unless approved by stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. Directors are elected by a plurality of all the votes cast in the election of directors. Under our charter, voting for the election of directors will be cumulative if, prior to commencement of the voting, a stockholder gives us notice of his, her or its intention to cumulate votes. If any stockholder gives such a notice, then every stockholder will be entitled to such rights, in which case, each stockholder may cumulate his, her or its total votes and cast all of his, her or its votes for any one or a combination of director nominees. In cumulative voting, the total votes entitled to be cast by a stockholder equals the number of director nominees multiplied by the number of shares of common stock that such stockholder is entitled to vote.

Our charter provides that any vacancy on our Board of Directors may be filled by the affirmative vote of a majority of the Board of Directors, even if the remaining directors do not constitute a quorum of the Board of Directors, and any vacancy created by the removal of a director may be filled only by the vote of the holders of a majority of our shares of common stock. Any director elected to fill a vacancy will serve until the next annual meeting of the stockholders and until his or her successor is elected and qualifies.

Our charter provides that any director or the entire Board of Directors may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority of our shares of common stock, except that, no director may be removed when the votes cast against the removal would be sufficient to elect the director if voted cumulatively in accordance with our charter.

Amendment to Charter and Bylaws

Except as described herein and as provided in the MGCL, amendments to our charter must be advised by our Board of Directors and approved by the affirmative vote of our stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Our bylaws may be amended by our Board of Directors or by the affirmative vote of our stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter by stockholders entitled to vote generally in the election of directors. Our Board of Directors may not amend provisions of bylaws that would change any rights with respect to any outstanding class of common stock by reducing the amount payable thereon upon our liquidation, or diminishing or eliminating any voting rights pertaining thereto, unless such amendment was also approved by two-thirds of the outstanding shares of such class. In addition, our Board of Directors may adopt a bylaw or an amendment to a bylaw changing the authorized number of directors only for the purpose of fixing our exact number of directors. Any change to the bylaws made by the stockholders may not be altered by the directors prior to the next annual meeting of stockholders.

Business Combinations

Under the MGCL, certain “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, and, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the MGCL if the corporation’s Board of Directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving the transaction, the Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board of Directors.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the corporation’s Board of Directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The MGCL permits various exemptions from its provisions, including business combinations that are exempted by the Board of Directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our Board of Directors has by resolution exempted business combinations between us and any other person, provided that the business combination is first approved by our Board of Directors (including a majority of our directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to a business combination between us and any other person if the Board of Directors has first approved the combination. As a result, any person described in the preceding sentence may be able to enter into business combinations with us that may not be in the best interests of our stockholders, without compliance with the supermajority vote requirements and other provisions of the statute. We cannot assure you that our Board of Directors will not amend or repeal this resolution in the future.

Control Share Acquisitions

The MGCL provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquirer is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the Board of Directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquirer does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain limitations and conditions, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of stockholders is held at which the voting rights of the shares are considered and not approved, as of the date of the meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to exercise or direct the exercise of a majority of the voting power, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of our stock.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect, by provision in its charter or bylaws or a resolution of its Board of Directors and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of five provisions, including:

•	a classified Board of Directors;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the Board of Directors;

•

a requirement that a vacancy on the Board of Directors be filled only by a vote of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

We have not elected to be subject to any of the provisions of Subtitle 8, including the provisions that would permit us to classify our Board of Directors or increase the vote required to remove a director without stockholder approval. Through provisions in our charter and bylaws unrelated to Subtitle 8, we (1) vest in our Board of Directors the exclusive power to fix the number of directors and (2) require, unless called by our Chairman, our Chief Executive Officer, our President or our Board of Directors, the request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting to call a special meeting of stockholders.

Special Meetings of Stockholders

Pursuant to our bylaws, our Chairman, our Chief Executive Officer, our President or our Board of Directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be considered by our stockholders will also be called by our secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter, accompanied by the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary may prepare and deliver the notice of the special meeting.

Stockholder Action by Written Consent

The MGCL generally provides that, unless the charter of the corporation authorizes stockholder action by less than unanimous consent, stockholder action may be taken by consent in lieu of a meeting only if it is given by all stockholders entitled to vote on the matter. Our charter and our bylaws provide that stockholder action may be taken without a meeting if a consent, setting forth the action so taken, is given by stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a stockholders meeting.

Advance Notice of Director Nomination and New Business

Our bylaws provide that nominations of individuals for election as directors and proposals of business to be considered by stockholders at any annual meeting may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board of Directors or (3) by any stockholder who was a stockholder of record at the record date set by the Board of Directors for determining stockholders entitled to vote at the meeting, at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other proposed business and who has complied with the advance notice procedures of our bylaws. Stockholders generally must provide notice to our secretary not earlier than the 150th day or later than the close of business on the 120th day before the first anniversary of the date the proxy statement for the preceding year’s annual meeting.

Only the business specified in the notice of the meeting may be brought before a special meeting of our stockholders. Nominations of individuals for election as directors at a special meeting of stockholders may be made only (1) by or at the direction of our Board of Directors, (2) by a stockholder that has requested that a special meeting be called for the purpose of electing directors in compliance with our bylaws or (3) if the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record at the record date set by the Board of Directors for determining stockholders entitled to vote at the meeting, at the time of giving the notice required by our bylaws and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures of our bylaws. Stockholders generally must provide notice to our secretary not earlier than the 120th day before such special meeting and not later than the later of the close of business on the 90th day before the special meeting or the tenth day after the first public announcement of the date of the special meeting and the nominees of our Board of Directors to be elected at the meeting.

A stockholder’s notice must contain certain information specified by our bylaws.

Effect of Certain Provisions of Maryland Law and our Charter and Bylaws

The restrictions on ownership and transfer of our stock discussed under the caption “Description of Capital Stock—Restrictions on Ownership and Transfer” prevent any person from acquiring more than 9.8% (in value or by number of shares, whichever is more restrictive) of our outstanding shares of common stock or 9.8% in value of our outstanding shares of stock without the approval of our Board of Directors. These provisions as well as the business combination provisions of the MGCL may delay, defer or prevent a change in control of us.

Further, our Board of Directors has the power to classify and reclassify any unissued shares of our preferred stock into other classes or series of stock, and to authorize us to issue the newly classified shares, as discussed under the captions “Description of Capital Stock—Common Stock” and “—Power to Reclassify and Issue Stock,” and could authorize the issuance of shares of a class or series of stock, including a class or series of preferred stock, that could have the effect of delaying, deferring or preventing a change in control of us. These actions may be taken without the approval of holders of our common stock unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded. We believe that the power of our Board of Directors to classify or reclassify unissued shares of our preferred stock and thereafter to cause us to issue such shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise.

Our charter and bylaws also provide that the number of directors may be established only by a majority of our entire Board of Directors, which prevents our stockholders from increasing the number of our directors and filling any vacancies created by such increase with their own nominees. The provisions of our bylaws discussed above under the captions “—Special Meetings of Stockholders” and “—Advance Notice of Director Nomination and New Business” require stockholders seeking to call a special meeting, nominate an individual for election as a director or propose other business at an annual or special meeting to comply with certain notice and information requirements. We believe that these provisions will help to assure the continuity and stability of our business strategies and policies as determined by our Board of Directors and promote good corporate governance by providing us with clear procedures for calling special meetings, information about a stockholder proponent’s interest in us and adequate time to consider stockholder nominees and other business proposals. However, these provisions, alone or in combination, could make it more difficult for our stockholders to remove incumbent directors or fill vacancies on our Board of Directors with their own nominees and could delay, defer or prevent a change in control, including a proxy contest or tender offer that might involve a premium price for our common stockholders or otherwise be in the best interest of our stockholders.

Exclusive Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (c) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (d) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine.

Limitation of Liability and Indemnification of Directors and Officers

Maryland law permits us to include a provision in our charter limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and which is material to the cause of action. Our charter contains a provision that eliminates our directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or certain other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

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any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served any of our predecessors in any of the capacities described above and any employee or agent of us or any of our predecessors.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers as described in “Certain Relationships and Related Party Transactions—Indemnification Agreements.” Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no public market for our Series D Preferred  Stock. Trading of our Series D Preferred Stock on Nasdaq is expected to commence immediately following the completion of this offering. No assurance can be given as to (1) the likelihood that an active market for our Series D Preferred Stock will develop, (2) the liquidity of any such market, (3) the ability of the stockholders to sell their shares or (4) the prices that stockholders may obtain for any of their shares. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of any shares for future sales, will have on the market price of our securities prevailing from time to time. Sales of substantial amounts of our securities, or the perception that such sales could occur, could adversely affect the prevailing market price of our Series D Preferred Stock and our ability to raise additional capital through a future sale of securities. See “Risk Factors—Risks Related to this Offering and an Investment in our Company Generally.”

For a description of certain restrictions on transfers of our securities held by certain of our stockholders, see “Description of Capital Stock—Restrictions on Ownership and Transfer.”

As of the date of this prospectus we have no shares of our Series D Preferred Stock issued and outstanding. Upon completion of this offering, we will have outstanding an aggregate of 800,000 shares of our Series D Preferred Stock (920,000 shares if the Underwriters’ overallotment option is exercised in full).

All of the 800,000 shares of Series D Preferred Stock to be sold in this offering (920,000 shares if the Underwriters’ overallotment option is exercised in full) will be freely tradable without restriction or further registration under the Securities Act, subject to the restrictions on ownership and transfer set forth in our charter, and except for the shares that are held by any of our “affiliates,” as that term is defined in Rule 144 under the Securities Act.

For a description of certain restrictions on ownership and transfer of shares of our common stock, see “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Equity Incentive Plans

We established the 1999 Flexible Incentive Plan (“1999 Plan”) for the purpose of attracting and retaining employees, which was superseded by the 2017 Incentive Award Plan (“2017 Plan”). The 1999 Plan provided that the maximum number of shares to be issued under the 1999 Plan would be an amount equal to 10% of the Company’s issued and outstanding common stock at such time; the aggregate number of common stock that may be issued under the 2017 Plan is 1,100,000 shares. At March 31, 2021, approximately 651,000 restricted shares of common stock had been issued under the 1999 Plan and approximately 312,000 shares of Restricted Stock (as defined in the 2017 Plan) had been issued under such Plan.

We established the 2017 Plan for the purpose of granting cash and equity incentive awards to eligible service providers in order to motivate, attract and retain the talent for which we compete. The 2017 Plan provides that the total number of shares reserved for issuance pursuant to awards under the 2017 Plan is 1,100,000 shares, which may be issued as Series A Common Stock or Series C Common Stock, in the discretion of the plan administrator. As of March 31, 2021, we have granted approximately 484,000 shares, net of shares forfeited or withheld, under the 2017 Plan and approximately 616,000 shares remain available for issuance as of such date.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations regarding our election to be taxed as a real estate investment trust (“REIT”) and this offering of our Series D Preferred Stock, which we refer to in this discussion as our “common stock.” For purposes of this discussion, references to “we,” “our” and “us” mean only Presidio Property Trust, Inc. and do not include any of its subsidiaries, except as otherwise indicated. This summary is for general information only and is not tax advice. The information in this summary is based on:

•	the Code;

•	current, temporary and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”);

•	the legislative history of the Code;

•	administrative interpretations and practices of the IRS; and

•	court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the sections of the Code that govern the U.S. federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated under the Code, and administrative and judicial interpretations thereof. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or non-U.S. tax consequences, or any tax consequences arising under any U.S. federal tax laws other than U.S. federal income tax laws, associated with the purchase, ownership or disposition of our common stock, or our election to be taxed as a REIT.

You are urged to consult your tax advisor regarding the tax consequences to you of:

•	the purchase, ownership or disposition of our common stock, including the U.S. federal, state, local, non-U.S. and other tax consequences;

•	our election to be taxed as a REIT for U.S. federal income tax purposes; and

•	potential changes in applicable tax laws.

Taxation of Our Company

General. We elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our taxable year ended December 31, 2001. We believe that we have been organized and have operated in a manner that has allowed us to qualify for taxation as a REIT under the Code commencing with such taxable year, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify” for potential tax consequences if we fail to qualify as a REIT.

Ellenoff Grossman & Schole LLP (“EGS”) has acted as our tax counsel in connection with this offering of our common stock. EGS will render an opinion to us to the effect that, for the years we have elected to be taxed as a REIT for federal income tax purposes, commencing with our taxable year ended December 31, 2001, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion will be based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one or more of our officers. In addition, this opinion will be based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, which are discussed below, including through actual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by EGS. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year have satisfied or will satisfy those requirements. Further, the anticipated U.S. federal income tax treatment described herein may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. EGS has no obligation to update its opinion subsequent to the date of such opinion.

Provided we qualify for taxation as a REIT, we generally will not be required to pay U.S. federal corporate income taxes on our REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. A C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay U.S. federal income tax as follows:

•	First, we will be required to pay regular U.S. federal corporate income tax on any undistributed REIT taxable income, including undistributed net capital gains.

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Second, if we have (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

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Third, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

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Fourth, if we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

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Fifth, if we fail to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset tests), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

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Sixth, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

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Seventh, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for the year, (2) 95% of our capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

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Eighth, if we acquire any asset from a corporation that is or has been a C corporation in a transaction in which our tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which we acquired the asset, and we subsequently recognize gain on the disposition of the asset during a period that is generally five years beginning on the date on which we acquired the asset, then we generally will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted tax basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation. Under applicable Treasury Regulations, any gain from the sale of property we acquired in an exchange under Section 1031 (a like-kind exchange) or Section 1033 (an involuntary conversion) of the Code generally is excluded from the application of this built-in gains tax.

•	Ninth, our subsidiaries that are C corporations, including our “taxable REIT subsidiaries” described below, generally will be required to pay U.S. federal corporate income tax on their earnings.

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Tenth, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income,” as described below under “ —Penalty Tax.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a taxable REIT subsidiary of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Redetermined TRS service income generally represents income of a taxable REIT subsidiary that is understated as a result of services provided to us or on our behalf.

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Eleventh, we may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the tax basis of the stockholder in our common stock.

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Twelfth, if we fail to comply with the requirement to send annual letters to our stockholders requesting information regarding the actual ownership of our stock, and the failure is not due to reasonable cause or due to willful neglect, we will be subject to a $25,000 penalty, or if the failure is intentional, a $50,000 penalty.

We and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state and local income, property and other taxes on our assets and operations.

Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)	that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5)	that is beneficially owned by 100 or more persons;

(6)

not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including certain specified entities, during the last half of each taxable year; and

(7)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust.

We believe that we have been organized and have operated in a manner that has allowed us, and will continue to allow us, and we believe we will issue sufficient shares of our common stock with sufficient diversity of ownership pursuant to this offering of our common stock to allow us, to satisfy conditions (1) through (7) inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. A description of the share ownership and transfer restrictions relating to our common stock is contained in the discussion in this prospectus under the heading “Description of Capital Stock—Restrictions on Ownership and Transfer.” These restrictions, however, do not ensure that we have previously satisfied, and may not ensure that we will, in all cases, be able to continue to satisfy, the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “—Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. In the case of a REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of any partnership or limited liability company treated as a partnership for U.S. federal income tax purposes, including such partnership’s or limited liability company’s share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes in which it owns an interest, would be treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. For purposes of the REIT qualification tests, the treatment of our ownership of partnerships or limited liability companies treated as disregarded entities for U.S. federal income tax purposes is generally the same as described below with respect to qualified REIT subsidiaries. A brief summary of the rules governing the U.S. federal income taxation of partnerships and limited liability companies is set forth below in “—Tax Aspects of the Subsidiary Partnerships and Limited Liability Companies.”

We have control of certain subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we are or become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own and operate certain properties through wholly-owned subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the U.S. federal tax requirements described in this discussion, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to U.S. federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries. We own an interest in an entity that has elected, together with us, to be treated as our taxable REIT subsidiary, and we may acquire securities in additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary is a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to U.S. federal income tax as a regular C corporation. A REIT’s ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset test described below. See “—Asset Tests.”

Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains) from investments relating to real property or mortgages on real property, including “rents from real property,” dividends from other REITs and, in certain circumstances, interest, or certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains) from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

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The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

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Neither we nor an actual or constructive owner of 10% or more of our capital stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a taxable REIT subsidiary of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such taxable REIT subsidiary;

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Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.” To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, we may transfer a portion of such personal property to a taxable REIT subsidiary; and

•

We generally may not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor from whom we derive no revenue to provide customary services to our tenants, or a taxable REIT subsidiary (which may be wholly or partially owned by us) to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.”

We generally do not intend to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent we determine, based on the advice of our tax counsel, that the failure will not jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we generally have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will not disagree with our determinations of value.

Income we receive that is attributable to the rental of parking spaces at the properties generally will constitute rents from real property for purposes of the gross income tests if certain services provided with respect to the parking spaces are performed by independent contractors from whom we derive no revenue, either directly or indirectly, or by a taxable REIT subsidiary, and certain other conditions are met. We believe that the income we receive that is attributable to parking spaces will meet these tests and, accordingly, will constitute rents from real property for purposes of the gross income tests.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income under, and thus will be exempt from, the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means (A) any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test or any property which generates such income and (B) new transactions entered into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions will not be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

To the extent our taxable REIT subsidiaries pay dividends or interest, our allocable share of such dividend or interest income will qualify under the 95%, but not the 75%, gross income test (except to the extent the interest is paid on a loan that is adequately secured by real property).

We will monitor the amount of the dividend and other income from our taxable REIT subsidiaries and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:

•

following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. See “—Failure to Qualify” for potential tax consequences if we fail to qualify as a REIT. As discussed above in “—Taxation of Our Company—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income. Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, either directly or through any qualified REIT subsidiaries, subsidiary partnerships or limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We do not intend, and we do not intend to permit our qualified REIT subsidiaries or subsidiary partnerships or limited liability companies, to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by us, our qualified REIT subsidiaries or our subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales. The 100% penalty tax will not apply to gains from the sale of assets that are held through a taxable REIT subsidiary, but such income will be subject to regular U.S. federal corporate income tax.

Penalty Tax. Any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a taxable REIT subsidiary of ours, redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations, and redetermined TRS service income is income of a taxable REIT subsidiary that is understated as a result of services provided to us or on our behalf. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

We do not believe we have been, and do not expect to be, subject to this penalty tax, although any rental or service arrangements we enter into from time to time may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on any overstated rents paid to us, or any excess deductions or understated income of our taxable REIT subsidiaries.

Asset Tests. At the close of each calendar quarter of our taxable year, we must also satisfy certain tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and U.S. government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property and, to a limited extent, personal property), shares (or transferable certificates of beneficial interest) in other REITs, any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years (but only for the one-year period beginning on the date the REIT receives such proceeds), debt instruments of publicly offered REITs, and personal property leased in connection with a lease of real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease.

Second, not more than 25% of the value of our total assets may be represented by securities (including securities of taxable REIT subsidiaries), other than those securities includable in the 75% asset test.

Third, of the investments included in the 25% asset class, and except for certain investments in other REITs, our qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the “straight debt” safe-harbor or securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code. From time to time we may own securities (including debt securities) of issuers that do not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary. We intend that our ownership of any such securities will be structured in a manner that allows us to comply with the asset tests described above.

Fourth, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. We own an interest in an entity that has elected, together with us, to be treated as our taxable REIT subsidiary, and we may acquire securities in additional taxable REIT subsidiaries in the future. So long as each of these companies qualifies as a taxable REIT subsidiary of ours, we will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to our ownership of the securities of such companies. We believe that the aggregate value of our taxable REIT subsidiaries has not exceeded, and in the future will not exceed, 20% of the aggregate value of our gross assets. We generally do not obtain independent appraisals to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with our determinations of value.

Fifth, not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs to the extent those debt instruments would not be real estate assets but for the inclusion of debt instruments of publicly offered REITs in the meaning of real estate assets, as described above (e.g., a debt instrument issued by a publicly offered REIT that is not secured by a mortgage on real property).

The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through any qualified REIT subsidiary, partnership or limited liability company) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer (including as a result of an increase in our interest in any partnership or limited liability company that owns such securities). For example, our indirect ownership of securities of each issuer may increase as a result of our capital contributions to, or the redemption of other partners’ or members’ interests in, a partnership or limited liability company in which we have an ownership interest. Also, after initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interest in any partnership or limited liability company), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained, and we intend to maintain, adequate records of the value of our assets to ensure compliance with the asset tests. If we fail to cure any noncompliance with the asset tests within the 30-day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) nine months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) nine months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

Although we believe we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful, or will not require a reduction in our overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our REIT taxable income; and

•	90% of our after-tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of our REIT taxable income.

For these purposes, our REIT taxable income is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income generally means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

In addition, our REIT taxable income will be reduced by any taxes we are required to pay on any gain we recognize from the disposition of any asset we acquired from a corporation that is or has been a C corporation in a transaction in which our tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which we acquired the asset, within a period that is generally five years following our acquisition of such asset, as described above under “—General.”

Under the 2017 Tax Legislation, for taxable years beginning after December 31, 2017, our deduction for net business interest expense will generally be limited to 30% of our taxable income, as adjusted for certain items of income, gain, deduction or loss. Any business interest deduction that is disallowed due to this limitation may be carried forward to future taxable years. If we are subject to this interest expense limitation, our REIT taxable income for a taxable year may be increased. Taxpayers that conduct certain real estate businesses may elect not to have this interest expense limitation apply to them, provided that they use an alternative depreciation system to depreciate certain property. We believe that we will be eligible to make this election. If we make this election, although we would not be subject to the interest expense limitation described above, our depreciation deductions may be reduced and, as a result, our REIT taxable income for a taxable year may be increased.

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by our stockholders in the year in which they are paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. In order to be taken into account for purposes of our distribution requirement, except as provided below, the amount distributed must not be preferential—i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. This preferential limitation will not apply to distributions made by us, provided we qualify as a “publicly offered REIT.” We believe that we are, and expect we will continue to be, a publicly offered REIT. To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates.

We believe that we have made, and we intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends in the form of taxable stock distributions in order to meet the distribution requirements, while preserving our cash.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In that case, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of our REIT distribution requirements, it will be treated as an additional distribution to our stockholders in the year such dividend is paid. In addition, if a dividend we have paid is treated as a preferential dividend, in lieu of treating the dividend as not counting toward satisfying the 90% distribution requirement, the IRS may provide a remedy to cure such failure if the IRS determines that such failure is (or is of a type that is) inadvertent or due to reasonable cause and not due to willful neglect.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which corporate income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating this excise tax.

For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

Like-Kind Exchanges. We may dispose of real property that is not held primarily for sale in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Tax Liabilities and Attributes Inherited in Connection with Acquisitions. From time to time, we may acquire other corporations or entities and, in connection with such acquisitions, we may succeed to the historical tax attributes and liabilities of such corporations or entities. For example, if we acquire a C corporation and subsequently dispose of its assets within five years of the acquisition, we could be required to pay the built-in gain tax described above under “—General.” In addition, in order to qualify as a REIT, at the end of any taxable year, we must not have any earnings and profits accumulated in a non-REIT year. As a result, if we acquire a C corporation, we must distribute the corporation’s earnings and profits accumulated prior to the acquisition before the end of the taxable year in which we acquire the corporation. We also could be required to pay the acquired entity’s unpaid taxes even though such liabilities arose prior to the time we acquired the entity.

Moreover, we may from time to time acquire other REITs through a merger or acquisition. If any such REIT failed to qualify as a REIT for any of its taxable years, such REIT would be liable for (and we, as the surviving corporation in the merger or acquisition, would be obligated to pay) U.S. federal income tax on its taxable income at regular rates, and if the merger or acquisition is a transaction in which our tax basis in the assets of such REIT is less than the fair market value of the assets determined at the time of the merger or acquisition, we would be subject to tax on the built-in gain on each asset of such REIT as described above if we were to dispose of the asset in a taxable transaction during the five-year period following the merger or acquisition. Moreover, even if such REIT qualified as a REIT at all relevant times, we would similarly be liable for other unpaid taxes (if any) of such REIT (such as the 100% tax on gains from any sales treated as “prohibited transactions” as described above under “—Prohibited Transaction Income”).

Furthermore, after our acquisition of another corporation or entity, the asset and income tests will apply to all of our assets, including the assets we acquire from such corporation or entity, and to all of our income, including the income derived from the assets we acquire from such corporation or entity. As a result, the nature of the assets that we acquire from such corporation or entity and the income we derive from those assets may have an effect on our tax status as a REIT.

Failure to Qualify. If we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT, certain specified cure provisions may be available to us. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, we will not be required to distribute any amounts to our stockholders, and all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In such event, corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Under the 2017 Tax Legislation, non-corporate stockholders, including individuals, generally may deduct 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning after December 31, 2017 and before January 1, 2026. If we fail to qualify as a REIT, such stockholders may not claim this deduction with respect to dividends paid by us. Unless entitled to relief under specific statutory provisions, we would also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of the Subsidiary Partnerships and Limited Liability Companies

General. We hold investments indirectly through subsidiary partnerships and limited liability companies that we believe are and will continue to be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for U.S. federal income tax purposes are “pass-through” entities which are not required to pay U.S. federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. We will include in our income our share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of our REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, we will include our pro rata share of assets held by our subsidiary partnerships and limited liability companies based on our capital interests in each such entity. See “—Taxation of Our Company.”

Entity Classification. Our interests in our subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships or disregarded entities. For example, an entity that would otherwise be treated as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. We do not anticipate that any subsidiary partnership or limited liability company will be treated as a publicly traded partnership that is taxable as a corporation. However, if any such entity were treated as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “—Taxation of Our Company—Asset Tests” and “—Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of a subsidiary partnership or limited liability company to a corporation might be treated as a taxable event. If so, we might incur a tax liability without any related cash payment. We believe each of the subsidiary partnerships and limited liability companies are and will continue to be treated as partnerships or disregarded entities for U.S. federal income tax purposes.

Allocations of Income, Gain, Loss and Deduction. A partnership agreement (or, in the case of a limited liability company treated as a partnership for U.S. federal income tax purposes, the limited liability company agreement) generally will determine the allocation of income and loss among partners. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations thereunder. Generally, Section 704(b) of the Code and the Treasury Regulations thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation of partnership income or loss does not comply with the requirements of Section 704 (b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss of our subsidiaries that are treated as partnerships for U.S. federal income tax purposes are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.

Tax Allocations with Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership (including a limited liability company treated as a partnership for U.S. federal income tax purposes) in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (this difference is referred to as a book-tax difference), as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

If a subsidiary of ours that is treated as a partnership for U.S. federal income tax purposes acquires interests in property in exchange for interests in such partnership, the tax basis of these property interests generally will carry over to such partnership, notwithstanding their different book (i.e., fair market) value. Treasury Regulations issued under Section 704(c) of the Code provide partnerships (including limited liability companies treated as partnerships for U.S. federal income tax purposes) with a choice of several methods of accounting for book-tax differences. Depending on the method chosen in connection with any particular contribution, the carryover basis of each of the contributed interests in the properties in the hands of the partnership (1) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and (2) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in the partnership. An allocation described in clause (2) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “—Taxation of Our Company—Requirements for Qualification as a REIT” and “—Annual Distribution Requirements.”

Any property acquired by the partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.

Partnership Audit Rules. The Bipartisan Budget Act of 2015 changes the rules applicable to U.S. federal income tax audits of partnerships. Under the new rules (which are generally effective for taxable years beginning after December 31, 2017), among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. Although it is uncertain how certain aspects of these rules will be implemented, it is possible that they could result in partnerships in which we directly or indirectly invest being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The changes created by these new rules are sweeping and, in many respects, dependent on the promulgation of future regulations or other guidance by the U.S. Department of the Treasury. Investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in our common stock.

Material U.S. Federal Income Tax Consequences to Holders of Our Common Stock

The following discussion is a summary of the material U.S. federal income tax consequences to you of purchasing, owning and disposing of our common stock. This discussion is limited to holders who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances. In addition, except where specifically noted, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	REITs or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code; and

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our common stock that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

Taxation of Taxable U.S. Holders of Our Common Stock

Distributions Generally. Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax, as discussed below, will be taxable to our taxable U.S. holders as ordinary income when actually or constructively received. See “—Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations or, except to the extent described in “—Tax Rates” below, the preferential rates on qualified dividend income applicable to non-corporate U.S. holders, including individuals. Under the 2017 Tax Legislation, non-corporate U.S. holders, including individuals, generally may deduct 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning after December 31, 2017 and before January 1, 2026. For purposes of determining whether distributions to holders of our capital stock are out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock, if any, and then to our outstanding common stock.

To the extent that we make distributions on our common stock in excess of our current and accumulated earnings and profits allocable to such stock, these distributions will be treated first as a tax-free return of capital to a U.S. holder. This treatment will reduce the U.S. holder’s adjusted tax basis in such shares of stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a holder of record on a specified date in any of these months will be treated as both paid by us and received by the holder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. holders may not include in their own income tax returns any of our net operating losses or capital losses.

U.S. holders that receive taxable stock distributions, including distributions partially payable in our common stock and partially payable in cash, would be required to include the full amount of the distribution (i.e., the cash and the stock portion) as a dividend (subject to limited exceptions) to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes, as described above. The amount of any distribution payable in our common stock generally is equal to the amount of cash that could have been received instead of the common stock. Depending on the circumstances of a U.S. holder, the tax on the distribution may exceed the amount of the distribution received in cash, in which case such U.S. holder would have to pay the tax using cash from other sources. If a U.S. holder sells the common stock it received in connection with a taxable stock distribution in order to pay this tax and the proceeds of such sale are less than the amount required to be included in income with respect to the stock portion of the distribution, such U.S. holder could have a capital loss with respect to the stock sale that could not be used to offset such income. A U.S. holder that receives common stock pursuant to such distribution generally has a tax basis in such common stock equal to the amount of cash that could have been received instead of such common stock as described above, and has a holding period in such common stock that begins on the day immediately following the payment date for the distribution.

Capital Gain Dividends. Dividends that we properly designate as capital gain dividends will be taxable to our taxable U.S. holders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed our actual net capital gain for the taxable year and may not exceed our dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year. U.S. holders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend, then, except as otherwise required by law, we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our capital stock for the year to the holders of each class of our capital stock in proportion to the amount that our total dividends, as determined for U.S. federal income tax purposes, paid or made available to the holders of each such class of our capital stock for the year bears to the total dividends, as determined for U.S. federal income tax purposes, paid or made available to holders of all classes of our capital stock for the year. In addition, except as otherwise required by law, we will make a similar allocation with respect to any undistributed long-term capital gains which are to be included in our stockholders’ long-term capital gains, based on the allocation of the capital gain amount which would have resulted if those undistributed long-term capital gains had been distributed as “capital gain dividends” by us to our stockholders.

Retention of Net Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, our earnings and profits (determined for U.S. federal income tax purposes) would be adjusted accordingly, and a U.S. holder generally would:

•

include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid its share of the capital gains tax imposed on us on the designated amounts included in the U.S. holder’s income as long-term capital gain;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted tax basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. holder of our common stock will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. holder generally may elect to treat capital gain dividends, capital gains from the disposition of our common stock and income designated as qualified dividend income, as described in “—Tax Rates” below, as investment income for purposes of computing the investment interest limitation, but in such case, the holder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Participation in the Dividend Reinvestment Plan. U.S. holders who elect to participate in the Dividend Reinvestment Plan generally will be treated as having received a distribution equal to the fair market value of the common stock acquired (without reduction for any withholding taxes). The distribution will be taxed to such U.S. holder as described above in this discussion. In addition, there is a risk that some or all of the 5% discount from the price per share paid for the common stock so acquired will be taxable as income to such U.S. holder. A U.S. holder’s tax basis in the common stock so acquired will equal the fair market value of the common stock on the date of acquisition, and the holding period for such common stock will begin on the day following the date of such acquisition. Participants in the Dividend Reinvestment Plan should consult their tax advisers concerning the particular tax consequences to them of participating in the Dividend Reinvestment Plan.

Dispositions of Our Common Stock. If a U.S. holder sells or disposes of shares of our common stock, it will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted tax basis in the shares. This gain or loss, except as provided below, will be long-term capital gain or loss if the holder has held such common stock for more than one year. However, if a U.S. holder recognizes a loss upon the sale or other disposition of common stock that it has held for nine months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received distributions from us which were required to be treated as long-term capital gains.

Tax Rates. The maximum tax rate for non-corporate taxpayers for (1) long-term capital gains, including certain “capital gain dividends,” generally is 20% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” generally is 20%. In general, dividends payable by REITs are not eligible for the reduced tax rate on qualified dividend income, except to the extent that certain holding period requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if the REIT distributed taxable income that it retained and paid tax on in the prior taxable year). Capital gain dividends will only be eligible for the rates described above to the extent that they are properly designated by the REIT as “capital gain dividends.” In addition, U.S. holders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income.

Taxation of Tax-Exempt Holders of Our Common Stock

Dividend income from us and gain arising upon a sale of shares of our common stock generally should not be unrelated business taxable income, or UBTI, to a tax-exempt holder, except as described below. This income or gain will be UBTI, however, to the extent a tax-exempt holder holds its shares as “debt-financed property” within the meaning of the Code. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt holder.

For tax-exempt holders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as UBTI as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts. “ As a result of restrictions on ownership and transfer of our stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to our holders. However, because our common stock will be publicly traded upon completion of this offering of our common stock (and, we anticipate, will continue to be publicly traded), we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Holders of Our Common Stock

The following discussion addresses the rules governing U.S. federal income taxation of the acquisition, ownership and disposition of our common stock by non-U.S. holders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address other federal, state, local or non-U.S. tax consequences that may be relevant to a non-U.S. holder in light of its particular circumstances. We urge non-U.S. holders to consult their tax advisors to determine the impact of U.S. federal, state, local and non-U.S. income and other tax laws and any applicable tax treaty on the purchase, ownership and disposition of shares of our common stock, including any reporting requirements.

Distributions Generally. Distributions (including any taxable stock distributions) that are neither attributable to gains from sales or exchanges by us of United States real property interests, or USRPIs, nor designated by us as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable). Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied for a non-U.S. holder to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with a U.S. trade or business generally will not be subject to withholding but will be subject to U.S. federal income tax on a net basis at the regular graduated rates, in the same manner as dividends paid to U.S. holders are subject to U.S. federal income tax. Any such dividends received by a non-U.S. holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting U.S. federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty.

Except as otherwise provided below, we expect to withhold U.S. federal income tax at the rate of 30% on any distributions made to a non-U.S. holder unless:

(1)	a lower treaty rate applies and the non-U.S. holder furnishes an IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) evidencing eligibility for that reduced treaty rate; or

(2)	the non-U.S. holder furnishes an IRS Form W-8ECI (or other applicable documentation) claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the adjusted tax basis of the holder’s common stock, but rather will reduce the adjusted tax basis of such stock. To the extent that such distributions exceed the non-U.S. holder’s adjusted tax basis in such common stock, they generally will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. However, recent legislation may cause such excess distributions to be treated as dividend income for certain non-U.S. holders. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests. Distributions to a non-U.S. holder that we properly designate as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation, unless:

(1)

the investment in our common stock is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or

(2)

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of such non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by us of USRPIs, whether or not designated as capital gain dividends, will cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. holders generally would be taxed at the regular graduated rates applicable to U.S. holders, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. We also will be required to withhold and to remit to the IRS 21% (or 20% to the extent provided in applicable Treasury Regulations) of any distribution to non-U.S. holders attributable to gain from sales or exchanges by us of USRPIs. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. The amount withheld is creditable against the non-U.S. holder’s U.S. federal income tax liability. However, any distribution with respect to any class of stock that is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 21% U.S. withholding tax described above, if the non-U.S. holder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions generally will be treated as ordinary dividend distributions and subject to withholding in the manner described above with respect to ordinary dividends. In addition, distributions to certain non-U.S. publicly traded stockholders that meet certain record-keeping and other requirements (“qualified shareholders”) are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts we designate as retained net capital gains in respect of our common stock should be treated with respect to non-U.S. holders as actual distributions of capital gain dividends. Under this approach, the non-U.S. holders may be able to offset as a credit against their U.S. federal income tax liability their proportionate share of the tax paid by us on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us exceeds their actual U.S. federal income tax liability. If we were to designate any portion of our net capital gain as retained net capital gain, non-U.S. holders should consult their tax advisors regarding the taxation of such retained net capital gain.

Participation in the Dividend Reinvestment Plan. Non-U.S. holders who elect to participate in the Dividend Reinvestment Plan will generally have the tax consequences described above under “—Taxation of Taxable U.S. Holders of Our Common Stock – Participation in the Dividend Reinvestment Plan,” except that the tax consequences of the resulting distribution will be as described above under this section entitled “—Taxation of Non-U.S. Holders of Our Common Stock.”

Sale of Our Common Stock. Gain realized by a non-U.S. holder upon the sale, exchange or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax unless such stock constitutes a USRPI. In general, stock of a domestic corporation that constitutes a “United States real property holding corporation,” or USRPHC, will constitute a USRPI. We believe that we are a USRPHC. Our common stock will not, however, constitute a USRPI so long as we are a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a five-year testing period less than 50% in value of its stock is held directly or indirectly by non-United States persons, subject to certain rules. For purposes of determining whether a REIT is a “domestically controlled qualified investment entity,” a person who at all applicable times holds less than 5% of a class of stock that is “regularly traded” is treated as a United States person unless the REIT has actual knowledge that such person is not a United States person. We believe, but cannot guarantee, that we are a “domestically controlled qualified investment entity.” Because our common stock will be publicly traded upon completion of this offering of our common stock (and, we anticipate, will continue to be publicly traded), no assurance can be given that we will continue to be a “domestically controlled qualified investment entity.”

Even if we do not qualify as a “domestically controlled qualified investment entity” at the time a non-U.S. holder sells our common stock, gain realized from the sale or other taxable disposition by a non-U.S. holder of such common stock would not be subject to U.S. federal income tax under FIRPTA as a sale of a USRPI if:

(1)	our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market such as Nasdaq; and

(2)

such non-U.S. holder owned, actually and constructively, 10% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period.

In addition, dispositions of our common stock by qualified shareholders are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital stock. Furthermore, dispositions of our common stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of our common stock not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either (a) the investment in our common stock is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such gain, as adjusted for certain items, or (b) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our common stock, a non-U.S. holder may be treated as having gain from the sale or other taxable disposition of a USRPI if the non-U.S. holder (1) disposes of such stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of that stock during the 61-day period beginning with the first day of the 30-day period described in clause (1), unless such stock is “regularly traded” and the non-U.S. holder did not own more than 10% of the stock at any time during the one-year period ending on the date of the distribution described in clause (1).

If gain on the sale, exchange or other taxable disposition of our common stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of our common stock were subject to taxation under FIRPTA, and if shares of our common stock were not “regularly traded” on an established securities market, the purchaser of such common stock generally would be required to withhold and remit to the IRS 15% of the purchase price.

Information Reporting and Backup Withholding

U.S. Holders. A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on our common stock or proceeds from the sale or other taxable disposition of such stock. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	the holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•

the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders. Payments of dividends on our common stock generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of such stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of such stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Medicare Contribution Tax on Unearned Income

Certain U.S. holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on stock and capital gains from the sale or other disposition of stock. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on their ownership and disposition of our common stock.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we may treat the entire distribution as a dividend.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

Other Tax Consequences

State, local and non-U.S. income tax laws may differ substantially from the corresponding U.S. federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction, or any U.S. federal tax other than the income tax. You should consult your tax advisor regarding the effect of state, local and non-U.S. tax laws with respect to our tax treatment as a REIT and on an investment in our common stock.

ERISA CONSIDERATIONS

General

The following is a summary of certain considerations arising under the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to a prospective purchaser that is an “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, a “plan” subject to Section 4975 of the Code, including without limitation, an individual retirement account, and an entity that is deemed to hold the assets of any such employee benefit plan or plans (collectively, “Plans”).

Plans should also consider the entire discussion under the heading “U.S. Federal Income Tax Considerations,” as material contained in that section is relevant to any decision by a Plan to purchase our common stock.

Employee Benefit Plans and Other Plans

Each fiduciary of a Plan that is subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) should carefully consider whether an investment in shares of our common stock is consistent with its fiduciary responsibilities under ERISA. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including, but not limited to, the requirement of investment prudence and diversification and the requirement that an ERISA Plan’s investments be made in accordance with the document governing the Plan.

In determining whether an investment in shares of our common stock is prudent, the appropriate fiduciary of a Plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the Plan’s portfolio for which the fiduciary has investment responsibility, to meet the objectives of the Plan, taking into consideration the risk of loss and opportunity for gain or other return from the investment, the diversification, cash flow and funding requirements of the Plan and the liquidity and current return of the Plan’s portfolio. A fiduciary should also take into account the nature of our business, the length of our operating history and other matters described in the section entitled “Risk Factors.”

Each Plan, including IRAs, should consider the fact that we are not acting, or will not act, as a fiduciary to any Plan with respect to the decision to purchase or hold shares of our common stock. We are not undertaking to provide impartial investment advice or advice based on any particular investment need, or to give advice in a fiduciary capacity, with respect to the decision to purchase or hold the shares of our common stock. All communications, correspondence and materials from us with respect to the shares of our common stock are intended to be general in nature and are not directed at any specific purchaser of the shares of our common stock, and do not constitute advice regarding the advisability of investment in the shares of our common stock for any specific purchaser. The decision to purchase and hold the shares of our common stock must be made solely by each prospective Plan purchaser on an arm’s length basis.

Whether or not our underlying assets were deemed to include “plan assets,” as described below, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plan, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code and it may result in the disqualification of an IRA. In addition, the fiduciary of a Plan that engages in such non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

An investment in shares of our common stock by a Plan with respect to which we are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. Included among these statutory exemptions are Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, which exempt certain transactions (including, without limitation, a sale and purchase of securities) between a Plan and a party in interest so long as (i) such party in interest is treated as such solely by reason of providing services to the Plan, (ii) such party in interest is not a fiduciary which renders investment advice, or has or exercises discretionary authority or control, with respect to the plan assets involved in such transaction, or an affiliate of any such person and (iii) the Plan neither receives less than nor pays more than “adequate consideration” (as defined in such Sections) in connection with such transaction. In addition, the United States Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to an investment in shares of our common stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers. Furthermore, newly-issued class exemptions, such as the “Best Interests Contract Exemption” (PTCE 2016-01) and the “Principal Transaction Exemption” (PTCE 2016-02) may provide relief for certain transactions involving investment advice fiduciaries. There can be no assurance that all of the conditions of any such exemptions will be satisfied or that any such exemptions will be available with respect to investments in shares of our common stock.

Employee benefit plans that are governmental, church or non-U.S. plans are exempt from ERISA and Section 4975 of the Code but may be subject to other federal, state, local or non-U.S. laws and regulations that are similar to ERISA or Section 4975 of the Code (“Similar Law”).

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering investing in shares of our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable.

Purchasers of the shares of our common stock will be deemed to represent, warrant and agree that (1) if they are, or are acting on behalf of, a Plan, the acquisition, holding and disposition of such shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws, and (2) if they are a governmental, church, non-U.S. or other plan, the acquisition, holding and disposition of such shares will not constitute or result in a non-exempt violation of any Similar Law.

Further, if the purchaser or subsequent transferee is an ERISA Plan, such purchaser or subsequent transferee will be deemed to have represented and warranted that (i) we have not acted as the Plan’s fiduciary (within the meaning of ERISA or the Code), or has been relied upon for any advice, with respect to the purchaser or transferee’s decision to make an investment in shares of our common stock, and we will not at any time be relied upon as the Plan’s fiduciary with respect to any decision to invest in shares of our common stock, and (ii) the decision to make an investment in shares of our common stock has been made by a duly authorized fiduciary of the Plan that (A) is independent (as that term is used in 29 C.F.R. 2510.3-21(c)(1)) of us, and there is no financial interest, ownership interest, or other relationship, agreement or understanding or otherwise that would limit its ability to carry out its fiduciary responsibility to the Plan; (B) is a U.S. bank, U.S. insurance carrier, investment adviser registered under the U.S. Investment Advisers Act of 1940, a U.S. broker-dealer registered under the Exchange Act, or an independent fiduciary that holds, or has under management or control, total assets of at least $50 million (in each case, as specified in 29 C.F.R. 2510.3-21(c)(1)(i)(A)-(E)); (C) is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including, without limitation, with respect to the decision to make an investment in shares of our common stock); (D) has been fairly informed that we have not and will not undertake to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the investment in shares of our common stock; (E) has been fairly informed that we have financial interests in the Plan’s investment in shares of our common stock, which interests may conflict with the interest of the Plan, as more fully described in this prospectus; (F) is a fiduciary under ERISA or the Code, or both, with respect to the decision to make an investment in shares of our common stock, and is responsible for exercising (and has exercised) independent judgment in evaluating whether to invest the assets of such Plan in shares of our common stock; and (G) is not paying us any fee or other compensation directly for the provision of investment advice (as opposed to other services) in connection with the investment in shares of our common stock.

Our Status Under ERISA

In some circumstances in which a Plan holds an equity interest in an entity, the assets of the entity are deemed to be assets of the Plan. This is known as the “look-through rule.” Under those circumstances, the obligations and other responsibilities of plan sponsors, plan fiduciaries and plan administrators, and of parties in interest and disqualified persons, under Title I of ERISA and Section 4975 of the Code, as applicable, may be expanded, and there may be an increase in their potential liability under these and other provisions of ERISA and the Code (except to the extent (if any) that a favorable statutory or administrative exemption or exception applies). For example, a prohibited transaction may occur if our assets are deemed to be assets of investing Plans and we engage in a transaction with a “party in interest” or “disqualified person” with respect to one or more of the investing Plans. Further, if our assets are deemed to be assets of investing Plans, any person that exercises authority or control with respect to the management or disposition of our assets is an ERISA Plan fiduciary.

U.S. Department of Labor Regulation 29 C.F.R. 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulation”) outlines the circumstances under which a Plan’s interest in an entity will be subject to the look-through rule. The Plan Asset Regulation applies to the purchase by a Plan of an “equity interest” in an entity, such as stock of a REIT.

However, the Plan Asset Regulation provides an exception to the look-through rule for equity interests that are “publicly offered securities.” A “publicly offered security” is a security that is:

•	freely transferable;

•	part of a class of securities that is widely held; and

•

either part of a class of securities that is registered under section 12(b) or 12(g) of the Exchange Act or sold to a Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the class of securities of which this security is a part is registered under the Exchange Act within 120 days, or longer if allowed by the SEC, after the end of the fiscal year of the issuer during which this offering of these securities to the public occurred.

Whether a security is considered “freely transferable” depends on the facts and circumstances of each case. Under the Plan Asset Regulation, if the security is part of an offering in which the minimum investment is $10,000 or less, then any restriction on, or prohibition against, any transfer or assignment of the security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not ordinarily prevent the security from being considered freely transferable. Additionally, limitations or restrictions on the transfer or assignment of a security which are created or imposed by persons other than the issuer of the security or persons acting for or on behalf of the issuer will ordinarily not prevent the security from being considered freely transferable.

A class of securities is considered “widely held” if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control.

The shares of our common stock offered in this prospectus may meet the criteria of the publicly offered securities exception to the look-through rule. First, the common stock could be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those generally permitted under the Department of Labor regulations, those required under federal tax laws to maintain our status as a REIT, resale restrictions under applicable federal securities laws with respect to securities not purchased pursuant to this prospectus and those owned by our officers, directors and other affiliates, and voluntary restrictions agreed to by the selling stockholder regarding volume limitations.

Second, we expect (although we cannot confirm) that our common stock will be held by 100 or more investors, and we expect that at least 100 or more of these investors will be independent of us and of one another.

Third, the shares of our common stock will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the common stock is registered under the Exchange Act.

In addition, the Plan Asset Regulation provides exceptions to the look-through rule for equity interests in some types of entities, including any entity which qualifies as either a “real estate operating company” or a “venture capital operating company.” We have not endeavored to determine whether we will satisfy the “real estate operating company” or “venture capital operating company” exception.

Because of the foregoing, our common stock should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representations

The above discussion is a summary of some of the material considerations under ERISA and Section 4975 of the Code applicable to prospective investors that are Plans. It is not intended to be a complete discussion of all relevant law nor to be construed as legal advice or a legal opinion. Prospective investors should consult their own counsel on these matters concerning the impact of ERISA and Section 4975 of the Code or Similar Law, as applicable, and the potential consequences in their specific circumstances of an investment in such shares.

UNDERWRITING

The Benchmark Company, LLC (“Benchmark” or the “representative”) is acting as representative of the Underwriters named below. Subject to the terms and conditions stated in the underwriting agreement, dated June 10, 2021, each Underwriter named below has severally, and not jointly, agreed to purchase from us, and we have agreed to sell to that Underwriter, the number of shares of Series D Preferred Stock set forth opposite that Underwriter’s name in the table below.

Underwriters	Number of Shares
The Benchmark Company, LLC	374,500
Colliers Securities LLC	56,000
Aegis Capital Corp.	149,500
Spartan Capital Securities, LLC	220,000
Total	800,000

The underwriting agreement provides that the Underwriters must buy all of the shares of our Series D Preferred Stock offered hereby if they buy any of them. Our sale of shares of Series D Preferred Stock, however, are offered subject to a number of conditions, including:

●    receipt and acceptance of our shares by the Underwriters; and

●    the Underwriters’ right to reject orders in whole or in part.

In connection with this offering, the Underwriters or securities dealers may distribute prospectuses electronically.

We expect that delivery of the Series D Preferred Stock will be made against payment therefor on or about June 15, 2021, which will be the second business day following the trade date of the Series D Preferred Stock (such settlement cycle being herein referred to as “T + 2”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Series D Preferred Stock on the date of pricing or the next business day will be required, by virtue of the fact that the Series D Preferred Stock initially will settle T + 2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Series D Preferred Stock who wish to trade the Series D Preferred Stock on the date of pricing of the offering of the Series D Preferred Stock or the next business day should consult their own advisor.

Over-Allotment Option

We have granted to the Underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to 120,000 additional shares of Series D Preferred Stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. To the extent the option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional Series D Preferred Stock as the number listed next to the Underwriter’s name in the preceding table bears to the total number of Series D Preferred Stock listed next to the names of all Underwriters in the preceding table.

Underwriting Discounts and Commissions

The representative has advised us that the Underwriters propose initially to offer the shares of Series D Preferred Stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at the public offering price minus a concession not in excess of $1.00 per share.  Sales of shares made outside of the United States may be made by affiliates of the Underwriters. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the Underwriters became obligated to purchase the shares at the prices and upon the terms stated therein. The following table shows the public offering price, underwriting discount and proceeds, before expenses, that we will pay to the Underwriters in connection with this offering. The information assumes either no exercise or full exercise by the Underwriters of their option to purchase additional shares of Series D Preferred Stock to cover over-allotments, if any.

	Per Share	Without Over- Allotment	With Over- Allotment
Public offering price	$25.00	$20,000,000	$23,000,000
Underwriting discount (8.0%)	$2.00	$1,600,000	$1,840,000
Non-accountable expense allowance (1.0%)	$0.25	$200,000	$203,000
Proceeds to us, before expenses	$22.75	$18,200,000	$20,930,000

Expenses

We have agreed to pay a non-accountable expense allowance to the underwriters equal to 1.0% of the gross proceeds received in this offering.

We have also agreed to pay all expenses relating to the offering, including (a) all filing fees and expenses relating to the registration of the shares to be sold in the offering (including shares sold upon exercise of the Underwriters’ over-allotment option) with the SEC; (b) all fees associated with the review of the offering by FINRA; (c) all fees and expenses relating to the listing of such shares on The Nasdaq Capital Market; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the “blue sky” securities laws designated by the Underwriters; (e) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the Underwriters; (f) costs of mailing and printing the offering documents; (g) transfer and/or stamp taxes, if any, payable upon the transfer of the shares from us to the Underwriters; (h) fees and expenses of our accountants; and (i) actual accountable expenses of the Underwriters not to exceed $100,000, which amount includes expenses for the Underwriters’ legal counsel and road show expenses. In addition, we have agreed to pay for all fees and expenses relating to background checks, which fees and expenses shall not exceed $7,500.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount, will be approximately $400,000.

Indemnification

We have agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the Underwriters may be required to make in respect of those liabilities.

Price Stabilization; Short Positions and Penalty Bids

In order to facilitate the offering of the Series D Preferred Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Series D Preferred Stock. Specifically, the Underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the Underwriters under the over-allotment option to purchase additional shares. The Underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the Underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The Underwriters may also sell shares in excess of the option, creating a naked short position. The Underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the Series D Preferred Stock in the open market after pricing that could adversely affect investors who purchase in this offering. The Underwriters may also impose a penalty bid. This occurs when a particular Underwriter repays to the representative a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of that Underwriter in stabilizing or short covering transactions. These stabilizing transactions, short sales, purchases to cover positions created by short sales, the imposition of penalty bids and syndicate covering transactions may have the effect of raising or maintaining the market price of our Series D Preferred Stock or preventing or retarding a decline in the price of our Series D Preferred Stock. As a result of these activities, the price thereof may be higher than otherwise might exist in the open market. Neither we nor the Underwriters make any representation that the Underwriters will engage in these transactions, or make any representation with respect to the effect of any such transactions. As an additional means of facilitating this offering, the Underwriters may bid for, and purchase, Series D Preferred Stock in the open market to stabilize the price of the Series D Preferred Stock. These activities may raise or maintain the market price of the Series D Preferred Stock above independent market levels or prevent or retard a decline in the market price of the Series D Preferred Stock. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the Underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular Underwriter, prospective investors may be allowed to place orders online. The Underwriters may agree with us to allocate a specific number of shares of Series D Preferred Stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the Underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on any Underwriter’s website and any information contained in any other website maintained by an Underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any Underwriter in its capacity as underwriter and should not be relied upon by investors.

Other Relationships

The Underwriters have informed us that they do not expect to confirm sales of our shares offered by this prospectus to any accounts over which they exercise discretionary authority. Some of the Underwriters and their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They may in the future receive customary fees and commissions for these transactions. In addition, in the ordinary course of their business activities, the Underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The Underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of Series D Preferred Stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or the shares of Series D Preferred Stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of Series D Preferred Stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the shares of Series D Preferred Stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York. Certain matters of Maryland law will be passed upon for us by Venable LLP, Baltimore, Maryland. Certain legal matters relating to this offering will be passed upon for the Underwriters by Sheppard, Mullin, Richter & Hampton LLP, New York, New York.

EXPERTS

The consolidated financial statements of Presidio Property Trust, Inc. and Subsidiaries (formerly NetREIT, Inc. and Subsidiaries) as of December 31, 2020 and 2019 and the related financial statement schedule, included elsewhere in this prospectus, have been audited by Baker Tilly, LLP, (which effective as of November 1, 2020, merged with Squar Milner LLP), independent registered public accounting firm, as stated in their reports appearing herein. Such financial statements and financial statement schedule have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits, schedules and amendments thereto, under the Securities Act with respect to the shares of our common stock offered in this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits and schedules, and amendments filed as a part of the registration statement for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits filed as part of the registration statement for copies of the actual contract, agreement or other document.

You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov. We also make this information available on the investors’ relations section of our website at www.presidiopt.com. Information on, or accessible through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

Presidio Property Trust, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Real estate assets and lease intangibles:
Land	$17,851,741	$18,827,000
Buildings and improvements	109,787,999	115,409,423
Tenant improvements	12,032,338	11,960,018
Lease intangibles	4,110,139	4,110,139
Real estate assets and lease intangibles held for investment, cost	143,782,217	150,306,580
Accumulated depreciation and amortization	(27,477,471)	(26,551,789)
Real estate assets and lease intangibles held for investment, net	116,304,746	123,754,791
Real estate assets held for sale, net	29,043,401	42,499,176
Real estate assets, net	145,348,147	166,253,967
Cash, cash equivalents and restricted cash	6,985,381	11,540,917
Deferred leasing costs, net	1,538,917	1,927,951
Goodwill	2,423,000	2,423,000
Other assets, net	2,846,561	3,422,781
TOTAL ASSETS	$159,142,006	$185,568,616
LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$90,899,959	$94,664,266
Mortgage notes payable related to properties held for sale, net	17,785,222	25,365,430
Mortgage notes payable, total net	108,685,181	120,029,696
Note payable, net	—	7,500,086
Accounts payable and accrued liabilities	3,881,486	5,126,199
Accrued real estate taxes	1,525,006	2,548,686
Lease liability, net	95,825	102,323
Below-market leases, net	120,008	139,045
Total liabilities	114,307,506	135,446,035
Commitments and contingencies (Note 9)
Equity:
Series A Common Stock, $0.01 par value, shares authorized: 100,000,000; 9,508,363 shares were both issued and outstanding at March 31, 2021 and December 31, 2020, respectively	95,038	95,038
Additional paid-in capital	156,463,146	156,463,146
Dividends and accumulated losses	(125,334,982)	(121,674,505)
Total stockholders' equity before noncontrolling interest	31,223,202	34,883,679
Noncontrolling interest	13,611,298	15,238,902
Total equity	44,834,500	50,122,581
TOTAL LIABILITIES AND EQUITY	$159,142,006	$185,568,616

See Notes to Condensed Consolidated Financial Statements

Presidio Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended March 31,
	2021	2020
Revenues:
Rental income	$5,477,223	$6,785,685
Fees and other income	191,531	243,466
Total revenue	5,668,754	7,029,151
Costs and expenses:
Rental operating costs	1,838,923	2,381,092
General and administrative	1,537,265	1,351,345
Depreciation and amortization	1,428,934	1,574,526
Impairment of real estate assets	300,000	—
Total costs and expenses	5,105,122	5,306,963
Other income (expense):
Interest expense-mortgage notes	(1,305,021)	(1,687,776)
Interest expense - note payable	(279,373)	(866,070)
Interest and other income (expense), net	(32,785)	(6,995)
Loss on sales of real estate, net	(1,161,328)	(9,835)
Gain on extinguishment of government debt	10,000	—
Income tax expense	(50,199)	(83,631)
Total other income (expense), net	(2,818,706)	(2,654,307)
Net loss	(2,255,074)	(932,119)
Less: Income attributable to noncontrolling interests	(406,608)	(175,011)
Net loss attributable to Presidio Property Trust, Inc. common stockholders	$(2,661,682)	$(1,107,130)
Basic and diluted loss per common share	$(0.28)	$(0.12)
Weighted average number of common shares outstanding - basic and diluted	9,508,363	8,881,842

See Notes to Condensed Consolidated Financial Statements

Presidio Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statements of Changes in Equity

For the Three Months Ended March 31, 2021and 2020

(Unaudited)

			Additional	Dividends and	Total	Non-
	Common Stock		Paid-in	Accumulated	Stockholders’	controlling	Total
	Shares	Amount	Capital	Losses	Equity	Interests	Equity
Balance, December 31, 2020	9,508,363	$95,038	$156,463,146	$(121,674,505)	$34,883,679	$15,238,902	$50,122,581
Net loss	—	—	—	(2,661,682)	(2,661,682)	406,608	(2,255,074)
Dividends paid	—	—	—	(998,795)	(998,795)	—	(998,795)
Distributions in excess of contributions received	—	—	—	—	—	(2,034,212)	(2,034,212)
Balance, March 31, 2021	9,508,363	$95,038	$156,463,146	$(125,334,982)	$31,223,202	$13,611,298	$44,834,500

			Additional	Dividends and	Total	Non-
	Common Stock		Paid-in	Accumulated	Stockholders’	controlling	Total
	Shares	Amount	Capital	Losses	Equity	Interests	Equity
Balance, December 31, 2019	8,881,842	$88,818	$152,129,120	$(113,037,144)	$39,180,794	$17,440,394	$56,621,188
Net loss	—	—	—	(1,107,130)	(1,107,130)	175,011	(932,119)
Distributions in excess of contributions received	—	—	—	—	—	(277,472)	(277,472)
Balance, March 31, 2020	8,881,842	$88,818	$152,129,120	$(114,144,274)	$38,073,664	$17,337,933	$55,411,597

See Notes to Condensed Consolidated Financial Statements

Presidio Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(2,255,074)	$(932,119)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,428,934	1,574,526
Stock compensation	301,547	157,371
Loss on sale of real estate assets, net	1,161,328	9,835
Gain on extinguishment of government debt	(10,000)	—
Impairment of real estate assets	300,000	—
Accretion of original issue discount	—	337,802
Amortization of financing costs	261,779	363,183
Amortization of above-market leases	18,027	12,671
Amortization of below-market leases	(19,037)	(42,595)
Straight-line rent adjustment	(132,990)	(52,941)
Changes in operating assets and liabilities:
Other assets	481,459	1,947,145
Accounts payable and accrued liabilities	(1,980,474)	(2,612,649)
Accrued real estate taxes	(1,023,680)	(1,236,304)
Net cash used in operating activities	(1,468,181)	(474,075)
Cash flows from investing activities:
Real estate acquisitions	—	(3,573,743)
Additions to buildings and tenant improvements	(100,765)	(889,673)
Additions to deferred leasing costs	(37,585)	—
Proceeds from sales of real estate, net	19,047,906	24,587,128
Net cash provided by investing activities	18,909,556	20,123,712
Cash flows from financing activities:
Proceeds from mortgage notes payable, net of issuance costs	6,013,700	4,347,502
Repayment of mortgage notes payable	(17,231,730)	(19,803,831)
Repayment of note payable	(7,675,598)	(5,224,401)
Payment of deferred offering costs	(70,276)	(100,031)
Contributions from noncontrolling interests, net of distributions paid	(2,034,212)	(277,472)
Dividends paid to stockholders	(998,795)	—
Net cash used in financing activities	(21,996,911)	(21,058,233)
Net increase in cash equivalents and restricted cash	(4,555,536)	(1,408,596)
Cash, cash equivalents and restricted cash - beginning of period	11,540,917	10,391,275
Cash, cash equivalents and restricted cash - end of period	$6,985,381	$8,982,679
Supplemental disclosure of cash flow information:
Interest paid-mortgage notes payable	$1,239,193	$1,674,483
Interest paid-notes payable	$103,861	$247,805
Unpaid deferred financing costs	$—	$14,608

See Notes to Condensed Consolidated Financial Statements

Presidio Property Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

March 31, 2021

1. ORGANIZATION

Organization. Presidio Property Trust, Inc. (“we”, “our”, “us” or the “Company”) is an internally-managed real estate investment trust (“REIT”), with holding in office, industrial, retail and model home properties. We were incorporated in the State of California on September 28, 1999, and in August 2010, we reincorporated as a Maryland corporation. In October 2017, we changed our name from “NetREIT, Inc.” to “Presidio Property Trust, Inc.” Through Presidio Property Trust, Inc., its subsidiaries and its partnerships, we own 13 commercial properties in fee interest, two of which we own partial interests in through our holdings in various affiliates in which we serve as general partner, member and/or manager.

The Company or one of its affiliates operates the following partnerships during the periods covered by these condensed consolidated financial statements:

•

The Company is the sole general partner and a limited partner in two limited partnerships (NetREIT Palm Self-Storage LP and NetREIT Casa Grande LP), all with ownership interests in entities that own income producing real estate.  The Company refers to these entities collectively as the "NetREIT Partnerships"

•

The Company is the general and/or limited partner in six limited partnerships that purchase model homes and lease them back to homebuilders (Dubose Model Home Investors #202, LP, Dubose Model Home Investors #203, LP, Dubose Model Home Investors #204, LP, Dubose Model Home Investors #205, LP, Dubose Model Home Investors #206, LP and NetREIT Dubose Model Home REIT, LP). The Company refers to these entities collectively as the “Model Home Partnerships”.

The Company has determined that the limited partnerships in which it owns less than 100% should be included in the Company’s consolidated financial statements as the Company directs their activities and has control of such limited partnerships.

We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code (the “Code”), for federal income tax purposes. To maintain our qualification as a REIT, we are required to distribute at least 90% of our REIT taxable income to our stockholders and meet the various other requirements imposed by the Code relating to such matters as operating results, asset holdings, distribution levels and diversity of stock ownership. Provided we maintain our qualification for taxation as a REIT, we are generally not subject to corporate level income tax on the earnings distributed currently to our stockholders that we derive from our REIT qualifying activities. If we fail to maintain our qualification as a REIT in any taxable year and are unable to avail ourselves of certain savings provisions set forth in the Code, all of our taxable income would be subject to federal income tax at regular corporate rates, including any applicable alternative minimum tax. We are subject to certain state and local income taxes.

We, together with one of our entities, have elected to treat our subsidiaries as a taxable REIT subsidiary (a “TRS”) for federal income tax purposes. Certain activities that we undertake must be conducted by a TRS, such as non-customary services for our tenants, and holding assets that we cannot hold directly. A TRS is subject to federal and state income taxes. The Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements. Neither the Company nor its subsidiaries have been assessed any significant interest or penalties for tax positions by any major tax jurisdictions.

Initial Public Offering. On October 6, 2020, we completed an initial public offering ("IPO"), selling 500,000 shares of our Series A Common Stock at $5.00 per share. Proceeds from our IPO were $2.0 million after deducting approximately $0.5 million in underwriting discounts, commissions and fees and before giving effect to $0.5 million in other expenses relating to the IPO. Incremental costs of $0.5 million that were directly attributable to issuing new shares were deducted from equity in the Consolidated Statements of Equity, while costs that were not directly related to issuing new shares of $0.5 million were expensed in deferred offering costs in the Consolidated Statements of Operation. We utilized the net proceeds of this offering for general corporate and working capital purposes.

Reverse Stock Split. On July 29, 2020, we amended our charter to effect a one-for-two reverse stock split of every outstanding share of our Series A Common Stock. The financial statements and accompanying footnotes have been retroactively restated to reflect the reverse stock split.

Liquidity. On September 17, 2019 the Company executed a Promissory Note (the “Polar Note”) pursuant to which Polar Multi-Strategy Master Fund, executed a loan in the principal amount of $14.0 million to the Company. The Note bore interest at a fixed rate of 8% per annum and requires monthly interest-only payments. On September 1, 2020, we extended the maturity of the Polar Note from October 1, 2020 to March 31, 2021, at which time the entire outstanding principal balance of $8.8 million and accrued and unpaid interest was to be due and payable. On September 30, 2020 we paid a renewal fee of 4% on the unpaid principal balance of the Polar Note. The Company used the proceeds of the Polar Note to redeem all of the outstanding shares of Series B Preferred Stock.  As of December 31, 2020, the outstanding principal balance of the Polar Note was approximately $7.7 million. During the first quarter of 2021, prior to maturity, the Polar Note was paid in full mainly from available cash on hand and proceeds of property sales.

Principal payments due on our mortgage notes payables, during the last nine months of 2021, total approximately $11.3 million, of which $4.4 million is related to model home properties, and approximately $5.8 million is related to our World Plaza property ("World Plaza"), the loan for which contains an additional one-year extension feature.  Management expects that the loan secured by World Plaza, which is scheduled to sell to an unrelated third party in the second quarter of 2021, will be paid in full within the one-year extension period.  Management also expects certain model home properties will be sold, and the underlying mortgage notes will be paid off with sales proceeds while other mortgage notes will be refinanced.

As the Company continues its operations, it may re-finance or seek additional financing; however, there can be no assurance that any such re-financing or additional financing will be available to the Company on acceptable terms, if at all. If events or circumstances occur such that the Company does not obtain additional funding, it will most likely be required to reduce its plans or certain discretionary spending, which could have a material adverse effect on the Company’s ability to achieve its intended business objectives. Management believes that the combination of working capital on hand and the ability to refinance commercial and model home mortgages will fund operations through at least the next twelve months from the date of the issuance of these unaudited interim financial statements.

2. SIGNIFICANT ACCOUNTING POLICIES

There have been no significant changes to the Company’s accounting policies since it filed its audited financial statements in its Annual Report on Form 10-K for the year ended December 31, 2020. For further information about the Company’s accounting policies, refer to the Company’s consolidated financial statements and notes thereto for the year ended December 31, 2020 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2021.

Basis of Presentation. The accompanying condensed consolidated financial statements have been prepared by the Company's management in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial statements and the instructions to Form 10-Q and Article 8 of Regulation S-X. Certain information and footnote disclosures required for annual consolidated financial statements have been condensed or excluded pursuant to rules and regulations of the SEC. In the opinion of management, the accompanying condensed consolidated financial statements reflect all adjustments of a normal and recurring nature that are considered necessary for a fair presentation of our financial position, results of our operations, and cash flows as of and for the three months ended March 31, 2021 and 2020, respectively. However, the results of operations for the interim periods are not necessarily indicative of the results that may be expected for the year ending December 31, 2021. These condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020. The condensed consolidated balance sheet as of December 31, 2020 has been derived from the audited consolidated financial statements included in the Form 10-K filed with the SEC on March 30, 2021. The results for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the full year ending December 31, 2021 due to seasonal variations and other factors, such as the effects of the novel coronavirus (“COVID-19”) and its possible influence on our future results.

Principles of Consolidation. The accompanying consolidated financial statements include the accounts of Presidio Property Trust and its subsidiaries, NetREIT Advisors, LLC and Dubose Advisors LLC (collectively, the “Advisors”), and NetREIT Dubose Model Home REIT, Inc. The consolidated financial statements also include the results of the NetREIT Partnerships and the Model Home Partnerships.  As used herein, references to the “Company” include references to Presidio Property Trust, its subsidiaries, and the partnerships. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company classifies the noncontrolling interests in the NetREIT Partnerships as part of consolidated net income (loss) in 2020 and 2019 and has included the accumulated amount of noncontrolling interests as part of equity since inception in February 2010. If a change in ownership of a consolidated subsidiary results in loss of control and deconsolidation, any retained ownership interest will be remeasured, with the gain or loss reported in the statement of operations. Management has evaluated the noncontrolling interests and determined that they do not contain any redemption features.

Use of Estimates. The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Significant estimates include the allocation of purchase price paid for property acquisitions between land, building and intangible assets acquired including their useful lives; valuation of long-lived assets, and the allowance for doubtful accounts, which is based on an evaluation of the tenants’ ability to pay. Actual results may differ from those estimates.

Real Estate Assets and Lease Intangibles. Land, buildings and improvements are recorded at cost, including tenant improvements and lease acquisition costs (including leasing commissions, space planning fees, and legal fees). The Company capitalizes any expenditure that replaces, improves, or otherwise extends the economic life of an asset, while ordinary repairs and maintenance are expensed as incurred. The Company allocates the purchase price of acquired properties between the acquired tangible assets and liabilities (consisting of land, building, tenant improvements, and long-term debt) and identified intangible assets and liabilities (including the value of above-market and below-market leases, the value of in-place leases, unamortized lease origination costs and tenant relationships), in each case based on their respective fair values.

The Company allocates the purchase price to tangible assets of an acquired property based on the estimated fair values of those tangible assets assuming the property was vacant. Estimates of fair value for land, building and building improvements are based on many factors including, but not limited to, comparisons to other properties sold in the same geographic area and independent third-party valuations. In estimating the fair values of the tangible and intangible assets and liabilities acquired, the Company also considers information obtained about each property as a result of its pre‑acquisition due diligence, marketing and leasing activities.

The value allocated to acquired lease intangibles is based on management’s evaluation of the specific characteristics of each tenant’s lease. Characteristics considered by management in allocating these values include the nature and extent of the existing business relationships with the tenant, growth prospects for developing new business with the tenant, the remaining term of the lease and the tenant’s credit quality, among other factors.

The value allocable to the above-market or below-market component of an acquired in-place lease is determined based upon the present value (using a market discount rate) of the difference between (i) the contractual rents to be paid pursuant to the lease over its remaining term, and (ii) management’s estimate of rents that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above or below-market leases are amortized on a straight-line basis as an increase or reduction of rental income over the remaining non-cancelable term of the respective leases. Amortization of above and below-market rents resulted in a net increase in rental income of approximately $1,000 and $30,000 for the three months ended March 31, 2021 and March 31, 2020, respectively.

The value of in-place leases and unamortized lease origination costs are amortized to expenses over the remaining term of the respective leases, which range from less than a year to ten years. The amount allocated to acquired in-place leases is determined based on management’s assessment of lost revenue and costs incurred for the period required to lease the “assumed vacant” property to the occupancy level when purchased. The amount allocated to unamortized lease origination costs is determined by what the Company would have paid to a third-party to secure a new tenant reduced by the expired term of the respective lease. The amount allocated to tenant relationships is the benefit resulting from the likelihood of a tenant renewing its lease. Amortization expense related to these assets was approximately $0.1 million and $0.13 million for the three months ended March 31, 2021 and March 31, 2020, respectively.

Real Estate Held for Sale and Discontinued Operations. Real estate sold during the current period is classified as “real estate held for sale” for all prior periods presented in the accompanying condensed consolidated financial statements. Mortgage notes payable related to the real estate sold during the current period is classified as “notes payable related to real estate held for sale” for all prior periods presented in the accompanying condensed consolidated financial statements. Additionally, we record the operating results related to real estate that has been disposed of as discontinued operations for all periods presented if the operations have been eliminated and represent a strategic shift and we will not have any significant continuing involvement in the operations of the property following the sale.

Deferred Leasing Costs. Costs incurred in connection with successful property leases are capitalized as deferred leasing costs and amortized to leasing commission expense on a straight-line basis over the terms of the related leases which generally range from one to five years. Deferred leasing costs consist of third-party leasing commissions. Management re-evaluates the remaining useful lives of leasing costs as the creditworthiness of the tenants and economic and market conditions change. If management determines the estimated remaining life of the respective lease has changed, the amortization period is adjusted. At March 31, 2021 and December 31, 2020, the Company had net deferred leasing costs of approximately $1.5 million and $1.9 million, respectively. Total amortization expense for the three months ended March 31, 2021 and March 31, 2020, was approximately $86,000 and $99,000, respectively.

Depreciation and Amortization. The Company records depreciation and amortization expense using the straight-line method over the useful lives of the respective assets. The cost of buildings are depreciated over estimated useful lives of 39 years, the costs of improvements are amortized over the shorter of the estimated life of the asset or term of the tenant lease (which range from 1 to 10 years), the costs associated with acquired tenant intangibles over the remaining lease term and the cost of furniture, fixtures and equipment are depreciated over 4 to 5 years. Depreciation and amortization expense for the three months ended March 31, 2021 and March 31, 2020 was approximately $1.4 million and $1.6 million, respectively, and is included in depreciation and amortization in the accompanying condensed consolidated statements of operations.

Cash Equivalents and Restricted Cash. At March 31, 2021 and December 31, 2020, we had approximately $7.0 million and $11.5 million in cash equivalents and restricted cash, respectively, of which approximately $4.0 million and $4.2 million represented restricted cash, respectively. Our cash equivalents and restricted cash consist of invested cash and cash in our operating accounts and are held in bank accounts at third party institutions. Restricted cash typically consists of funds held by lenders to be used for property taxes, insurance, capital expenditures and leasing commissions.

Real Estate Held for Sale. Real estate held for sale during the current period is classified as “real estate held for sale” for all prior periods presented in the accompanying condensed consolidated financial statements. Mortgage notes payable related to the real estate held for sale during the current period are classified as “mortgage notes payable related to real estate held for sale, net” for all prior periods presented in the accompanying condensed consolidated financial statements. As of March 31, 2021, three commercial properties met the criteria to be classified as held for sale (World Plaza, Highland Court and three buildings at Executive Office Park) and 16 model homes were classified as held for sale.

Deferred Financing Costs. Costs incurred including: legal fees, origination fees, and administrative fees, in connection with debt financing are capitalized as deferred financing costs and amortized using the straight-line method.  As of March 31, 2021 and December 31, 2020,  unamortized deferred financing costs related to mortgage notes payable were approximately $0.9 million and $0.8 million. In 2019, the Company incurred debt financing costs related to the execution of the Polar Note (see 8. Note Payable). At December 31, 2020, unamortized deferred financing cost related to the Polar Note were approximately $0.2 million. For the three months ended March 31, 2021 and March 31, 2020, total amortization expense related to the mortgage notes payable deferred financing costs was approximately $1.2 million and $1.6 million, respectively.  For the three months ended March 31, 2021 and March 31, 2020, total amortization expense related to the Polar Note was approximately $0.2 million and $0.3 million, respectively. Amortization of deferred financing costs are included in interest expense in the accompanying consolidated statements of operations.

Deferred Offering Costs. Deferred offering costs represent legal, accounting and other direct costs related to our public offerings. Total deferred offering costs, as of March 31, 2021 and December 31, 2020, were approximately $0.1 million, at the end of each period.  These costs include direct costs related to the preparation of a registration statement on Form S-3 filed on December 29, 2020, and amended on April 13, 2021. These costs were deferred and recorded as a long-term asset at March 31, 2021 and December 31, 2020.

Impairments of Real Estate Assets. We regularly review for impairment on a property-by-property basis. Impairment is recognized on a property held for use when the expected undiscounted cash flows for a property are less than its carrying amount at which time the property is written-down to fair value. The calculation of both discounted and undiscounted cash flows requires management to make estimates of future cash flows including revenues, operating expenses, required maintenance and development expenditures, market conditions, demand for space by tenants and rental rates over long periods. Since our properties typically have a long life, the assumptions used to estimate the future recoverability of carrying value requires significant management judgment. Actual results could be significantly different from the estimates. These estimates have a direct impact on net income because recording an impairment charge results in a negative adjustment to net income. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods.

Properties held for sale are recorded at the lower of the carrying amount or the expected sales price less costs to sell. Although our strategy is to hold our properties over the long-term, if our strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized to reduce the property to fair value and such loss could be material.

During the fourth quarter of 2020, the Company recorded its Highland Court property (“Highland Court”) as held for sale and subsequently entered into a purchase and sale agreement (“PSA”) with an unrelated third party.  Highland Court had a book value of approximately $10.5 million prior to entering into the PSA. The final selling price as agreed upon in the PSA is approximately $10.2 million. As such, the Company recorded a $0.3 million non-cash impairment in the accompanying condensed consolidated statement of operations at March 31, 2021.  The sale is expected to occur in May 2021.

Fair Value Measurements.  Under GAAP, we are required to measure certain financial instruments at fair value on a recurring basis. In addition, we are required to measure other non-financial and financial assets at fair value on a non-recurring basis (e.g., carrying value of impaired real estate loans receivable and long-lived assets). Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The GAAP fair value framework uses a three-tiered approach. Fair value measurements are classified and disclosed in one of the following three categories:

•	Level 1: unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

•

Level 2: quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3: prices or valuation techniques where little or no market data is available that requires inputs that are both significant to the fair value measurement and unobservable.

When available, we utilize quoted market prices from independent third-party sources to determine fair value and classify such items in Level 1 or Level 2. In instances where the market for a financial instrument is not active, regardless of the availability of a nonbinding quoted market price, observable inputs might not be relevant and could require us to make a significant adjustment to derive a fair value measurement. Additionally, in an inactive market, a market price quoted from an independent third party may rely more on models with inputs based on information available only to that independent third party. When we determine the market for a financial instrument owned by us to be illiquid or when market transactions for similar instruments do not appear orderly, we use several valuation sources (including internal valuations, discounted cash flow analysis and quoted market prices) and establish a fair value by assigning weights to the various valuation sources. Additionally, when determining the fair value of a liability in circumstances in which a quoted price in an active market for an identical liability is not available, we measure fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach.

Changes in assumptions or estimation methodologies can have a material effect on these estimated fair values. In this regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, may not be realized in an immediate settlement of the instrument.

Subsequent Events. We evaluate subsequent events up until the date the condensed consolidated financial statements are issued.

Recently Issued and Adopted Accounting Pronouncements.  In June 2017, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses, amended in February 2020 with ASU No. 2020-02, Financial Instruments—Credit Losses (Topic 326) and Leases (Topic 842). ASU 2016-13 introduces a new model for estimating credit losses for certain types of financial instruments, including loans receivable, held-to-maturity debt securities, and net investments in direct financing leases, amongst other financial instruments. ASU 2016-13 also modifies the impairment model for available-for-sale debt securities and expands the disclosure requirements regarding an entity’s assumptions, models, and methods for estimating the allowance for losses. While ASU 2016-13 was effective for periods beginning after December 15, 2019, the issuance of ASU 2020-02 has allowed for the delay in adoption for certain smaller public companies, and is now effective for fiscal periods beginning after December 15, 2022. Retrospective adjustments shall be applied through a cumulative-effect adjustment to retained earnings. The Company is continuing to evaluate the impact of this guidance on its financial statements, and does not believe it will have a material impact on the financial statements.

3. RECENT REAL ESTATE TRANSACTIONS

During the three months ended March 31, 2021, the Company disposed of the following properties:

•	Waterman Plaza, which was sold on January 28, 2021 for approximately $3.5 million and the Company recognized a loss of approximately $0.2 million.

•	Garden Gateway, which was sold on February 19, 2021 for approximately $11.2 million and the Company recognized a loss of approximately $1.4 million.

During the three months ended March 31, 2021, the Company disposed of 12 model homes for approximately $4.9 million and recognized a gain of approximately $0.4 million.

During the three months ended March 31, 2021, the Company did not acquire any properties or model homes.

During the three months ended March 31, 2020, the Company disposed of the following properties:

•	Centennial Tech Center, which was sold on February 5, 2020 for approximately $15.0 million and the Company recognized a loss of approximately $0.9 million.

•	Union Terrace, which was sold on March 13, 2020 for approximately $11.3 million and the Company recognized a gain of approximately $0.69 million

During the three months ended March 31, 2020, the Company acquired 10 model homes for approximately $3.6 million. The purchase price was paid through cash payments of approximately $1.1 million and mortgage notes of approximately $2.5 million.

During the three months ended March 31, 2020, the Company disposed of 8 model homes for approximately $2.8 million and recognized a gain of approximately $0.2 million.

4. REAL ESTATE ASSETS

The Company owns a diverse portfolio of real estate assets. The primary types of properties the Company invests in are office, industrial, retail, and triple-net leased model home properties located primarily in Colorado, with four properties located in North Dakota and two in Southern California. Our model home properties are located in four states. As of March 31, 2021, the Company owned or had an equity interest in:

•	Nine office buildings and one industrial property (“Office/Industrial Properties”) which total approximately 867,744 rentable square feet;

•	Three retail shopping centers (“Retail Properties”) which total approximately 110,552 rentable square feet; and

•

106 model home residential properties (“Model Homes” or “Model Home Properties”) leased back on a triple-net basis to homebuilders that are owned by six affiliated limited partnerships and one wholly-owned corporation.

A summary of the properties owned by the Company as of March 31, 2021 is as follows:

	Date		Real estate assets, net (in thousands)
Property Name	Acquired	Location	2021
World Plaza (1)	September 2007	San Bernardino, California	9,272
Executive Office Park (1)	July 2008	Colorado Springs, Colorado	5,116
Genesis Plaza	August 2010	San Diego, California	8,472
Dakota Center	May 2011	Fargo, North Dakota	8,540
Grand Pacific Center	March 2014	Bismarck, North Dakota	5,615
Arapahoe Center	December 2014	Centennial, Colorado	9,077
Union Town Center	December 2014	Colorado Springs, Colorado	9,276
West Fargo Industrial	August 2015	Fargo, North Dakota	7,013
300 N.P.	August 2015	Fargo, North Dakota	3,278
Research Parkway	August 2015	Colorado Springs, Colorado	2,423
One Park Center	August 2015	Westminster, Colorado	8,444
Highland Court (1)	August 2015	Centennial, Colorado	10,218
Shea Center II	December 2015	Highlands Ranch, Colorado	20,715
Presidio Property Trust, Inc. properties			107,459
Model Home properties (2)	2014 - 2020	TX, FL, IL, WI	37,889
Total real estate assets and lease intangibles, net			$145,348

(1) This property is held for sale as of March 31, 2021.

(2) Includes 16 Model Home listed as held for sale as of March 31, 2021.

5. LEASE INTANGIBLES

The following table summarizes the net value of other intangible assets acquired and the accumulated amortization for each class of intangible asset:

	March 31, 2021			December 31, 2020
	Lease	Accumulated	Lease	Lease	Accumulated	Lease
	Intangibles	Amortization	Intangibles, net	Intangibles	Amortization	Intangibles, net
In-place leases	$3,136,587	$(2,826,071)	$310,516	$3,136,587	$(2,757,530)	$379,057
Leasing costs	1,730,656	(1,548,144)	182,512	1,730,656	(1,510,559)	220,097
Above-market leases	333,485	(309,449)	24,036	333,485	(291,421)	42,064
	$5,200,728	$(4,683,664)	$517,064	$5,200,728	$(4,559,510)	$641,218

At each of March 31, 2021 and December 31, 2020, gross lease intangible assets of $1.1 million were included in real estate assets held for sale. At each of March 31, 2021 and December 31, 2020, accumulated amortization related to the lease intangible assets of $1.1 million were included in real estate assets held for sale.

The net value of acquired intangible liabilities was $0.1 million relating to below-market leases at each of March 31, 2021 and December 31, 2020.

Future aggregate approximate amortization expense for the Company's lease intangible assets is as follows:

2021	$248,330
2022	202,479
2023	17,663
2024	17,663
2025	17,663
Thereafter	13,266
Total	$517,064

The weighted average remaining amortization period of the intangible assets as of March 31, 2021 is 1.31 years.

6. OTHER ASSETS

Other assets consist of the following:

	March 31,	December 31,
	2021	2020
Deferred rent receivable	$1,876,250	$1,912,048
Prepaid expenses, deposits and other	124,169	299,187
Accounts receivable, net	181,949	541,885
Right-of-use assets, net	95,385	102,144
Other intangibles, net	127,483	142,483
Notes receivable	316,374	316,374
Deferred offering costs	124,951	108,660
Total other assets	$2,846,561	$3,422,781

7. MORTGAGE NOTES PAYABLE

Mortgage notes payable consist of the following:

		Principal as of
		March 31,	December 31,	Loan	Interest
Mortgage note property	Notes	2021	2020	Type	Rate (1)	Maturity
Waterman Plaza	(2)	$—	$3,207,952	Variable	—	—
World Plaza	(3) (4)	5,776,741	5,802,568	Variable	2.91%	7/5/2021
Garden Gateway Plaza	(2)	—	5,861,523	Fixed	5.00%	8/5/2021
300 N.P.		2,263,143	2,273,478	Fixed	4.95%	6/11/2022
Highland Court	(3)	6,236,527	6,274,815	Fixed	3.82%	9/1/2022
Dakota Center		9,843,880	9,900,279	Fixed	4.74%	7/6/2024
Research Parkway		1,746,886	1,760,432	Fixed	3.94%	1/5/2025
Arapahoe Service Center		7,891,395	7,932,255	Fixed	4.34%	1/5/2025
Union Town Center		8,279,408	8,315,550	Fixed	4.28%	1/5/2025
One Park Centre		6,357,531	6,385,166	Fixed	4.77%	9/5/2025
Genesis Plaza		6,248,822	6,276,273	Fixed	4.71%	9/6/2025
Shea Center II		17,681,769	17,727,500	Fixed	4.92%	1/5/2026
Executive Office Park	(3)	2,967,746	2,985,998	Fixed	4.83%	6/1/2027
West Fargo Industrial		4,234,489	4,262,718	Fixed	3.27%	8/5/2029
Grand Pacific Center	(5)	3,708,966	3,738,142	Fixed	4.02%	8/1/2037
Subtotal, Presidio Property Trust, Inc. Properties		$83,237,303	$92,704,649

Model Home mortgage notes	(3)	26,332,673	28,083,356	Fixed	(6)	2021 - 2023
Mortgage Notes Payable		$109,569,976	$120,788,005
Unamortized loan costs		(884,795)	(758,309)
Mortgage Notes Payable, net		$108,685,181	$120,029,696

(1)	Interest rates as of March 31, 2021.

(2)	Waterman Plaza and Garden Gateway Plaza were sold during the first quarter of 2021.

(3)	Properties held for sale as of March 31, 2021. There were 16 model homes included as real estate assets held for sale.

(4)	Interest on this loan is ABR plus 0.75% and LIBOR plus 2.75%. For the three months ended March 31, 2021, the weighted average interest rate was 2.88% per annum.

(5)	Interest rate is subject to reset on September 1, 2023.

(6)	Each model home has a stand-alone mortgage note at interest rates ranging from 2.50% to 5.63% per annum at March 31, 2021.

The Company believes that it is in compliance with all material conditions and covenants of its mortgage notes payable.

Scheduled principal payments of mortgage notes payable were as follows as of March 31, 2021:

	Presidio Property	Model
	Trust, Inc.	Homes	Total Principal
Years ending December 31:	Notes Payable	Notes Payable	Payments
2021	$6,945,593	$4,401,258	$11,346,851
2022	9,780,330	11,526,092	21,306,422
2023	1,493,749	4,695,187	6,188,936
2024	10,448,812	5,710,136	16,158,948
2025	28,874,478	—	28,874,478
Thereafter	25,694,340	—	25,694,340
Total	$83,237,302	$26,332,673	$109,569,975

8. NOTES PAYABLE

On September 17, 2019, the Company executed a Promissory Note pursuant to which Polar Multi-Strategy Master Fund, extended a loan in the principal amount of $14.0 million to the Company (the “Polar Note”). The Polar Note bore interest at a fixed rate of 8% per annum and required monthly interest-only payments. On September 1, 2020, we extended the maturity of the Polar Note from October 1, 2020 to March 31, 2021, at which time the entire outstanding principal balance of $8.8 million and accrued and unpaid interest was to be due and payable. On September 30, 2020, we paid the extension or renewal fee, which was 4% of the unpaid principal balance.  The principal balance of the Polar Note as of December 31, 2020 consisted of cash received, less cash repayments from property sales of $6.3 million and Original Issue Discount (“OID”) of $1.4 million. The OID was recorded on the accompanying condensed consolidated balance sheets as a direct deduction from the principal of the Polar Note and was recognized as interest expense over the term of the Polar Note commencing on September 17, 2019 through October 1, 2020. There was no unrecognized OID as of December 31, 2020 or March 31, 2021.

The Company incurred approximately $1.1 million in legal and underwriting costs related to the transaction. These costs were recorded as debt issuance costs on the accompanying consolidated balance sheets as a direct deduction from the principal of the Polar Note and were amortized over the term of the Polar Note.   During the first quarter of 2021, prior to maturity, the Polar Note was paid in full, mainly from available cash on hand and proceeds of property sales and all unamortized debt issuance costs were expensed.

On April 22, 2020, the Company received an Economic Injury Disaster Loan of $10,000 from the Small Business Administration ("SBA") to provide economic relief during the COVID-19 pandemic. This loan advance is not required to be repaid, has no stipulations on use, and has been recorded as fees and other income in the condensed consolidated statements of operations during fiscal 2020. On August 17, 2020 we received an additional Economic Injury Disaster Loan ("EIDL") of $150,000, for which principal and interest payments are deferred for twelve months from the date of issuance, and interest accrues at 3.75% per year. The loan matures on August 17, 2050. We have used the funds for general corporate purposes to alleviate economic injury caused by the COVID-19 pandemic, which economic injury included abating or deferring rent to certain tenants (primarily retail tenants).

On April 30, 2020, the Company received a Paycheck Protection Program ("PPP") loan of $0.5 million from the SBA to provide additional economic relief during the COVID-19 pandemic. The PPP loan, less the $10,000 related to the EIDL received on April 22, 2020, was forgiven by the SBA prior to December 31, 2020 and the remaining $10,000 was fully forgiven in January 2021, upon repeal of the EIDL holdback requirements. On June 5, 2020, the period in which the loan could be utilized was extended to 24 weeks. The unforgiven portion of the PPP loan was recorded in accounts payable and accrued liabilities on the Consolidated Balance Sheets as of December 31, 2020.  During the quarter ended March 31, 2021, the forgiven amount totaling $10,000 was recorded as a gain on extinguishment of debt in the Consolidated Statement of Operations.  We have used the funds received from the PPP loan to cover payroll related costs.

9. COMMITMENTS AND CONTINGENCIES

The Company is obligated under certain tenant leases to fund tenant improvements and the expansion of the underlying leased properties.

Litigation. From time to time, we may become involved in various lawsuits or legal proceedings which arise in the ordinary course of business. Neither the Company nor any of the Company’s properties are presently subject to any material litigation nor, to the Company’s knowledge, is there any material threatened litigation.

Environmental Matters. The Company monitors its properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist, the Company is not currently aware of any environmental liability with respect to the properties that would have a material effect on the Company’s financial condition, results of operations and cash flow. Further, the Company is not aware of any environmental liability or any unasserted claim or assessment with respect to an environmental liability that the Company believes would require additional disclosure or recording of a loss contingency.

10. STOCKHOLDERS' EQUITY

Preferred Stock. The Company is authorized to issue up to 1,000,000 shares of Preferred Stock (the “Preferred Stock”). The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of the Preferred Stock, to determine the designation of any such series, and to determine or alter the rights granted to or imposed upon any wholly unissued series of Preferred Stock including the dividend rights, dividend rate, conversion rights, voting rights, redemption rights (including sinking fund provisions), redemption price, and liquidation preference. As of  March 31, 2021 and December 31, 2020, no Preferred Stock remained issued or outstanding.

Common Stock. The Company is authorized to issue up to 100,000,000 shares of Series A Common Stock, 1,000 shares of Series B Common Stock, and 9,000,000 shares of Series C Common Stock (collectively, the "Common Stock") each with $0.01 par value. Each class of Common Stock has identical rights, preferences, terms and conditions except that the holders of Series B Common Stock are not entitled to receive any portion of Company assets in the event of the Company's liquidation. No shares of Series B or Series C Common Stock have been issued. Each share of Common Stock entitles the holder to one vote. Shares of our Common Stock are not subject to redemption and do not have any preference, conversion, exchange or preemptive rights. The articles of incorporation contain a restriction on ownership of the Common Stock that prevents one person from owning more than 9.8% of the outstanding shares of common stock.

Cash Dividends. During the three months ended March 31, 2021 the Company paid a cash dividend of approximately $1.0 million or $0.101 per share. During the three months ended March 31, 2020 the Company paid no cash dividend.

Partnership Interests. Through the Company, its subsidiaries and its partnerships, we own 13 commercial properties in fee interest, two of which we own partial interests in through our holdings in various affiliates in which we serve as general partner, member and/or manager. Each of the limited partnerships is referred to as a “DownREIT.” In each DownREIT, we have the right, through put and call options, to require our co-investors to exchange their interests for shares of our Common Stock at a stated price after a defined period (generally five years from the date they first invested in the entity’s real property), the occurrence of a specified event or a combination thereof. The Company is a limited partner in four partnerships and sole stockholder in one corporation, which entities purchase and leaseback model homes from homebuilders.

Dividend Reinvestment Plan. The Company adopted a distribution reinvestment plan (the “DRIP”) that allowed stockholders to have dividends and other distributions otherwise distributable to them invested in additional shares of the Company’s Common Stock. The Company registered 3,000,000 shares of Common Stock pursuant to the DRIP. The purchase price per share used in the past was 95% of the price the Company sold its shares, or $19.00 per share. No sales commission or dealer manager fees were paid on shares sold through the DRIP. The Company may amend, suspend or terminate the DRIP at any time. Any such amendment, suspension or termination is effective upon a designated dividend record date and notice of such amendment, suspension or termination is sent to all participants at least thirty (30) days prior to such record date. The DRIP became effective on January 23, 2012, was suspended on December 7, 2018 and adopted on October 6, 2020 in connection with our IPO, and updated to reflect a change in transfer agent and registrar. As of March 31, 2021, approximately $17.4 million or approximately 917,074 shares of common stock have been issued under the DRIP. No shares were issued under the DRIP during the three months ended March 31, 2021.

11. SHARE-BASED INCENTIVE PLAN

The Company maintains a restricted stock incentive plan for the purpose of attracting and retaining officers, key employees and non-employee board members. Share awards vest in equal annual installments over a three to ten year period from date of issuance. Non-vested shares have voting rights and are eligible for any dividends paid to common shares. The Company recognized compensation cost for these fixed awards over the service vesting period, which represents the requisite service period, using the straight-line method. Prior to our IPO, the value of non-vested shares was calculated based on the offering price of the shares in the most recent private placement offering of $20.00, adjusted for stock dividends since granted and assumed selling costs, which management believed approximated fair market value as of the date of grant. Upon our IPO, the value of non-vested shares granted is calculated based on the closing price of our common stock on the date of the grant.

A summary of the activity for the Company’s restricted stock was as follows:

Common Shares
Outstanding shares:
Balance at December 31, 2020	126,190
Granted	274,496
Forfeited	(12,706)
Vested	—
Balance at March 31, 2021	387,980

The non-vested restricted shares outstanding as of March 31, 2021 will vest over the next one to seven years.

The value of non-vested restricted stock granted as of  March 31, 2021 and December 31, 2020 was approximately $2.3 million and $0.9 million, respectively.

Share-based compensation expense for the three months ended March 31, 2021, was approximately $0.3 million.  During the three months ended March 31, 2020, share-based compensation expense was approximately $0.16 million.

12. SEGMENTS

The Company’s reportable segments consist of three types of real estate properties for which the Company’s decision-makers internally evaluate operating performance and financial results: Office/Industrial Properties, Model Home Properties and Retail Properties. The Company also has certain corporate-level activities including accounting, finance, legal administration and management information systems which are not considered separate operating segments.  There is no material inter-segment activity.

The Company evaluates the performance of its segments based upon net operating income (“NOI”), which is a non-GAAP supplemental financial measure. The Company defines NOI for its segments as operating revenues (rental income, tenant reimbursements and other operating income) less property and related expenses (property operating expenses, real estate taxes, insurance, asset management fees, impairments and provision for bad debt). NOI excludes certain items that are not considered to be controllable in connection with the management of an asset such as non-property income and expenses, depreciation and amortization, real estate acquisition fees and expenses and corporate general and administrative expenses. The Company uses NOI to evaluate the operating performance of the Company’s real estate investments and to make decisions regarding allocation of resources.

The following tables reconcile the Company’s segment activity to its results of operations and financial position as of and for the three months ended March 31, 2021 and March 31, 2020:

	For the Three Months Ended March 31,
	2021	2020
Office/Industrial Properties:
Rental, fees and other income	$3,942,805	$4,984,942
Property and related expenses	(1,854,272)	(2,015,624)
Net operating income, as defined	2,088,533	2,969,318
Model Home Properties:
Rental, fees and other income	943,777	1,116,730
Property and related expenses	(50,285)	(46,260)
Net operating income, as defined	893,492	1,070,470
Retail Properties:
Rental, fees and other income	782,172	927,479
Property and related expenses	(234,366)	(319,208)
Net operating (loss) income, as defined	547,806	608,271
Reconciliation to net loss:
Total net operating income, as defined, for reportable segments	3,529,831	4,648,059
General and administrative expenses	(1,537,265)	(1,351,345)
Depreciation and amortization	(1,428,934)	(1,574,526)
Interest expense	(1,584,394)	(2,553,846)
Gain on extinguishment of government debt	10,000	—
Other income (expense), net	(32,785)	(6,995)
Income tax expense	(50,199)	(83,631)
Gain (loss) on sale of real estate	(1,161,328)	(9,835)
Net loss	$(2,255,074)	$(932,119)

	March 31,	December 31,
Assets by Reportable Segment:	2021	2020
Office/Industrial Properties:
Land, buildings and improvements, net (1)	$86,427,084	$99,120,649
Total assets (2)	$85,861,760	$100,046,782
Model Home Properties:
Land, buildings and improvements, net (1)	$37,888,865	$42,509,596
Total assets (2)	$35,987,702	$42,246,022
Retail Properties:
Land, buildings and improvements, net (1)	$20,970,712	$24,555,371
Total assets (2)	$22,190,105	$26,108,109
Reconciliation to Total Assets:
Total assets for reportable segments	$144,039,567	$168,400,913
Other unallocated assets:
Cash, cash equivalents and restricted cash	229,700	2,149,088
Other assets, net	14,872,739	15,018,615
Total Assets	$159,142,006	$185,568,616

(1)	Includes lease intangibles and the land purchase option related to property acquisitions.

(2)

Includes land, buildings and improvements, cash, cash equivalents, and restricted cash, current receivables, deferred rent receivables and deferred leasing costs and other related intangible assets, all shown on a net basis.

	For the Three Months Ended March 31,
Capital Expenditures by Reportable Segment	2021	2020
Office/Industrial Properties:
Capital expenditures and tenant improvements	$100,765	$881,497
Model Home Properties:
Acquisition of operating properties	—	3,573,743
Retail Properties:
Capital expenditures and tenant improvements	—	8,176
Totals:
Acquisition of operating properties, net	—	3,573,743
Capital expenditures and tenant improvements	100,765	889,673
Total real estate investments	$100,765	$4,463,416

13. SUBSEQUENT EVENTS

Our Form S-3 Registration Statement was declared effective by the SEC on April 27, 2021.  Under this registration statement, we may offer and sell from time to time, in one or more series, subject to limitation that may apply, such as under Rule 415 of the Securities Act of 1933, various securities of the Company for total gross proceeds of up to $200,000,000.

On April 1, 2021, our subsidiary, Dubose Model Homes Investors #203, PL entered into an unsecured promissory note with LGD Investments Ltd for $330,000 with an interest rate of 4% per annum with a maturity date of April 30, 2022.  LGD Investments is owned and controlled by one of our directors, Larry Dubose.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Presidio Property Trust, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Presidio Property Trust, Inc. and Subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, equity and cash flows for the years then ended, the related notes to the consolidated financial statements, and schedule in Item 15 (a), Schedule III – Real Estate and Accumulated Depreciation and Amortization (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

REAL ESTATE ASSET AND LEASE INTANGIBLE IMPAIRMENT ASSESSMENT

Critical Audit Matter Description

As described in Notes 4 and 14 to the consolidated financial statements, the Company’s consolidated real estate assets balance (including real estate properties and lease intangibles) was approximately $166.3 million at December 31, 2020. Real estate asset and lease intangibles are tested for impairment at least annually at the individual real estate property level. Management continually monitors events and changes in circumstances that could indicate that the carrying amounts of its real estate assets may not be recoverable or realized. When indicators of potential impairment suggest that the carrying value of real estate assets may not be recoverable, management assesses the recoverability by estimating whether the Company will recover the carrying value of its real estate assets through the undiscounted future cash flows and the eventual disposition of the investment. In some instances, there may be various potential outcomes for an investment and its potential future cash flows. In these instances, the undiscounted future cash flows used to assess recoverability are based on several assumptions and are probability-weighted based on management’s best estimates as of the date of evaluation. These assumptions include, among others, cash flow projections, discount rates, market capitalization rates, and recent sales data for comparable properties. The assumptions are generally based on management’s experience and assessment of market participants in its local real estate markets, and the effects of current market conditions, which are subject to economic and market uncertainties. As disclosed by management, changes in these assumptions could have a significant impact on either the cash flows or fair value of the real estate assets, the amount of any impairment charge, or both.

We identified the real estate asset and lease intangibles impairment assessment of the Company as a critical audit matter. The Company experienced fluctuations in tenant occupancy and related cash flows from the real estate properties based on rental demand, completion of tenant improvements, and other economic factors. In turn, auditing management’s judgments regarding forecasts of future revenue and cash flows, and the resulting fair value of real estate assets compared to their carrying value involved a high degree of judgement and subjectivity.

How We Addressed the Matter in Our Audit

The primary procedures we performed to address this critical audit matter included:

●	Testing management’s process for determining the fair value of real estate assets including testing the completeness and accuracy of underlying data used in management’s model.

●

Evaluating the reasonableness of management’s fair value estimates which are based on Argus models that include rental revenues per executed lease agreements, occupancy, and expected renewal rates, and on Broker Opinions of Value which utilize historical listing and sale prices for comparable real estate properties.

●	Independently comparing current fair values to trends in fair value of each property over time and for consistency with evidence obtained in other areas of the audit.

●

Evaluating whether the assumptions used were reasonable by considering the past performance of real estate properties, management’s assumptions about market demand and market leasing rates and lease terms, and whether such assumptions were consistent with evidence obtained in other areas of the audit.

●

Obtaining marketing materials or letters of intent for specific real estate properties deemed by management to qualify for held-for-sale treatment and comparing estimated sales prices to current property book values.

/s/ Baker Tilly US, LLP

We have served as the Company’s auditor since 2009.

Irvine, California

March 30, 2021

Presidio Property Trust, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,	December 31,
	2020	2019
ASSETS
Real estate assets and lease intangibles:
Land	$18,827,000	$19,844,739
Buildings and improvements	115,409,423	118,446,764
Tenant improvements	11,960,018	10,696,181
Lease intangibles	4,110,139	4,230,706
Real estate assets and lease intangibles held for investment, cost	150,306,580	153,218,390
Accumulated depreciation and amortization	(26,551,789)	(22,482,219)
Real estate assets and lease intangibles held for investment, net	123,754,791	130,736,171
Real estate assets held for sale, net	42,499,176	69,470,449
Real estate assets, net	166,253,967	200,206,620
Cash, cash equivalents and restricted cash	11,540,917	10,391,275
Deferred leasing costs, net	1,927,951	2,053,927
Goodwill	2,423,000	2,423,000
Other assets, net	3,422,781	5,709,586
TOTAL ASSETS	$185,568,616	$220,784,408
LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$94,664,266	$99,996,306
Mortgage notes payable related to properties held for sale, net	25,365,430	42,396,686
Mortgage notes payable, total net	120,029,696	142,392,992
Note payable, net	7,500,086	12,238,692
Accounts payable and accrued liabilities	5,126,199	5,673,815
Accrued real estate taxes	2,548,686	2,987,601
Lease liability, net	102,323	560,188
Below-market leases, net	139,045	309,932
Total liabilities	135,446,035	164,163,220
Commitments and contingencies (Note 10)
Equity:
Series A Common Stock, $0.01 par value, shares authorized: 100,000,000; 9,508,363 and 8,881,842 shares were both issued and outstanding at December 31, 2020 and December 31, 2019, respectively	95,038	88,818
Additional paid-in capital	156,463,146	152,129,120
Dividends and accumulated losses	(121,674,505)	(113,037,144)
Total stockholders' equity before noncontrolling interest	34,883,679	39,180,794
Noncontrolling interest	15,238,902	17,440,394
Total equity	50,122,581	56,621,188
TOTAL LIABILITIES AND EQUITY	$185,568,616	$220,784,408

See Notes to Consolidated Financial Statements

Presidio Property Trust, Inc. and Subsidiaries

Consolidated Statements of Operations

	For the Year Ended December 31,
	2020	2019
Revenues:
Rental income	$23,444,119	$27,467,410
Fees and other income	907,673	1,173,701
Total revenue	24,351,792	28,641,111
Costs and expenses:
Rental operating costs	8,818,283	10,410,574
General and administrative	5,751,754	5,268,315
Depreciation and amortization	6,274,321	7,364,688
Impairment of real estate assets	1,730,851	—
Total costs and expenses	22,575,209	23,043,577
Other income (expense):
Interest expense-Series B preferred stock	—	(2,226,101)
Interest expense-mortgage notes	(6,097,834)	(7,337,423)
Interest expense - note payable	(2,715,233)	(1,086,122)
Interest and other income (expense), net	(20,636)	141,306
Gain on sales of real estate, net	1,245,460	6,319,272
Gain on extinguishment of government debt	451,785	—
Deferred offering costs	(530,639)	—
Acquisition costs	—	(24,269)
Income tax expense	(370,884)	(611,263)
Total other income (expense), net	(8,037,981)	(4,824,600)
Net (loss) income	(6,261,398)	772,934
Less: Loss attributable to noncontrolling interests	(1,412,507)	(1,383,140)
Net loss attributable to Presidio Property Trust, Inc. common stockholders	$(7,673,905)	$(610,206)
Basic and diluted loss per common share	$(0.85)	$(0.07)
Weighted average number of common shares outstanding - basic and diluted	9,023,914	8,862,958

See Notes to Consolidated Financial Statements

Presidio Property Trust, Inc. and Subsidiaries

Consolidated Statements of Equity

			Additional	Dividends and	Total	Non-
	Common Stock		Paid-in	Accumulated	Stockholders’	controlling	Total
	Shares	Amount	Capital	Losses	Equity	Interests	Equity
Balance, December 31, 2018	8,860,711	$88,608	$151,670,625	$(111,343,840)	$40,415,393	$15,725,650	$56,141,043
Net loss	-	-	-	(610,206)	(610,206)	1,383,140	772,934
Dividends paid	-	-	-	(1,083,098)	(1,083,098)	-	(1,083,098)
Contributions received from noncontrolling interests, net of distributions paid	-	-	-	-	-	331,604	331,604
Repurchase of common stock	(30,498)	(306)	(227,122)	-	(227,428)	-	(227,428)
Vesting of restricted stock	51,629	516	685,617	-	686,133	-	686,133
Balance, December 31, 2019	8,881,842	$88,818	$152,129,120	$(113,037,144)	$39,180,794	$17,440,394	$56,621,188

Net loss	-	-	-	(7,673,905)	(7,673,905)	1,412,507	(6,261,398)
Shares issued, initial public offering, net of fees	500,000	5,000	1,999,984	-	2,004,984	-	2,004,984
Dividends paid	-	-	-	(963,456)	(963,456)	-	(963,456)
Distributions in excess of contributions received	-	-	-	-	-	(2,366,009)	(2,366,009)
Repurchase of common stock	(3,000)	(30)	(17,970)	-	(18,000)	-	(18,000)
Share reconciliation adjustment	(16,080)	(162)	162	-	-	-	-
Issuance of stock for Limited Partnership interests	59,274	594	1,247,396	-	1,247,990	(1,247,990)	-
Vesting of restricted stock	86,327	818	1,104,454	-	1,105,272	-	1,105,272
Balance, December 31, 2020	9,508,363	$95,038	$156,463,146	$(121,674,505)	$34,883,679	$15,238,902	$50,122,581

See Notes to Consolidated Financial Statements.

Presidio Property Trust, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net (loss) income	$(6,261,398)	$772,934
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	6,274,321	7,364,688
Stock compensation	1,105,272	686,133
Bad debt expense (recoveries)	77,898	(32,544)
Gain on sale of real estate assets, net	(1,245,460)	(6,319,272)
Impairment of real estate assets	1,730,851	—
Accretion of original issue discount	1,013,405	386,595
Amortization of financing costs	1,287,430	965,239
Amortization of above-market leases	50,682	55,466
Amortization of below-market leases	(170,887)	(185,995)
Straight-line rent adjustment	108,998	(63,895)
Changes in operating assets and liabilities:
Other assets	1,957,641	1,035,806
Accounts payable and accrued liabilities	(1,796,421)	(767,440)
Accrued real estate taxes	(438,915)	(106,779)
Net cash provided by operating activities	3,693,417	3,790,936
Cash flows from investing activities:
Real estate acquisitions	(10,161,613)	(13,037,562)
Additions to buildings and tenant improvements	(2,834,373)	(6,393,711)
Additions to deferred leasing costs	(175,828)	(661,401)
Proceeds from sales of real estate, net	40,849,654	32,073,721
Net cash provided by investing activities	27,677,840	11,981,047
Cash flows from financing activities:
Proceeds from mortgage notes payable, net of issuance costs	14,152,838	15,494,715
Proceeds from government debt relief	451,785	—
Repayment of mortgage notes payable	(36,808,331)	(23,176,581)
Proceeds from note payable, net of issuance cost of $1.1 million	—	11,479,237
Repayment of note payable	(6,324,401)	—
Payment of extension costs, note payable	(351,025)	—
Redemption of mandatorily redeemable preferred stock	—	(16,900,000)
Payment of deferred offering costs	(45,016)	—
(Distributions) contributions to noncontrolling interests, net	(2,366,009)	331,603
Issuance of stock for Initial Public Offering, net of underwriters fees	2,050,000	—
Repurchase of common stock	(18,000)	(227,428)
Dividends paid to stockholders	(963,456)	(2,158,469)
Net cash used in financing activities	(30,221,615)	(15,156,923)
Net increase in cash equivalents and restricted cash	1,149,642	615,060
Cash, cash equivalents and restricted cash - beginning of period	10,391,275	9,776,215
Cash, cash equivalents and restricted cash - end of period	$11,540,917	$10,391,275
Supplemental disclosure of cash flow information:
Interest paid-Series B preferred stock	$—	$1,859,672
Interest paid-mortgage notes payable	$5,892,025	$6,442,750
Interest paid-notes payable	$778,414	$713,262
Non-cash financing activities:
Issuance of stock for limited partnership interests	$1,247,990	$—
Unpaid deferred financing costs	$83,659	$—

See Notes to Consolidated Financial Statements

Presidio Property Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. ORGANIZATION AND BASIS OF PRESENTATION

Organization. Presidio Property Trust, Inc. (“we”, “our”, “us” or the “Company”) is an internally-managed real estate investment trust (“REIT”). We were incorporated in the State of California on September 28, 1999, and in August 2010, we reincorporated as a Maryland corporation. In October 2017, we changed our name from “NetREIT, Inc.” to “Presidio Property Trust, Inc.” Through Presidio Property Trust, Inc., its subsidiaries and its partnerships, we own 14 commercial properties in fee interest and have partial interests in one property through our investments in limited partnerships for which we serve as the general partner.

The Company or one of its affiliates operate the following partnerships during the periods covered by these consolidated financial statements:

•

The Company is the sole general partner and limited partner in two limited partnerships (NetREIT Palm Self-Storage LP and NetREIT Casa Grande LP), all with ownership in real estate income producing properties. The Company refers to these entities collectively, as the “NetREIT Partnerships”.

•

The Company is the general partner and/or limited partner in six limited partnerships that purchase model homes and lease them back to homebuilders (Dubose Model Homes Investors #202, LP, Dubose Model Homes Investors #203, LP, Dubose Model Homes Investors #204, LP, Dubose Model Homes Investors #205, LP, Dubose Model Homes Investors #206, LP and NetREIT Dubose Model Home REIT, LP). The Company refers to these entities collectively, as the “Model Home Partnerships”.

The Company has determined that the limited partnerships in which it owns less than 100%, should be included in the Company’s consolidated financial statements as the Company directs their activities and holds a variable interest in these limited partnerships for which the Company is the primary beneficiary.

Unit-based information used herein (such as references to square footage or property occupancy rates) is unaudited.

Initial Public Offering. On October 6, 2020, we completed an initial public offering ("IPO"), selling 500,000 shares of Series A Common Stock at $5.00 per share. Proceeds from our IPO were $2.0 million after deducting approximately $0.5 million in underwriting discounts, commissions and fees and before giving effect to $0.5 million in other expenses relating to the IPO. Incremental costs of $0.5 million that were directly attributable to issuing new shares were deducted from equity in the Consolidated Statements of Equity, while costs that were not directly related to issuing new shares of $0.5 million were expensed in deferred offering costs in the Consolidated Statements of Operation. We utilized the net proceeds of this offering for general corporate and working capital purposes.

Reverse Stock Split. On July 29, 2020, we amended our charter to effect a one-for-two reverse stock split of every outstanding share of our Series A Common Stock. The financial statements and accompanying footnotes have been retroactively restated to reflect the reverse stock split.

Liquidity. On September 17, 2019 the Company executed a Promissory Note ("Note") pursuant to which Polar Multi-Strategy Master Fund ("Polar"), executed a loan in the principal amount of $14.0 million to the Company. The Note bears interest at a fixed rate of 8% per annum and requires monthly interest-only payments. On September 1, 2020, we extended the maturity of the Polar Note from October 1, 2020 to March 31, 2021 ("Maturity"), as of December 31, 2020 the entire outstanding principal balance of $7.7 million and accrued and unpaid interest will be due and payable. On September 30, 2020 we paid a renewal fee of 4% on the unpaid principal balance. The final payment due at Maturity includes payment of the outstanding principal and accrued and unpaid interest. The Company used the proceeds of the Note from Polar to redeem all of the outstanding shares of the Series B Preferred Stock. During March 2021, prior to Maturity, the Polar note was paid in full, from available cash on hand. See Note 14. Subsequent Events for additional information.

We have $10.2 million of mortgage notes payable maturing in 2021 related to the Model Home Properties . Management expects certain Model Home Properties will be sold and the underlying mortgage notes will be paid off with sales proceeds while other mortgage notes will be refinanced. We have $16.4 million of mortgage notes payable maturing in 2021 related to the commercial properties. We plan to sell properties or refinance a significant portion of the mortgage notes payable, in the event the commercial property securing the respective mortgage note is not sold on or before maturity.

Segments. The Company acquires and operates income producing properties in three business segments including Office/Industrial Properties, Model Home Properties and Retail Properties. See Note 14. “Segments”.

Customer Concentration. Concentration of credit risk with respect to tenant receivable is limited due to the large number of tenants comprising the Company’s rental revenue. We had one tenant account for 6.2% of total rental income for the year ended December 31, 2020 and one single tenant accounted for 6.1% of total rental income for the year ended December 31, 2019.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation. The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

Principles of Consolidation. The accompanying consolidated financial statements include the accounts of Presidio Property Trust and its subsidiaries, NetREIT Advisors, LLC and Dubose Advisors LLC (collectively, the “Advisors”), and NetREIT Dubose Model Home REIT, Inc. The consolidated financial statements also include the results of the NetREIT Partnerships, the Model Home Partnerships.  As used herein, references to the “Company” include references to Presidio Property Trust, its subsidiaries, and the partnerships. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company classifies the noncontrolling interests in the NetREIT Partnerships as part of consolidated net income (loss) in 2020 and 2019 and has included the accumulated amount of noncontrolling interests as part of equity since inception in February 2010. If a change in ownership of a consolidated subsidiary results in loss of control and deconsolidation, any retained ownership interest will be remeasured, with the gain or loss reported in the statement of operations. Management has evaluated the noncontrolling interests and determined that they do not contain any redemption features.

Use of Estimates. The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Significant estimates include the allocation of purchase price paid for property acquisitions between land, building and intangible assets acquired including their useful lives; valuation of long-lived assets, and the allowance for doubtful accounts, which is based on an evaluation of the tenants’ ability to pay. Actual results may differ from those estimates.

Real Estate Assets and Lease Intangibles. Land, buildings and improvements are recorded at cost, including tenant improvements and lease acquisition costs (including leasing commissions, space planning fees, and legal fees). The Company capitalizes any expenditure that replaces, improves, or otherwise extends the economic life of an asset, while ordinary repairs and maintenance are expensed as incurred. The Company allocates the purchase price of acquired properties between the acquired tangible assets and liabilities (consisting of land, building, tenant improvements, and long-term debt) and identified intangible assets and liabilities (including the value of above-market and below-market leases, the value of in-place leases, unamortized lease origination costs and tenant relationships), based in each case on their respective fair values.

The Company allocates the purchase price to tangible assets of an acquired property based on the estimated fair values of those tangible assets assuming the building was vacant. Estimates of fair value for land, building and building improvements are based on many factors including, but not limited to, comparisons to other properties sold in the same geographic area and independent third-party valuations. The Company also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair values of the tangible and intangible assets and liabilities acquired.

The value allocated to acquired lease intangibles is based on management’s evaluation of the specific characteristics of each tenant’s lease. Characteristics considered by management in allocating these values include the nature and extent of the existing business relationships with the tenant, growth prospects for developing new business with the tenant, the remaining term of the lease and the tenant’s credit quality, among other factors.

The value allocable to the above-market or below-market component of an acquired in-place lease is determined based upon the present value (using a market discount rate) of the difference between (i) the contractual rents to be paid pursuant to the lease over its remaining term, and (ii) management’s estimate of rents that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above or below-market leases are amortized on a straight-line basis as an increase or reduction of rental income over the remaining non-cancelable term of the respective leases. Amortization of above and below-market rents resulted in a net increase in rental income of approximately $0.1 million for the years ended December 31, 2020 and 2019.

The value of in-place leases and unamortized lease origination costs are amortized to expenses over the remaining term of the respective leases, which range from less than a year to ten years. The amount allocated to acquired in-place leases is determined based on management’s assessment of lost revenue and costs incurred for the period required to lease the “assumed vacant” property to the occupancy level when purchased. The amount allocated to unamortized lease origination costs is determined by what the Company would have paid to a third-party to secure a new tenant reduced by the expired term of the respective lease. The amount allocated to tenant relationships is the benefit resulting from the likelihood of a tenant renewing its lease. Amortization expense related to these assets was approximately $0.4 million and $0.6 million for years ended December 31, 2020 and 2019, respectively.

Real Estate Held for Sale and Discontinued Operations. Real estate sold during the current period is classified as “real estate held for sale” for all prior periods presented in the accompanying condensed consolidated financial statements. Mortgage notes payable related to the real estate sold during the current period is classified as “notes payable related to real estate held for sale” for all prior periods presented in the accompanying condensed consolidated financial statements. Additionally, we record the operating results related to real estate that has been disposed of as discontinued operations for all periods presented if the operations have been eliminated and represent a strategic shift and we will not have any significant continuing involvement in the operations of the property following the sale.

Impairment of Real Estate Assets. The Company reviews the carrying value of each property on a quarterly basis to determine if circumstances that indicate impairment in the carrying value of the investment exist or that depreciation periods should be modified. If circumstances support the possibility of impairment, the Company prepares a projection of the undiscounted future cash flows, without interest charges, of the specific property and determines if the investment in such property is recoverable. If impairment is indicated, the carrying value of the property is written down to its estimated fair value based on the Company’s best estimate of the property’s discounted future cash flows, considering sales and leasing data for comparable properties or sales price if an offer is accepted on the property. During the year ended December 31, 2020, the Company determined that an impairment existed in two of its properties (Waterman Plaza and Highland Court) and, as a result, recorded a non-cash asset impairment charge of approximately $1.3 million and $0.4 million, respectively. There were no impairment charges recorded for the year ended December 31, 2019.

Intangible Assets.  Intangible assets, including goodwill and lease intangibles, are comprised of finite-lived and indefinite-lived assets. Lease intangibles represents the allocation of a portion of the purchase price of a property acquisition representing the estimated value of in-place leases, unamortized lease origination costs, tenant relationships and land purchase options. Intangible assets that are not deemed to have an indefinite useful life are amortized over their estimated useful lives. Indefinite-lived assets are not amortized. Amortization expense of intangible assets that are not deemed to have an indefinite useful life was approximately $0.2 million and $0.3 million, respectively, for the years ended December 31, 2020 and 2019 and is included in depreciation and amortization in the accompanying consolidated statements of operation.

The Company is required to perform a test for impairment of goodwill and other definite and indefinite lived assets at least annually, and more frequently as circumstances warrant. Impairment is recognized only if the carrying amount of the intangible asset is considered to be unrecoverable from its undiscounted cash flows and is measured as the difference between the carrying amount and the estimated fair value of the asset. Based on the review, no impairment was deemed to exist at December 31, 2020 and 2019.

Depreciation and Amortization. The Company records depreciation and amortization expense using the straight-line method over the useful lives of the respective assets. The cost of buildings are depreciated over estimated useful lives of 39 years, the costs of improvements are amortized over the shorter of the estimated life of the asset or term of the tenant lease (which range from 1 to 10 years), the costs associated with acquired tenant intangibles over the remaining lease term and the cost of furniture, fixtures and equipment are depreciated over 4 to 5 years. Depreciation and amortization expense for the years ended December 31, 2020 and 2019 was approximately $6.3 million and $7.4 million, respectively, and is included in depreciation and amortization in the accompanying consolidated statements of operations.

Cash, Cash Equivalents and Restricted Cash. The Company considers all short-term, highly liquid investments that are both readily convertible to cash and have an original maturity of three months or less at the date of purchase to be cash equivalents. Items classified as cash equivalents include money market funds. Cash balances in individual banks may exceed the federally insured limit of $250,000 by the Federal Deposit Insurance Corporation (the "FDIC"). No losses have been experienced related to such accounts. At December 31, 2020, the Company had approximately $9.8 million in deposits in financial institutions that exceeded the federally insurable limits. Restricted cash consists of funds held in escrow for Company lenders for properties held as collateral by the lenders. The funds in escrow are for payment of property taxes, insurance, leasing costs and capital expenditures. As of December 31, 2020, the Company has approximately $4.1 million of restricted cash.

Account Receivables. The Company periodically evaluates the collectability of amounts due from tenants and maintains an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required payments under lease agreements. In addition, the Company maintains an allowance for deferred rent receivable that arises from straight lining of rents. The Company exercises judgment in establishing these allowances and considers payment history and current credit status of its tenants in developing these estimates. As of December 31, 2020 and 2019, the balance of allowance for possible uncollectable tenant receivables included in other assets, net in the accompanying consolidated balance sheets was approximately $70,000 and $21,000, respectively.

Deferred Leasing Costs. Costs incurred in connection with successful property leases are capitalized as deferred leasing costs and amortized to leasing commission expense on a straight-line basis over the terms of the related leases which generally range from one to five years. Deferred leasing costs consist of third-party leasing commissions. Management re-evaluates the remaining useful lives of leasing costs as the creditworthiness of the tenants and economic and market conditions change. If management determines the estimated remaining life of the respective lease has changed, the amortization period is adjusted. At December 31, 2020 and 2019, the Company had net deferred leasing costs of approximately $1.9 million and $2.1 million, respectively. Total amortization expense for the years ended December 31, 2020 and 2019 was approximately $0.4 million and $0.6 million, respectively.

Deferred Financing Costs. Costs incurred, including legal fees, origination fees, and administrative fees, in connection with debt financing are capitalized as deferred financing costs, are amortized using the straight line method, which approximates the effective interest method, over the contractual term of the respective loans and recorded as an offset to the carrying value of the debt. At December 31, 2020 and 2019, unamortized deferred financing costs related to mortgage notes payable were approximately $0.8 million and $1.1 million. In 2019, the Company incurred debt financing costs related to the execution of the Polar Note (see note 8. Note Payable). At December 31, 2020, unamortized deferred financing cost related to the Polar Note were approximately $0.2 million. For the years ended December 31, 2020 and 2019, total amortization expense related to the mortgage notes payable deferred financing costs was approximately $0.4 million and $0.5 million, respectively, and total amortization expense related to the Series B Preferred Stock costs was approximately $0.1 million during fiscal 2019.  For the years ended December 31, 2020 and 2019, total amortization expense related to the Polar Note costs was approximately $0.9 million and $0.4 million, respectively. Amortization of deferred financing costs are included in interest expense in the accompanying consolidated statements of operations.

Deferred Offering Costs. Deferred offering costs represent legal, accounting and other direct costs related to our public offerings. As of December 31, 2020, we have incurred an aggregate of $0.1 million in direct costs related to our offering of common and preferred stock in connection with the S-3 filed on December 29, 2020. These costs were deferred and recorded as a long-term asset at December 31, 2020. Approximately $0.5 million in previously deferred costs were expensed in our Consolidated Statement of Operations upon effectiveness of our IPO.

Income Taxes.  We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code (the “Code”), for federal income tax purposes. To maintain our qualification as a REIT, we are required to distribute at least 90% of our REIT taxable income to our stockholders and meet the various other requirements imposed by the Code relating to such matters as operating results, asset holdings, distribution levels and diversity of stock ownership. Provided we maintain our qualification for taxation as a REIT, we are generally not subject to corporate level income tax on the earnings distributed currently to our stockholders that we derive from our REIT qualifying activities. If we fail to maintain our qualification as a REIT in any taxable year, and are unable to avail ourselves of certain savings provisions set forth in the Code, all of our taxable income would be subject to federal income tax at regular corporate rates, including any applicable alternative minimum tax. We are subject to certain state and local income taxes. As of December 31, 2020, we have estimated approximately $11.0 million of Federal net operating losses (NOLs) carryforwards to offset potential future federal tax obligations. We may not generate sufficient taxable income in future periods to be able to realize fully the tax benefits of our NOL carry-forwards.

We, together with our subsidiary, NetREIT Dubose, have elected to treat such subsidiary as taxable REIT subsidiary (a “TRS”) for federal income tax purposes. Certain activities that we undertake must be conducted by a TRS, such as non-customary services for our tenants, and holding assets that we cannot hold directly. A TRS is subject to federal and state income taxes.

The Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements. Neither the Company nor its subsidiaries have been assessed any significant interest or penalties for tax positions by any major tax jurisdictions.

Fair Value Measurements. Certain assets and liabilities are required to be carried at fair value, or if long-lived assets are deemed to be impaired, to be adjusted to reflect this condition. The guidance requires disclosure of fair values calculated under each level of inputs within the following hierarchy:

Level 1 – Quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 – Inputs other than quoted process that are observable for the asset or liability, either directly or indirectly.

Level 3 – Unobservable inputs for the asset or liability.

Fair value is defined as the price at which an asset or liability is exchanged between market participants in an orderly transaction at the reporting date. Cash equivalents, mortgage notes receivable, tenant receivable and payables and accrued liabilities all approximate fair value due to their short-term nature. During the year ended December 31, 2020, the Company measured the fair value of two of its real estate properties on a nonrecurring basis using Level 3 inputs. The Company estimated the fair value for the impaired real estate asset held for investment based on an estimated sales price, less estimated costs to sell.  Management believes that the recorded and fair values of notes payable are approximately the carrying value as of December 31, 2020 and 2019.

Sales of Real Estate Assets.  Effective January 1, 2018, we adopted the guidance of ASC 610-20, Other Income - Gains and Losses from the Derecognition of Nonfinancial Assets (“ASC 610-20”), which applies to sales or transfers to noncustomers of nonfinancial assets or in substance nonfinancial assets that do not meet the definition of a business. Generally, our sales of real estate would be considered a sale of a nonfinancial asset as defined by ASC 610-20.

ASC 610-20 refers to the revenue recognition principles under ASU No. 2014-9. Under ASC 610-20, if we determine we do not have a controlling financial interest in the entity that holds the asset and the arrangement meets the criteria to be accounted for as a contract, we would derecognize the asset and recognize a gain or loss on the sale of the real estate when control of the underlying asset transfers to the buyer.

Revenue Recognition and Accounts Receivables. We recognize minimum rent, including rental abatements, lease incentives and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related leases when collectability is reasonably assured and record amounts expected to be received in later years as deferred rent receivable. If the lease provides for tenant improvements, we determine whether the tenant improvements, for accounting purposes, are owned by the tenant or by us. When we are the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements, any tenant improvement allowance (including amounts that the tenant can take in the form of cash or a credit against its rent) that is funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. Tenant improvement ownership is determined based on various factors including, but not limited to:

•	whether the lease stipulates how a tenant improvement allowance may be spent;

•	whether the amount of a tenant improvement allowance is in excess of market rates;

•	whether the tenant or landlord retains legal title to the improvements at the end of the lease term;

•	whether the tenant improvements are unique to the tenant or general-purpose in nature; and

•	whether the tenant improvements are expected to have any residual value at the end of the lease.

We record property operating expense reimbursements due from tenants for common area maintenance, real estate taxes, and other recoverable costs in the period the related expenses are incurred.

We make estimates of the collectability of our tenant receivables related to base rents, including deferred rent receivable, expense reimbursements and other revenue or income. We specifically analyze accounts receivable, deferred rent receivable, historical bad debts, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In addition, with respect to tenants in bankruptcy, management makes estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectability of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. When a tenant is in bankruptcy, we will record a bad debt reserve for the tenant’s receivable balance and generally will not recognize subsequent rental revenue until cash is received or until the tenant is no longer in bankruptcy and has the ability to make rental payments.

Income (Loss) per Common Share. Basic income (loss) per common share (Basic EPS) is computed by dividing net income (loss) available to common shareholders (Numerator) by the weighted average number of common shares outstanding (Denominator) during the period. Diluted loss per common share (Diluted EPS) is similar to the computation of Basic EPS except that the Denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. In addition, in computing the dilutive effect of convertible securities, the Numerator is adjusted to add back the after-tax amount of interest recognized in the period associated with any convertible debt. The computation of Diluted EPS does not assume exercise or conversion of securities that would have an anti-dilutive effect on net earnings per share.

For the years ended December 31, 2020 and 2019, the basic and diluted net loss per share are equivalent at $(0.85) and ($0.07) per share because the Company had incurred a net loss causing any potentially dilutive securities to be anti-dilutive.

Recently Issued Accounting Pronouncements.  In March 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-04, Reference Rate Reform which provides optional expedients and exceptions in order to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting as it relates to contracts, hedging relationships and other transactions by allowing companies to modify contracts that previously contained LIBOR rates without evaluating whether the modification constituted a new contract. The expedients and exceptions provided by the amendments do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022 and are used on a prospective basis upon adoption. The Company adopted this guidance as of March 2020 noting no impact to the financial statements.

In June 2017, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses, amended in February 2020 with ASU No. 2020-02, Financial Instruments—Credit Losses (Topic 326) and Leases (Topic 842). ASU 2016-13 introduces a new model for estimating credit losses for certain types of financial instruments, including loans receivable, held-to-maturity debt securities, and net investments in direct financing leases, amongst other financial instruments. ASU 2016-13 also modifies the impairment model for available-for-sale debt securities and expands the disclosure requirements regarding an entity’s assumptions, models, and methods for estimating the allowance for losses. While ASU 2016-13 was effective for periods beginning after December 15, 2019, the issuance of ASU 2020-02 has allowed for the delay in adoption for certain smaller public companies, and is now effective for fiscal periods beginning after December 15, 2022. Retrospective adjustments shall be applied through a cumulative-effect adjustment to retained earnings. The Company is continuing to evaluate the impact of this guidance on its financial statements, and does not believe it will have a material impact on the financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement which removes, modifies, and adds certain disclosure requirements related to fair value measurements in ASC 820. This guidance is effective for public companies in fiscal years beginning after December 15, 2019 with early adoption permitted. The Company adopted this guidance as of January 1, 2020 and noted no impact on its consolidated financial statements.

3. RECENT REAL ESTATE TRANSACTIONS

During year ended December 31, 2020 we disposed of the following properties:

•	Centennial Tech Center, which was sold on February 5, 2020 for approximately $15.0 million and the Company recognized a loss of approximately $0.9 million.

•	Union Terrace, which was sold on March 13, 2020 for approximately $11.3 million and the Company recognized a gain of approximately $0.7 million.

•	One of four Executive Office Park buildings, which was sold on December 2, 2020 for approximately $2.3 million and the Company recognized a loss of approximately $78,000.

•	During the year ended December 31, 2020, we disposed of 46 model homes for approximately $18.1 million and recognized a gain of approximately $1.6 million.

During year ended December 31, 2019 we disposed of the following properties:

•	Morena Office Center, which was sold on January 15, 2019 for approximately $5.6 million and the Company recognized a gain of approximately $0.7 million.

•	Nightingale land, which was sold on May 8, 2019 for approximately $0.9 million and the Company recognized a loss of approximately $93,000.

•

On July 1, 2019, NetREIT Genesis, LLC sold a 43% tenants-in-common interest in Genesis Plaza (“TIC Interest”) for $5.6 million to a newly formed entity, NetREIT Genesis II, LLC, in which NetREIT Casa Grande LP is the sole member. NetREIT Casa Grande LP owned and sold Morena Office Center on January 15, 2020. The sale of the TIC Interest was structured as a 1031 exchange and included $2.9 million in cash and assumption of debt. The Company remains a guarantor of the debt and NetREIT Genesis, LLC and NetREIT Genesis II, LLC are jointly and severally liable for the debt securing Genesis Plaza, the financial terms and conditions of which remain materially unchanged.

•	The Presidio office building, which was sold on July 31, 2019 for approximately $12.3 million and the Company recognized a gain of approximately $4.5 million.

•	During the year ended December 31, 2019, we disposed of 41 model homes for approximately $14.6 million and recognized a gain of approximately $1.2 million.

We acquired 28 Model Home Properties and leased them back to the homebuilders under triple net leases during the year ended December 31, 2020. The purchase price for the properties was $10.2 million. The purchase price consisted of cash payments of $3.1 million and mortgage notes of $7.1 million.

We acquired 33 Model Home Properties and leased them back to the homebuilders under triple net leases during the year ended December 31, 2019. The purchase price for the properties was $13.0 million. The purchase price consisted of cash payments of $3.9 million and mortgage notes of $9.1 million.

4.  REAL ESTATE ASSETS

The Company owns a diverse portfolio of real estate assets. The primary types of properties the Company invests in are office, industrial, retail, and NNN leased model home properties located primarily in Southern California and Colorado, with four properties located in North Dakota. Our model home properties are located in six states. As of December 31, 2020, the Company owned or had an equity interest in:

•	Ten office buildings and one industrial buildings (“Office/Industrial Properties”) which total approximately 982,796 rentable square feet;

•	Four retail shopping centers (“Retail Properties”) which total approximately 131,722 rentable square feet;

•

118 homes owned by our affiliated limited partnerships and one corporation (“Model Homes” or “Model Home Properties”) leased back on a triple-net basis to homebuilders that are owned by six affiliated limited partnerships and one wholly-owned corporation.

The Company’s real estate assets consisted of the following as of December 31, 2020 and 2019:

	Date		Real estate assets, net (in thousands)
Property Name	Acquired	Location	2020	2019
Garden Gateway Plaza (1)	March 2007	Colorado Springs, Colorado	$11,465	$11,428
World Plaza (1)	September 2007	San Bernardino, California	9,272	8,305
Executive Office Park (3)	July 2008	Colorado Springs, Colorado	5,106	7,723
Waterman Plaza (1)	August 2008	San Bernardino, California	3,500	4,889
Genesis Plaza	August 2010	San Diego, California	8,651	8,789
Dakota Center	May 2011	Fargo, North Dakota	8,597	8,855
Grand Pacific Center	March 2014	Bismarck, North Dakota	5,684	5,914
Union Terrace (4)	August 2014	Lakewood, CO	—	8,425
Centennial Tech Center (4)	December 2014	Colorado Springs, Colorado	—	13,132
Arapahoe Center	December 2014	Centennial, Colorado	9,233	9,748
Union Town Center	December 2014	Colorado Springs, Colorado	9,345	9,612
West Fargo Industrial	August 2015	Fargo, North Dakota	7,061	7,212
300 N.P.	August 2015	Fargo, North Dakota	3,280	3,405
Research Parkway	August 2015	Colorado Springs, Colorado	2,438	2,512
One Park Center	August 2015	Westminster, Colorado	8,586	8,518
Highland Court (1)	August 2015	Centennial, Colorado	10,500	11,421
Shea Center II	December 2015	Highlands Ranch, Colorado	21,026	21,853
Presidio Property Trust, Inc. properties			123,744	151,741
Model Home properties (2)	2014 - 2020	AZ, FL, IL, PA, TX, WI	42,510	48,466
Total real estate assets and lease intangibles, net			$166,254	$200,207

(1)	Property held for sale as of December 31, 2020.
(2)	Includes seven Model Homes that are listed as held for sale as of December 31, 2020.
(3)	One of four buildings within this property was sold as of December 31, 2020.
(4)	This property was sold during the year ended December 31, 2020.

The Company’s commercial properties are leased to tenants under non-cancelable operating leases for which terms and expirations vary.  Future minimum rental revenues under existing leases on Office/Industrial and Retail Properties as of December 31, 2020 are expected to be as follows:

2021	$3,259,261
2022	3,406,500
2023	2,564,601
2024	1,211,331
2025	1,526,142
Thereafter	2,477,552
Totals	$14,445,387

The Company generally rents Model Home Properties to homebuilders under non-cancelable lease agreements with a term of 18 months with an option to extend in six months increments. Future minimum rental revenues under existing leases on Model Home Properties as of December 31, 2020 are expected to be as follows:

2021	$2,784,108
2022	696,768
$3,480,876

5. LEASE INTANGIBLES

Lease intangibles consist of the following:

	December 31, 2020			December 31, 2019
	Lease	Accumulated	Lease	Lease	Accumulated	Lease
	Intangibles	Amortization	Intangibles, net	Intangibles	Amortization	Intangibles, net
In-place leases	$3,136,587	$(2,757,530)	$379,057	$4,360,027	$(3,283,027)	$1,077,000
Leasing costs	1,730,656	(1,510,559)	220,097	2,937,976	(2,002,711)	935,265
Above-market leases	333,485	(291,421)	42,064	333,485	(240,739)	92,746
	$5,200,728	$(4,559,510)	$641,218	$7,631,488	$(5,526,477)	$2,105,011

As of December 31, 2020 and 2019, gross lease intangible assets of $1.1 million and $3.4 million, respectively, were included in real estate assets held for sale. As of December 31, 2020 and 2019, accumulated amortization related to the lease intangible assets of $1.1 million and $2.4 million, respectively, were included in real estate assets held for sale.

The net value of acquired intangible liabilities was $0.1 million and $0.3 million relating to below-market leases as of December 31, 2020 and 2019, respectively.

Aggregate approximate amortization expense for the Company's lease intangible assets is as follows:

2021	$372,484
2022	202,479
2023	17,663
2024	17,663
2025	17,663
Thereafter	13,266
Total	$641,218

The weighted average amortization period for the intangible assets as of December 31, 2020 was approximately 1.6 years. Lease intangible assets are amortized over the term of the related lease and included as a reduction of rental income in the Statement of Operations.

6. OTHER ASSETS

Other assets consist of the following:

	December 31,	December 31,
	2020	2019
Deferred rent receivable	$1,912,048	$2,680,886
Prepaid expenses, deposits and other	299,187	601,897
Accounts receivable, net	541,885	1,336,122
Right-of-use assets, net	102,144	561,375
Other intangibles, net	142,483	212,932
Notes receivable	316,374	316,374
Deferred offering costs	108,660	—
Total other assets	$3,422,781	$5,709,586

7. MORTGAGE NOTES PAYABLE

Mortgage notes payable consisted of the following:

		Principal as of
		December 31,	December 31,	Loan	Interest
Mortgage note property	Notes	2020	2019	Type	Rate (1)	Maturity
Waterman Plaza	(3) (6)	$3,207,952	$3,274,097	Variable	4.25%	4/29/2021
World Plaza	(3) (5)	5,802,568	4,979,384	Variable	2.91%	7/5/2021
Garden Gateway Plaza	(3)	5,861,523	6,071,315	Fixed	5.00%	8/5/2021
300 N.P.		2,273,478	2,311,739	Fixed	4.95%	6/11/2022
Highland Court	(3)	6,274,815	6,424,366	Fixed	3.82%	9/1/2022
Dakota Center		9,900,279	10,111,693	Fixed	4.74%	7/6/2024
Union Terrace	(2)	-	6,240,396	Fixed	4.50%	8/5/2024
Centennial Tech Center	(2)	-	9,561,652	Fixed	4.43%	12/5/2024
Research Parkway		1,760,432	1,813,305	Fixed	3.94%	1/5/2025
Arapahoe Service Center		7,932,255	8,085,727	Fixed	4.34%	1/5/2025
Union Town Center		8,315,550	8,440,000	Fixed	4.28%	1/5/2025
One Park Centre		6,385,166	6,487,532	Fixed	4.77%	9/5/2025
Genesis Plaza		6,276,273	6,378,110	Fixed	4.71%	9/6/2025
Shea Center II		17,727,500	17,727,500	Fixed	4.92%	1/5/2026
Executive Office Park	(3)	2,985,998	4,839,577	Fixed	4.83%	6/1/2027
West Fargo Industrial		4,262,718	4,216,565	Fixed	3.27%	8/5/2029
Grand Pacific Center	(4)	3,738,142	3,851,962	Fixed	4.02%	8/1/2037
Subtotal, Presidio Property Trust, Inc. Properties		$92,704,649	$110,814,920

Model Home mortgage notes	(3)	28,083,356	32,644,129	Fixed	(7)	2021 - 2023
Mortgage Notes Payable		$120,788,005	$143,459,049
Unamortized loan costs		(758,309)	(1,066,057)
Mortgage Notes Payable, net		$120,029,696	$142,392,992

(1)	Interest rates as of December 31, 2020.
(2)	Property sold during the year ended December 31, 2020, see Footnote 3 above for further detail. One of four buildings at Executive Office Park were sold.
(3)	Properties held for sale as of December 31, 2020. Seven model homes were included as held for sale.
(4)	Interest rate is subject to reset on September 1, 2023.
(5)	Interest on this loan is ABR + 0.75% and LIBOR plus 2.75%. For the year-ended December 31, 2020, the weighted average interest rate was 3.37%.
(6)	Interest on this loan resets annually at LIBOR plus 3.00%, with a floor of 4.25%
(7)	Each Model Home has a stand-alone mortgage note at interest rates ranging from 2.5% to 5.6% at December 31, 2020.

The Company is in compliance with all conditions and covenants of its mortgage notes payable.

Scheduled principal payments of mortgage notes payable are as follows:

	Presidio Property	Model
	Trust, Inc.	Homes	Total Principal
Years ending December 31:	Notes Payable	Notes Payable	Payments
2021	$16,385,688	$10,169,248	$26,554,936
2022	9,780,330	11,735,522	21,515,852
2023	1,493,749	6,178,586	7,672,335
2024	10,447,888	—	10,447,888
2025	28,902,297	—	28,902,297
Thereafter	25,694,697	—	25,694,697
Total	$92,704,649	$28,083,356	$120,788,005

8. NOTE PAYABLE

On September 17, 2019, the Company executed a Promissory Note pursuant to which Polar Multi-Strategy Master Fund (“Polar”), extended a loan in the principal amount of $14.0 million to the Company ("Polar Note"). The Polar Note bears interest at a fixed rate of 8% per annum and requires monthly interest-only payments. On September 1, 2020, we extended the maturity of the Polar Note from October 1, 2020 to March 31, 2021, at which time the entire outstanding principal balance of $8.8 million and accrued and unpaid interest will be due and payable. On September 30, 2020, we paid the extension or renewal fee, which was 4% of the unpaid principal balance.  The Company may repay the Polar Note at any time, subject to the payment of an Optional Redemption Fee (as defined in the Note), if applicable. Such fee is not applicable to repayments made from the proceeds of property sales.

The principal balance of the Note as of December 31, 2020 consists of cash received, less cash repayments from property sales of $6.3 million and Original Issue Discount ("OID") of $1.4 million. The OID was recorded on the accompanying consolidated balance sheets as a direct deduction from the principal of the Note and was recognized as interest expense over the term of the Note commencing on September 17, 2019 through October 1, 2020. There was no unrecognized OID as of December 31, 2020. The accretion of the OID recognized during the year ended December 31, 2020 was $1.0 million.

The Company incurred approximately $1.1 million in legal and underwriting costs related to the transaction. These costs have been recorded as debt issuance costs on the accompanying consolidated balance sheets as a direct deduction from the principal of the Note and are being amortized over the term of the Note. Amortization expense totaling approximately $0.9 million was included in interest expenses for the year ended December 31, 2020, in the accompanying condensed consolidated statements of operations. The unamortized debt issuance costs related to the 4% renewal fee for the loan extension totaled $0.4 million to be amortized over the extended term of the Note, of which the Company recognized $0.2 million through December 31, 2020.

Under the terms of the Polar Note, the Company is subject to certain financial covenants including maintaining a debt to property fair value ratio of no greater than 75%. As of December 31, 2020, the Company is in compliance with such covenants.

On April 22, 2020, the Company received an Economic Injury Disaster Loan ("EIDL") of $10,000 from the Small Business Administration ("SBA") which will provide economic relief during the COVID-19 pandemic. This loan advance is not required to be repaid, has no stipulations on use, and has been recorded as fees and other income in the Condensed Consolidated Statements of Operations during fiscal 2020. On August 17, 2020 we received an additional EIDL of $0.2 million, for which principal and interest payments are deferred for twelve months from the date of issuance, and interest accrues at 3.75% per year. The loan matures on August 17, 2050. We utilized the funds for general corporate purposes to alleviate economic injury caused by the COVID-19 pandemic, which economic injury included abating or deferring rent to certain tenants (primarily retail tenants).

On April 30, 2020, the Company received a Paycheck Protection Program ("PPP") loan of $0.5 million from the SBA which will provide additional economic relief during the COVID-19 pandemic. The PPP loan, less the $10,000 related to the EIDL received on April 22, 2020, was forgiven by the SBA prior to December 31, 2020 and the remaining $10,000 was fully forgiven in January 2021 upon repeal of the EIDL holdback requirements. On June 5, 2020, the period over which the loan could be utilized was extended to 24 weeks. The unforgiven portion of the PPP loan was recorded in accounts payable and accrued liabilities on the Consolidated Balance Sheets as of December 31, 2020, while the forgiven portion was recorded a gain on extinguishment of debt in the Consolidated Statement of Operations. We have used the funds to cover payroll related costs.

9. SERIES B MANDATORILY REDEEMABLE PREFERRED STOCK

During the year ended December 31, 2019, the Company redeemed all of its remaining 16,900 shares of its Series B Preferred Stock for $16.9 million. As of December 31, 2020 and December 31, 2019, no Series B Preferred Stock remained issued or outstanding. Amortization expense of $0.1 million was included in interest expense for the year ended December 31, 2019, and no related amortization expense was incurred during the year ended December 31, 2020 in the accompanying condensed consolidated statements of operations. There were no unamortized deferred costs as of December 31, 2020 and 2019.

10. COMMITMENTS AND CONTINGENCIES

The Company is obligated under certain tenant leases to fund tenant improvements and the expansion of the underlying leased properties.

Litigation. From time to time, we may become involved in various lawsuits or legal proceedings which arise in the ordinary course of business. Neither the Company nor any of the Company’s properties are presently subject to any material litigation nor, to the Company’s knowledge, is there any material threatened litigation.

Environmental Matters. The Company monitors its properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist, the Company is not currently aware of any environmental liability with respect to the properties that would have a material effect on the Company’s financial condition, results of operations and cash flow. Further, the Company is not aware of any environmental liability or any unasserted claim or assessment with respect to an environmental liability that the Company believes would require additional disclosure or recording of a loss contingency.

11. STOCKHOLDERS’ EQUITY

Preferred Stock. The Company is authorized to issue up to 1,000,000 shares of Preferred Stock (the “Preferred Stock”). The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of the Preferred Stock, to determine the designation of any such series, and to determine or alter the rights granted to or imposed upon any wholly unissued series of Preferred Stock including the dividend rights, dividend rate, conversion rights, voting rights, redemption rights (including sinking fund provisions), redemption price, and liquidation preference. As of December 31, 2020 and December 31, 2019, no Series B Preferred Stock remained issued or outstanding.

Common Stock. The Company is authorized to issue up to 100,000,000 shares of Series A Common Stock, 1,000 shares of Series B Common Stock and 9,000,000 shares of Series C Common Stock (collectively, the “common stock”) each with a $0.01 par value. The common stock have identical rights, preferences, terms and conditions except that the Series B Common Stockholders are not entitled to receive any portion of Company assets in the event of Company liquidation. There have been no Series B or Series C Common Stock issued. Each share of Common Stock entitles the holder to one vote. The Common Stock is not subject to redemption and it does not have any preference, conversion, exchange or pre-emptive rights. The articles of incorporation contain a restriction on ownership of the Common Stock that prevents one person from owning more than 9.8% of the outstanding shares of common stock.

Cash Dividends. For the year ended December 31, 2020, the Company declared and paid cash dividends of $1.0 million at a rate of $0.10 per share. For the year ended December 31, 2019 the Company declared and paid $1.1 million and $2.2 million, respectively at a rate of $0.12 per share.

Partnership Interests. Through the Company, its subsidiaries and its partnerships, we own 15 commercial properties in fee interest, two of which we own partial interests in through our holdings in various affiliates in which we serve as general partner, member and/or manager. We purchased the partnership interest in one limited partnership that owned one property during 2016. Each of the limited partnerships is referred to as a “DownREIT.” In each DownREIT, we have the right, through put and call options, to require our co-investors to exchange their interests for shares of our common stock at a stated price after a defined period (generally five years from the date they first invested in the entity’s real property), the occurrence of a specified event or a combination thereof. The Company is a limited partner in four partnerships and sole stockholder in one corporation, which entities purchase and leaseback model homes from homebuilders.

During the year ended December 31, 2020, the Company exercised two put options with a limited partner in two limited partnerships and exchanged a total of 59,274 shares of the Company’s Series A Common Stock for the limited partner’s partnership interests, resulting in an increase in ownership interest of each limited partnership by the Company. As part of this non-cash equity transaction, the Company reclassified $1.2 million in minority interest to common stock and additional paid in capital on the Condensed Consolidated Balance Sheets.

Dividend Reinvestment Plan. The Company had adopted a distribution reinvestment plan that allowed stockholders to have dividends or other distributions otherwise distributable to them invested in additional shares of Company common stock. The Company registered 3,000,000 of common stock pursuant to the dividend reinvestment plan. The purchase price per share is 95% of the price the Company was formerly selling its shares for $10.00 per share. No sales commission or dealer manager fee will be paid on shares sold through the dividend reinvestment plan. The Company may amend, suspend or terminate the dividend reinvestment plan at any time. Any such amendment, suspension or termination will be effective upon a designated dividend record date and notice of such amendment, suspension or termination will be sent to all participants at least 30 days prior to such record date. The dividend reinvestment plan became effective on January 23, 2012, was suspended on December 7, 2019 and adopted on October 6, 2020 in connection with our IPO, updated to reflect a change in transfer agent and registrar. No dividend reinvestments were made for the year ended December 31, 2020. As of December 31, 2020, approximately $17.4 million or 1,834,147 shares of common stock have been issued under the dividend reinvestment plan to date.

12. SHARE-BASED INCENTIVE PLAN

The Company maintains a restricted stock incentive plan for the purpose of attracting and retaining officers, key employees and non-employee board members. Share awards vest in equal annual installments over a three to ten year period from date of issuance. Non-vested shares have voting rights and are eligible for any dividends paid to common shares. The Company recognized compensation cost for these fixed awards over the service vesting period, which represents the requisite service period, using the straight-line method. Prior to our IPO, the value of non-vested shares was calculated based on the offering price of the shares in the most recent private placement offering of $20.00, adjusted for stock dividends since granted and assumed selling costs, which management believed approximated fair market value as of the date of grant. Upon our IPO, the value of non-vested shares granted is calculated based on the closing price of our common stock on the date of the grant.

A summary of the activity for the Company’s restricted stock was as follows:

Common Shares
Outstanding shares:
Balance at December 31, 2019	125,943
Granted	91,173
Forfeited	(4,599)
Vested	(86,327)
Balance at December 31, 2020	126,190

The non-vested restricted shares outstanding as of December 31, 2020 will vest over the next one to seven years.

The value of non-vested restricted stock granted for the years ended December 31, 2020 and 2019 was approximately $0.9 million and $1.7 million, respectively.

Share-based compensation expense for the years ended December 31, 2020 and 2019 was approximately $1.1 million and $0.8 million, respectively.

13. SEGMENTS

The Company’s reportable segments consist of the three types of commercial real estate properties for which the Company’s decision-makers internally evaluate operating performance and financial results: Office/Industrial Properties, Model Homes and Retail Properties. The Company also has certain corporate level activities including accounting, finance, legal administration and management information systems which are not considered separate operating segments. The accounting policies of the reportable segments are the same as those described in Note 2. There is no significant intersegment activity.

The Company evaluates the performance of its segments based upon net operating income (“NOI”), which is a non-GAAP supplemental financial measure. The Company defines NOI for its segments as operating revenues (rental income, tenant reimbursements and other operating income) less property and related expenses (property operating expenses, real estate taxes, insurance, asset management fees, impairments and provision for bad debt) excluding interest expense. NOI excludes certain items that are not considered to be controllable in connection with the management of an asset such as non-property income and expenses, depreciation and amortization, real estate acquisition fees and expenses and corporate general and administrative expenses. The Company uses NOI to evaluate the operating performance of the Company’s real estate investments and to make decisions about resource allocations.

The following tables reconcile the Company’s segment activity to its results of operations and financial position as of and for the years ended December 31, 2020 and 2019, respectively.

	For the Year Ended December 31,
	2020	2019
Office/Industrial Properties:
Rental, fees and other income	$17,580,472	$21,490,215
Property and related expenses	(7,977,561)	(9,317,720)
Net operating income, as defined	9,602,911	12,172,495
Model Home Properties:
Rental, fees and other income	4,251,980	4,194,489
Property and related expenses	(202,667)	(193,367)
Net operating income, as defined	4,049,313	4,001,122
Retail Properties:
Rental, fees and other income	2,971,125	2,956,407
Property and related expenses	(2,368,906)	(899,487)
Net operating income, as defined	602,219	2,056,920
Reconciliation to net loss:
Total net operating income, as defined, for reportable segments	14,254,443	18,230,537
General and administrative expenses	(5,751,754)	(5,268,315)
Depreciation and amortization	(6,274,321)	(7,364,688)
Interest expense	(8,813,067)	(10,649,646)
Deferred offering costs	(530,639)	—
Other income (expense), net	(20,636)	117,037
Income tax expense	(370,884)	(611,263)
Gain on sale of real estate	1,245,460	6,319,272
Net loss	$(6,261,398)	$772,934

	December 31,	December 31,
Assets by Reportable Segment:	2020	2019
Office/Industrial Properties:
Land, buildings and improvements, net (1)	$99,120,649	$126,421,648
Total assets (2)	$100,046,782	$131,180,612
Model Home Properties:
Land, buildings and improvements, net (1)	$42,509,596	$48,466,371
Total assets (2)	$42,246,022	$51,389,400
Retail Properties:
Land, buildings and improvements, net (1)	$24,555,371	$25,318,601
Total assets (2)	$26,108,109	$26,588,254

Reconciliation to Total Assets:
Total assets for reportable segments	$168,400,913	$209,158,266
Other unallocated assets:
Cash, cash equivalents and restricted cash	2,149,088	1,591,041
Other assets, net	15,018,615	10,035,101
Total Assets	$185,568,616	$220,784,408

(1)	Includes lease intangibles and the land purchase option related to property acquisitions.
(2)	Includes land, buildings and improvements, current receivables, deferred rent receivables and deferred leasing costs and other related intangible assets, all shown on a net basis.

	For the Year Ended December 31,
Capital Expenditures by Reportable Segment	2020	2019
Office/Industrial Properties:
Capital expenditures and tenant improvements	$2,825,168	$6,373,464
Model Home Properties:
Acquisition of operating properties	10,161,613	13,037,562
Retail Properties:
Capital expenditures and tenant improvements	9,205	20,247
Totals:
Acquisition of operating properties, net	10,161,613	13,037,562
Capital expenditures and tenant improvements	2,834,373	6,393,711
Total real estate investments	$12,995,986	$19,431,273

14. SUBSEQUENT EVENTS

Dispositions

We disposed of the following properties subsequent to December 31, 2020:

•	Waterman Plaza was sold on January 28, 2021 for approximately $3.5 million.

•	Garden Gateway was sold on February 19, 2021 for approximately $11.2 million.

Notes Payable

On September 1, 2020, we extended the maturity of the Polar Note from October 1, 2020 to March 31, 2021 ("Maturity"), as of December 31, 2020, the outstanding principal balance was approximately $7.7 million. During the first quarter of 2021, prior to maturity, the Polar note was paid in full mainly from available cash on hand and proceeds of property sales as noted above.

Dividends

On February 23, 2021, our Board of Directors declared a dividend of $0.101 per share of Series A Common Stock, payable on March 16, 2021 to stockholders of record as of March 9, 2021.

Presidio Property Trust, Inc. and Subsidiaries

Schedule III - Real Estate and Accumulated Depreciation and Amortization – as of December 31, 2020

All amounts are in thousands		Initial Cost				Total Cost			(1)
Property Name/ Location	Encumbrances	Land Cost	Building & Improvements	Acquisition Price	Capitalized Improvements	Land Cost	Building & Improvements	Total Cost	Accumulated Depreciation & Amortization	Reserve for Impairment	NBV Real Estate	Date Acquired	Year Built/ Renovated
Garden Gateway, Colorado Springs, CO (2)	$5,861	$3,035	$12,091	$15,126	$3,329	$3,035	$10,874	$17,238	$5,774	$—	$11,464	03/07	1982/2006
Executive Park, Colorado Springs, CO (2)	2,986	583	8,815	10,081	1,473	583	5,561	7,617	2,510	—	5,107	07/08	2000
Genesis Plaza, San Diego, CA	6,276	1,400	8,600	10,000	2,625	1,400	8,323	12,348	3,697	—	8,651	08/10	1989
Dakota Center, Fargo, ND	9,900	832	8,743	9,575	1,306	832	9,960	12,098	3,500	—	8,598	05/11	1982
Grand Pacific Center, Bismarck, ND	3,738	413	4,926	5,339	904	413	6,099	7,416	1,732	—	5,684	03/14	1976
Arapahoe Center, Centennial, CO	7,932	1,420	10,430	11,850	2,078	1,420	8,857	12,355	3,122	—	9,233	12/14	2000
West Fargo Industrial, Fargo, ND	4,263	1,693	6,207	7,900	264	1,693	6,099	8,056	995	—	7,061	08/15	1998/2005
300 N.P., Fargo, ND	2,274	135	3,715	3,850	319	135	3,589	4,043	764	—	3,279	08/15	1922
Highland Court, Centennial, CO (2)	6,275	3,608	9,442	13,050	3,408	3,608	7,767	14,783	3,883	400	10,500	08/15	1984
One Park Centre, Westminster, CO	6,385	1,206	7,944	9,150	1,952	1,206	7,416	10,574	1,987	—	8,587	08/15	1983
Shea Center II, Highlands Ranch, CO	17,728	2,214	23,747	25,961	6,065	2,214	19,526	27,805	6,779	—	21,026	12/15	2000
Total Office/ Industrial properties	73,618	16,539	104,660	121,882	23,723	16,539	94,071	134,333	34,743	400	99,190

World Plaza , San Bernardino, CA (2)	5,803	1,698	6,232	7,930	1,761	1,698	8,758	12,217	2,246	700	9,271	09/07	1974
Waterman Plaza, San Bernardino, CA (2)	3,208	2,350	4,814	7,164	239	2,383	4,324	6,946	1,282	2,164	3,500	08/08	2008
Union Town Center, Colorado Springs, CO	8,316	1,750	9,462	11,212	513	1,750	8,932	11,195	1,851	—	9,344	12/14	2003
Research Parkway, Colorado Springs, CO	1,760	408	2,442	2,850	43	408	2,349	2,800	361	—	2,439	8/15/2016	2003
Total Retail properties	19,087	6,206	22,950	29,156	2,556	6,239	24,363	33,158	5,740	2,864	24,554

Model Homes -NDMHR, LP	974	534	2,047	2,581	—	534	2,047	2,581	197	—	2,384	2010-2016	2010-2016
Model Homes-DMH LP #202	3,149	741	4,238	4,979	—	741	4,238	4,979	337	—	4,642	2014-2019	2014-2019
Model Homes-DMH LP #203	5,271	1,600	7,132	8,732	—	1,600	7,132	8,732	441		8,291	2016-2020	2016-2020
Model Homes-DMH LP #204	5,385	1,412	6,787	8,199	—	1,412	6,787	8,199	345		7,854	2019-2020	2019-2020
Model Homes-DMH LP #205	5,214	1,461	6,287	7,748	—	1,461	6,287	7,748	179	—	7,569	2020	2020
Model Homes-DMH LP #206	1,696	294	2,181	2,475	—	294	2,181	2,475	27		2,448	2020	2020
Model Homes-NMH Inc.	6,394	1,510	8,190	9,700	—	1,510	8,190	9,700	378	—	9,322	2016-2020	2016-2020
Total Model Home properties	28,083	7,552	36,862	44,414	—	7,552	36,862	44,414	1,904	—	42,510
											—
CONSOLIDATED TOTALS:	$120,788	$30,297	$164,472	$195,452	$26,279	$30,330	$155,296	$211,905	$42,387	$3,264	$166,254

(1)     Depreciation is computed on a straight-line basis using useful lives up to 39 years.

(2)     Property held for sale as of December 31, 2020.

(3)     Waterman Plaza sold for approximately $3.5 million on January 28, 2021.

(4)     Garden Gateway sold for approximately $11.2 million on February 19, 2021.

Presidio Property Trust, Inc. and Subsidiaries

Schedule III - Real Estate and Accumulated Depreciation and Amortization (continued) – as of December 31, 2020

	For the Year Ended December 31,
	2020	2019
Real estate
Balance at the beginning of the year	$244,320,582	$254,675,874
Acquisitions	10,161,613	13,037,562
Improvements	2,834,367	6,393,711
Impairments	(1,730,851)	—
Dispositions of real estate	(46,944,545)	(29,786,565)
Balance at the end of the year	$208,641,166	$244,320,582
Accumulated depreciation and amortization
Balance at the beginning of the year	$(44,113,962)	$(43,567,809)
Depreciation and amortization expense	(5,938,958)	(6,693,613)
Dispositions of real estate	7,665,721	6,147,460
Balance at the end of the year	$(42,387,199)	$(44,113,962)

Real estate assets, net	$166,253,967	$200,206,620

Presidio Property Trust, Inc.

800,000 Shares

9.375% Series D Cumulative Redeemable Perpetual Preferred Stock

PROSPECTUS

Sole Book Running Manager
The Benchmark Company, LLC

Co- Managers
Aegis Capital Corp.	Colliers Securities LLC	Spartan Capital Securities, LLC

June 10, 2021